            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       BENEDEK COMMUNICATIONS CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 DELAWARE                                       6719                               36-4076007
       (STATE OR OTHER JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
             OF INCORPORATION)                       CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                            ------------------------

                                 100 PARK AVENUE
                            ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               A. RICHARD BENEDEK
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       BENEDEK COMMUNICATIONS CORPORATION
                                 100 PARK AVENUE
                            ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                 WITH A COPY TO:

                              PAUL S. GOODMAN, ESQ.
                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0700
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________


                            ------------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                     PROPOSED           PROPOSED
                                                                     MAXIMUM            MAXIMUM            AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES             AMOUNT TO BE     OFFERING PRICE       AGGREGATE         REGISTRATION
            TO BE REGISTERED                      REGISTERED        PER UNIT(1)     OFFERING PRICE(1)       FEE(1)
------------------------------------------------------------------------------------------------------------------------
11 1/2% Senior Exchangeable Preferred Stock...   $100,000,000          100.0%        $100,000,000          $29,500
------------------------------------------------------------------------------------------------------------------------
11 1/2% Exchange Debentures due  2007(2)......        --                 --                --                 --
========================================================================================================================

(1) Calculated pursuant to Rule 457(f).
(2) No separate consideration will be received for the exchange debentures.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 9, 1998

PROSPECTUS
                       BENEDEK COMMUNICATIONS CORPORATION

                        OFFER TO EXCHANGE ITS SHARES OF
            11 1/2% SENIOR EXCHANGEABLE PREFERRED STOCK, WHICH HAVE
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                   FOR ANY AND ALL OF ITS OUTSTANDING SHARES
                 OF 11 1/2% SENIOR EXCHANGEABLE PREFERRED STOCK

                   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM,
          NEW YORK CITY TIME, ON              , 1998, UNLESS EXTENDED

                            ------------------------

     Benedek Communications Corporation, a Delaware corporation (the 'Company'), hereby offers to exchange shares of its 11 1/2% Senior Exchangeable Preferred Stock (the 'Exchange Securities') which have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), pursuant to a Registration Statement of which this Prospectus is a part, for an equal number of outstanding shares of its 11 1/2% Senior Exchangeable Preferred Stock (the 'Existing Exchangeable Preferred Stock'), of which 100,000 shares are outstanding on the date hereof, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the 'Exchange Offer'). The Exchange Securities and Existing Exchangeable Preferred Stock are collectively hereinafter referred to as the 'Exchangeable Preferred Stock.' The terms of the Exchange Securities are identical in all material respects to those of the Existing Exchangeable Preferred Stock except (i) for certain transfer restrictions and registration rights relating to the Existing Exchangeable Preferred Stock and (ii) that, if by September 11, 1998, neither an Exchange Offer with respect to the Existing Exchangeable Preferred Stock has been consummated nor a Shelf Registration Statement (as defined) with respect to such Existing Exchangeable Preferred Stock has been declared effective, additional cash dividends will accumulate on each share of Existing Exchangeable Preferred Stock from and including September 12, 1998 until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of the Shelf Registration Statement at a rate of 0.50% per annum. The Exchange Securities will be issued pursuant to, and entitled to the benefits of, the Certificate of Designation for the Exchangeable Preferred Stock.

     Dividends on the Exchange Securities will accumulate from the date of the last payment (or deemed payment) of dividends on the Existing Exchangeable Preferred Stock or, if no such payment has been made (or deemed to have been made), from the date of original issuance of the Existing Exchangeable Preferred
Stock, and will be payable quarterly commencing                 , at a rate per
annum of 11 1/2% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to May 15, 2003, either in cash or by adding such dividends to the then effective liquidation preference of the Exchange Securities. The initial liquidation preference per share of the Exchange Securities will be the liquidation preference per share of the Existing Exchangeable Preferred Stock on the date of exchange therefor. The Exchangeable Preferred Stock is not redeemable until May 15, 2003. Thereafter, the Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part, at the redemption prices set forth herein plus accumulated and unpaid dividends to the date of redemption. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on May 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption.

                                                  (Cover continued on next page)
                            ------------------------
     Prior to the Exchange Offer, there has been no public market for the Existing Exchangeable Preferred Stock. If a market for the Exchange Securities should develop, such Exchange Securities could trade at a discount from the then effective liquidation preference per share. The Company currently does not intend to list the Exchange Securities on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the Exchange Securities is currently anticipated. There can be no assurance that an active public market for the Exchange Securities will develop.

     The Exchange Offer is not conditioned upon any minimum number of shares of Existing Exchangeable Preferred Stock being tendered for exchange pursuant to the Exchange Offer.
     SEE 'RISK FACTORS' ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                The date of this Prospectus is           , 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Cover continued from previous page)

     Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for the Company's 11 1/2% Exchange Debentures due 2008 ('the Exchange Debentures'). Interest on the Exchange Debentures will be payable at a rate of 11 1/2% per annum and will accrue from the Exchange Date (as defined). Interest on the Exchange Debentures will be payable semiannually in cash or, at the option of the Company with respect to interest payment dates occurring on or prior to May 15, 2003, in additional Exchange Debentures, in arrears on each May 15 and August 15, commencing on the first such date after the issuance of the Exchange Debentures. The Exchange Debentures mature on May 15, 2003. Thereafter, the Exchange Debentures are redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

     The Company will accept for exchange any and all shares of Existing Exchangeable Preferred Stock validly tendered and not withdrawn prior to the Expiration Date. The term 'Expiration Date' shall mean 5:00 pm, New York City
time, on              , 1998, unless the Company shall, in its sole discretion,
have extended the period of time for which the Exchange Offer is open, in which event the 'Expiration Date' shall mean the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. The Exchange Offer may be extended, terminated or amended as provided herein. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 pm, New York City time, on the date 60 days from the date of this Prospectus. The Exchange Offer is subject to certain customary conditions. See 'The Exchange Offer.'

     The Exchange Securities are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement (the 'Registration Rights Agreement') dated as of May 7, 1998 among the Company and TD Securities (USA) Inc. and BT Alex. Brown Incorporated, as the initial purchasers (the 'Initial Purchasers'), with respect to the initial sale of the Existing Exchangeable Preferred Stock. Based on interpretations by the staff of the Securities and Exchange Commission (the 'SEC') in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer in exchange for Existing Exchangeable Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of Exchange Securities received in exchange for shares of Existing Exchangeable Preferred Stock where such shares of Existing Exchangeable Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of shares of Existing Exchangeable Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any shares of Existing Exchangeable Preferred Stock with respect to the Exchange Offer, the Company will promptly return such shares of Existing Exchangeable Preferred Stock to the holders thereof. See 'The Exchange Offer.'

                             [Chart of Stations]

                             AVAILABLE INFORMATION

     The Company has filed with the SEC a Registration Statement (which term shall include any amendment thereto) on Form S-4 under the Securities Act, with respect to the Exchange Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Exchange Securities, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be obtained as noted below. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified by such reference.

     The Registration Statement and the exhibits and schedules thereto filed by the Company with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of all or part of such materials can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

     Following consummation of the Exchange Offer, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), during the current fiscal year by reason of the public offering and the issuance of the Exchange Securities. In accordance with the Exchange Act, the Company will file with the SEC the reports and other information required to be filed under the Exchange Act. The Company anticipates, however, that it may not be subject to the reporting requirements of the Exchange Act in future fiscal years pursuant to Section 15(d) of the Exchange Act; however, the Certificate of Designation governing the Exchangeable Preferred Stock provides that the Company must continue to file with the SEC copies of the annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act so long as the Exchange Securities are outstanding.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES 'FORWARD-LOOKING STATEMENTS' WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS 'MAY,' 'WILL,' 'EXPECT,' 'INTEND,' 'ESTIMATE,' 'ANTICIPATE,' 'BELIEVE,' OR 'CONTINUE' OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ('CAUTIONARY STATEMENTS') ARE DISCLOSED UNDER 'RISK FACTORS' AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                              CERTAIN DEFINITIONS

     As used in the Prospectus, unless the context otherwise requires:

     Acquired Stations refers collectively to the Stauffer Stations and the Brissette Stations;

     Acquisitions refers collectively to the acquisitions of the Acquired Stations;

     Adjusted EBITDA refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights;

     Adjusted EBITDA margin refers to Adjusted EBITDA divided by net revenues;

     Benedek Broadcasting refers to Benedek Broadcasting Corporation, a Delaware corporation which is a wholly-owned subsidiary of the Company, and its subsidiary (BLC);

     Benedek Stations refers to the nine network-affiliated television stations owned by Benedek Broadcasting prior to consummation of the Acquisitions on June 6, 1996;

     BLC refers to Benedek License Corporation, a Delaware corporation which is a wholly-owned subsidiary of Benedek Broadcasting, and which holds all of the licenses and authorizations issued by the FCC for the operation of all the Stations;

     Brissette refers to Brissette Broadcasting Corporation and its wholly-owned subsidiaries;

     Brissette Stations refers to the eight network-affiliated television stations owned by Brissette prior to June 6, 1996 when such stations were acquired by Benedek Broadcasting;

     Broadcast cash flow or BCF refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less cash payments for program broadcast rights;

     Broadcast cash flow margin refers to broadcast cash flow divided by net revenues;

     Commission or SEC refers to the Securities and Exchange Commission;

     Company refers to Benedek Communications Corporation, a Delaware corporation which is the sole stockholder of Benedek Broadcasting;

     Contingent Warrants refers to 888,000 warrants, each to purchase one share of Class A Common Stock of the Company;

     Credit Agreement refers to the Amended and Restated Credit Agreement, dated as of December 17, 1997, as amended, among Benedek Broadcasting, as borrower, the Company, the Lenders referred to therein and Bankers Trust Company, as agent, pursuant to which Benedek Broadcasting borrowed $110.8 million in term loans (the 'Term Loan Facilities') and may borrow up to $15.0 million in revolving credit loans (the 'Revolving Credit Facility');

     Exchange Securities refers to the exchange shares of 11 1/2% Senior Exchangeable Preferred Stock being offered in the Exchange Offer;

     Exchangeable Preferred Stock refers collectively to the Exchange Securities and the Existing Exchangeable Preferred Stock;

     Existing Exchangeable Preferred Stock refers to the 11 1/2% Senior Exchangeable Preferred Stock issued by the Company on May 14, 1998;

     FCC refers to the Federal Communications Commission;

     GECC refers to General Electric Capital Corporation;

     Initial Warrants refers to 600,000 warrants, each to purchase one share of Class A Common Stock of the Company;

     Offering refers to the offering of the Existing Exchangeable Preferred Stock which was consummated on May 14, 1998;

     Old Exchangeable Preferred Stock refers to the 15.0% Exchangeable Redeemable Senior Preferred Stock issued by the Company on June 5, 1996 and redeemed on June 8, 1998;

     Same Station data refers to the historical results of operations of all the Stations currently owned by the Company as if such Stations were owned by the Company throughout the periods with pro forma adjustments only for corporate expenses, depreciation and amortization;

     Seller Junior Discount Preferred Stock refers to the preferred stock issued by the Company to GECC and Mr. Paul Brissette, the sellers of the Brissette Stations;

     Senior Secured Notes refers to the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting;

     Senior Subordinated Discount Notes refers to the 13 1/4% Senior Subordinated Discount Notes due 2006 of the Company;

     Stations refers collectively to the Benedek Stations, the Acquired Stations and the two low-power stations acquired by Benedek Broadcasting in August 1997;

     Stauffer refers to Stauffer Communications, Inc.;

     Stauffer Stations refers to the five network-affiliated television stations (and four satellite stations) owned by Stauffer prior to June 6, 1996 when such stations were acquired by Benedek Broadcasting;

     Units refers to the Units issued by the Company, each consisting of ten shares of Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants;

     Warrants refers to the Initial Warrants and the Contingent Warrants; and

     Warrant Shares refers to the shares of the Company's Class A Common Stock issuable upon exercise of the Warrants.

     Adjusted EBITDA and broadcast cash flow data have been included herein because such data is used by certain investors to measure a company's ability to service debt. Adjusted EBITDA and broadcast cash flow do not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements of the Company are not measures of financial performance under generally accepted accounting principles ('GAAP') and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP.

                            MARKET AND INDUSTRY DATA

     As used in the Prospectus:

     designated market area ('DMA') or market area is defined as a specific geographic market designated by A.C. Nielsen Company ('Nielsen') for the sale of national 'spot' and local advertising time sales;

     market rank means the ranking of the DMA among all markets, measured by the number of television households in each DMA, as listed in the February 1998 Nielsen Station Index reports;

     number of commercial stations in market represents the number of television broadcasting stations in the market, excluding public, low-power and national cable stations, according to the February 1998 Nielsen Station Index reports, except that for purposes of the Columbia, Missouri DMA the Company's two low-power stations are treated as one commercial station;

     station rank in market is a station's rank in the market among all commercial stations in a station's market, measured by such station's average rating during the May, July and November 1997 and February 1998 ratings periods, Sunday through Saturday, 6:00 am to 2:00 am, unless another measurement period is referenced;

     a station's rating represents the number of households actually viewing the station as a percentage of the total potential audience in the DMA, measured by such station's average rating during the May, July and November 1997 and February 1998 ratings periods, Sunday through Saturday, 6:00 am to 2:00 am, unless another measurement period is referenced;

     a station's share represents the percentage of households actually viewing television which are viewing that station, measured by such station's average Nielsen share during the May, July and November 1997 and February 1998 ratings periods, Sunday through Saturday, 6:00 am to 2:00 am, unless another measurement period is referenced; and

     cable penetration means the percentage of all television households in a DMA subscribing to cable television service, according to the February 1998 Nielsen Station Index reports.

     All rank, rating and share information set forth in the Prospectus refers to the measurement periods May, July and November 1997 and February 1998 unless otherwise specified. See 'Business -- Rating Service Data.'

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and the notes thereto, included elsewhere in this Prospectus. As used herein, unless the context otherwise requires, the 'Company' means Benedek Communications Corporation and its subsidiaries. Certain capitalized terms used in this Prospectus are defined herein under the captions 'Certain Definitions' and 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Certain Definitions.'

                                  THE COMPANY

     The Company owns and operates 23 network-affiliated television stations in the United States. The Stations owned by the Company are diverse in geographic location and network affiliation, serve small to medium-sized markets and, in the aggregate, reach communities in 24 states. Twelve of the Stations are affiliated with CBS Inc. ('CBS'), six are affiliated with the American Broadcasting Company ('ABC'), four are affiliated with the National Broadcasting Company ('NBC') and one is affiliated with the Fox Television Network ('Fox'). Additionally, the Company has entered into agreements with The Warner Bros. Television Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which are outside of the 100 largest in the U.S., as measured by Nielsen.

     The Stations are located in markets ranked in size from 84 to 200 out of the 211 markets surveyed by Nielsen. The Company's broadcast signals reach approximately 2.9 million households, representing more than 20% of all television households in the markets which rank above 100. The Company believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate more attractive and stable Adjusted EBITDA than in large markets due to limited competition for viewers from other over-the-air broadcasters, from other media soliciting advertising expenditures and from other broadcasters purchasing syndicated programming. The Company targets small and medium-sized markets that have stable employment and population levels and a diverse base of employers. The markets targeted by the Company generally have population centers that share common community interests and are receptive to local programming. The Company believes that network affiliations with one of the four established networks provide each of its Stations with an established audience and reputation for national news, sports and entertainment programming. With the established audiences provided by network affiliations, management seeks to enhance the ratings of its local news and non-network programming and increase revenues while maintaining strict cost controls.

     The Company believes that the television industry is in a period of consolidation as a result of which a relatively small number of station operators will emerge as the leading television station group owners in the United States. This trend is likely to accelerate due to recent telecommunications legislation that eliminates restrictions on the number of television stations that any individual or entity may own so long as the aggregate audience reach does not exceed 35% of all United States households. The Company's growth strategy is to become one of the leading group owners of small to medium-sized market television stations in the United States. In connection therewith, in June 1996 the Company acquired five network-affiliated television stations from Stauffer and all of the capital stock of Brissette, which owned eight network-affiliated television stations. The Company believes that the Acquisitions have created economies of scale which have (i) improved its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks,
(ii) enabled it to exploit joint programming opportunities for regional news and sports programming and (iii) enhanced its ability to attract and retain strong Station management and on-air talent.

     The following table sets forth certain information for each of the Stations and the markets they serve:

                                                                      NUMBER OF
                                                                      COMMERCIAL
                                                                       STATIONS       STATION
                 MARKET        CALL                      NETWORK          IN          RANK IN           CABLE
  MARKET AREA     RANK      LETTERS     CHANNEL(A)     AFFILIATION      MARKET         MARKET        PENETRATION
--------------- --------                ----------     ------------   ----------    ------------    --------------
Madison,            84     WMTV(TV)         15             NBC             4              2                62%
  Wisconsin

Youngstown,         97         WYTV         33             ABC             3              2                72%
  Ohio

Springfield and    103     WWLP(TV)         22             NBC             2              1                82%
  Holyoke,
  Massachusetts

Lansing,           105      WILX-TV         10             NBC             4              2                66%
  Michigan

Peoria and         110     WHOI(TV)         19             ABC             4              3                71%
  Bloomington,
  Illinois

Santa Barbara,     115      KCOY-TV         12             CBS             3              2                82%
  Santa Maria
  and
  San Luis
  Obispo,
  California

Duluth,            134      KDLH-TV          3             CBS             3              1                50%
  Minnesota and
  Superior,
  Wisconsin

Rockford,          135      WIFR-TV         23             CBS             4              1                69%
  Illinois

Wausau and         136      WSAW-TV          7             CBS             3              1                53%
  Rhinelander,
  Wisconsin

Wheeling, West     138      WTRF-TV          7             CBS             2              2                77%
  Virginia and
  Steubenville,
  Ohio

Topeka, Kansas     139      WIBW-TV         13             CBS             3              1                73%

Wichita Falls,     144      KAUZ-TV          6             CBS             4              1                68%
  Texas and
  Lawton,
  Oklahoma

Columbia and       145     KMIZ(TV)         17             ABC             5              3                61%
  Jefferson
  City,
  Missouri

Columbia and       145        K02NQ(b)       2(b)          FOX             5(b)           4(b)             61%
  Jefferson        145        K11TB(b)      11(b)          FOX             5(b)           4(b)             61%
  City,
  Missouri

Odessa and         150      KOSA-TV          7             CBS             4              2                73%
  Midland,
  Texas

Quincy,            160      KHQA-TV          7             CBS             2              1                61%
  Illinois,
  Hannibal,
  Missouri
  and Keokuk,
  Iowa

Dothan, Alabama    173      WTVY-TV          4             CBS             3              1                69%
Panama City,       157      WTVY-TV          4             CBS             4              3                67%
  Florida

Harrisonburg,      177      WHSV-TV          3             ABC             1              1                74%
  Virginia

Bowling Green,     182      WBKO-TV         13             ABC             2              1                55%
  Kentucky

Meridian,          183      WTOK-TV         11             ABC             3              1                53%
  Mississippi

Parkersburg,       186      WTAP-TV         15             NBC             1              1                78%
  West Virginia

Cheyenne,          195      KGWN-TV          5             CBS             3              1(f)             73%(f)
  Wyoming and      195      KSTF-TV(c)      10             CBS              (e)            (f)                (f)
  Scottsbluff,     195      KTVS-TV(c)       3             CBS              (e)            (f)                (f)
  Nebraska

Casper and         200      KGWC-TV         14             CBS             3              2(g)             64%(g)
  Riverton,        200      KGWL-TV(d)       5             CBS              (e)            (g)                (g)
  Wyoming          200      KGWR-TV(d)      13             CBS              (e)            (g)                (g)

------------

(a)Channels 2 through 13 are broadcast over the very high frequency ('VHF') band of the broadcast spectrum and channels 14 through 69 are broadcast over the ultra high frequency ('UHF') band of the broadcast spectrum.

(b)K02NQ and K11TB are low-power broadcast television stations operated by KMIZ(TV) and distributed primarily via cable television. These two Stations began operating in September 1997 as a single entity operating from one facility and offering an identical programming schedule. Additionally, such Stations are treated as one station for purposes of determining the number of commercial stations in the market and rank in the market.

(c)Satellite station of KGWN-TV.

(d)Satellite station of KGWC-TV.

(e)Satellite stations are not considered distinct stations in this market for Nielsen purposes.

(f)Station Rank and Cable Penetration information for KGWN-TV includes data for satellite stations KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, as reported by Nielsen.

(g)Station Rank and Cable Penetration information for KGWC-TV includes data for satellite stations KGWL-TV, Lander, Wyoming and KGWR-TV, Rock Springs, Wyoming, as reported by Nielsen.

                                    STRATEGY

     The Company's senior management team, led by A. Richard Benedek, Chairman and Chief Executive Officer, and K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. In addition, the Company is supported by a strong team of senior vice presidents, who directly oversee the day-to-day operations of the Stations. The Company's primary operating strategy is to maximize each Station's advertising revenue through the production of local news, information and community-oriented programming that has broad audience appeal and value-added sales potential, while maintaining strict cost controls. Key elements of the Company's strategy include:

          LOCAL NEWS LEADERSHIP AND LOCAL PROGRAMMING. The Company concentrates its programming resources on local news and informational programming that distinguish its Stations in their respective markets. Management believes that strong, well-differentiated local news programming attracts high viewership levels, particularly of demographic groups that are appealing to both local and national advertisers, thereby allowing the Company to maximize advertising rates. In February 1998, 15 of the 23 Stations were the number one or two ranked news stations in their respective markets with respect to early news. During the same period, 17 of the 23 Stations were ranked number one or two with respect to late news in their respective markets. Since the Acquisitions in June 1996, the Company has added 59.5 total hours of local news programming per week to the Acquired Stations' programming schedules.

          SYNDICATED PROGRAMMING. The Company selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. The Company seeks to acquire programs that are available on a cost-effective basis for limited licensing periods, allow scheduling flexibility, complement each Station's overall programming mix and counter competitive programming. As a result of the limited competition from other broadcasters purchasing syndicated programming in the small and medium-sized markets served by the Company, cash programming expense as a percentage of net revenues for the Stations was 3.4% and 4.7% in 1996 and 1997, respectively, as compared to approximately 7.6% for all network-affiliated stations in 1996, the latest year for which information is available. In addition, since the Acquisitions, the Company has made significant changes to the Acquired Stations' syndicated programming schedules, including adding some of the most highly-rated programs to their current broadcast schedules, as well as obtaining the rights to several of the most highly sought after newly syndicated programs for the 1998 broadcast season.

          LOCAL SALES EMPHASIS. Management's sales strategy focuses on increasing the sale of local advertising by attracting new advertisers to television and increasing the amount of advertising dollars being spent by existing local advertisers. Management emphasizes local sales by operating professional local sales departments, utilizing extensive sales training programs, producing commercials for local clients, producing news and informational programming with local advertiser appeal and sponsoring or co-promoting local events and activities that give local advertisers unique value-added community identity.

          FINANCIAL PLANNING AND CONTROLS. Management emphasizes strict control of the Company's programming and operating costs as an important factor in increasing broadcast cash flow. The Company continually seeks to identify and implement cost savings opportunities. Furthermore, the Company maintains a detailed budgeting process and reviews performance relative to budget monthly with respect to both revenues and expenses, thereby enabling management to react promptly to changes in market conditions.

          FUTURE ACQUISITIONS AND OPPORTUNITIES. The Company has a long-term strategy to pursue additional acquisitions of broadcast television stations, primarily of network-affiliated stations in small to medium-sized markets where the Company believes it can successfully implement its operating strategy and where such stations can be acquired on financially acceptable terms. Additionally, the Company has entered into 10-year agreements with The Warner Bros. Television Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which are outside of the 100 largest in the U.S., as measured by Nielsen. The WeB is scheduled to begin service in September 1998. The Company does not have any agreements or understandings with respect to any acquisition as of the date of this Prospectus.

                              CORPORATE STRUCTURE

     The following is a summary of the Company's capital structure as of June 30, 1998.


                                    [Chart]

                               THE EXCHANGE OFFER

SECURITIES OFFERED.....................  Up to 100,000 shares of 11 1/2% Exchangeable Preferred Stock. The terms of the Exchange Securities and Existing Exchangeable Preferred Stock are
                                         identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing
                                         Exchangeable Preferred Stock and except for certain dividend provisions relating to the Existing Exchangeable Preferred Stock described below under ' -- Terms of the Exchange Securities.'

THE EXCHANGE OFFER.....................  The Exchange Securities are being offered in exchange for an equal number of shares of Existing Exchangeable Preferred Stock. The issuance of the Exchange Securities is intended to satisfy obligations of the
                                         Company contained in the Registration Rights Agreement.

EXPIRATION DATE; WITHDRAWAL OF
  TENDER...............................  The Exchange Offer will expire at 5:00 pm, New York City time, on
                                                     , 1998, or such later date and time to which it is extended by the Company. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 pm, New York City time, on the date 60 days from the date of this Prospectus. The tender of shares of Existing
                                         Exchangeable Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any shares of
                                         Existing Exchangeable Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the
                                         Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE
  OFFER................................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See 'The Exchange Offer -- Certain Conditions
                                         to the Exchange Offer.'

EXCHANGE OFFER PROCEDURES..............  Each holder of Existing Exchangeable Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the Letter of
                                         Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing
                                         Exchangeable Preferred Stock and any other required documentation, to the Exchange Agent (as defined) at one of the addresses set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the holder is not an 'affiliate' of the Company within the meaning of Rule 405 under the
                                         Securities Act, (ii) the Exchange Securities acquired pursuant to the
                                         Exchange Offer are being acquired in the ordinary course of the holder's business and (iii) such holder has no arrangement or understanding with any person to participate in a distribution of such Exchange Securities.
                                         See 'The Exchange Offer -- Exchange Offer Procedures.' Pursuant to the
                                         Registration Rights Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act (a 'Shelf Registration Statement') in respect of Existing Exchangeable Preferred Stock held by any holder which indicates in a Letter of Transmittal that it cannot make such representations to the Company and that it wishes to have its Existing
                                         Exchangeable Preferred Stock registered under the Securities Act.

USE OF PROCEEDS........................  There will be no proceeds to the Company from the exchange of Existing
                                         Exchangeable Preferred Stock for Exchange Securities pursuant to the
                                         Exchange Offer. Approximately $92.8 million of the proceeds received by the Company from the sale of the Existing Exchangeable Preferred Stock was used to redeem the Old Exchangeable Preferred Stock.

EXCHANGE AGENT.........................  IBJ Schroder Bank & Trust Company is serving as the Exchange Agent (the
                                         'Exchange Agent') in connection with the Exchange Offer.

FEDERAL INCOME TAX
  CONSEQUENCES.........................  The exchange of Existing Exchangeable Preferred Stock for Exchange
                                         Securities pursuant to the Exchange Offer will not be a taxable event for Federal income tax purposes. See 'Certain Federal Income Tax
                                         Consequences -- Exchange Offer.'

                        TERMS OF THE EXCHANGE SECURITIES

     The terms of the Exchange Securities are identical in all material respects to the Existing Exchangeable Preferred Stock, except (i) for certain transfer restrictions and registration rights relating to the Existing Exchangeable Preferred Stock and (ii) that, if by September 11, 1998 neither the Exchange Offer has been consummated nor a Shelf Registrations Statement has been declared effective, additional cash dividends will accumulate on each share of Existing Exchangeable Preferred Stock from and including September 12, 1998, until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of a Shelf Registration Statement at a rate of 0.50% per annum. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures.'

EXCHANGEABLE PREFERRED STOCK:
     Securities Offered................  100,000 shares of 11 1/2% Exchangeable Preferred Stock.
     Issuer............................  Benedek Communications Corporation.
     Dividends.........................  Dividends on the Exchange Securities will accumulate from the date of the last payment (or deemed payment) of dividends on the Existing
                                         Exchangeable Preferred Stock or, if no such payment has been made (or deemed to have been made), from the date of original issuance of the
                                         Existing Exchangeable Preferred Stock, and will be payable quarterly
                                         commencing      , at a rate per annum of 11 1/2% of the then effective
                                         liquidation preference per share. The Company, at its option, may pay dividends on any dividend payment date occurring on or before May 15,
                                         2003 either in cash or by adding such dividends to the then effective liquidation preference of the Exchangeable Preferred Stock.
     Liquidation Preference............  Initially equal to the liquidation preference per share of Existing
                                         Exchangeable Preferred Stock at the date of exchange, plus, without duplication, accumulated and unpaid dividends to the date of exchange.
     Optional Redemption...............  The Exchangeable Preferred Stock is not redeemable until May 15, 2003.
                                         Thereafter, the Exchangeable Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption.
                                         In addition, prior to May 15, 2001, the Company may, at its option, redeem up to 25% of the aggregate of (i) the liquidation preference of the Exchangeable Preferred Stock issued less the liquidation preference of Exchangeable Preferred Stock exchanged for Exchange Debentures and
                                         (ii) the principal amount of Exchange Debentures issued, at 111.50% of the then effective liquidation preference or principal amount, as applicable, with the net proceeds of one or more Public Equity Offerings
                                         (as defined) or Strategic Investments (as defined) or a Required
                                         Disposition (as defined); provided that at least $75,000,000 in liquidation preference or principal amount, as applicable, of such securities remains outstanding immediately after such redemption.
     Mandatory Redemption..............  The Company is required, subject to certain conditions, to redeem the
                                         Exchangeable Preferred Stock outstanding on May 15, 2008 at a redemption price equal to 100% of the then effective liquidation

                                         preference thereof plus accumulated and unpaid dividends to the date of redemption.
     Ranking...........................  The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all Junior Stock (as defined), including the Seller Junior Discount
                                         Preferred Stock, pari passu with all future Parity Stock (as defined)
                                         and junior to all future Senior Stock (as defined). See 'Risk
                                         Factors -- Ranking of Exchangeable Preferred Stock and Subordination of
                                         Exchange Debentures' and 'Description of the Exchangeable Preferred
                                         Stock and Exchange Debentures -- Exchangeable Preferred
                                         Stock -- Ranking.'
     Change of Control.................  In the event of a Change of Control (as defined), holders of
                                         Exchangeable Preferred Stock will have the right to require the Company to repurchase their Exchangeable Preferred Stock, in whole or in part, at a price equal to 101% of the then effective liquidation preference thereof plus all accumulated and unpaid dividends to the date of repurchase. There can be no assurance that the Company will have sufficient funds or be allowed under contractual limitations to repurchase all of the Exchangeable Preferred Stock in the event of a
                                         Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. See 'Risk
                                         Factors -- Control by Majority Stockholder; Change of Control Could
                                         Result in Default' and 'Description of the Exchangeable Preferred Stock
                                         and Exchange Debentures -- Exchangeable Preferred Stock -- Change of
                                         Control.'
     Voting Rights.....................  The Exchangeable Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein, including (i) amending certain rights of the holders of Exchangeable
                                         Preferred Stock and (ii) the issuance of any class of equity securities that ranks senior to the Exchangeable Preferred Stock. In addition, if the Company (i) fails to pay dividends in respect of six or more quarters in the aggregate, (ii) fails to make a mandatory redemption or a Change of Control Offer (as defined) or (iii) fails to comply with certain covenants or make certain payments on its Indebtedness (as defined), then holders of a majority of the outstanding shares of
                                         Exchangeable Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors and that number of directors constituting 25% of the Company's Board of Directors.
     Certain Covenants.................  The Certificate of Designation for the Exchangeable Preferred Stock
                                         contains certain covenants that, among other things, limit (i) the issuance of additional Indebtedness by the Company and its subsidiaries,
                                         (ii) the payment of dividends on, and redemption of, certain capital stock of the Company, (iii) investments in certain affiliates, (iv)
                                         sales of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all the Company's assets. See 'Description of the Exchangeable Preferred
                                         Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain
                                         Covenants.'
     Exchange Provision................  The Exchangeable Preferred Stock is exchangeable into the Exchange
                                         Debentures, at the Company's option, subject to certain conditions, in whole, but not in part, on any scheduled dividend payment date (the
                                         'Exchange Date').

EXCHANGE DEBENTURES:
     Debentures Which May Be Issued....  11 1/2% Exchange Debentures due 2008, issuable in exchange for the
                                         Exchangeable Preferred Stock in an initial aggregate principal amount equal to the then effective liquidation preference of Exchangeable
                                         Preferred Stock being exchanged, plus, without duplication, accumulated and unpaid dividends, if any, to the Exchange Date.
     Maturity..........................  May 15, 2008.

     Interest Payment Dates............  Interest will accrue from the Exchange Date and be payable semiannually in cash (or, at the option of the Company, on or prior to May 15, 2003, in additional Exchange Debentures) in arrears on each May 15 and
                                         November 15, commencing with the first such date after the Exchange
                                         Date.
     Optional Redemption...............  The Exchange Debentures are not redeemable until May 15, 2003.
                                         Thereafter, the Exchange Debentures are redeemable at the option of the
                                         Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date.
                                         In addition, prior to May 15, 2001, the Company may, at its option, redeem up to 25% of the aggregate of (i) the liquidation preference of the Exchangeable Preferred Stock issued less the liquidation preference of Exchangeable Preferred Stock exchanged for Exchange Debentures and
                                         (ii) the principal amount of Exchange Debentures issued, at 111.50% of the then effective liquidation preference or principal amount, as applicable, with the net proceeds of one or more Public Equity Offerings or Strategic Investments or a Required Disposition; provided that at least $75,000,000 in liquidation preference or principal amount, as applicable, of such securities remains outstanding immediately after such redemption.
     Ranking...........................  The Exchange Debentures will be unsecured obligations of the Company, subordinate to all existing and future senior debt and senior subordinated debt of the Company, including the obligations of the
                                         Company under its guarantee of the Credit Agreement and the Senior
                                         Secured Notes and its obligations with respect to the Senior
                                         Subordinated Discount Notes. The Exchange Debentures will in all respects rank pari passu with all other subordinated debt of the Company and senior to all capital stock of the Company, including the Seller
                                         Junior Discount Preferred Stock. See 'Risk Factors -- Ranking of
                                         Exchangeable Preferred Stock and Subordination of Exchange Debentures'
                                         and 'Description of the Exchangeable Preferred Stock and Exchange
                                         Debentures -- Exchange Debentures -- Ranking.'
     Change of Control.................  In the event of a Change of Control, the holders of the Exchange
                                         Debentures will have the right to require the Company to repurchase their Exchange Debentures at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds or be allowed under contractual limitations to repurchase all of the Exchange Debentures in the event of a Change of
                                         Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. See 'Risk Factors -- Control by
                                         Majority Stockholder; Change of Control Could Result in Default' and
                                         'Description of the Exchangeable Preferred Stock and Exchange
                                         Debentures -- Exchange Debentures -- Change of Control.'

     Certain Covenants.................  The indenture pursuant to which the Exchange Debentures will be issued
                                         (the 'Exchange Indenture') will contain certain covenants that, among other things, limit (i) the issuance of additional Indebtedness by the
                                         Company and its subsidiaries, (ii) the creation of certain liens on the assets of the Company and its subsidiaries, (iii) the Company from entering into certain sale and leaseback transactions, (iv) the payment of dividends on, and redemption of, certain capital stock of the
                                         Company, (v) investments in certain affiliates, (vi) sales of assets and subsidiary stock, (vii) transactions with affiliates and (viii)
                                         consolidations, mergers and transfers of all or substantially all of the
                                         Company's assets. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Certain Covenants.'
REGISTRATION REQUIREMENTS:               The Company has agreed to use its best efforts to consummate the
                                         Exchange Offer by September 11, 1998. In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange

                                         Offer is not consummated by September 11, 1998, and under certain other specified circumstances, the Company will use its best efforts to cause to become effective a Shelf Registration Statement with respect to the resale of the Existing Exchangeable Preferred Stock and to keep the
                                         Shelf Registration Statement effective until three years after the date of the original issuance of the Existing Exchangeable Preferred Stock.
                                         If the Company does not comply with its obligations with respect to the
                                         Exchange Offer or the Shelf Registration Statement, additional cash dividends will accumulate on each share of Existing Exchangeable
                                         Preferred Stock at a rate of 0.50% per annum until such obligations are satisfied. See 'The Exchange Offer -- Acceptance of Existing
                                         Exchangeable Preferred Stock for Exchange; Delivery of Exchange
                                         Securities.'

     For additional information regarding the Exchangeable Preferred Stock and Exchange Debentures, see 'Description of the Exchangeable Preferred Stock and Exchange Debentures.'

                                  RISK FACTORS

     Holders of shares of Existing Exchangeable Preferred Stock should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under 'Risk Factors' commencing on page 18.

                               OTHER INFORMATION

     The Company was incorporated under the laws of the State of Delaware on April 10, 1996. Benedek Broadcasting was incorporated under the laws of the State of Delaware on January 22, 1979. Benedek Broadcasting is a wholly-owned subsidiary of the Company. The principal executive offices of the Company and Benedek Broadcasting are located at 100 Park Avenue, Rockford, Illinois 61101. The telephone number at the executive offices is (815) 987-5350.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present summary historical financial information and operating information for the Company. The summary historical financial information for each year in the five-year period ended December 31, 1997 and as of and for the three-month periods ended March 31, 1997 and 1998 has been derived from the consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are included elsewhere herein (the 'Consolidated Financial Statements'). The summary historical information for the three months ended March 31, 1997 and 1998 has been derived from the Company's Unaudited Consolidated Financial Statements (the 'Unaudited Consolidated Financial Statements'), included elsewhere herein, which have not been audited, but which reflect, in the opinion of management, all adjustments that include only normal recurring adjustments necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any full year. This information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus. The pro forma information for the 12 months ended March 31, 1998, giving effect to the issuance of the Exchangeable Preferred Stock and the redemption of the Old Exchangeable Preferred Stock, has been derived from the Unaudited Consolidated Financial Statements for the three months ended March 31, 1998 and the unaudited consolidated financial statements for the nine months ended December 31, 1997.

                                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                           MARCH 31,
                                               --------------------------------------------------------    ----------------------
                                                 1993        1994      1995(A)     1996(B)       1997        1997         1998
                                               --------    --------    --------    --------    --------    ---------    ---------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
    Net revenues(c)..........................  $ 38,352    $ 44,221    $ 50,329    $ 96,386    $127,073    $ 28,078     $ 30,695
    Operating expenses:
        Station operating expenses...........    22,805      24,810      29,049      58,602      80,003      19,406       20,633
        Depreciation and amortization........     3,721       3,403       5,041      20,220      31,380       7,747        7,788
                                               --------    --------    --------    --------    --------    ---------    ---------
    Station operating income.................    11,826      16,008      16,239      17,564      15,690         925        2,274
    Corporate................................     1,249       1,309       1,576       2,696       3,787         696        1,377
    Special bonus, officer-
      stockholder............................     1,400       --          --          --          --          --           --
                                               --------    --------    --------    --------    --------    ---------    ---------
    Operating income.........................     9,177      14,699      14,663      14,868      11,903         229          897
                                               --------    --------    --------    --------    --------    ---------    ---------
    Financial expenses, net:
    Interest expense, net(d):
        Cash interest, net(e)................    (8,194)     (7,740)    (14,763)    (22,559)    (28,866)     (7,036 )     (6,817)
        Other interest.......................    (6,161)     (4,905)       (712)     (8,130)    (19,374)     (3,608 )     (4,021)
                                               --------    --------    --------    --------    --------    ---------    ---------
                                                (14,355)    (12,645)    (15,475)    (30,689)    (48,240)    (10,644 )    (10,838)
    Extraordinary item(f)....................     --          --          6,864       --          --          --           --
    Net income (loss)........................    (5,034)      2,044       6,052     (11,157)    (24,310)     (6,639 )     (6,131)
    Old Exchangeable Preferred Stock
      dividends and accretion................     --          --          --          7,462      15,198       3,444        4,202
    Premiums paid upon redemption of the Old
      Exchangeable Preferred Stock...........     --          --          --          --          --          --           --
    Exchangeable Preferred Stock
      dividends(e)...........................     --          --          --          --          --          --           --
    Seller Junior Discount Preferred Stock
      dividends..............................     --          --          --          2,057       3,839         932        1,008
    Net income (loss) applicable to
      common stock(e)........................  $ (5,034)   $  2,044    $  6,052    $(20,676)   $(43,347)   $(11,015 )   $(11,341)
                                               --------    --------    --------    --------    --------    ---------    ---------
                                               --------    --------    --------    --------    --------    ---------    ---------
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON
  SHARE:
    Earnings (loss) before extraordinary
      item...................................  $  (0.72)   $   0.29    $  (0.12)   $  (2.94)   $  (6.17)   $  (1.57 )   $  (1.53)
    Extraordinary item.......................     --          --           0.98       --          --          --           --
                                               --------    --------    --------    --------    --------    ---------    ---------
    Earnings (loss) per common share.........  $  (0.72)   $   0.29    $   0.86    ($ (2.94)   $  (6.17)   $  (1.57 )   $  (1.53)
                                               --------    --------    --------    --------    --------    ---------    ---------
                                               --------    --------    --------    --------    --------    ---------    ---------
    Weighted average common shares
      outstanding............................  7,030,000   7,030,000   7,030,000   7,030,000   7,030,000   7,030,000    7,400,000
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
STATEMENT OF CASH FLOW DATA:
    Net cash provided by (used in) operating
      activities.............................  $  4,926    $ 10,493    $  3,250    $ 17,843    $  8,471    $ (2,070 )   $     96
    Net cash (used in) investing
      activities.............................      (864)     (2,507)    (30,972)   (326,632)     (6,282)       (570 )     (1,961)
    Net cash provided by (used in) financing
      activities.............................    (6,951)     (7,037)     32,773     307,212      (7,632)       (587 )      2,312

                                                 PRO FORMA
                                               TWELVE MONTHS
                                                   ENDED
                                                 MARCH 31,
                                                   1998
                                               -------------
                                                (UNAUDITED)
                                               <
STATEMENT OF OPERATIONS DATA:
    Net revenues(c)..........................    $ 129,690
    Operating expenses:
        Station operating expenses...........       81,230
        Depreciation and amortization........       31,421
                                               -------------
    Station operating income.................       17,039
    Corporate................................        4,468
    Special bonus, officer-
      stockholder............................      --
                                               -------------
    Operating income.........................       12,571
                                               -------------
    Financial expenses, net:
    Interest expense, net(d):
        Cash interest, net(e)................      (28,192)
        Other interest.......................      (19,787)
                                               -------------
                                                   (47,979)
    Extraordinary item(f)....................      --
    Net income (loss)........................      (23,347)
    Old Exchangeable Preferred Stock
      dividends and accretion................      --
    Premiums paid upon redemption of the Old
      Exchangeable Preferred Stock...........       12,350
    Exchangeable Preferred Stock
      dividends(e)...........................       12,025
    Seller Junior Discount Preferred Stock
      dividends..............................        3,915
    Net income (loss) applicable to
      common stock(e)........................    $ (51,637)
                                               -------------
                                               -------------
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON
  SHARE:
    Earnings (loss) before extraordinary
      item...................................    $   (7.25)
    Extraordinary item.......................      --
                                               -------------
    Earnings (loss) per common share.........    $   (7.25)
                                               -------------
                                               -------------
    Weighted average common shares
      outstanding............................    7,123,000
                                               -------------
                                               -------------
STATEMENT OF CASH FLOW DATA:
    Net cash provided by (used in) operating
      activities.............................    $  11,092
    Net cash (used in) investing
      activities.............................       (7,673)
    Net cash provided by (used in) financing
      activities.............................       (4,733)

                                                  (table continued on next page)

(table continued from previous page)

                                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                           MARCH 31,
                                               --------------------------------------------------------    ----------------------
                                                 1993        1994      1995(A)     1996(B)       1997        1997         1998
                                               --------    --------    --------    --------    --------    ---------    ---------
                                                                                                                (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OTHER DATA:
    Broadcast cash flow(g)...................  $ 15,546    $ 19,627    $ 21,310    $ 38,865    $ 47,534    $  8,809     $ 10,008
    Broadcast cash flow margin(h)............      40.5%       44.4%       42.3%       40.3%       37.4%       31.4 %       32.6%
    Adjusted EBITDA(i).......................  $ 14,297    $ 18,318    $ 19,734    $ 36,169    $ 43,747    $  8,113     $  8,631
    Adjusted EBITDA margin(j)................      37.3%       41.4%       39.2%       37.5%       34.4%       28.9 %       28.1%
    Amortization of program broadcast
      rights.................................  $  2,179    $  2,104    $  2,162    $  4,399    $  6,401    $  1,559     $  1,698
    Payment for program broadcast rights.....     2,180       1,888       2,132       3,318       5,937       1,422        1,752
    Capital expenditures.....................     1,278       1,161       2,008       5,393      10,833       1,355        2,817
    Adjusted EBITDA to interest expense......       1.0x        1.4x        1.3x        1.2x        0.9x        0.8 x        0.8x
    Adjusted EBITDA to interest expense plus
      Exchangeable Preferred Stock
      dividends..............................     --          --          --          --          --          --           --
    Total debt to Adjusted EBITDA(k).........       7.9x        5.9x        6.9x        9.9x        8.5x      --           --
    Total debt plus Exchangeable Preferred
      Stock to Adjusted EBITDA(k)............     --          --          --          --          --          --           --
    Earnings to fixed charges................     --            1.2x      --          --          --          --           --
    Earnings to fixed charges and preferred
      dividends..............................     --          --          --          --          --          --           --

                                                 PRO FORMA
                                               TWELVE MONTHS
                                                   ENDED
                                                 MARCH 31,
                                                   1998
                                               -------------
                                                (UNAUDITED)

OTHER DATA:
                                               <
    Broadcast cash flow(g)...................    $  48,733
    Broadcast cash flow margin(h)............         37.6%
    Adjusted EBITDA(i).......................    $  44,265
    Adjusted EBITDA margin(j)................         34.1%
    Amortization of program broadcast
      rights.................................    $   6,540
    Payment for program broadcast rights.....        6,267
    Capital expenditures.....................       12,295
    Adjusted EBITDA to interest expense......          0.9x
    Adjusted EBITDA to interest expense plus
      Exchangeable Preferred Stock
      dividends..............................          0.7x
    Total debt to Adjusted EBITDA(k).........          8.4x
    Total debt plus Exchangeable Preferred
      Stock to Adjusted EBITDA(k)............         10.7x
    Earnings to fixed charges................      --
    Earnings to fixed charges and preferred
      dividends..............................      --

                                                             AS OF DECEMBER 31,                      AS OF MARCH 31, 1998
                                            ----------------------------------------------------   ------------------------
                                              1993       1994     1995(A)    1996(B)      1997      ACTUAL      AS ADJUSTED
                                            --------   --------   --------   --------   --------   ---------    -----------
BALANCE SHEET DATA:
    Cash and cash equivalents.............. $  3,667   $  4,617   $  9,668   $  8,091   $  2,648   $   3,095     $   3,095
    Total assets...........................   72,818     73,621    114,453    495,015    468,495     458,047       458,047
    Total debt(k)..........................  112,874    107,607    135,767    358,234    370,917     377,528       372,241
    Old Exchangeable Preferred Stock.......    --         --         --        58,462     73,660      77,863        --
    Exchangeable Preferred Stock...........    --         --         --         --         --         --           100,000
    Seller Junior Discount Preferred
      Stock................................    --         --         --        47,057     50,896      51,904        51,904
    Stockholders' (deficit)................  (44,660)   (42,615)   (36,563)   (51,561)   (94,908)   (106,248)     (123,098)

------------

 (a) On March 31, 1995 the Company acquired WTVY-TV serving Dothan, Alabama and Panama City, Florida. The statement of operations and other data does not include information with respect to WTVY-TV prior to the date of acquisition.

 (b) On June 6, 1996 the Company acquired the Stauffer Stations and the Brissette Stations. The statement of operations and other data does not include information with respect to the Acquired Stations prior to the date of acquisition.

 (c) Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

 (d) Cash interest expense, net of interest income, includes cash interest paid and normal adjustments to accrued interest. Other interest expense includes accrued interest with respect to the Warrants, accrued interest with respect to the contingent equity value of the Company and long-term deferred interest, accrued interest added to long-term debt balances, deferred loan amortization and accretion of discounts.

 (e) The following adjustments have been applied to the financial data for the 12 months ended March 31, 1998 to reflect the Offering as if the Existing Exchangeable Preferred Stock was issued and the Old Exchangeable Preferred Stock was redeemed on April 1, 1997 with respect to the Statement of Operations Data and as of March 31, 1998 for the Balance Sheet Data:

                                                                                                             TWELVE MONTHS ENDED
                                                                                                               MARCH 31, 1998
                                                                                                             -------------------
Statement of Operations Data:
    Reduction in cash interest due to the application of $5,287 of net proceeds to reduce the outstanding
     Revolving Credit Facility balance....................................................................         $  (455)
    Preferred stock dividends and accretion eliminated on the Old Exchangeable Preferred Stock............         (15,198)
    Preferred stock dividends on the Exchangeable Preferred Stock with a dividend rate of 11 1/2% per
     annum................................................................................................          12,025

                                                                                                                    AS OF
                                                                                                               MARCH 31, 1998
                                                                                                             -------------------
Balance Sheet Data:
    Reduction of Revolving Credit Facility balance due to the net proceeds of the Offering................         $ 5,287
    Increase in redeemable preferred stock due to the Offering............................................          22,137
    Increase in stockholders' deficit due to premiums paid and accretion upon redemption of the Old
     Exchangeable Preferred Stock.........................................................................         (12,350)
    Decrease in additional paid-in capital due to payment of fees associated with the Offering............          (4,500)

 (f) The Company recorded an extraordinary gain from the early extinguishment of debt comprised of a gain of $11.1 million reduced by losses of $2.7 million of prepayment premiums and contingent payments and $1.5 million of unamortized debt discount and deferred loan costs.
 (g) Broadcast cash flow is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less payments for program broadcast rights. The Company has included broadcast cash flow data because such data is used by certain investors to measure a company's ability to service debt. Broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's Consolidated Financial Statements, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
 (h) Broadcast cash flow margin is defined as broadcast cash flow divided by net revenues.
 (i) Adjusted EBITDA is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less payments for program broadcast rights. The Company has included Adjusted EBITDA data because such data is used by certain investors to measure a company's ability to service debt. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's Consolidated Financial Statements, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
 (j) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.
 (k) Total debt is defined as notes payable and capital leases payable (including the current portion thereof), net of discount.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under 'Summary,' 'Risk Factors,' 'Selected Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- General,' 'Business -- Strategy,' 'Business -- Competition,' 'Business -- Federal Regulation of Television Broadcasting,' as well as in this Prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, holders of Existing Exchangeable Preferred Stock should consider carefully the following risk factors, in addition to all of the other information concerning the Company and its business contained in this Prospectus, before tendering their Existing Exchangeable Preferred Stock in the Exchange Offer, although the risk factors (other than the first risk factor) are generally applicable to the Existing Exchangeable Preferred Stock as well as the Exchange Securities.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of shares of Existing Exchangeable Preferred Stock who do not exchange their Existing Exchangeable Preferred Stock for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Exchangeable Preferred Stock as set forth in the legend thereon as a consequence of the issuance of the Existing Exchangeable Preferred Stock pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Exchangeable Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Exchangeable Preferred Stock under the Securities Act. Based on interpretations by the staff of the SEC in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

LEVERAGED FINANCIAL POSITION

     The Company has substantial indebtedness. As of March 31, 1998, the Company had outstanding total indebtedness of approximately $377.5 million, Old Exchangeable Preferred Stock with a liquidation preference of approximately $78.4 million and redeemable Seller Junior Discount Preferred Stock with a liquidation preference of $51.9 million. On May 14, 1998, the Company issued the Existing Exchangeable Preferred Stock with an initial liquidation preference of $100.0 million and used approximately $92.8 million of the net proceeds therefrom to redeem the Old Exchangeable Preferred Stock (including approximately $12.1 million representing premiums relating to the redemption) on June 8, 1998. The Company could incur additional indebtedness and issue additional preferred stock in the future, although the Certificate of Designation with respect to the Exchangeable Preferred Stock (the 'Certificate of Designation'), the Exchange Indenture, the Certificate of Designation with respect to the Seller Junior Discount Preferred Stock (together with the Certificate of Designation, the 'Certificates of Designation'), the Senior Subordinated Discount Note Indenture and the Credit Agreement limit the incurrence of additional indebtedness and the issuance of redeemable preferred stock by the Company and its subsidiaries and the Senior Secured Note Indenture (as defined) limits the incurrence of additional indebtedness by Benedek Broadcasting.

     The Company's high degree of leverage will have important consequences to holders of the Exchangeable Preferred Stock, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's Adjusted EBITDA will be required to fund the payment of the Company's interest expense and principal repayment obligations; (iii) the Company may be more highly leveraged than competing companies, which may place it at a competitive disadvantage; and (iv) the Company may be more vulnerable in the event of a downturn in its business. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

ABILITY TO SERVICE DEBT AND PREFERRED STOCK DIVIDENDS

     The ability of the Company to make scheduled payments or to refinance its obligations with respect to its indebtedness and redeemable preferred stock depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that its operating results will be sufficient for payment of its indebtedness or the redemption of preferred stock in the future.

     For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's earnings would have been insufficient to cover fixed charges by $36.3 million and $10.0 million, respectively, and earnings would have been insufficient to cover fixed charges and preferred stock dividends by $55.4 million and $15.2 million, respectively. For the 12 months ended March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company's earnings would have been insufficient to cover fixed charges and dividends on the Exchangeable Preferred Stock by $39.3 million. If non-cash charges to income for depreciation and amortization and non-cash interest were excluded, the Company's earnings from continuing operations for 1997 and the three months ended March 31, 1998 would have been sufficient to cover its fixed charges for such periods.

     The Senior Subordinated Discount Notes and the Senior Secured Notes are each scheduled to mature prior to the maturity date of the Exchangeable Preferred Stock. In order to repay the Senior Subordinated Discount Notes and the Senior Secured Notes at maturity, the Company will need to refinance all or a portion of the Senior Subordinated Discount Notes and Benedek Broadcasting or the Company will need to refinance all or a portion of the Senior Secured Notes. The Company's ability to refinance the Senior Subordinated Discount Notes and the Company's and Benedek Broadcasting's ability to refinance the Senior Secured Notes will depend upon Benedek Broadcasting's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond the Company's control. There can be no assurance that the Company or Benedek Broadcasting will be able to refinance the Senior Subordinated Discount Notes or the Senior Secured Notes, as the case may be, or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing.

     The Senior Subordinated Discount Notes do not bear interest until May 15, 2001, and the Company is not obligated to pay cash interest on the Senior Subordinated Discount Notes until November 15, 2001. In addition, for all dividend payment dates with respect to the Exchangeable Preferred Stock and interest payment dates with respect to the Exchange Debentures through and including May 15, 2003, the Company may, at its option, pay dividends by adding the amount thereof to the then effective liquidation preference of the Exchangeable Preferred Stock and pay interest on the Exchange Debentures by issuing additional Exchange Debentures. The Credit Agreement currently prohibits the Company from making cash payments with respect to dividends on the Exchangeable Preferred Stock and interest on the Exchange Debentures at any time. Accordingly, the Company currently intends not to pay cash dividends on the Exchangeable Preferred Stock or cash interest on the Exchange Debentures, as applicable, prior to May 15, 2003. In order for the Company to pay required cash dividends with respect to the Exchangeable Preferred Stock or cash interest on the Exchange Debentures, as the case may be, after May 15, 2003, the Company will need to amend the Credit Agreement or refinance the Term Loan Facilities and Revolving Credit Facility thereunder as well as need to substantially increase broadcast cash flow at the Stations. For all dividend payment dates with respect to the Seller Junior Discount Preferred Stock prior to October 1, 2001, the Company will pay such dividends by adding the amount thereof to the then effective liquidation preference of the Seller Junior Discount Preferred Stock. In order for the Company to meet its debt service obligations and pay required cash interest after May 15, 2001 with respect to the Senior Subordinated Discount Notes, and cash dividends from and after October 1, 2001 with respect to the Seller Junior Discount Preferred Stock, the Company will need to substantially increase broadcast cash flow at the Stations. The Company's debt service obligations, including scheduled principal amortization, in the 12 month period beginning May 15, 2001 would be approximately $62.8 million (assuming that there will not have been any mandatory or voluntary prepayments of any indebtedness prior to that time, assuming no incurrence of additional indebtedness and assuming a blended interest rate on the amounts then outstanding under the Credit

Agreement comparable to the rate the Company is currently paying). The Company's cash dividend payments during such period with respect to the Seller Junior Discount Preferred Stock would be approximately $10.1 million. However, there can be no assurance that the Company's broadcast cash flow will improve or improve in a sufficient degree to enable the Company to meet such obligations. The Credit Agreement restricts the Company's ability to sell assets and use the proceeds therefrom, and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to sell assets and use the proceeds therefrom. In the absence of such improvement, the Company could face liquidity problems and might be required to reduce its capital expenditures and overhead expenses or dispose of material assets or operations to meet its debt and preferred stock service and other obligations. There can be no assurance as to the ability of the Company to consummate such sales or that the proceeds which the Company could realize therefrom would be adequate to meet the obligations then due. Additionally, there can be no assurance that prior to May 15, 2003, the Company will be able to refinance the Credit Agreement or amend the terms thereof in order to permit cash dividends on the Exchangeable Preferred Stock or cash interest on the Exchange Debentures, as applicable.

     If the Company or Benedek Broadcasting is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness or, if the Company or Benedek Broadcasting otherwise fails to comply with the various covenants in such indebtedness (including covenants in the Credit Agreement), it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or Benedek Broadcasting or result in a bankruptcy of the Company or Benedek Broadcasting. Such defaults or any bankruptcy of the Company or Benedek Broadcasting resulting therefrom would have a material adverse effect on the value of the Exchangeable Preferred Stock.

RANKING OF EXCHANGEABLE PREFERRED STOCK AND SUBORDINATION OF EXCHANGE DEBENTURES

     The Exchangeable Preferred Stock ranks: (i) junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of the Company (other than the common stock and any preferred stock issued by the Company which by its terms is on parity with or junior to the Exchangeable Preferred Stock); (ii) pari passu with each other class or series of preferred stock issued by the Company after the Offering that specifically provides that such class or series will rank on a parity with the Exchangeable Preferred Stock; and (iii) senior in right of payment to the Seller Junior Discount Preferred Stock and all common stock and to each other class or series of preferred stock issued by the Company after the Offering that specifically provides that such series will rank junior to the Exchangeable Preferred Stock. The holders of the Exchangeable Preferred Stock have limited voting rights. See 'Description of the Exchangeable Preferred Stock and Exchange
Debentures -- Exchangeable Preferred Stock -- Ranking -- Voting Rights.'

     The Exchange Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt and senior subordinated debt of the Company, including the obligations of the Company under its guarantees of the Credit Agreement and the Senior Secured Notes and with respect to the Senior Subordinated Discount Notes. As of March 31, 1998, the aggregate principal amount of such Senior Debt (as defined) was approximately $372.3 million. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all such Senior Debt of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Exchange Debentures then outstanding. Additional indebtedness, including Senior Debt, may be incurred by the Company from time to time, subject to the terms of the Exchange Indenture. In addition, the Exchange Debentures will be structurally subordinated to any liabilities or obligations of the Company's subsidiaries, including Benedek Broadcasting. As of March 31, 1998, the aggregate debt of the Company's subsidiaries was $258.4 million. See 'Description of the Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Ranking.'

HOLDING COMPANY STRUCTURE

     The Company is a holding company that derives all of its operating income and cash flow from its sole subsidiary, Benedek Broadcasting, the common stock of which, together with all other assets of the Company has been pledged to secure the Company's senior guarantee of all indebtedness of Benedek Broadcasting outstanding under the Credit Agreement and in respect of the Senior Secured Notes. As a holding company, the Company's ability to pay its obligations, including its ability to pay cash dividends on the Exchangeable Preferred Stock and to redeem the Exchangeable Preferred Stock or pay cash interest on the Exchange

Debentures and to redeem the Exchange Debentures, as applicable, whether upon the mandatory redemption date of May 15, 2008, upon a Change of Control or otherwise, or to pay interest on the Company's Senior Subordinated Discount Notes, will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation.

     Under Delaware law the Company is permitted to pay dividends on its capital stock, including the Exchangeable Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess, if any, of the net assets of a company over the amount determined to be capital of such company. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Exchangeable Preferred Stock.

     Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, it does limit the Company's ability to pay dividends on the Exchangeable Preferred Stock and interest on the Exchange Debentures, as applicable. Additionally, the Senior Secured Note Indenture limits Benedek Broadcasting from paying dividends or making other payments to the Company. As of March 31, 1998, Benedek Broadcasting could have distributed approximately $188 million to the Company under such limitations.

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE EXCHANGEABLE PREFERRED STOCK AND EXCHANGE OF EXCHANGE DEBENTURES

     Distributions on the Exchangeable Preferred Stock will be taxable for Federal income tax purposes as ordinary dividend income (potentially eligible for the dividends-received deduction for certain U.S. corporate holders) only to the extent paid out of current or accumulated earnings and profits of the Company as determined for Federal income tax purposes. To the extent that the amount of such distributions exceeds the current or accumulated earnings and profits of the Company, such excess will reduce the holder's basis in the stock with respect to which the distribution is made (to the extent thereof), with any remaining excess treated as gain from the sale or exchange of such stock. The Company does not currently have any accumulated earnings and profits and there can be no assurance regarding the amount of current or accumulated earnings and profits of the Company in the future. As a result, there can be no assurance that the dividends-received deduction will apply to distributions on the Exchangeable Preferred Stock.

     The Company may, at its option and under certain circumstances, exchange Exchange Debentures for the Exchangeable Preferred Stock. Any such exchange will be a taxable event to holders of the Exchangeable Preferred Stock. Furthermore, the Exchange Debentures may be treated as having been issued with original issue discount ('OID') for Federal income tax purposes. Holders of Exchange Debentures may be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income.

     The Exchange Debentures may be subject to the rules for 'Applicable High Yield Discount Obligations' in which case the Company's deduction for OID on the Exchange Debentures will be substantially deferred, and a portion of such deduction may be disallowed.

     For a discussion of these and other relevant tax issues, see 'Certain Federal Income Tax Consequences.'

SENSITIVITY TO GENERAL ECONOMIC CONDITIONS

     The Company's operating results are sensitive to general economic conditions in the United States. Additionally, because the Company relies on sales of advertising time for substantially all of its revenues, the Company's operating results are and will be sensitive to local and regional economic conditions in each of the markets in which the Stations operate. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Competition.'

COMPETITION WITHIN THE TELEVISION INDUSTRY; DIGITAL ADVANCED TELEVISION

     The television broadcast industry faces competition for market share and advertising revenues from a variety of alternative media, including cable television, 'wireless' cable systems, direct broadcast satellite systems, telephone company video systems, radio, newspapers, computer on-line services, periodicals and other entertainment and advertising media.

     The ability of television broadcast stations to generate advertising revenues depends to a significant degree upon audience ratings. Technological innovation and the resulting proliferation of programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view and VCRs, have fragmented television viewing audiences and subjected television broadcast stations to new types of competition. During the past decade, cable television and independent stations have captured an increasing market share while overall viewership of network television has declined.

     Advances in technology may increase competition for household audiences and advertising revenues. Video compression techniques, now in use with direct broadcast satellites and in development for cable and 'wireless' cable, are expected to permit greater numbers of channels to be carried within existing bandwidths. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly-targeted audiences. Reduction in the cost of creating additional channel capacity may lower entry barriers for new channels and encourage the development of increasingly specialized 'niche' programming. This ability to reach highly-targeted audiences may alter the competitive dynamics for advertising expenditures.

     The FCC has recently assigned licenses to permit television broadcasters to provide digital advanced television ('DTV') services. DTV refers to improvements in image definition and sound quality (commonly known as high-definition television), as well as flexibility to provide additional-spectrum based services. The FCC has decided to issue a second channel to each television broadcaster to permit it to provide DTV over a transition period. Although in some cases a DTV channel may provide a station with a smaller geographic service area than its current channel, most stations are expected to obtain DTV service areas that are consistent with their current service areas. At the end of a transition period, each broadcaster is required to return to the FCC one of these two channels. This transition ultimately will permit broadcasters to provide higher quality services to their viewers and may permit broadcasters to compete more effectively with other digital video systems. However, constructing and operating a second television channel will require a substantial capital outlay for all of the Stations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. See 'Business -- Competition.'

     In addition, the Balanced Budget Act of 1997 requires (unless the FCC finds that certain conditions have not been met) broadcasters to return their analog channels on an expedited basis by 2006 to permit them to be reauctioned to new licensees. An expedited transition period could require the Company to end analog transmission before all its viewers (particularly those in the small and medium-sized markets which the Company serves) have purchased DTV-compatible reception equipment.

UNCERTAINTIES REGARDING LICENSE RENEWALS; POSSIBLE NEED TO DIVEST STATIONS

     The broadcasting industry is subject to significant regulation by the FCC pursuant to the Communications Act of 1934, as amended (the 'Communications Act'). FCC approval is required for the issuance, renewal and transfer of station operating licenses. The Company's business is dependent upon the retention and renewal of television broadcasting licenses from the FCC. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed upon their expiration. All of the Stations are presently operating under licenses expiring on various dates from 1998 to 2006. Currently, WIBW-TV, serving Topeka, Kansas; KAUZ-TV, serving Wichita Falls, Texas; KOSA-TV, serving Odessa, Texas; KGWN-TV, serving Cheyenne, Wyoming; and KGWC-TV, serving Casper, Wyoming, and its satellite stations KGWR-TV, serving Rock Springs, Wyoming, and KGWL-TV, serving Lander, Wyoming, have pending applications for license renewal. Pursuant to recent legislation, the term of each of these licenses will be extended to eight years upon ordinary course renewal. The United States Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) which could, directly or indirectly, affect the operations and ownership of the Stations. See 'Business -- Federal Regulation of Television Broadcasting.'

     The FCC's duopoly rule currently bars an entity from having an attributable interest in television stations in the same market or with overlapping Grade B service contours. However, pending resolution of an FCC proceeding that may result in the liberalization of this rule, the FCC may allow an entity to acquire an attributable interest in two stations in different markets with overlapping Grade B contours provided the stations' Grade A contours do not overlap. Based on this interim policy, the FCC has permitted common ownership by the Company of WTRF-TV, serving Wheeling, West Virginia and Steubenville, Ohio, and WYTV, serving Youngstown, Ohio, and of WTRF-TV and WTAP-TV, serving Parkersburg, West Virginia, subject to the outcome of the pending proceeding. In 1996, the FCC granted the Company authority to acquire WMTV(TV), serving Madison, Wisconsin, despite the overlap of Grade B and Grade A contours of that station with the Company's WIFR-TV, serving Rockford, Illinois, pursuant to a temporary waiver of the duopoly rule. Prior to the end of the waiver period in December 1996, the Company requested an extension of the waiver subject to the outcome of the pending proceeding, but has been informed that such relief is not currently available because of the partially overlapping Grade A contours. As an alternative, the Company has filed an application to transfer WMTV(TV) to a trust, which application is pending. The Company may be required to dispose of one of the two Stations to a third party within six months after the processing and the grant of the application. There can be no assurance that the FCC will act to liberalize the rule or that it will do so in time to avoid the Company's being required to divest certain Stations in order to eliminate any signal overlap. See 'Business -- Federal Regulation of Television
Broadcasting -- Multiple Ownership Restrictions.'

DEPENDENCE ON NETWORK AFFILIATION

     Each of the Stations is affiliated with either ABC, CBS, NBC or Fox. Viewership levels for each of the Stations are materially dependent upon programming provided by the Station's affiliated network. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future.

     Each of the Stations' network affiliation agreements currently runs for a period of two to ten years. WYTV, WBKO-TV, WTOK-TV and WHSV-TV, all of which are ABC affiliates, each have a five-year affiliation agreement which expires in 1999. KMIZ(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of its term upon 180 days' advance notice. WHOI(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2005 and which does not provide for renewals. Each of KDLH-TV, WIFR-TV, KHQA-TV, WTVY-TV, KGWN-TV, KGWC-TV, KCOY-TV, WIBW-TV, WSAW-TV, WTRF-TV, KAUZ-TV and KOSA-TV, all of which are CBS affiliates, has a ten-year affiliation agreement which expires in 2005 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. Each of WMTV(TV), WWLP(TV) and WILX-TV, all of which are NBC affiliates, has an affiliation agreement which expires in 2006 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. WTAP-TV, an NBC affiliate, operates under a five-year affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of any term upon 12 months' advance notice. K02NQ and K11TB, two low-power broadcast television stations operated by KMIZ(TV), are Fox affiliates. The low-power Stations' affiliation agreement expires July 31, 1999, and automatically continues until terminated by either party upon 120 days' advance notice.

     The Company has entered into 10-year agreements with The Warner Bros. Television Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which are outside the 100 largest in the U.S., as measured by Nielsen. The Company will be responsible for all local sales efforts for the new channel in its markets. The Company does not anticipate that it will be required to make any significant capital expenditures in connection with the development of the WeB, although there can be no assurance made with respect to the foregoing. Additionally, once implemented, there is no assurance that the WeB project will be successful in generating additional revenue for the Company.

     Although the Company expects to be able to renew these affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the network affiliation agreements would likely have a material adverse effect on the Company's results of operations. See 'Business -- Network Affiliation of the Stations.'

DEPENDENCE ON KEY PERSONNEL

     Certain of the executive officers of the Company, including A. Richard Benedek and K. James Yager, are especially important to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the business and operations of the Company, and there can be no assurance that the Company would be able to find replacements for such persons with comparable business experience.

CONTROL BY MAJORITY STOCKHOLDER; CHANGE OF CONTROL COULD RESULT IN DEFAULT

     A. Richard Benedek owns 87.4% of the outstanding common stock of the Company. Consequently, Mr. Benedek has the power to control the business and affairs of the Company by virtue of his power to elect all of the Company's directors and his voting power with respect to actions requiring stockholder approval. See 'Stock Ownership.' The Communications Act and FCC rules require the prior consent of the FCC to any change of control of the Company.

     A Change of Control (as defined in various debt instruments and the Certificates of Designation) could require the Company and Benedek Broadcasting to refinance substantial amounts of their indebtedness and preferred stock, including the Senior Subordinated Discount Notes, the Senior Secured Notes, the Term Loan Facilities and the Exchangeable Preferred Stock or Exchange Debentures, as the case may be. The Company's failure to refinance such indebtedness and preferred stock when required would result in a default under the Senior Subordinated Discount Note Indenture (as defined), the Senior Secured
Note Indenture and the Credit Agreement. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations. In addition, the Credit Agreement and the Senior Secured Note Indenture both contain provisions that may prohibit the Company from repurchasing the Exchangeable Preferred Stock or Exchange Debentures, as the case may be, upon a Change of Control. See 'Description of Indebtedness -- Credit Agreement' and ' -- Senior Secured Notes.'

FRAUDULENT CONVEYANCE

     Various state and Federal fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Debentures in favor of other existing or future creditors of the Company. If a court in a lawsuit commenced on behalf of any unpaid creditor of the Company, or by the Company as a Chapter 11 debtor in possession, or by a representative of the Company's creditors with standing were to find that, at the time the Company issued the Exchange Debentures, the Company (x) intended to hinder, delay or defraud any existing or future creditor or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Debentures and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transactions for which its remaining assets constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court may, upon appropriate proof, void the Company's obligations under the Exchange Debentures and void such transactions. In such event, claims of the holders of such Exchange Debentures could be subordinated to claims of the other creditors of the Company.

LACK OF PUBLIC MARKET FOR THE EXCHANGEABLE PREFERRED STOCK

     The Exchange Securities are being offered to the holders of shares of Existing Exchangeable Preferred Stock. The Offering of the Existing Exchangeable Preferred Stock was consummated on May 14, 1998 to a small number of institutional investors and is eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

     The Company does not intend to apply for a listing of the Exchange Securities on a securities exchange. There is currently no established market for the Exchange Securities and there can be no assurance as to the liquidity of markets that may develop for the Exchange Securities, the ability of the holders of the Exchange

Securities to sell their Exchange Securities or the price at which such holders would be able to sell their Exchange Securities. If such markets were to exist, the Exchange Securities could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the Exchange Securities also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The Company used approximately $92.8 million of the net proceeds from the Offering to redeem the Old Exchangeable Preferred Stock (including approximately $12.1 million representing premiums relating to the redemption) on June 8, 1998 and the balance for general corporate purposes, including the reduction of a portion of the Company's debt under the Revolving Credit Facility.

                            SELECTED FINANCIAL DATA

     The following tables present selected historical financial information and operating information for the Company. The selected historical financial information for each year in the five-year period ended December 31, 1997 and as of and for the three-month periods ended March 31, 1997 and 1998 has been derived from the Consolidated Financial Statements of the Company. The Consolidated Financial Statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are included elsewhere herein. The selected historical information for the three-month periods ended March 31, 1998 and 1997 has been derived from the Company's Unaudited Consolidated Financial Statements, included elsewhere herein, which have not been audited, but which reflect, in the opinion of management, all adjustments that include only normal recurring adjustments necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any full year. This information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus. The pro forma information for the 12 months ended March 31, 1998, giving effect to the issuance of the Exchangeable Preferred Stock and the redemption of the Old Exchangeable Preferred Stock, has been derived from the Unaudited Consolidated Financial Statements for the three months ended March 31, 1998, and the unaudited consolidated financial statements for the nine months ended December 31, 1997.

                                                                                                                     PRO FORMA
                                                                                             THREE MONTHS ENDED    TWELVE MONTHS
                                             YEAR ENDED DECEMBER 31,                             MARCH 31,             ENDED
                          -------------------------------------------------------------    ----------------------    MARCH 31,
                            1993         1994        1995(A)      1996(B)       1997         1997         1998         1998
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                                                                                                (UNAUDITED)         (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
    Net revenues(c)...... $  38,352    $  44,221    $  50,329    $  96,386    $ 127,073    $ 28,078     $  30,695    $ 129,690
    Operating expenses:
        Station operating
          expenses.......    22,805       24,810       29,049       58,602       80,003      19,406        20,633       81,230
        Depreciation and
          amortization...     3,721        3,403        5,041       20,220       31,380       7,747         7,788       31,421
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Station operating
      income.............    11,826       16,008       16,239       17,564       15,690         925         2,274       17,039
        Corporate........     1,249        1,309        1,576        2,696        3,787         696         1,377        4,468
        Special bonus,
   officer-stockholder...     1,400       --           --           --           --           --           --          --
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Operating income.....     9,177       14,699       14,663       14,868       11,903         229           897       12,571
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Financial expenses,
      net:
    Interest expense,
      net(d):
        Cash interest,
          net(e).........    (8,194)      (7,740)     (14,763)     (22,559)     (28,866)     (7,036 )      (6,817)     (28,192)
        Other interest...    (6,161)      (4,905)        (712)      (8,130)     (19,374)     (3,608 )      (4,021)     (19,787)
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                            (14,355)     (12,645)     (15,475)     (30,689)     (48,240)    (10,644 )     (10,838)     (47,979)
    Other, net...........       144          (10)      --           --           --           --           --          --
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                            (14,211)     (12,655)     (15,475)     (30,689)     (48,240)    (10,644 )     (10,838)     (47,979)
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Income (loss) before
      income tax
      benefit and
      extraordinary
      item(e)............    (5,034)       2,044         (812)     (15,821)     (36,337)    (10,415 )      (9,941)     (35,408)
    Income tax
      benefit(f).........    --           --           --            4,664       12,027       3,776         3,810       12,061
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Income (loss) before
      extraordinary
      item(e)............    (5,034)       2,044         (812)     (11,157)     (24,310)     (6,639 )      (6,131)     (23,347)
    Extraordinary
      item(g)............    --           --            6,864       --           --           --           --          --
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Net income (loss)....    (5,034)       2,044        6,052      (11,157)     (24,310)     (6,639 )      (6,131)     (23,347)
    Old Exchangeable
      Preferred Stock
      dividends and
      accretion..........    --           --           --            7,462       15,198       3,444         4,202      --
    Premiums paid upon
      redemption of the
      Old Exchangeable
      Preferred Stock....    --           --           --           --           --           --           --           12,350
    Exchangeable
      Preferred Stock
      dividends(e).......    --           --           --           --           --           --           --           12,025
    Seller Junior
      Discount Preferred
      Stock dividends....    --           --           --            2,057        3,839         932         1,008        3,915
    Net income (loss)
      applicable to
      common stock(e).... $  (5,034)   $   2,044    $   6,052    $ (20,676)   $ (43,347)   $(11,015 )   $ (11,341)   $ (51,637)
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
BASIC AND DILUTED
  EARNINGS (LOSS) PER
  COMMON SHARE:
    Earnings (loss)
      before
      extraordinary
      item............... $   (0.72)   $    0.29    $   (0.12)   $   (2.94)   $   (6.17)   $  (1.57 )   $   (1.53)   $   (7.25)
    Extraordinary item...    --           --             0.98       --           --           --           --          --
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Earnings (loss) per
      common share....... $   (0.72)   $    0.29    $    0.86    $   (2.94)   $   (6.17)   $  (1.57 )   $   (1.53)   $   (7.25)
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
    Weighted average
      common shares
      outstanding........ 7,030,000    7,030,000    7,030,000    7,030,000    7,030,000    7,030,000    7,400,000    7,123,000
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
STATEMENT OF CASH FLOW
  DATA:
    Net cash provided by
      (used in) operating
      activities......... $   4,926    $  10,493    $   3,250    $  17,843    $   8,471    $ (2,070 )   $      96    $  11,092
    Net cash (used in)
      investing
      activities.........      (864)      (2,507)     (30,972)    (326,632)      (6,282)       (570 )      (1,961)      (7,673)
    Net cash provided by
      (used in) financing
      activities.........    (6,951)      (7,037)      32,773      307,212       (7,632)       (587 )       2,312       (4,733)

                                                  (table continued on next page)

(table continued from previous page)

                                                                                                                     PRO FORMA
                                                                                             THREE MONTHS ENDED    TWELVE MONTHS
                                             YEAR ENDED DECEMBER 31,                             MARCH 31,             ENDED
                          -------------------------------------------------------------    ----------------------    MARCH 31,
                            1993         1994        1995(A)      1996(B)       1997         1997         1998         1998
                          ---------    ---------    ---------    ---------    ---------    ---------    ---------  -------------
                                                                                                (UNAUDITED)         (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OTHER DATA:
    Broadcast cash
      flow(h)............ $  15,546    $  19,627    $  21,310    $  38,865    $  47,534    $  8,809     $  10,008    $  48,733
    Broadcast cash flow
      margin(i)..........      40.5%        44.4%        42.3%        40.3%        37.4%       31.4 %        32.6%        37.6%
    Adjusted EBITDA(j)... $  14,297    $  18,318    $  19,734    $  36,169    $  43,747    $  8,113     $   8,631    $  44,265
    Adjusted EBITDA
      margin(k)..........      37.3%        41.4%        39.2%        37.5%        34.4%       28.9 %        28.1%        34.1%
    Amortization of
      program broadcast
      rights............. $   2,179    $   2,104    $   2,162    $   4,399    $   6,401    $  1,559     $   1,698    $   6,540
    Payment for program
      broadcast rights...     2,180        1,888        2,132        3,318        5,937       1,422         1,752        6,267
    Capital
      expenditures.......     1,278        1,161        2,008        5,393       10,833       1,355         2,817       12,295
    Adjusted EBITDA to
      interest expense...       1.0x         1.4x         1.3x         1.2x         0.9x        0.8 x         0.8x         0.9x
    Adjusted EBITDA to
      interest expense
      plus Exchangeable
      Preferred Stock
      dividends..........    --           --           --           --           --           --           --              0.7x
    Total debt to
      Adjusted
      EBITDA(l)..........       7.9x         5.9x         6.9x         9.9x         8.5x      --           --              8.4x
    Total debt plus
      Exchangeable
      Preferred Stock to
      Adjusted
      EBITDA(l)..........    --           --           --           --           --           --           --             10.7x
    Earnings to fixed
      charges............    --              1.2x      --           --           --           --           --          --
    Earnings to fixed
      charges and
      preferred
      dividends..........    --           --           --           --           --           --           --          --

                                                         AS OF DECEMBER 31,                          AS OF MARCH 31, 1998
                                      --------------------------------------------------------    ---------------------------
                                        1993        1994      1995(A)     1996(B)       1997       ACTUAL      AS ADJUSTED(E)
                                      --------    --------    --------    --------    --------    ---------    --------------
BALANCE SHEET DATA:
    Cash and cash equivalents......   $  3,667    $  4,617    $  9,668    $  8,091    $  2,648    $   3,095      $    3,095
    Total assets...................     72,818      73,621     114,453     495,015     468,495      458,047         458,047
    Total debt(l)..................    112,874     107,607     135,767     358,234     370,917      377,528         372,241
    Old Exchangeable Preferred
      Stock........................      --          --          --         58,462      73,660       77,863         --
    Exchangeable Preferred Stock...      --          --          --          --          --          --             100,000
    Seller Junior Discount
      Preferred Stock..............      --          --          --         47,057      50,896       51,904          51,904
    Stockholders' (deficit)........    (44,660)    (42,615)    (36,563)    (51,561)    (94,908)    (106,248)       (123,098)

------------

 (a) On March 31, 1995 the Company acquired WTVY-TV serving Dothan, Alabama and Panama City, Florida. The statement of operations and other data does not include information with respect to WTVY-TV prior to the date of acquisition.

 (b) On June 6, 1996 the Company acquired the Stauffer Stations and the Brissette Stations. The statement of operations and other data does not include information with respect to the Acquired Stations prior to the date of acquisition.

 (c) Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

 (d) Cash interest expense, net of interest income, includes cash interest paid and normal adjustments to accrued interest. Other interest expense includes accrued interest with respect to the Warrants, accrued interest with respect to the contingent equity value of the Company and long-term deferred interest, accrued interest added to long-term debt balances, deferred loan amortization and accretion of discounts.

 (e) The following adjustments have been applied to the financial data for the 12 months ended March 31, 1998 to reflect the Offering as if the Existing Exchangeable Preferred Stock was issued and the Old Exchangeable Preferred Stock was redeemed on April 1, 1997 with respect to the Statement of Operating Data and as of March 31, 1998 for the Balance Sheet Data:

                                                                                                    TWELVE MONTHS
                                                                                                 ENDED MARCH 31, 1998
                                                                                                 --------------------
Statement of Operations Data:
    Reduction in cash interest due to the application of $5,287 of net proceeds to reduce the
     outstanding Revolving Credit Facility balance............................................         $   (455)
    Preferred stock dividends and accretion eliminated on the Old Exchangeable Preferred
     Stock....................................................................................          (15,198)
    Preferred stock dividends on the Exchangeable Preferred Stock with a dividend rate of
     11 1/2% per annum........................................................................           12,025

                                                                                                        AS OF
                                                                                                    MARCH 31, 1998
                                                                                                 --------------------
Balance Sheet Data:
    Reduction of Revolving Credit Facility balance working capital due to the net proceeds of
     the Offering.............................................................................         $  5,287
    Increase in redeemable preferred stock due to the Offering................................           22,137
    Increase in stockholders' deficit due to premiums paid and accretion upon redemption of
     the Old Exchangeable Preferred Stock.....................................................          (12,350)
    Decrease in additional paid-in capital due to payment of fees associated with the
     Offering.................................................................................           (4,500)

 (f) The Company had historically elected to be taxed as an S Corporation for Federal and state income tax purposes. The Company's election to be taxed as an S Corporation terminated automatically concurrently with the consummation of the Acquisitions on June 6, 1996. Accordingly, the then sole stockholder of the Company is responsible for the payment of income taxes on the Company's taxable income for any time prior to June 6, 1996. Net income (loss) does not include a pro forma adjustment for income taxes prior to June 6, 1996 due to the availability of net operating loss carryforwards and a valuation allowance. The Company is subject to Federal and state income taxes after June 6, 1996.

 (g) The Company recorded an extraordinary gain from the early extinguishment of debt comprised of a gain of $11.1 million reduced by losses of $2.7 million of prepayment premiums and contingent payments and $1.5 million of unamortized debt discount and deferred loan costs.

 (h) Broadcast cash flow is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less payments for program broadcast rights. The Company has included broadcast cash flow data because such data is used by certain

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     investors to measure a company's ability to service debt. Broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's Consolidated Financial Statements, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

 (i) Broadcast cash flow margin is defined as broadcast cash flow divided by net revenues.

 (j) Adjusted EBITDA is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less payments for program broadcast rights. The Company has included Adjusted EBITDA data because such data is used by certain investors to measure a company's ability to service debt. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's Consolidated Financial Statements, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

 (k) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

 (l) Total debt is defined as notes payable and capital leases payable (including the current portion thereof), net of discount.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The operating revenues of the Company are derived primarily from the sale of local, regional and national advertising time and, to a lesser extent, from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. Revenues depend on the ability of the Company to provide popular programming which attracts audiences in the demographic groups targeted by advertisers, thereby allowing the Company to sell advertising time at competitive rates. Revenues also depend significantly on factors such as the national and local economy and the level of competition for advertising revenues.

     In 1997, the Company reported net revenues of $127.1 million compared to net revenues of $96.4 million in 1996 and $50.3 million in 1995. The increase in 1997 net revenues was due largely to the Acquisitions. The Company had a net loss of $24.3 million for 1997 compared to a net loss of $11.2 million for 1996 and net income of $6.0 million (after an extraordinary gain of $6.9 million) for 1995. Adjusted EBITDA for the year ended December 31, 1997 was $43.7 million as compared to $36.2 million for the year ended December 31, 1996 and $19.7 million for the year ended December 31, 1995.

     For the three months ended March 31, 1998, the Company reported net revenues of $30.7 million compared to net revenues of $28.1 million for the three months ended March 31, 1997. The Company had a net loss of $6.1 million for the three months ended March 31, 1998 compared to a net loss of $6.6 million for the three months ended March 31, 1997. Adjusted EBITDA for the three months ended March 31, 1998 was $8.6 million as compared to $8.1 million for the three months ended March 31, 1997.

     Time sales to local/regional advertisers and national advertisers constitute the largest concentration of the Company's operating revenues and represent approximately 85% of gross revenues in 1997 as compared to 80% in 1996. Excluding political advertising revenue, however, the percentage of gross revenues attributable to local/regional advertising and national advertising of the Company in 1995, 1996 and 1997 was 87.4%, 86.6% and 85.9%, respectively. Approximately 56.1% of the gross revenues of the Company in 1997 was generated from local and regional advertising, which is sold primarily by the Stations' sales staff, and the remainder of the advertising revenues is comprised primarily of national advertising, which is sold by national sales representatives retained by the Company. The Company generally pays commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Net revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

     To a lesser extent, the Company receives revenues from other sources, including network compensation, barter revenue and rental income. These revenues collectively made up 14.0% of gross revenues in 1997, 12.3% in 1996 and 12.4% in 1995.

     In December 1995, the Company entered into new long-term affiliation agreements with CBS with respect to the 12 Stations affiliated with CBS. In connection with such arrangements, CBS paid the Company bonus payments of $2.5 million in the fourth quarter of 1995 and $2.5 million in the first quarter of 1996. These payments are being recognized as revenue by the Company at the rate of $0.5 million per year over the ten-year term of the affiliation agreements.

     The Company's primary operating expenses are employee compensation, programming and depreciation and amortization. Changes in compensation expense result primarily from adjustments to fixed salaries based on employee performance and inflation and, to a lesser extent, from changes in sales commissions paid based on levels of advertising revenues. Programming expense consists primarily of amortization of program rights. The Company purchases first run and off-network syndicated programming on an ongoing basis. Under its contract with the network, a network-affiliated station receives approximately two-thirds of its daily programming from its network and in turn is compensated, in most cases, by its network for carrying such programming with the network's commercial content intact. Depreciation and amortization expense has increased as assets purchased at fair market value in connection with the Acquisitions have begun to depreciate. Barter expense generally offsets barter revenue and reflects the fair market value of goods and services received. The Company's operating expenses (excluding depreciation and amortization) represent approximately 66% of net revenues for 1997 as compared to 64% for 1996 and 61% for 1995. During the 18 months following the consummation of the Acquisitions, the Company implemented significant personnel, operational and programming changes at the

Acquired Stations, which management believes will result in improvements in operating revenues and broadcast cash flow.

     On March 31, 1995, the Company acquired, for a cash purchase price of $28.7 million, substantially all of the assets of WTVY-TV (the 'Dothan Station') which is the CBS affiliate serving both Dothan, Alabama and Panama City, Florida.

     On June 6, 1996, the Company acquired substantially all of the broadcast television assets of Stauffer consisting of five principal broadcast television stations and four satellite broadcast television stations for a purchase price of $54.5 million. The principal stations acquired by the Company were KCOY-TV, Santa Maria, California; WIBW-TV, Topeka, Kansas; KMIZ(TV), Columbia, Missouri; KGWC-TV, Casper, Wyoming; and KGWN-TV, Cheyenne, Wyoming. KGWC-TV operates two satellite stations, KGWL-TV, Lander, Wyoming, and KGWR-TV, Rock Springs, Wyoming, both of which rebroadcast the programming of KGWC-TV. KGWN-TV operates two satellite stations, KSTF-TV, Scottsbluff, Nebraska, and KTVS-TV, Sterling, Colorado, both of which rebroadcast the programming of KGWN-TV. All of the these Stations are affiliated with CBS, except for KMIZ-(TV), Columbia, Missouri, which is affiliated with ABC.

     On June 6, 1996, the Company acquired all of the capital stock of Brissette for $270.0 million in cash and preferred stock. All of the outstanding indebtedness of Brissette was paid in full by the sellers at the closing. By acquiring all of the capital stock of Brissette, the Company acquired eight network-affiliated television stations including WMTV(TV), the NBC affiliate serving Madison, Wisconsin; WWLP(TV), the NBC affiliate serving Springfield, Massachusetts; WILX-TV, the NBC affiliate serving Lansing, Michigan; WHOI(TV), the ABC affiliate serving Peoria, Illinois; WSAW-TV, the CBS affiliate serving Wausau, Wisconsin; WTRF-TV, the CBS affiliate serving Wheeling, West Virginia and Steubenville, Ohio; KAUZ-TV, the CBS affiliate serving Wichita Falls, Texas; and KOSA-TV, the CBS affiliate serving Odessa, Texas. Of the $270.0 million paid for the capital stock of Brissette, $225.0 million was paid in cash and $45.0 million was paid by the issuance of the Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette.

     The Company has included Adjusted EBITDA and broadcast cash flow data because such data is used by certain investors to measure a company's ability to service debt. Adjusted EBITDA is used to pay principal and interest on long-term debt and to fund capital expenditures. Adjusted EBITDA and broadcast cash flow do not purport to represent cash provided by operating activities as reflected in the Company's Consolidated Financial Statements, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

RESULTS OF OPERATIONS

     The following table sets forth certain historical results of the operations and operating data for the periods indicated. The table includes the results of operations of the Acquired Stations only from the closing date of June 6, 1996.

                                                                                        THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                    -----------------------------    ------------------
                                                     1995       1996       1997       1997       1998
                                                    -------    -------    -------    -------    -------
                                                                      (IN THOUSANDS)

Operating income.................................   $14,663    $14,868    $11,903    $   229    $   897
     Add:
          Amortization of program broadcast
            rights...............................     2,162      4,399      6,401      1,559      1,698
          Depreciation and amortization..........     5,042     20,220     31,380      7,747      7,788
          Corporate expenses.....................     1,575      2,696      3,787        696      1,377
     Less:
          Payment for program broadcast rights...    (2,132)    (3,318)    (5,937)    (1,422)    (1,752)
                                                    -------    -------    -------    -------    -------
Broadcast cash flow..............................   $21,310    $38,865    $47,534    $ 8,809    $10,008
                                                    -------    -------    -------    -------    -------
                                                    -------    -------    -------    -------    -------

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     The following table provides historical financial information for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997.

                                                                                THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                               --------------------
                                                                                1997         1998        % CHANGE
                                                                               -------      -------      --------
                                                                                  (IN THOUANDS)

Net revenues................................................................   $28,078      $30,695          9.3%
Operating expenses:
     Selling, technical and program expenses................................    14,690       15,400          4.8
     General and administrative.............................................     4,716        5,233         11.0
     Depreciation and amortization..........................................     7,747        7,788          0.5
     Corporate..............................................................       696        1,377         97.8
                                                                               -------      -------      --------
                                                                                27,849       29,798          7.0
                                                                               -------      -------      --------
          Operating income..................................................   $   229      $   897        291.7%
                                                                               -------      -------      --------
                                                                               -------      -------      --------
Broadcast cash flow.........................................................   $ 8,809      $10,008         13.6%
Broadcast cash flow margin..................................................      31.4%        32.6%
Adjusted EBITDA.............................................................   $ 8,113      $ 8,631          6.4%
Adjusted EBITDA margin......................................................      28.9%        28.1%

     Net revenues for the three months ended March 31, 1998 increased $2.6 million or 9.3% to $30.7 million from $28.1 million for the three months ended March 31, 1997. Gross revenues excluding political advertising revenue increased $2.7 million or 8.3% from the three months ended March 31, 1997.

     Net revenues during the three months ended March 31, 1998 showed an improvement in advertising revenue for the Company's ABC, CBS and NBC affiliated Stations. Net revenues increased 11.2% at the Company's CBS affiliated stations, 4.7% at the Company's ABC affiliated stations and 11.0% at the Company's NBC affiliated stations. The increases seen at the Company's 12 CBS affiliated stations were largely influenced by the Winter Olympics covered in February 1998. Based on Nielsen ratings reports in November 1997 and February 1998, CBS programming generally experienced increased ratings and shares, while ABC and NBC programming showed slight decreases in ratings and shares. The Company generally expects these higher ratings and shares for CBS to continue to have a positive impact on net revenues.

     Operating expenses for the three months ended March 31, 1998 increased $2.0 million or 7.0% to $29.8 million from $27.8 million for the three months ended March 31, 1997. As a percentage of net revenues, operating expenses decreased to 97.1% from 99.2% for the three months ended March 31, 1998. The increase in expenses was due to increased compensation expense as the Company expanded the news operations at the Acquired Stations, an increase in medical insurance costs, and an expansion of corporate management effective after the first quarter of 1997.

     Operating income for the three months ended March 31, 1998 increased $0.7 million to $0.9 million from $0.2 million for the three months ended March 31, 1997.

     Financial (expenses), net for the Company for the three months ended March 31, 1998 increased $0.2 million or 1.8% to $10.8 million from $10.6 million for the three months ended March 31, 1997.

     Income tax benefit for the Company for each of the three month periods ended March 31, 1998 and March 31, 1997 was $3.8 million. The tax effect of the excess of book depreciation over tax depreciation and a current period net operating loss for tax purposes were the primary factors resulting in the income tax benefit for the three months ended March 31, 1998.

     Net loss for the Company for the three months ended March 31, 1998 was $6.1 million as compared to a net loss of $6.6 million for the three months ended March 31, 1997.

     Broadcast cash flow for the three months ended March 31, 1998 increased $1.2 million or 13.6% to $10.0 million from $8.8 million for the three months ended March 31, 1997. As a percentage of net revenues, broadcast cash flow margin increased to 32.6% for the three months ended March 31, 1998 from 31.4% for the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The following table provides both historical and Same Station information. The Same Station information gives effect to the Acquisitions as if such transactions were consummated on January 1, 1996. The Same Station information for the year ended December 31, 1996 does not purport to represent what the Company's results of operations would have been if such transactions had been effected at such date and does not purport to project results of operations of the Company in any future period.

                                                    HISTORICAL                         SAME STATION
                                                    YEAR ENDED                          YEAR ENDED
                                                   DECEMBER 31,                        DECEMBER 31,
                                                -------------------      %         --------------------      %
                                                 1996        1997      CHANGE        1996        1997      CHANGE
                                                -------    --------    ------      --------    --------    ------
                                                  (IN THOUSANDS)                      (IN THOUSANDS)

Net revenues.................................   $96,386    $127,073     31.8 %     $126,165    $127,073      0.7 %
Operating expenses:
     Selling, technical and program
       expenses..............................    43,759      60,385     38.0         57,332      60,385      5.3
     General and administrative..............    14,844      19,618     32.2         20,239      19,618     (3.1 )
     Depreciation and amortization...........    20,220      31,380     55.2         29,955      31,380      4.8
     Corporate...............................     2,695       3,787     40.5          3,700       3,787      2.4
                                                -------    --------    ------      --------    --------    ------
                                                 81,518     115,170     41.3        111,226     115,170      3.5
                                                -------    --------    ------      --------    --------    ------
          Operating income...................   $14,868    $ 11,903    (19.9 )%    $ 14,939    $ 11,903    (20.3 )%
                                                -------    --------    ------      --------    --------    ------
                                                -------    --------    ------      --------    --------    ------
Broadcast cash flow..........................   $38,865    $ 47,534     22.3 %     $ 49,741    $ 47,534     (4.4 )%
Broadcast cash flow margin...................      40.3%       37.4%                   39.4%       37.4%
Adjusted EBITDA..............................   $36,169    $ 43,747     20.9 %     $ 46,041    $ 43,747     (5.0 )%
Adjusted EBITDA margin.......................      37.5%       34.4%                   36.5%       34.4%

     Net revenues for the year ended December 31, 1997 increased $30.7 million or 31.8% to $127.1 million from $96.4 million for the year ended December 31, 1996 primarily as a result of the Acquisitions. On a Same Station basis, net revenues for the year ended December 31, 1997 increased $1.0 million or 0.7% from the year ended December 31, 1996. Gross revenues on a Same Station basis excluding political advertising revenue increased $8.8 million or 6.5% from the year ended December 31, 1996.

     Net revenues during the year ended December 31, 1997 continued to be adversely affected by weakness in advertising revenue for the Company's 12 CBS affiliated stations and six ABC affiliated stations. On a Same Station basis, net revenues of the Company's CBS affiliated stations decreased by 1.6% and net revenues of the Company's ABC affiliated stations increased 0.6%, while net revenues of the Company's NBC affiliated stations increased by 4.1%.

     Operating expenses for the year ended December 31, 1997 increased $33.7 million or 41.3% to $115.2 million from $81.5 million for the year ended December 31, 1996. The increase in operating expenses was attributable to the Acquisitions. As a percentage of net revenues, operating expenses for the Stations increased to 90.6% from 84.6% in the year ended December 31, 1996, primarily as a result of an increase of $11.2 million in depreciation and amortization expense. On a Same Station basis, operating expenses for the year ended December 31, 1997 increased $4.0 million or 3.5% from the year ended December 31, 1996. Such operating expenses were $115.2 million for the year ended December 31, 1997 as compared to $111.2 million for the year ended December 31, 1996. Operating expenses as a percentage of net revenues on a Same Station basis increased from 88.2% for the year ended December 31, 1996 to 90.6% for the year ended December 31, 1997. The increase in expenses on a Same Station basis was due to increased compensation expense as the Company expanded the news operations at the Acquired Stations, increased programming expense as the Company revamped programming schedules at certain of the Acquired Stations and, to a lesser extent, increased depreciation and amortization.

     Operating income for the year ended December 31, 1997 decreased $3.0 million or 20.1% to $11.9 million from $14.9 million for the year ended December 31, 1996.

     Financial (expenses), net increased $17.5 million or 57.0% to $48.2 million from $30.7 million for the year ended December 31, 1996. For the year ended December 31, 1997, the increases were due to the Company's higher debt level following the completion of the financing of the purchase price of the Acquisitions.

     Loss on investment of $0.6 million was the result of uncertainty as to the future realization of a 1995 investment in a start-up operation in a television production business. The Company acquired a minority interest in the business which has experienced losses since that date. The Company has reflected this investment as a non-operating loss.

     Income tax benefit for the year ended December 31, 1997 was $12.0 million compared to $4.7 million for the year ended December 31, 1996. The tax effect of the excess of book depreciation over tax depreciation and a current period net operating loss for tax purposes were the primary factors resulting in the income tax benefit for the year ended December 31, 1997.

     Net loss for the year ended December 31, 1997 was $24.3 million as compared to a net loss of $11.2 million for the year ended December 31, 1996.

     Broadcast cash flow for the year ended December 31, 1997 increased $8.6 million or 22.3% to $47.5 million from $38.9 million for the year ended December 31, 1996 primarily as a result of the addition of the Acquired Stations. As a percentage of net revenues, broadcast cash flow margin decreased to 37.4% for the year ended December 31, 1997 from 40.3% for the year ended December 31, 1997. On a Same Station basis, broadcast cash flow for the year ended December 31, 1997 decreased $2.2 million or 4.4% to $47.5 million from $49.7 million for the year ended December 31, 1996. As a percentage of net revenues, broadcast cash flow margin on a Same Station basis decreased to 37.4% for the year ended December 31, 1997 from 39.4% for the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following table provides both historical and Same Station information. The Same Station information gives effect to the acquisition of the Dothan Station and the Acquired Stations as if such transactions were consummated on January 1, 1995. The Same Station information for the years ended December 31, 1995 and 1996 does not purport to represent what the Company's results of operations would have been if such transactions had been effected at such date and does not purport to project results of operations of the Company in any future period.

                                                       HISTORICAL                      SAME STATION
                                                       YEAR ENDED                       YEAR ENDED
                                                      DECEMBER 31,                     DECEMBER 31,
                                                   ------------------      %       --------------------      %
                                                    1995       1996      CHANGE      1995        1996      CHANGE
                                                   -------    -------    ------    --------    --------    ------
                                                     (IN THOUSANDS)                   (IN THOUSANDS)

Net revenues....................................   $50,329    $96,386     91.5 %   $120,617    $126,165      4.6 %
                                                   -------    -------    ------    --------    --------    ------
Operating expenses:
     Selling, technical and program expenses....    21,199     43,759    106.4       51,842      57,332     10.6
     General and administrative.................     7,850     14,844     89.1       19,683      20,239      2.8
     Depreciation and amortization..............     5,042     20,220    301.1       28,138      29,955      6.4
     Corporate..................................     1,575      2,695     71.0        3,200       3,700     15.6
                                                   -------    -------    ------    --------    --------    ------
                                                    35,666     81,518    128.4      102,863     111,226      8.1
                                                   -------    -------    ------    --------    --------    ------
Operating income................................   $14,663    $14,868      1.4 %   $ 17,754    $ 14,939    (15.8 )%
                                                   -------    -------    ------    --------    --------    ------
                                                   -------    -------    ------    --------    --------    ------
Broadcast cash flow.............................   $21,310    $38,865     82.4 %   $ 49,292    $ 49,741      1.0 %
Broadcast cash flow margin......................      42.3%      40.3%                 40.9%       39.4%
Adjusted EBITDA.................................   $19,734    $36,169     83.3 %   $ 46,092    $ 46,041     (0.1 )%
Adjusted EBITDA margin..........................      39.2%      37.5%                 38.2%       36.5%

     Net revenues for the year ended December 31, 1996 increased $46.1 million or 91.5% to $96.4 million from $50.3 million for the year ended December 31, 1995 primarily as a result of the Acquisitions which increased net revenues by $43.9 million. On a Same Station basis, net revenues for the year ended December 31, 1996 increased $5.5 million or 4.6% from the year ended December 31, 1995. On a Same Station basis, political advertising revenue for the year ended December 31, 1996 increased by $8.4 million to $9.8 million. Gross revenues on a Same Station basis excluding political advertising revenue decreased $1.4 million or 1.0% from the year ended December 31, 1995.

     Net revenues during the year ended December 31, 1996 were adversely affected by an unexpected weakness in advertising revenues for the Company's 12 CBS affiliated stations and six ABC affiliated stations

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which experienced a decline in audience shares relative to NBC affiliates. On a
Same Station basis, net revenues of the Company's CBS affiliated stations increased by 0.9% and net revenues of the Company's ABC affiliated stations increased by 5.2%, while net revenues of the Company's NBC affiliated stations increased by 10.4%.

     Operating expenses for the year ended December 31, 1996 increased $45.9 million or 128.5% to $81.5 million from $35.7 million for the year ended December 31, 1995. Of the increase in operating expenses, $40.4 million was attributable to the Acquisitions and $2.8 million was attributable to depreciation and amortization at the Benedek Stations owned by the Company for all of 1996. As a percentage of net revenues, operating expenses for the Stations increased to 84.6% from 70.9% in the year ended December 31, 1995, primarily as a result of an increase of $15.2 million in depreciation and amortization expense. On a Same Station basis, operating expenses for the year ended December 31, 1996 increased $8.4 million or 8.1% from the year ended December 31, 1995. Such operating expenses were $111.2 million for the year ended December 31, 1996 as compared to $102.9 million for the year ended December 31, 1995. The increase was primarily caused by expansion of locally-produced news programs and increased depreciation and amortization. Operating expenses as a percentage of net revenues on a Same Station basis increased from 85.3% for the year ended December 31, 1995 to 88.2% for the year ended December 31, 1996.

     Operating income for the year ended December 31, 1996 increased $0.2 million or 1.4% to $14.9 million from $14.7 million for the year ended December 31, 1995.

     Financial (expenses), net for the year ended December 31, 1996 increased $15.2 million or 98.3% to $30.7 million from $15.5 million in the year ended December 31, 1995, due to the Company's higher debt level following the completion of the financing of the purchase price for the Acquisitions.

     Income tax benefit for the year ended December 31, 1996 was $4.7 million compared to none for the year ended December 31, 1995. Reductions in the deferred tax liabilities related to the Acquisitions and the creation of deferred tax assets generated the income tax benefit for the year ended December 31, 1996. For the year ended December 31, 1995, the Company recognized no income tax benefit due to its Subchapter S Corporation status.

     Net loss for the year ended December 31, 1996 was $11.2 million as compared to net income of $6.1 million for the year ended December 31, 1995. The year ended December 31, 1995 included an extraordinary gain of $6.9 million on the early extinguishment of debt.

     Broadcast cash flow for the year ended December 31, 1996 increased $17.6 million or 82.4% to $38.9 million from $21.3 million for the year ended December 31, 1995 primarily as a result of the Acquisitions. As a percentage of net revenues, broadcast cash flow margin decreased to 40.3% for the year ended December 31, 1996 from 42.3% for the year ended December 31, 1995. On a Same Station basis, broadcast cash flow for the year ended December 31, 1996 increased $0.4 million or 1.0% to $49.7 million from $49.3 million for the year ended December 31, 1995. As a percentage of net revenues, broadcast cash flow margin on a Same Station basis decreased to 39.4% for the year ended December 31, 1996 from 40.9% for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows from Operating Activities is the primary source of liquidity for the Company and were $8.5 million for the year ended December 31, 1997 compared to $17.8 million for the year ended December 31, 1996. Cash flows from operating activities included cash payments of interest expense which totaled $29.0 million for the year ended December 31, 1997 as compared to $22.8 million for the year ended December 31, 1996. The increase in payments of interest expense of $6.2 million was due to the Company's higher debt level following the Acquisitions. For the year ended December 31, 1996, cash flows from operating activities included $2.5 million from the bonus payment from CBS and $2.2 million of collections on net accounts receivable provided by Stauffer.

     Cash flows from operating activities were $0.1 million for the three months ended March 31, 1998 compared to $(2.1) million for the three months ended March 31, 1997. Cash flows from operating activities included cash payments of interest expense which totaled $10.8 million for the three months ended March 31, 1998 as compared to $11.4 million for the three months ended March 31, 1997.

     Cash Flows from Financing Activities were $(7.6) million for the year ended December 31, 1997 compared to $307.2 million for the year ended December 31, 1996. For the year ended December 31, 1997, cash flows from financing activities included principal payments on notes and capital leases payable of $14.9 million funded in part by aggregate draw downs on Benedek Broadcasting's revolving credit facility of $10.0 million.

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For the year ended December 31, 1996, cash flows from financing activities resulted from the proceeds of financing the Acquisitions.

     Cash flows from financing activities were $2.3 million for the three months ended March 31, 1998 as compared to $(0.6) million for the three months ended March 31, 1997. For the three months ended March 31, 1998, cash flows from financing activities included principal payments on notes and capital leases payable of $2.3 million funded by aggregate draw downs on the Revolving Credit Facility of $4.6 million.

     At March 31, 1998, Benedek Broadcasting had available to it a maximum of $15.0 million under the Revolving Credit Facility of the Credit Agreement of which $2.4 million was unused. From time to time throughout 1997, Benedek Broadcasting's cash needs required the use of the revolving credit facility under the 1996 Credit Agreement (as defined) for general working capital purposes and to fund capital expenditures. During the year ended December 31, 1997, the highest outstanding balance under such revolving credit facility was $11.2 million, and during the three months ended March 31, 1998, the highest outstanding balance under the Revolving Credit Facility was $14.6 million.

     The Company implemented a financing plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The financing plan consisted of (i) the offer and sale by the Company of the Senior Subordinated Discount Notes to generate gross proceeds of $90.2 million, (ii) the sale by the Company of Units consisting of the Old Exchangeable Preferred Stock, the Initial Warrants and the Contingent Warrants to generate gross proceeds of $60.0 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the term loan facilities of a credit agreement (the '1996 Credit Agreement') and
(iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette. Benedek Broadcasting also has outstanding $135.0 million of Senior Secured Notes which were issued in 1995 to refinance outstanding indebtedness and finance the acquisition of the Dothan Station.

     The Company believes that the financing plan, together with the Offering, provides for a long-term financing structure that allows management to concentrate its efforts on maximizing results of operations. The Company anticipates that Adjusted EBITDA of Benedek Broadcasting will be sufficient to finance the operating requirements of the Stations, debt service requirements in respect of the Senior Secured Notes and Term Loan Facilities and presently anticipated capital expenditures until such time that the debt matures or requires payment in full and for at least the period until the Company is required to make cash payments in respect of the Senior Subordinated Discount Notes, the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock. The Company anticipates that capital expenditures of approximately $9.0 million will be made in 1998. Such capital expenditures will be financed either from cash provided by operations, borrowings under the Revolving Credit Facility or purchase money financing.

     The Senior Subordinated Discount Notes do not bear interest until May 15, 2001, and the Company is not obligated to pay cash interest on the Senior Subordinated Discount Notes until November 15, 2001. In addition, for all dividend payment dates with respect to the Exchangeable Preferred Stock and interest payment dates with respect to the Exchange Debentures through and including May 15, 2003, the Company may, at its option, pay dividends by adding the amount thereof to the then effective liquidation preference of the Exchangeable Preferred Stock and pay interest on the Exchange Debentures by issuing additional Exchange Debentures. The Credit Agreement currently prohibits the Company from making cash payments with respect to dividends on the Exchangeable Preferred Stock and interest on the Exchange Debentures at any time. Accordingly, the Company currently intends not to pay cash dividends on the Exchangeable Preferred Stock or cash interest on the Exchange Debentures, as applicable, prior to May 15, 2003. In order for the Company to pay required cash dividends with respect to the Exchangeable Preferred Stock or cash interest on the Exchange Debentures, as the case may be, after May 15, 2003, the Company will need to amend the Credit Agreement or refinance the Term Loan Facilities and Revolving Credit Facility thereunder as well as need to substantially increase broadcast cash flow at the Stations. For all dividend payment dates with respect to the Seller Junior Discount Preferred Stock prior to October 1, 2001, the Company will pay such dividends by adding the amount thereof to the then effective liquidation preference of the Seller Junior Discount Preferred Stock. In order for the Company to meet its debt service obligations and pay required cash interest after May 15, 2001 with respect to the Senior Subordinated Discount Notes, and cash dividends from and after October 1, 2001 with respect to the Seller Junior Discount Preferred Stock, the Company will need to substantially increase broadcast cash flow at the Stations. The Company's debt service obligations, including scheduled principal amortization, in the 12 month period beginning May 15, 2001 would be approximately $62.8 million (assuming that there will not have been any mandatory or voluntary prepayments of any indebtedness prior to that time, assuming no incurrence of

                                       35


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
additional indebtedness and assuming a blended interest rate on the amounts then outstanding under the Credit Agreement comparable to the rate the Company is currently paying). The Company's cash dividend payments during such period with respect to the Seller Junior Discount Preferred Stock would be approximately $10.1 million. See 'Risk Factors -- Ability to Service Debt and Preferred Stock Dividends.'

     The Senior Secured Notes are senior secured obligations of Benedek Broadcasting and rank pari passu in right of payment with the Term Loan Facilities and Revolving Credit Facility under the Credit Agreement. The Senior Secured Notes are guaranteed by BLC and the Company and secured by the common stock of BLC. The Senior Secured Notes will mature on March 1, 2005 and are redeemable at Benedek Broadcasting's option, in whole or in part, at any time after March 1, 2000.

     In order to repay the Senior Subordinated Discount Notes and the Senior Secured Notes at maturity, the Company will need to refinance all or a portion of such notes. The Company's ability to refinance the Senior Subordinated Discount Notes and the Senior Secured Notes will depend upon the Company's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond the Company's control.

     The Company is a holding company that will derive all of its operating income and Adjusted EBITDA from its sole subsidiary, Benedek Broadcasting, the common stock of which, together with all other assets of the Company, have been pledged to secure the Company's senior guarantee of all indebtedness of Benedek Broadcasting outstanding under the Credit Agreement and in respect of the Senior Secured Notes. As a holding company, the Company's ability to pay its obligations, including its obligation to pay interest on and principal of the Senior Subordinated Discount Notes, whether at maturity, upon a change of control or otherwise, will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, as of March 31, 1998, Benedek Broadcasting could have distributed approximately $188 million to the Company under such limitations.

     The 1996 Credit Agreement entered into by the Company as part of the financing plan included term loan facilities totaling $128.0 million and a revolving credit facility. The Company did not meet certain financial ratios contained in the 1996 Credit Agreement at September 30 and December 31, 1996 due to lower than expected Adjusted EBITDA (as defined in the 1996 Credit Agreement). The lenders under the 1996 Credit Agreement agreed to waive such noncompliance and during February 1997, amended certain covenants applicable to 1997 and the first half of 1998. The amendment provided that for so long as the ratio of debt to Adjusted EBITDA (as defined in the 1996 Credit Agreement) exceeded certain levels, the term loan facilities would bear interest at varying additional spreads from that originally provided for in the 1996 Credit Agreement. The amendment further reduced the revolving credit facility from $15.0 million to $10.0 million and increased the percentage of excess cash flow to be applied as prepayments of the term loan facilities from 50% to 75% until Benedek Broadcasting's ratio of debt to Adjusted EBITDA (as defined in the 1996 Credit Agreement) was at 6.75 to 1.0 or lower.

     The Credit Agreement was amended and restated as of December 17, 1997 to convert existing term loans to new term loans, to modify certain financial convenants and ratios, to increase the Revolving Credit Facility to $15.0 million and to replace certain parties to the agreement. As of December 17, 1997, the outstanding principal balance of the existing term loans which totaled $110.8 million were converted to (1) Term Loan Series A of $77.0 million and (2) Term Loan Series B of $33.8 million. The Term Loan Facilities generally provide for quarterly amortization until final maturity on December 31, 2004. The Company is required to make scheduled amortization payments on the Term Loan Facilities, on an aggregate basis for Series A and Series B Facilities, as follows: during 1998, $2.5 million; during 1999, $11.0 million; during 2000, $13.0 million; during 2001, $13.0 million; during 2002, $14.0 million; during 2003, $15.0 million; and during 2004, $42.3 million.

     In addition, the Company will be required to make prepayments on the Term Loan Facilities under certain circumstances, including upon certain asset sales and the issuance of certain debt or equity securities. The Company will also be required to make prepayments on the Term Loan Facilities in an amount equal to 50% of excess cash flow (as defined in the Credit Agreement). These mandatory prepayments will be applied to prepay, on a pro rata basis, the Term Loan Series A and Term Loan Series B.

     The Term Loan Series A bears interest, at the Company's option, at a base rate plus a spread or at a Eurodollar rate plus a spread. The Term Loan Series B bears interest, at the Company's option, at a base rate plus a spread or at a Eurodollar rate plus a spread. The margins above the base rate and the Eurodollar rate at which the Term Loans and Revolving Credit Facility will bear interest are subject to reductions at such times as certain leverage ratio performance tests are satisfied.

     Benedek Broadcasting has the ability, subject to a borrowing base and compliance with certain covenants and conditions, to borrow up to an additional $15.0 million for general corporate purposes pursuant to the Revolving Credit Facility. The Revolving Credit Facility has a term expiring December 31, 2003 and is fully revolving until final maturity. The Revolving Credit Facility bears interest, at Benedek Broadcasting's option, at a base rate plus a spread or at a Eurodollar rate plus a spread.

     The Term Loans and the Revolving Credit Facility are secured by certain of Benedek Broadcasting's present and future property and assets. The Term Loans are also guaranteed by BLC, a wholly-owned subsidiary of Benedek Broadcasting that holds the FCC licenses and authorizations for the Stations, and is secured by all of the common stock of BLC.

     The Term Loans and the Revolving Credit Facility contain certain financial covenants, including, but not limited to, covenants related to cash interest coverage, maximum leverage ratio and minimum Consolidated Adjusted EBITDA (as defined in the Credit Agreement). In addition, the Term Loans and the Revolving Credit Facility contain other affirmative and negative covenants relating to, among other things, liens, payments on other debt, restricted junior payments (excluding distributions from Benedek Broadcasting to the Company) transactions with affiliates, mergers and acquisitions, sales of assets, guarantees and investments. The Term Loans and the Revolving Credit Facility contain customary events of default for highly-leveraged financings, including certain changes in ownership or control of Benedek Broadcasting or the Company.

     The net proceeds of the Offering were approximately $95.5 million. The Company used approximately $92.8 million of such net proceeds to redeem the Old Exchangeable Preferred Stock (including approximately $12.1 million representing premiums relating to the redemption) on June 8, 1998 and the balance for general corporate purposes, including the reduction of a portion of the Company's debt under the Revolving Credit Facility.

INCOME TAXES

     For the year ended December 31, 1997, the Company had a tax benefit of $12.0 million consisting of a $12.3 million benefit related to the net reduction of deferred income tax liabilities and $0.3 million of taxes currently due.

     Under the provisions of the Internal Revenue Code of 1986, as amended, the Company has approximately $18.4 million of actual net operating loss carryforwards available to offset future tax liabilities. These net operating loss carryforwards expire between 2007 through 2011.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's operations.

YEAR 2000

     The Company has assessed and continues to assess the impact of the Year 2000 issue on its reporting systems and operations. The Year 2000 issue exists because many computer systems and applications currently use two-digit fields to designate a year. When the century date occurs, date-sensitive systems may recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. Based on the review of the Company's computer system, management does not believe the cost of remediation will be material to the Company's operations.

SEASONALITY

     Net revenues and operating cash flow of the Company are generally higher during the fourth quarter of each year, primarily due to increased expenditures by advertisers in anticipation of holiday season consumer

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
spending and an increase in viewership during this period, and, to a lesser extent, during the second quarter of each year.

RECENTLY PROMULGATED ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ('FASB') has issued two new pronouncements that the Company will be required to adopt by December 31, 1998. These pronouncements are not expected to have a significant impact on the Company's financial statements.

     FASB Statement No. 130 'Reporting Comprehensive Income' establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that a company (a) classify terms of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company currently has no items of comprehensive income.

     FASB Statement No. 131 'Disclosures about Segments of an Enterprise and Related Information' establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company does not divide its business into operating segments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company has no material exposure to market risks associated with activities in derivative financial instruments, other financial instruments, or derivative commodity instruments (as those terms are defined in Item 305 of Regulation S-K promulgated under the Securities Act and the Exchange Act).

                                       38


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
                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Existing Exchangeable Preferred Stock was originally issued and sold on May 14, 1998. The offer and sale of the Existing Exchangeable Preferred Stock was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Existing Exchangeable Preferred Stock, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which new shares of senior exchangeable preferred stock of the Company covered by such registration statement and containing terms identical in all material respects to the terms of the Existing Exchangeable Preferred Stock would be offered in exchange for Existing Exchangeable Preferred Stock tendered at the option of the holders thereof or, if applicable interpretations of the staff of the SEC did not permit the Company to effect such an Exchange Offer, or, among other things, if the Exchange Offer is not consummated, the Company agreed, at its cost, to file a Shelf Registration Statement covering resales of Existing Exchangeable Preferred Stock and to use all reasonable efforts to have such Shelf Registration Statement declared effective and kept effective until three years after the date of original issuance of the Existing Exchangeable Preferred Stock.

     The purpose of the Exchange Offer is to fulfill certain of the Company's obligations under the Registration Rights Agreement. This Prospectus may not be used by any holder of shares of Existing Exchangeable Preferred Stock or any holder of the Exchange Securities to satisfy the registration and prospectus delivery requirements under the Securities Act that may apply in connection with any resale of such Existing Exchangeable Preferred Stock or Exchange Securities. See ' -- Terms of the Exchange Offer; Period for Tendering Existing Exchangeable Preferred Stock.'

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING EXCHANGEABLE PREFERRED STOCK

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange shares of Existing Exchangeable Preferred Stock which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term
'Expiration Date' means 5:00 pm, New York City time, on             , 1998;
provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term 'Expiration Date' means the latest time and date to which the Exchange Offer is extended. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 pm, New York City time, on the date 60 days from the date of this Prospectus.

     As of the date of this Prospectus, 100,000 shares of Existing Exchangeable Preferred Stock were outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about           , 1998, to all holders of
Existing Exchangeable Preferred Stock known to the Company. The Company's obligation to accept shares of Existing Exchangeable Preferred Stock for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under ' -- Certain Conditions to the Exchange Offer.'

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Exchangeable Preferred Stock, by giving oral or written notice of such extension to the holders thereof and the Exchange Agent. During any such extension, all shares of Existing Exchangeable Preferred Stock previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any shares of Existing Exchangeable Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any shares of Existing Exchangeable Preferred Stock not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under ' -- Certain Conditions to the Exchange Offer.' The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of shares of Existing Exchangeable Preferred Stock and the Exchange Agent as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 am, New York City time, on the next business day after the previously scheduled Expiration Date.

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EXCHANGE OFFER PROCEDURES

     The tender to the Company of shares of Existing Exchangeable Preferred Stock by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender shares of Existing Exchangeable Preferred Stock for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to IBJ Schroder Bank & Trust Company, the Exchange Agent, at one of the addresses set forth below under ' -- Exchange Agent' on or prior to the Expiration Date. In addition, either (i) certificates for such shares of Existing Exchangeable Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Existing Exchangeable Preferred Stock, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the 'Guaranteed Delivery Procedures' below. THE METHOD OF DELIVERY OF SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the shares of Existing Exchangeable Preferred Stock surrendered for exchange pursuant thereto are tendered (i) by a registered holder of Existing Exchangeable Preferred Stock who has not completed the box entitled 'Special Issuance Instruction' or 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, 'Eligible Institutions'). If shares of Existing Exchangeable Preferred Stock are registered in the name of a person other than a signatory of the Letter of Transmittal, the shares of Existing Exchangeable Preferred Stock surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of shares of Existing Exchangeable Preferred Stock tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular shares of Existing Exchangeable Preferred Stock not properly tendered or to not accept any shares of particular Existing Exchangeable Preferred Stock which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular shares of Existing Exchangeable Preferred Stock either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender shares of Existing Exchangeable Preferred Stock in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular shares of Existing Exchangeable Preferred Stock either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Existing Exchangeable Preferred Stock for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of shares of Existing Exchangeable Preferred Stock for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of shares of Existing Exchangeable Preferred Stock, such shares of Existing Exchangeable Preferred Stock must be endorsed or accompanied by appropriate powers of attorney, in either case, signed exactly as the name or names of the registered holder or holders appear(s) on the certificates representing the Existing Exchangeable Preferred Stock.

     If the Letter of Transmittal or any shares of Existing Exchangeable Preferred Stock or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the Exchange Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Securities, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Securities and that neither the holder nor any such other person is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Company.

     Each broker-dealer that receives Exchange Securities for its own account in exchange for shares of Existing Exchangeable Preferred Stock where such shares of Existing Exchangeable Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See ' -- Plan of Distribution.'

ACCEPTANCE OF EXISTING EXCHANGEABLE PREFERRED STOCK FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept promptly after the Expiration Date, all shares of Existing Exchangeable Preferred Stock properly tendered and will issue the Exchange Securities promptly after acceptance of such shares of Existing Exchangeable Preferred Stock. See ' -- Certain Conditions to the Exchange Offer.' For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered shares of Existing Exchangeable Preferred Stock for exchange when, as and if the Company has given oral (promptly followed in writing) or written notice thereof to the Exchange Agent.

     For each share of Existing Exchangeable Preferred Stock accepted for exchange, the holder thereof will receive one Exchange Security. If by September 11, 1998, neither the Exchange Offer is consummated nor a Shelf Registration Statement is declared effective, additional cash dividends will accumulate on each share of Existing Exchangeable Preferred Stock from and including September 12, 1998, until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of the Shelf Registration Statement at a rate of 0.50% per annum. Holders of shares of Existing Exchangeable Preferred Stock accepted for exchange will be deemed to have waived the right to receive any other payments or accumulated dividends on such Existing Exchangeable Preferred Stock.

     In all cases, issuance of Exchange Securities for shares of Existing Exchangeable Preferred Stock that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such shares of Existing Exchangeable Preferred Stock or a timely Book-Entry Confirmation of such shares of Existing Exchangeable Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered shares of Existing Exchangeable Preferred Stock are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if a certificate representing a greater number of shares of Existing Exchangeable Preferred Stock than the holder desires to exchange is submitted, such unaccepted or non-exchanged shares of Existing Exchangeable Preferred Stock will be returned without expense to the tendering holder thereof (or, in the case of shares of Existing Exchangeable Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged shares of Existing Exchangeable Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Exchangeable Preferred Stock at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry deliver of shares of Existing Exchangeable Preferred Stock by causing the Book-Entry Transfer Facility to transfer such shares of Existing Exchangeable Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of shares of Existing Exchangeable Preferred Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under ' -- Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of shares of Existing Exchangeable Preferred Stock desires to tender such shares of Existing Exchangeable Preferred Stock and the shares of Existing Exchangeable Preferred Stock are not immediately available, or time will not permit such holder's shares of Existing Exchangeable Preferred Stock or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and a notice of guaranteed delivery ('Notice of Guaranteed Delivery'), substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Exchangeable Preferred Stock and the number of shares of Existing Exchangeable Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Existing Exchangeable Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered shares of Existing Exchangeable Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of shares of Existing Exchangeable Preferred Stock may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under ' -- Exchange Agent.' Any such notice of withdrawal must specify the name of the person having tendered the Existing Exchangeable Preferred Stock to be withdrawn, identify the shares of Existing Exchangeable Preferred Stock to be withdrawn (including the number of shares of such Existing Exchangeable Preferred Stock) and (where certificates for Existing Exchangeable Preferred Stock have been transmitted) specify the name in which such shares of Existing Exchangeable Preferred Stock are registered, if different from that of the withdrawing holder. If certificates for shares of Existing Exchangeable Preferred Stock have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If shares of Existing Exchangeable Preferred Stock have been tendered pursuant to the procedures for ' -- Book-Entry Transfer' described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Existing Exchangeable Preferred Stock and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any shares of Existing Exchangeable Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any shares of Existing Exchangeable Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder

(or, in the case of shares of Existing Exchangeable Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the ' -- Book-Entry Transfer' procedures described above, such shares of Existing Exchangeable Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility for the shares of Existing Exchangeable Preferred Stock) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Existing Exchangeable Preferred Stock may be retendered by following one of the procedures described under ' -- Exchange Offer Procedures' above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Securities in exchange for, any shares of Existing Exchangeable Preferred Stock and may terminate or amend the Exchange Offer if at any time before the acceptance of such shares of Existing Exchangeable Preferred Stock for exchange or the exchange of the Exchange Securities for such shares of Existing Exchangeable Preferred Stock there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Existing Exchangeable Preferred Stock pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Securities having obligations with respect to resales and/or transfers of Exchange Securities which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer, which, in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any shares of Existing Exchangeable Preferred Stock tendered, and no Exchange Securities will be issued in exchange for any such shares of Existing Exchangeable Preferred Stock, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent of the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                               THE EXCHANGE AGENT
                       IBJ SCHRODER BANK & TRUST COMPANY
                                 (212) 858-2103

                                    By Mail:
                       IBJ Schroder Bank & Trust Company
                                  P.O. Box 84
                             Bowling Green Station
                            New York, NY 10274-0084
                Attention: Reorganization Operations Department

                                 By Facsimile:
                       IBJ Schroder Bank & Trust Company
                Attention: Reorganization Operations Department
                         Facsimile No.: (212) 858-2611
             To confirm facsimile transmission call (212) 858-2103

                         By Hand or Overnight Courier:
                       IBJ Schroder Bank & Trust Company
                                One State Street
                                New York, NY 10004
        Attention: Securities Processing Window, Subcellar One (SC-1)

     DELIVERY OF DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $250,000 which includes fees and expenses of the Exchange Agent and accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their shares of Existing Exchangeable Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Securities in the name of, or request that shares of Existing Exchangeable Preferred Stock not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Exchangeable Preferred Stock who do not exchange their Existing Exchangeable Preferred Stock for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Exchangeable Preferred Stock as set forth in the legend thereon as a consequence of the issuance of the Existing Exchangeable Preferred Stock pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, shares of Existing Exchangeable Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Exchangeable Preferred Stock under the Securities Act. Based on interpretations by the staff of the SEC in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with respect to the distribution of the Exchange Securities to be acquired pursuant to the Exchange Offer and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the interpretations of the staff of the SEC referred to above, such person (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Securities for offer or sale under the securities or blue sky laws of such jurisdictions as may be necessary to enable the holders thereof to dispose of such securities.

                                    BUSINESS

GENERAL

     The Company owns and operates 23 network-affiliated television stations in the United States. The Stations owned by the Company are diverse in geographic location and network affiliation, serve small to medium-sized markets and, in the aggregate, reach communities in 24 states. Twelve of the Stations are affiliated with CBS, six are affiliated with ABC, four are affiliated with NBC and one is affiliated with Fox. Additionally, the Company has entered into agreements with The Warner Bros. Television Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which are outside of the 100 largest in the U.S., as measured by Nielsen.

     The Stations are located in markets ranked in size from 84 to 200 out of the 211 markets surveyed by Nielsen. The Company's broadcast signals reach approximately 2.9 million households, representing more than 20% of all television households in the markets which rank above 100. The Company believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate more attractive and stable Adjusted EBITDA than in large markets due to limited competition for viewers from other over-the-air broadcasters, from other media soliciting advertising expenditures and from other broadcasters purchasing syndicated programming. The Company targets small and medium-sized markets that have stable employment and population levels and a diverse base of employers. The markets targeted by the Company generally have population centers that share common community interests and are receptive to local programming. The Company believes that network affiliations with one of the four established networks provide each of its Stations with an established audience and reputation for national news, sports and entertainment programming. With the established audiences provided by network affiliations, management seeks to enhance the ratings of its local news and non-network programming and increase revenues while maintaining strict cost controls.

     The Company believes that the television industry is in a period of consolidation as a result of which a relatively small number of station operators will emerge as the leading television station group owners in the United States. This trend is likely to accelerate due to recent telecommunications legislation that eliminates restrictions on the number of television stations that any individual or entity may own so long as the aggregate audience reach does not exceed 35% of all United States households. The Company's growth strategy is to become one of the leading group owners of small to medium-sized market television stations in the United States. In connection therewith, in June 1996 the Company acquired five network-affiliated television stations from Stauffer and all of the capital stock of Brissette, which owned eight network-affiliated television stations. The Company believes that the Acquisitions have created economies of scale which have (i) improved its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks,
(ii) enabled it to exploit joint programming opportunities for regional news and sports programming and (iii) enhanced its ability to attract and retain strong Station management and on-air talent.

BACKGROUND OF THE COMPANY

     The Company was incorporated under the laws of the state of Delaware on April 10, 1996. Benedek Broadcasting was incorporated under the laws of the state of Delaware on January 22, 1979. On June 6, 1996, in connection with the Acquisitions and the financing thereof, Benedek Broadcasting became a wholly-owned subsidiary of the Company. On March 10, 1995, Blue Grass Television, Inc. ('Blue Grass') and Youngstown Broadcasting Co., Inc. ('Youngstown') were merged into Benedek Broadcasting (the 'Merger'). Prior to the Merger, all of the outstanding common stock of Benedek Broadcasting, Blue Grass and Youngstown was owned by Mr. A. Richard Benedek, the majority stockholder of the Company.

     Benedek Broadcasting acquired WTAP-TV in October 1979; WIFR-TV, WHSV-TV and KHQA-TV in December 1986; WTOK-TV in June 1988; and WTVY-TV in March 1995. Blue Grass acquired WBKO-TV in April 1983; and KDLH-TV in July 1995. Youngstown acquired WYTV in June 1983.

     On June 6, 1996, the Company became the sole stockholder of Benedek Broadcasting and simultaneously therewith Benedek Broadcasting acquired the Acquired Stations. In September 1997, Benedek Broadcasting acquired K02NQ and K11TB, two low-power broadcast television stations operated by KMIZ(TV).

STRATEGY

     The Company's senior management team, led by A. Richard Benedek, Chairman and Chief Executive Officer, and K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. In addition, the Company is supported by a team of senior vice presidents, who directly oversee the day-to-day operations of the Stations. Terrance F. Hurley, Raymond P. Maselli and Raymond J. Schonbak who manage nine, seven and seven of the Stations, respectively, each have significant experience operating and managing broadcast television stations. The Company's primary operating strategy is to maximize each Station's advertising revenue through the production of local news, information and community-oriented programming that has broad audience appeal and value-added sales potential, while maintaining strict cost controls. Key elements of the Company's strategy include:

          LOCAL NEWS LEADERSHIP AND LOCAL PROGRAMMING. Management believes that local news and informational programming leadership contributes to higher ratings and, therefore, increased advertising revenues. Management's emphasis on local news and on-going community involvement allows the Stations to maximize the advertising rates they can charge local, regional and national accounts, not only for news, but for network and nationally-syndicated programming which the Stations broadcast in time periods adjacent to regularly scheduled local newscasts and local news specials.

          The Company has focused on maintaining and building each Station's local news franchise as the key element in its strategy to build and maintain audience loyalty. Management believes that strong, well-differentiated local news programming attracts high viewership levels, particularly of demographic groups that are appealing to both local and national advertisers, thereby allowing the Company to maximize advertising rates.

          Management of the Company believes that television stations with a prominent local identity and active community involvement can realize additional revenues from local advertisers through the development and sale of special promotional programming. The Stations have developed high-quality programming which highlights community events and topics of local interest. Locally produced programming includes 'Our Town' segments featuring local news reports, special promotional announcements and local advertising focused on communities within a particular market; 'Town Meetings,' which provide a forum for members of local communities to discuss and debate issues of local concern; 'Live Line' programs on health, money and legal matters in which viewers call in to a panel of local experts; and home shopping programs sold exclusively to local merchants. The Stations also sell promotional advertising packages tied to various local events such as youth expos, county fairs, parades, athletic events and other local activities. These local programs have proven successful in attracting incremental advertising revenues and are a core element of each Station's local identity.

          In February 1998, 15 of the 23 Stations were the number one or two ranked news stations in their respective markets with respect to early news. During the same period, 17 of the 23 Stations were ranked number one or two with respect to late news in their respective markets. Since the Acquisitions in June 1996, the Company has added 59.5 total hours of local news programming per week to the Acquired Stations' programming schedules.

          SYNDICATED PROGRAMMING. The Company selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. Currently, the five most highly-rated syndicated programs are 'Wheel of Fortune,' 'Jeopardy,' 'Home Improvement,' 'Seinfeld' and 'The Oprah Winfrey Show.' The Company broadcasts 'Wheel of Fortune' on 13 of the Stations, 'Jeopardy' on eight of the Stations, 'Home Improvement' on eight of the Stations, 'Seinfeld' on five of the Stations and 'The Oprah Winfrey Show' on eight of the Stations. Additionally, the Company broadcasts other highly-rated first run syndicated programs on several of the Stations including 'Live with Regis & Kathie Lee,' 'Montel Williams,' 'The Rosie O'Donnell Show,' 'Entertainment Tonight' and 'Sally Jessy Raphael.' A number of the Stations also broadcast other highly-rated off-network syndicated programs including 'Mad About You' and 'Frasier.' Further, the Company has acquired the rights to broadcast the newly syndicated programs 'The Roseanne Show,' 'Friends' and 'Hollywood Squares' beginning in the fall of 1998.

          The Company seeks to acquire programs that are available on a cost-effective basis for limited licensing periods, allow scheduling flexibility, complement each Station's overall programming mix and counter competitive programming. The Company has been able to purchase syndicated programming at attractive rates in part as a result of the limited competition for such programming in the Company's markets. As a result of the limited competition from other broadcasters purchasing syndicated programming in the small and medium-sized markets served by the Company, cash programming expense as a percentage of net revenues for the Stations was 3.4% and 4.7% in 1996 and 1997, respectively, as compared to approximately 7.6% for all network-affiliated stations in 1996, the latest year for which information is available.

          In addition, since the Acquisitions, the Company has made significant changes to the Acquired Stations' syndicated programming schedules, including adding some of the most highly-rated programs to their current broadcast schedules, as well as obtaining the rights to several of the most highly sought after newly syndicated programs for the 1998 broadcast season.

          LOCAL SALES EMPHASIS. Management's sales strategy focuses on increasing the sale of local advertising by attracting new advertisers to television and increasing the amount of advertising dollars being spent by existing local advertisers. Management of the Company believes that its leadership in local news and informational programming enhances its ability to develop and attract local advertising expenditures. Management believes that through local sales efforts it can stimulate local advertising expenditures more readily than it can national advertising expenditures. This enables the Company to react promptly to changes in the national and local advertising climate and better maintain consistent Adjusted EBITDA.

          Trained and experienced sales personnel sell local advertising for the Company in each of its markets. The Company focuses on local advertisers by producing their commercials, producing news and informational programming with local advertiser appeal and sponsoring or co-promoting local events and activities that give local advertisers unique value-added community identity. Approximately 56.1% of the Company's gross revenues in 1997 were generated from local and regional advertisers.

          FINANCIAL PLANNING AND CONTROLS. Management emphasizes strict control of the Company's programming and operating costs as an important factor in increasing broadcast cash flow. The Company continually seeks to identify and implement cost savings opportunities. Furthermore, the Company maintains a detailed budgeting process and reviews performance relative to budget monthly with respect to both revenues and expenses, thereby enabling management to react promptly to changes in market conditions. Management of the Company believes that controlling costs is an essential factor in achieving and maintaining profitability. The Company intends to continue to identify opportunities to increase Adjusted EBITDA through its on-going strategic planning and budgeting process.

          FUTURE ACQUISITIONS AND OPPORTUNITIES. The Company has a long-term strategy to pursue additional acquisitions of broadcast television stations, primarily of network-affiliated stations in small to medium-sized markets where the Company believes it can successfully implement its operating strategy and where such stations can be acquired on financially acceptable terms. Additionally, the Company has entered into agreements with The Warner Bros. Television Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which are outside of the 100 largest in the U.S., as measured by Nielsen. The WeB is scheduled to begin service in September 1998. The Company does not have any agreements or understandings with respect to any acquisitions as of the date of this Prospectus.

THE STATIONS

     The following table sets forth certain information for each of the Stations and the markets they serve:

                                                                     NUMBER OF
                                                                     COMMERCIAL
                                                                      STATIONS        STATION
                 MARKET       CALL                       NETWORK         IN           RANK IN         STATION          CABLE
  MARKET AREA     RANK      LETTERS     CHANNEL(A)     AFFILIATION     MARKET          MARKET         RATING        PENETRATION
--------------- --------   ---------    ----------     ------------  ----------     ------------     ---------     --------------
Madison,            84     WMTV(TV)         15             NBC            4               2               4               62%
  Wisconsin

Youngstown,         97         WYTV         33             ABC            3               2               4               72%
  Ohio

Springfield and    103     WWLP(TV)         22             NBC            2               1               6               82%
  Holyoke,
  Massachusetts

Lansing,           105      WILX-TV         10             NBC            4               2               4               66%
  Michigan

Peoria and         110     WHOI(TV)         19             ABC            4               3               4               71%
  Bloomington,
  Illinois

Santa Barbara,     115      KCOY-TV         12             CBS            3               2               5               82%
  Santa Maria
  and
  San Luis
  Obispo,
  California

Duluth,            134      KDLH-TV          3             CBS            3               1               7               50%
  Minnesota and
  Superior,
  Wisconsin

Rockford,          135      WIFR-TV         23             CBS            4               1               7               69%
  Illinois

Wausau and         136      WSAW-TV          7             CBS            3               1               9               53%
  Rhinelander,
  Wisconsin

Wheeling, West     138      WTRF-TV          7             CBS            2               2               7               77%
  Virginia and
  Steubenville,
  Ohio

Topeka, Kansas     139      WIBW-TV         13             CBS            3               1               7               73%

Wichita Falls,     144      KAUZ-TV          6             CBS            4               1               6               68%
  Texas and
  Lawton,
  Oklahoma

Columbia and       145     KMIZ(TV)         17             ABC            5               3               3               61%
  Jefferson
  City,
  Missouri

Columbia and       145        K02NQ(b)       2(b)          FOX            5(b)            4(b)          N/A               61%
  Jefferson        145        K11TB(b)      11(b)          FOX            5(b)            4(b)          N/A               61%
  City,
  Missouri

Odessa and         150      KOSA-TV          7             CBS            4               2               5               73%
  Midland,
  Texas

Quincy,            160      KHQA-TV          7             CBS            2               1               8               61%
  Illinois,
  Hannibal,
  Missouri and
  Keokuk, Iowa

Dothan, Alabama    173      WTVY-TV          4             CBS            3               1               9               69%
Panama City,       157      WTVY-TV          4             CBS            4               3               4               66%
  Florida

Harrisonburg,      177      WHSV-TV          3             ABC            1               1               6               74%
  Virginia

Bowling Green,     182      WBKO-TV         13             ABC            2               1               9               55%
  Kentucky

Meridian,          183      WTOK-TV         11             ABC            3               1               8               53%
  Mississippi

Parkersburg,       186      WTAP-TV         15             NBC            1               1               9               78%
  West Virginia

Cheyenne,          195      KGWN-TV          5             CBS            3               1(f)            7(f)            73%(f)
  Wyoming and      195      KSTF-TV(c)      10             CBS             (e)             (f)             (f)               (f)
  Scottsbluff,     195      KTVS-TV(c)       3             CBS             (e)             (f)             (f)               (f)
  Nebraska

Casper and         200      KGWC-TV         14             CBS            3               2(g)            4(g)            64%(g)
  Riverton,        200      KGWL-TV(d)       5             CBS             (e)             (g)             (g)               (g)
  Wyoming          200      KGWR-TV(d)      13             CBS             (e)             (g)             (g)               (g)

------------

 (a) Channels 2 through 13 are broadcast over the VHF band of the broadcast spectrum and channels 14 through 69 are broadcast over the UHF band of the broadcast spectrum.

 (b) K02NQ and K11TB are low-power broadcast television stations operated by KMIZ(TV) and distributed primarily via cable television. These two Stations began operating in September 1997 as a single entity operating from one facility and offering an identical programming schedule. Additionally, such Stations are treated as one station for purposes of determining the number of commercial stations in the market and rank in the market.

 (c) Satellite station of KGWN-TV.

 (d) Satellite station of KGWC-TV.

 (e) Satellite stations are not considered distinct stations in this market for Nielsen purposes.

 (f) Station Rank, Station Rating and Cable Penetration information for KGWN-TV includes data for satellite stations KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, as reported by Nielsen.

 (g) Station Rank, Station Rating and Cable Penetration information for KGWC-TV includes data for satellite stations KGWL-TV, Lander, Wyoming and KGWR-TV, Rock Springs, Wyoming, as reported by Nielsen.

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WMTV(TV) (NBC) MADISON, WISCONSIN

     Market Description. The Madison DMA consists of 11 counties in southwestern Wisconsin. Recent growth in the area has increased the population in the Madison DMA, moving it from the 93rd largest market in 1991 to the 84th largest market in 1998. Madison, the Wisconsin state capital, is located in southcentral Wisconsin, 150 miles north of Chicago, Illinois and 75 miles west of Milwaukee, Wisconsin. The Madison economy is a diverse and stable balance of the industrial, governmental and service sectors. Additionally, dairy products and agricultural production of corn, alfalfa, tobacco, oats, eggs, cattle and hogs have greatly contributed to further stability in the local economy. Many of the country's leading insurance companies, including American Family Mutual Insurance Group, CUNA Mutual Insurance Company and General Casualty have facilities in Madison. Other prominent corporations with facilities in the area include General Motors Corporation, Meriter Health Services, Oscar Mayer Foods Corporation, Famous Footwear, Lands' End and Rayovac Corporation. Madison is also home to the University of Wisconsin, with approximately 40,000 students.

     Station History and Characteristics. WMTV(TV) was originally licensed in 1953 to serve Madison, Wisconsin. The Madison market is ranked 84th in the United States, with approximately 316,370 television households and a population of approximately 823,000. This market has a cable penetration rate of 62%. WMTV(TV) is broadcast on UHF channel 15 and is an NBC affiliate. There are three other commercial television stations in the Madison DMA, a CBS affiliate which broadcasts on a VHF channel and ABC and Fox affiliates which broadcast on UHF channels. In addition, a UPN affiliate broadcasting on a UHF channel is scheduled to begin operations in mid to late 1998.

     Station Performance. According to the Nielsen ratings reports, WMTV(TV) was ranked number two in its market with a 4 rating and a 15% share of households viewing television. WMTV(TV) is currently the number three ranked news station in the Madison market. Since being acquired in June 1996 by the Company, the Station has expanded its weekday morning newscast from 30 to 90 minutes and added a weekly local sports program on Sunday evening. Currently, the Station airs 19 hours and five minutes of local news programming per week as opposed to 13 hours and 35 minutes it broadcast each week prior to being acquired by the Company. WMTV(TV)'s special value-added local sales efforts in 1997 included 'Neighborhood WeatherNet,' placing fully-automated weather monitoring systems at local schools, 'Kids Matter,' a program promoting the accomplishments of children, 'Help-A-Thons,' special events mobilizing the community towards a common cause, and 'Share Your Holiday,' Madison's largest annual food drive. Further, the Station provides extensive local coverage of University of Wisconsin and other Big Ten conference basketball and football games. Since being acquired by the Company, the Station has added 'Jeopardy' to its syndicated programming schedule. WMTV(TV)'s first run syndicated programming also includes 'Wheel of Fortune' and 'Live with Regis & Kathie Lee.' In addition, beginning in the fall of 1998, the Station will air 'Hollywood Squares' and 'Donny and Marie.'

WYTV (ABC) YOUNGSTOWN, OHIO

     Market Description. The Youngstown DMA consists of four counties, three of which are in northeastern Ohio and one of which is in western Pennsylvania. Youngstown is situated in northeastern Ohio along the Ohio/Pennsylvania border within 75 miles of Cleveland, Ohio to the northwest and 60 miles of Pittsburgh, Pennsylvania to the southeast. The Youngstown economy is historically based on the processing of steel and allied industries. While still part of a major steel producing area, Youngstown's economy has diversified and is now primarily manufacturing based. Some of the major employers in the area include the Buick, Oldsmobile and Cadillac Division of General Motors Corporation, the Delphi Packard Electric Corporation Division of General Motors Corporation, St. Elizabeth's Health Center, Western Reserve Care System and LTV Steel Tubular Products Division of Republic Steel Works. This area is also the home of Youngstown State University, with approximately 12,000 students.

     Station History and Characteristics. WYTV was originally licensed in 1953 to serve Youngstown, Ohio. The Youngstown market is ranked 97th in the United States, with approximately 273,960 television households and a population of approximately 725,000. This market has a cable penetration rate of 72%. WYTV is broadcast on UHF channel 33 and is an ABC affiliate. The Company acquired WYTV in 1983. The other local stations with which WYTV competes are also UHF stations, one of which is an NBC affiliate and the other of which is a CBS affiliate.

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
     Station Performance. According to the Nielsen ratings reports, WYTV was ranked number two in its market with a 5 rating and a 14% share of households viewing television. WYTV currently is the number three ranked news station in this market and broadcasts 16 hours of local news programming per week. WYTV's special value-added local sales efforts in 1997 included 'LiveLine,' a program focusing on issues ranging from health care to legal concerns, 'Success By Six,' a project encouraging educational growth in young children, 'WeatherSchool,' an educational project undertaken with area schools to build interest in weather and science, and 'Hot Fun in the Summertime,' a sales promotion targeting non-traditional advertisers. WYTV's first run and off-network syndicated programming includes 'Wheel of Fortune,' 'Jeopardy,' 'Home Improvement' and 'The Rosie O'Donnell Show.' Additionally, beginning in the fall of 1998, the Station will add 'Friends' to its off-network syndicated programming schedule.

WWLP(TV) (NBC) SPRINGFIELD AND HOLYOKE, MASSACHUSETTS

     Market Description. The Springfield-Holyoke DMA consists of three counties in midwestern Massachusetts running north to south between the New Hampshire/Vermont and Connecticut state borders. Springfield is located in the Pioneer Valley, approximately 25 miles north of Hartford, Connecticut and 85 miles west of Boston, Massachusetts. The Springfield economy has a diversified industrial base. The area's most prominent employers include Massachusetts Mutual Life Insurance Company, Milton Bradley, Inc., Monsanto Company, Friendly Ice Cream Corporation, Spalding Sports Worldwide and Baystate Medical Center. Many universities and colleges are located in this region, including, the University of Massachusetts, with a student population of approximately 23,000, Amherst College, Smith College and Mount Holyoke College. Springfield is also the home of the Naismith Memorial Basketball Hall of Fame.

     Station History and Characteristics. WWLP(TV) was originally licensed in 1953 to serve the greater Springfield area. Springfield-Holyoke is the 103rd largest market in the United States, with approximately 243,020 television households and a population of approximately 666,000. This market has a cable penetration rate of 82%. WWLP(TV) is broadcast on UHF channel 22 and is an NBC affiliate. The Company acquired WWLP(TV) in June 1996. The only other commercial television station in this market is an ABC affiliate which also broadcasts on a UHF channel. WWLP(TV) also competes with a CBS affiliate on a VHF channel and, to a lesser extent, a Fox affiliate on a UHF channel both of which are broadcast from Hartford, Connecticut.

     Station Performance. According to the Nielsen ratings reports, WWLP(TV) was ranked number one in its market with a 6 rating and 20% share of households viewing television. WWLP(TV) is currently the number one ranked news station in this market and currently broadcasts 24 hours of local news programming per week. WWLP(TV)'s special value-added local sales efforts in 1997 included 'As Schools Match Wits,' the nation's longest running locally produced quiz show in which area high school students compete academically, participation in the Easter Seals and Children's Miracle Network Telethons, and various community projects run in conjunction with organizations such as The Ronald McDonald House, The Girl Scouts, Alzheimers Association, and The United Way. WWLP(TV)'s first run syndicated programming includes 'Wheel of Fortune,' 'Jeopardy' and 'Live with Regis & Kathie Lee.' Additionally, beginning in the fall of 1998, the Station will add 'The Roseanne Show' to its first run syndicated programming schedule.

WILX-TV (NBC) LANSING, MICHIGAN

     Market Description. The Lansing DMA consists of five counties in southcentral Michigan. Lansing is the state capital of Michigan and is located approximately 75 miles west of Detroit, Michigan. The Lansing economy is diversified among the manufacturing, education and service industries. Prominent employers in the area include General Motors Corporation, Meijer, Inc., Michigan Capital Healthcare and Michigan National Bank. Additionally, there are many smaller companies, employing in excess of 3,000 people, that provide auto parts to General Motors. Moreover, KieKert AG and Swedish Plannja HardTeck plan on constructing new plants in the Lansing area. Lansing is also home to the largest university in Michigan, Michigan State University, with more than 40,000 students and 12,000 faculty and staff.

     Station History and Characteristics. WILX-TV was originally licensed in 1957 to Onondaga, Michigan. The Lansing market is ranked 105th in the United States, with approximately 236,150 television households and a population of approximately 638,000. This market has a cable penetration rate of 66%. WILX-TV is broadcast on VHF channel 10 and is an NBC affiliate. WILX-TV competes with three other commercial stations in this

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
market, a CBS affiliate which also broadcasts on a VHF channel and ABC and Fox affiliates which broadcast on UHF channels.

     Station Performance. According to the Nielsen ratings reports, WILX-TV was ranked number two in its market with a 4 rating and a 14% share of households viewing television. WILX-TV is currently the number two ranked news station in this market. Since being acquired in June 1996 by the Company, the Station has expanded its weekday morning newscast from 60 to 90 minutes. Currently, the Station airs 21 hours and 10 minutes of local news programming per week as opposed to 18 hours and 40 minutes it broadcast each week prior to being acquired by the Company. Additionally, WILX-TV airs the only weekend morning newscast in its market. WILX-TV's special value-added local sales efforts in 1997 included 'Kids Count,' a campaign to reach mentors for children, 'Route 10,' a series of human interest reports from Mid-Michigan and 'First Class,' a project saluting successes in the educational arena. Since being acquired by the Company, the Station has added 'Sally Jessy Raphael' to its syndicated programming schedule. WILX-TV's first run and off-network syndicated programming also includes 'Wheel of Fortune,' 'Jeopardy,' 'Seinfeld' and 'Live with Regis & Kathie Lee.' In addition, the Station has added 'The Roseanne Show' to its syndicated programming schedule for the fall of 1998.

WHOI(TV) (ABC) PEORIA AND BLOOMINGTON, ILLINOIS

     Market Description. The Peoria-Bloomington DMA consists of nine counties located in central Illinois. Peoria is located approximately 150 miles southwest of Chicago, Illinois and 170 miles north of St. Louis, Missouri. The major economic sectors in the area include agriculture, manufacturing and information technology. Prominent employers in the greater Peoria area include Caterpillar, Inc., State Farm Insurance, Saint Francis Medical Center, Diamond Star Motors and Methodist Medical Center. This area is also home to Illinois State University, with approximately 18,000 students and 3,100 employees, as well as Bradley University and the University of Illinois School of Medicine.

     Station History and Characteristics. WHOI(TV) was originally licensed in 1953 to serve Peoria, Illinois. The Peoria-Bloomington market is ranked 110th in the United States, with approximately 225,370 television households and a population of approximately 600,000. This market has a cable penetration rate of 71%. WHOI(TV) is broadcast on UHF channel 19 and is an ABC affiliate. There are three other commercial stations in this market, affiliates of CBS, NBC and Fox. All of these competitor stations are also broadcast on UHF channels.

     Station Performance. According to the Nielsen ratings reports, WHOI(TV) was ranked number three in its market with a 4 rating and a 13% share of households viewing television. WHOI(TV) currently is the number three ranked news station in this market. Since being acquired in June 1996 by the Company, the Station has added a weekday newscast at 5:00 pm and expanded its morning newscast from 60 to 90 minutes. Currently, the Station airs 18 hours and 30 minutes of local news programming per week as opposed to 13 hours and 30 minutes it broadcast each week prior to being acquired by the Company. WHOI(TV)'s special value-added local sales efforts in 1997 included 'Foodshare Canathon,' a community food drive, 'Touch-A-Topic,' a free phone service allowing viewers access to hundreds of useful topics and 'First Warn,' providing weather information on a 24-hour basis. In addition WHOI(TV) sponsors community events such as 'The Peoria Art Guild Fine Art Fair,' 'The John Keets March for AIDS Research and Education' and 'The Jingle Bell Run for Arthritis.' WHOI(TV)'s first run and off-network syndicated programming includes 'Home Improvement,' 'Live with Regis & Kathie Lee,' 'Entertainment Tonight' and 'Married . . . With Children.' Additionally, beginning in the fall of 1998, the Station will add 'The Roseanne Show' to its first run syndicated programming schedule.

KCOY-TV (CBS) SANTA BARBARA, SANTA MARIA AND SAN LUIS OBISPO, CALIFORNIA

     Market Description. The Santa Barbara - Santa Maria - San Luis Obispo DMA consists of two counties on the southcentral coast of California. Santa Maria is located approximately 170 miles north of Los Angeles and 270 miles south of San Francisco. The region has a stable economic base which includes agriculture, transportation, oil, tourism and manufacturing. Prominent corporations with facilities in the area include Raytheon Company, Delco Systems Operations, Chevron USA, Santa Barbara Research (a subsidiary of the Hughes Corporation), Applied Magnetics Corp. and Lockheed Martin Corporation. The area is also site of the Vandenberg United States Air Force Base with approximately 9,000 military, civil service and civilian

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
employees. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. Additionally, the University of California at Santa Barbara and California Polytechnic University, with an aggregate student population of approximately 34,000, are located within this DMA.

     Station History and Characteristics. KCOY-TV was originally licensed in 1964 to serve Santa Maria, California. The Santa Barbara - Santa Maria - San Luis Obispo market is ranked 115th in the United States, with approximately 216,820 television households and a population of approximately 630,000. This market has a cable penetration rate of 82%. KCOY-TV is broadcast on VHF channel 12 and is a CBS affiliate. There are two other commercial stations in this market, ABC and NBC affiliates which broadcast on VHF channels. Until recently, KCOY-TV was negatively impacted by the cable television retransmission in Santa Barbara of KCBS, Los Angeles, California. However, in September 1995, KCOY-TV was granted non-duplication protection against KCBS and is now the only CBS affiliate whose programming is available on the Santa Barbara cable system.

     Station Performance. According to the Nielsen ratings reports, KCOY-TV was ranked number two in its market with a 3 rating and a 12% share of households viewing television. KCOY-TV currently is the number two ranked news station in this market. Since being acquired in June 1996 by the Company, the Station has added an hour-long weekday morning newscast and a weekday newscast at 5:00 pm. Currently, the Station airs 23 hours of local news programming per week as opposed to 11 hours and 35 minutes it broadcast each week prior to being acquired by the Company. KCOY-TV's special value-added local sales efforts in 1997 included 'Health and Fitness Drive,' a campaign to promote health and fitness in the community, 'Santa Maria Symphony Drive,' a project to create awareness and support of the arts, 'WeatherNet,' placing fully-automated weather monitoring systems at local schools and 'The Crystal Apple Awards,' saluting area teachers. Further KCOY-TV sponsors local events such as 'The Santa Barbara Autumn Arts & Wine Festival' and 'Danish Days.' KCOY-TV's first run syndicated programming includes 'Montel Williams,' 'Martha Stewart Living,' 'Entertainment Tonight' and 'Real TV.' Additionally, beginning in the fall of 1998, the Station will add 'Hollywood Squares' to its first run syndicated programming schedule.

KDLH-TV (CBS) DULUTH, MINNESOTA AND SUPERIOR, WISCONSIN

     Market Description. The Duluth-Superior DMA consists of 13 counties, seven of which are in northeastern Minnesota, five of which are in northwestern Wisconsin and one of which is in the upper peninsula of Michigan. Duluth, Minnesota and Superior, Wisconsin are adjacent to each other and are approximately 150 miles from Minneapolis, Minnesota. The Duluth-Superior economy, historically based on mining and shipping, also includes the fishing, food products, paper, education, medical, timber and tourism industries. Duluth is one of the major United States ports from which iron ore, taconite, coal, lumber, cement, grain, paper and chemicals are shipped. Prominent corporations with facilities in the area include Minnesota Power, US West Communications, Duluth, Missabe & Iron Range Railway Co., Lake Superior Paper Industries, Potlatch Corporation, Boise Cascade, Burlington Northern Sante Fe Railway, Georgia-Pacific Corporation, U.S. Steel, National Steel Pellet Co. and Norwest Bank-Minnesota North. The region is also host to a number of colleges and universities, including the University of Minnesota-Duluth ('UMD'), UMD Medical School, College of St. Scholastica, Northland College and the University of Wisconsin-Superior. In addition, the area's extensive forests and numerous lakes have fostered a local tourism industry and attract thousands of tourists annually who camp, hike, ski, fish and boat in hundreds of state and Federal parks.

     Station History and Characteristics. KDLH-TV was originally licensed in 1954 to serve the Duluth, Minnesota-Superior, Wisconsin metropolitan area. The Duluth-Superior market is ranked 134th in the United States, with approximately 169,270 television households and a population of approximately 431,000. This market has a cable penetration rate of 50%. KDLH-TV is broadcast on VHF channel 3 and is a CBS affiliate. The Company acquired KDLH-TV in 1985. KDLH-TV competes with both an ABC and NBC affiliate which are also broadcast on VHF channels.

     Station Performance. According to the Nielsen ratings reports, KDLH-TV was ranked number one in its market with a 6 rating and a 19% share of households viewing television. KDLH-TV currently is the number three ranked news station in this market and broadcasts 16 hours and 30 minutes of local news programming per week. KDLH-TV's special value-added local sales efforts in 1997 included 'Safe Kids Expo,' an event promoting and teaching child safety, 'Our Town,' programs providing one week salutes to area communities,

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'Zoo Year's Eve,' an annual family event held at the Lake Superior Zoo, the exclusive television sponsorship of the Duluth Bayfront Blues Fest which had attendance of approximately 75,000 and various projects under the 'Volunteer 3' banner. KDLH-TV's first run and off-network syndicated programming includes 'Seinfeld,' 'Montel Williams,' 'Martha Stewart Living' and 'Frasier.' In addition, the Station will begin airing 'The Roseanne Show' and 'Donny & Marie' in the fall of 1998.

WIFR-TV (CBS) ROCKFORD, ILLINOIS

     Market Description. The Rockford DMA consists of five counties in northern Illinois. Rockford is approximately 80 miles west of Chicago, Illinois. The Rockford economy, historically centered on manufacturing, has recently diversified with the growth of service-based industries such as healthcare, insurance and financial services. Nevertheless, manufacturing still represents the largest source of private employment in Rockford, known as the 'Fastener Capital of the World.' Prominent corporations with facilities located in the greater Rockford area include Chrysler Corporation, Sundstrand Corporation, Ingersoll Milling Machine Co., Barber-Colman Company, Elco Industries, Inc. and Warner-Lambert Company. Additionally, Chrysler Corporation recently announced a $150 million investment to retool its Neon plant, which is located within the Rockford market. One of the largest employers in the service industry in this area is Rockford Memorial Hospital. Other service industry employers in the area include AMCORE Bank N.A., and Blue Cross/Blue Shield of Illinois. Additionally, United Parcel Service completed construction of a major facility at the Rockford Airport in late 1994, which functions as its distribution center for the entire mid-western region of the United States.

     Station History and Characteristics. WIFR-TV was licensed in 1965 to Freeport, Illinois to serve the greater Rockford market. Rockford is the 135th largest market in the United States, with approximately 166,510 television households and a population of approximately 438,000. This market has a cable penetration rate of 69%. WIFR-TV is broadcast on UHF channel 23 and is a CBS affiliate. The Company acquired WIFR-TV in 1986. There are three other licensed commercial television stations in the Rockford market, of which two are UHF stations and one is a VHF station. Although the VHF station's signal extends to a larger geographical area than any of the UHF stations, including WIFR-TV, such area is outside the Rockford DMA and does not impact audience ratings or shares within the DMA. The other three stations in this market are affiliated with ABC, NBC and Fox.

     Station Performance. According to the Nielsen ratings reports, WIFR-TV was ranked number one in its market with a 5 rating and a 18% share of households viewing television. WIFR-TV currently is the number one ranked news station in this market. The Station has recently expanded its weekday morning newscast from 60 to 90 minutes and airs 21 hours and 30 minutes of local news programming per week. WIFR-TV's special value-added local sales efforts in 1997 included a summer long promotion called 'Celebrate Rockford,' and a fourth quarter promotion called 'Kids Checks,' which generated local revenue and raised money for local schools. In January 1998, WIFR-TV broadcast a two hour telethon in prime-time and raised over $100,000 for a local homeless shelter. WIFR-TV is also this market's Big Ten Football and Basketball network station. WIFR-TV's first run syndicated programming includes 'The Oprah Winfrey Show,' 'Inside Edition' and 'Martha Stewart Living.' Additionally, beginning in the fall of 1998, the Station will add 'The Roseanne Show' to its first run syndicated programming schedule.

WSAW-TV (CBS) WAUSAU AND RHINELANDER, WISCONSIN

     Market Description. The Wausau-Rhinelander DMA consists of 11 counties in central Wisconsin bisected by the Wisconsin River. Wausau is approximately 90 miles west of Green Bay, Wisconsin and 180 miles east of Minneapolis, Minnesota. The Wausau economy, historically based on the timber industry, has diversified into the farming, manufacturing and service sectors. The area continues to be one of the nation's leading producers of cheddar cheese and ginseng. Prominent corporations with facilities in the greater Wausau area include Wausau Insurance Companies, Sentry Insurance, Kolbe & Kolbe Millwork, Inc., Weyerhauser Co., Consolidated Papers, Inc., Ore-Ida Foods, Inc., Marathon Cheese Corp. and Georgia-Pacific Corporation. The area is also home to the University of Wisconsin-Stevens Point with approximately 10,000 students and the University of Wisconsin-Marathon Center with a student population of approximately 1,300.

                                       54


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
     Station History and Characteristics. WSAW-TV was originally licensed in 1954 to serve Wausau, Wisconsin. The Wausau-Rhinelander market is ranked 136th in the United States, with approximately 162,820 television households and a population of approximately 438,000. This market has a cable penetration rate of 53%. WSAW-TV is broadcast on VHF channel 7 and is a CBS affiliate. WSAW-TV competes with affiliates of ABC and NBC which are also broadcast on VHF channels.

     Station Performance. According to the Nielsen ratings reports, WSAW-TV was ranked number one in its market with a 7 rating and a 25% share of households viewing television. WSAW-TV currently is the number one ranked news station in the market. Since being acquired in June 1996 by the Company, the Station has expanded its weekday morning newscast and added a weekday newscast at 5:00 pm. Currently, the Station airs 23 hours and 15 minutes of local news programming per week as opposed to 16 hours and 45 minutes it broadcast each week prior to being acquired by the Company. WSAW-TV's special value-added local sales efforts in 1997 included 'WeatherSchool,' an educational project undertaken with area schools to build interest in weather and science, 'WeatherNet,' placing fully-automated weather monitoring systems at local schools and 'Behind The Headlines,' a weekly news magazine designed to inform and educate viewers about current local issues. WSAW-TV's first run and off-network syndicated programming includes 'Home Improvement,' 'Live with Regis & Kathie Lee,' 'Montel Williams' and 'Martha Stewart Living.' In addition, the Station will begin airing 'The Roseanne Show' in the fall of 1998.

WTRF-TV (CBS) WHEELING, WEST VIRGINIA AND STEUBENVILLE, OHIO

     Market Description. The Wheeling-Steubenville DMA consists of 12 counties, six of which are in northwestern West Virginia and six of which are in eastern Ohio. Located in the Ohio Valley, Wheeling and Steubenville are situated along opposite sides of the Ohio River approximately 25 miles apart. Wheeling is approximately 55 miles southwest of Pittsburgh, Pennsylvania and approximately 120 miles east of Columbus, Ohio. The area's economy, historically based on heavy manufacturing, has diversified into the manufacturing, services and advanced technology sectors. Prominent corporations with facilities in this region include Wheeling Pittsburgh Steel Corporation, TIMET, Bayer Pharmaceutical, Inc., PPG Industries and Consolidation Coal Company. Wheeling is also home to the National Technology Transfer Center, an independent organization formed to provide private business and industry with a central access point for the knowledge and data gathered by the Federal government's 100,000 research professionals.

     Station History and Characteristics. WTRF-TV was originally licensed in 1953 to serve the Wheeling, West Virginia market. The Wheeling-Steubenville market is ranked 138th in the United States, with approximately 157,770 television households and a population of approximately 409,000. This market has a cable penetration rate of 77%. WTRF-TV is broadcast on VHF channel 7 and is a CBS affiliate. There is one other commercial station in this market, an NBC affiliate also broadcast on a VHF channel.

     Station Performance. According to the Nielsen ratings reports, WTRF-TV was ranked number two in its market with a 7 rating and an 18% share of households viewing television. WTRF-TV currently is the number two ranked news station in this market. Since being acquired in June 1996 by the Company, the Station has added an hour-long weekday morning newscast at 5:00 am. Currently, the Station airs 24 hours and 53 minutes of local news programming per week as opposed to 19 hours and 53 minutes it broadcast prior to being acquired by the Company. WTRF-TV's special value-added local sales efforts in 1997 included 'HealthLine,' a live program offering information and seminars to seniors and 'Best of the Class,' a program recognizing accomplished students. In addition, the Station produces 'Call It Home,' one week salutes to area communities and 'The Santa Claus Program,' which provides children the opportunity to write letters to Santa c/o WTRF-TV as part of a long-running holiday event. WTRF-TV's first run and off-network syndicated programming includes 'Home Improvement,' 'Live with Regis & Kathie Lee,' 'Martha Stewart Living,' 'Grace Under Fire' and 'Frasier.' In addition, the Station will begin airing 'Hollywood Squares' in the fall of 1998.

WIBW-TV (CBS) TOPEKA, KANSAS

     Market Description. The Topeka DMA consists of 15 counties in northeastern Kansas. Topeka, the capital of Kansas, is located near the geographic center of the United States, approximately 60 miles west of Kansas City, Missouri and 120 miles south of Omaha, Nebraska. This area's diversified economy includes concentrations in the agriculture, manufacturing and service industries. Major employers in this market include

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Goodyear Tire & Rubber Company, Payless ShoeSource, Jostens Printing and
Publishing, Hallmark Cards, Inc., Frito-Lay, Inc., Burlington Northern Santa Fe Railway, Blue Cross/Blue Shield of Kansas, Stormont-Vail Regional Medical Center and Menninger Hospital and School of Psychiatric Medicine. The region is also home to several universities including the University of Kansas, Kansas State University, Washburn University of Topeka and Emporia State University, with an aggregate student population in excess of 60,000.

     Station History and Characteristics. WIBW-TV was originally licensed in 1953 to serve Topeka, Kansas. The Topeka market is ranked 139th in the United States with approximately 156,800 television households and a population of 414,000. This market has a cable penetration rate of 73%. WIBW-TV is broadcast on VHF channel 13 and is a CBS affiliate. The other two commercial stations in the market, affiliates of ABC and NBC, are broadcast on UHF channels with smaller broadcast coverage than WIBW-TV.

     Station Performance. According to the Nielsen ratings reports, WIBW-TV was ranked number one in its market with a 6 rating and a 22% share of households viewing television. WIBW-TV currently is the number one ranked news station in this market. Since being acquired in June 1996 by the Company, the Station has expanded its weekday morning newscast from 60 minutes to one hour and 45 minutes. Currently, the Station airs 24 hours of local news programming per week as opposed to 20 hours it broadcast each week prior to being acquired by the Company. WIBW-TV's special value-added local sales efforts in 1997 included 'WeatherSchool,' an educational project undertaken with area schools to build interest in weather and science, 'WeatherNet,' placing fully-automated weather monitoring systems at local schools, and participation in such events as 'The MDA Telethon,' 'The Great Topeka Duck Race' and 'The Bridal Fair.' Further WIBW-TV produces the long-running quiz show 'High Q' and presents the annual 'CBS-13 Christmas Parade.' WIBW-TV's first run syndicated programming includes 'Wheel of Fortune,' 'Montel Williams' and 'Martha Stewart Living.' Additionally, beginning in the fall of 1998, the Station will add 'The Roseanne Show' to its first run syndicated programming schedule.

KAUZ-TV (CBS) WICHITA FALLS, TEXAS AND LAWTON, OKLAHOMA

     Market Description. The Wichita Falls-Lawton DMA consists of 17 counties, 11 of which are in northcentral Texas and six of which are in southwestern Oklahoma. Wichita Falls is located in the cross timbers section of the North Central Plains of Texas, approximately 60 miles south of Lawton, Oklahoma and approximately 125 miles from Dallas, Texas and Oklahoma City, Oklahoma. The Wichita Falls-Lawton economy, historically based on agriculture, ranching and petroleum, also includes the manufacturing, transportation, tourism and service industries. Prominent corporations with facilities in the area include the Cryovac Division of W.R. Grace & Co., the Mechanics Tools Division of Stanley Works, Levi Strauss & Company, PPG Industries and Goodyear Tire & Rubber Company. In addition, in 1995 the Texas Department of Criminal Justice ('TDCJ') opened its James V. Allred Unit in Wichita Falls adding approximately 875 jobs to the area. The TDCJ has announced expansion plans for this Unit which is expected to create an additional 200 local jobs. The area is also home to the Sheppard United States Air Force Base which trains over 20,000 military, civilian and allied students, annually. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. KAUZ-TV was originally licensed in 1953 to serve the Wichita Falls area. The Wichita Falls-Lawton market is ranked 144th in the United States, with approximately 152,400 television households and a population of approximately 418,000. This market has a cable penetration rate of 68%. KAUZ-TV is broadcast on VHF channel 6 and is a CBS affiliate. KAUZ-TV competes with three other commercial stations in this market, ABC and NBC affiliates which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the Nielsen ratings reports, KAUZ-TV was ranked number one in its market with a 5 rating and a 16% share of households viewing television. KAUZ-TV currently is the number three ranked news station in this market. Currently, the Station airs 15 hours of local news programming per week as opposed to 14 hours and 30 minutes it broadcast each week prior to being acquired by the Company. KAUZ-TV's special value-added local sales efforts in 1997 included 'Safe Kids Safari,' an event promoting and teaching child safety, 'The Texoma Farm and Ranch Show,' a program presenting the latest agricultural products and services and 'Race For The Cure,' an annual event to benefit cancer research. In addition, KAUZ-TV presents 'Friday Night High School Football Update' and a local sports program focusing on Midwestern State University Football. Since being acquired in June 1996 by the Company, the Station has added

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'Jeopardy' and 'Sally Jessy Raphael' to its first run syndicated programming schedule. KAUZ-TV's first run syndicated programming also includes 'Wheel of Fortune,' 'The Oprah Winfrey Show' and 'The Jerry Springer Show.'

KMIZ(TV) (ABC) COLUMBIA AND JEFFERSON CITY, MISSOURI
K02NQ (FOX) COLUMBIA, MISSOURI
K11TB (FOX) JEFFERSON CITY, MISSOURI

     Market Description. The Columbia-Jefferson City DMA consists of 14 counties in central Missouri. Columbia and Jefferson City, approximately 30 miles apart, are situated in the center of Missouri within 125 miles of Kansas City, Missouri to the west and St. Louis, Missouri to the east. The Columbia-Jefferson City economy is based primarily on education, health, insurance and agriculture. Additionally, Jefferson City is the capital of Missouri adding governmental employment to the economic base of the area that has been called a recession resistant community due to its diversity and stable economy. Prominent corporations with facilities in this market include Toastmaster, Inc., State Farm Insurance Companies, Shelter Insurance Companies, Quaker Oats, Columbia Foods, Scholastic Books, ABB Power T&D Company, Dana Corporation, 3M and A.B. Chance Company. The area is also home to the University of Missouri, with approximately 24,000 students and 13,000 employees. In addition, the Fort Leonard Wood United States Army Base and the Whitman United States Air Force Base are located within this market. Currently, these locations are not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. KMIZ(TV) was originally licensed in 1971 to serve the Columbia-Jefferson City, Missouri area. The Columbia-Jefferson City market is ranked 145th in the United States, with approximately 147,850 television households and a population of approximately 395,000. This market has a cable penetration rate of 61%. KMIZ(TV) is broadcast on UHF channel 17 and is an ABC affiliate. KMIZ(TV) competes with three full power commercial stations, affiliates of CBS and NBC, which broadcast on VHF channels, and a Warner Bros. affiliate, which broadcasts on a UHF channel.

     Station Performance. According to the Nielsen ratings reports, KMIZ(TV) was ranked number three in its market with a 3 rating and a 11% share of households viewing television. KMIZ(TV) currently is the number three ranked news station in this market. Since being acquired in June 1996 by the Company, the Station has added a weekday 5:00 pm newscast and a rebroadcast of its 10:00 pm newscast. In addition, KMIZ(TV) has added an hour-long weekday morning newscast. Currently, the Station airs 20 hours and 27 minutes of local news programming per week as opposed to 8 hours and 51 minutes it broadcast each week prior to being acquired by the Company. KMIZ(TV)'s special value-added local sales efforts in 1997 included the sponsorship and live broadcast of the 'Fire in the Sky' Fourth of July fireworks celebration, 'Partners in Education' and 'Excellence in Mid-Missouri,' two campaigns to recognize and encourage educational development, and numerous events benefiting area charities such as The American Heart Association, Central Missouri Food Bank, The Leukemia Society and The March of Dimes. Since being acquired by the Company, the Station has added 'The Rosie O'Donnell Show' to its first run syndicated programming schedule. KMIZ(TV)'s first run and off-network syndicated programming also includes 'Home Improvement,' 'Seinfeld,' 'Live with Regis & Kathie Lee' and 'Mad About You.' In addition, KMIZ(TV) will begin airing 'The Roseanne Show' in the fall of 1998.

     During August 1997, the Company completed the purchase of the television broadcasting licenses and certain equipment of two low-power television stations located in Columbia and Jefferson City, Missouri for a purchase price of $0.2 million. One-half of the purchase price was paid at closing with the remainder due in two installments during 1998 and 1999. Concurrently with such purchase, the Company entered into network affiliation agreements for such Stations with the Fox Television Network. These two Stations began operating in September 1997 as a single entity operating from one facility and offering an identical programming schedule. K02NQ is broadcast on VHF channel 2 and K11TB is broadcast on VHF channel 11. However, these Stations are jointly known as 'Fox 11' based on their channel position on most area cable systems which provide the primary means of distribution. This market has a cable penetration rate of 61%. Additionally, for purposes of all Nielsen statistics, these Stations are treated as one entity. Fox 11's first run and off-network programming includes 'Frasier,' 'Hard Copy,' 'Judge Judy' and 'Star Trek: The Next Generation.' Additionally, these Stations have acquired the rights to broadcast 'The Nanny' beginning in the fall of 1998.

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KOSA-TV (CBS) ODESSA AND MIDLAND, TEXAS

     Market Description. The Odessa-Midland DMA consists of 19 counties, 18 of which are in southwestern Texas and one of which is in southeastern New Mexico. Odessa, the largest city in the Permian Basin, is approximately 300 miles east of El Paso, Texas and 350 miles west of Dallas, Texas. The Odessa-Midland economy is historically based on the oil and gas industry. The area has recently diversified into the manufacturing and industrial services sectors, although ties to the energy sector remain very significant. Some of the major employers in the area include Phillips Petroleum Company, Exxon Corporation, the Shell Oil Co. Odessa Refinery, EVI-Highland Pump Company, Rexene Corporation, Ref-Chem Corporation, Texas Instruments Inc. and Medical Center Hospital. Odessa is also home to the University of Texas of the Permian Basin, Texas Tech University Health Sciences Center at Odessa and Odessa College, with an aggregate student enrollment of approximately 7,000.

     Station History and Characteristics. KOSA-TV was originally licensed in 1956 to serve Odessa, Texas. The Odessa-Midland market is ranked 150th in the United States, with approximately 133,740 television households and a population of approximately 383,000. This market has a cable penetration rate of 73%. KOSA-TV is broadcast on VHF channel 7 and is a CBS affiliate. The Company acquired KOSA-TV in June 1996. There are three other commercial stations in the market, ABC and NBC affiliates which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the Nielsen ratings reports, KOSA-TV was ranked number two in its market with a 4 rating and a 14% share of households viewing television. KOSA-TV currently is the number two ranked news station in the market and broadcasts 11 hours of local news programming each week. The Station plans to expand its weekend news coverage and add a one hour weekday morning news program later this year. KOSA-TV's special value-added local sale efforts in 1997 included 'The Ector County Foodbank Telethon,' 'The Permian Basin Fair' and 'Cop of the Week,' a sponsored project saluting excellence in local law enforcement. In addition, KOSA-TV produces sports programs focusing on area high school football teams and the local minor league hockey team. KOSA-TV's first run and off-network syndicated programming includes 'Live With Regis & Kathie Lee,' 'Montel Williams,' 'Grace Under Fire' and 'Married . . . With Children.' Additionally, beginning in the fall of 1998, the Station will add 'The Roseanne Show' to its first run syndicated programming schedule.

KHQA-TV (CBS) QUINCY, ILLINOIS, HANNIBAL, MISSOURI AND KEOKUK, IOWA

     Market Description. The Quincy-Hannibal-Keokuk DMA consists of 17 counties, eight of which are in western Illinois, eight of which are in northeastern Missouri and one of which is in southeastern Iowa. Quincy, Illinois and Hannibal, Missouri are situated on opposite sides of the Mississippi River approximately 100 miles northwest of St. Louis, Missouri. Keokuk, Iowa is also located along the Mississippi River approximately 40 miles north of the Quincy-Hannibal area. The local economy is predominantly agricultural. This market is considered one of the largest soybean, hog and corn producing areas in the nation. Prominent corporations with facilities in this market include Moorman Manufacturing Company, American Cyanamid Company, Archer-Daniels Midland, Pillsbury, Inc., Quincy Soybean Co., Harris Corporation, Shaeffer Pen Company and Buckhorn Rubber Products.

     Station History and Characteristics. KHQA-TV was originally licensed in 1953 to serve the greater Quincy, Illinois-Hannibal, Missouri market. The Quincy-Hannibal-Keokuk market is ranked 160th in the United States, with approximately 111,400 television households and a population of approximately 309,000. This market has a cable penetration rate of 61%. KHQA-TV is broadcast on VHF channel 7 and is a CBS affiliate. The Company acquired KHQA-TV in 1986. There is one other commercial station in this market, an NBC affiliate carried on a VHF channel. In January 1998, KHQA-TV relocated to a new 18,000 square foot state-of-the-art digital television facility in Quincy, Illinois.

     Station Performance. According to the Nielsen ratings reports, KHQA-TV was ranked number one in its market with a 7 rating and a 24% share of households viewing television. KHQA-TV currently is the number two ranked news station in this market and broadcasts 13 hours and 30 minutes of local news programming each week. KHQA-TV's special value-added local sales efforts in 1997 included '7 Who Care,' a program saluting area volunteers, 'Kids Who Care,' a campaign to teach and promote child safety, 'Made in the Tri-States' and 'Beyond the Book,' news projects focusing on area businesses and schools, and 'The Holiday Shopping Show,'

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a sales promotion presenting holiday shopping ideas. KHQA-TV's first run and off-network syndicated programming includes 'Wheel of Fortune,' 'Jeopardy,' 'Seinfeld,' 'The Oprah Winfrey Show' and the recently acquired 'The Rosie O'Donnell Show.'

WTVY-TV (CBS) DOTHAN, ALABAMA AND PANAMA CITY, FLORIDA

     Market Description. WTVY-TV is one of the few television stations in the United States that serves two DMAs. The Dothan DMA consists of six counties, five of which are in southeastern Alabama and one of which is in southwestern Georgia. Dothan is located approximately 90 miles southeast of Montgomery, Alabama and 80 miles north of Panama City, Florida. The Panama City DMA consists of nine counties in the middle of the Florida Panhandle.

     The Dothan economy, historically agricultural, is currently evenly distributed among the service, light manufacturing and agricultural sectors. Dothan is known as the 'Peanut Capital of the World,' producing 25% of all peanuts grown in the United States. Peanuts account for half of the area's farm income, with cattle, poultry, corn, wheat, soybeans, cotton, fruits and vegetables making up the other half. Prominent corporations with facilities in the area include the Sony Corporation, Perdue Farms, Inc., General Electric Company and AAA Cooper Transport Company. Dothan is also home to the area's largest regional shopping mall, two regional hospitals and five educational institutions offering collegiate, technical and vocational studies. The Dothan DMA is also the site of the Fort Rucker United States Army Aviation Station. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Panama City is the county seat of Bay County, Florida and is located on the Gulf of Mexico at the mouth of St. Andrew's Bay. The Panama City economy is heavily based on year-round tourism as a result of its affordability when compared to other Florida beach areas. Prominent corporations in the area include the Champion Paper Company and Stone Container Corporation, as well as more than 100 other manufacturers. The Panama City DMA is also the site of the Tyndall United States Air Force Base and the Coastal Systems Station of the United States Navy. Currently these locations are not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. In addition, Panama City has a foreign trade zone and deep water port, rail transportation and easy access to Interstate-10, the Jacksonville, Florida to New Orleans, Louisiana Interstate highway.

     Station History and Characteristics. WTVY-TV, originally licensed in 1955 to serve the Dothan, Alabama metropolitan area, currently serves the DMAs of Dothan, Alabama and Panama City, Florida. The Dothan market is ranked 173rd in the United States, with approximately 86,390 television households and a population of approximately 230,000, while the Panama City market is ranked 157th with approximately 117,220 television households and a population of approximately 303,000. The Dothan market has a cable penetration rate of 69% and the Panama City market has a cable penetration rate of 66%. If combined, these two markets would rank as the 123rd largest market in the United States. WTVY-TV is broadcast on VHF channel 4 and is a CBS affiliate. The Company acquired WTVY-TV on March 31, 1995. WTVY-TV competes with two other stations in the Dothan market, affiliates of ABC and Fox which broadcast on UHF channels. In the Panama City market, WTVY-TV competes with three other commercial stations, affiliates of ABC and NBC which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the Nielsen ratings reports, WTVY-TV was ranked number one in the Dothan market with an 8 rating and a 25% share of households viewing television. It was also ranked third in the Panama City market with a 4 rating and a 12% share of households viewing television. WTVY-TV currently is the number one ranked news station in the Dothan market and broadcasts 16 hours of local news programming each week. WTVY-TV's special value-added local sales efforts in 1997 included 'Hometown Salutes,' saluting area communities, 'LiveLine,' live call-in programs focusing on issues such as health, 'Energy for Education,' a campaign to recognize superior students and teachers and 'WeatherSchool,' an educational project undertaken with area schools to build interest in weather and science. WTVY-TV's first run syndicated programming includes 'Wheel of Fortune,' 'Live with Regis & Kathie Lee,' 'Martha Stewart Living' and the recently acquired 'The Oprah Winfrey Show.'

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WHSV-TV (ABC) HARRISONBURG, VIRGINIA

     Market Description. The Harrisonburg DMA consists of four counties, two of which are in northwestern Virginia and two of which are in northeastern West Virginia. Harrisonburg is located in the Shenandoah Valley between the Allegheny and Blue Ridge Mountains, approximately 110 miles west of Washington, D.C. and 110 miles northwest of Richmond, Virginia. The Harrisonburg economy has been growing rapidly over the past several years. Several prominent companies have established regional operations in the Harrisonburg market, including the Coors Brewing Company and R.R. Donnelly & Sons Co., Inc. Other companies in this area include Rocco Turkey, Inc., WLR Foods, Inc., Tyson Foods, Inc., Hershey Co., Owens-Brockway Plastics & Closures and Merck & Co., Inc. Harrisonburg is also the home of James Madison University, the largest state university in the Virginia University system with approximately 12,000 students.

     Station History and Characteristics. Since its inception in 1953, WHSV-TV has been the only VHF commercial television station serving the Harrisonburg market. The Harrisonburg market is ranked 177th in the United States, with approximately 81,120 television households and a population of approximately 218,000. This market has a cable penetration rate of 74%. WHSV-TV is broadcast on VHF channel 3 and is an ABC affiliate. The Company acquired WHSV-TV in 1986. The Station is also carried on a UHF translator on channel 64 in the adjacent Charlottesville, Virginia market. The higher costs for advertising in surrounding urban areas results in a competitive advantage for WHSV-TV in attracting local advertising revenues.

     Station Performance. According to the Nielsen ratings reports, WHSV-TV had a 6 rating and a 23% share of households viewing television. WHSV-TV currently broadcasts 15 hours and 20 minutes of local news programming each week. WHSV-TV's special value-added local sales efforts in 1997 included 'Toys for Tots,' an annual holiday toy drive, 'Children First,' a campaign to raise awareness of children's needs and issues and 'WeatherSchool,' an educational project undertaken with area schools to build interest in weather and science. In addition, WHSV-TV supports 'Celebrate Smart,' a project to combat drunk driving, and 'First Night Harrisonburg,' an annual New Year's celebration. WHSV-TV's first run and off-network syndicated programming includes 'Wheel of Fortune,' 'Jeopardy,' 'Home Improvement,' 'The Oprah Winfrey Show' and 'Live with Regis & Kathie Lee.' Additionally, beginning in the fall of 1998, the Station will add 'Hollywood Squares' to its first run syndicated programming schedule.

WBKO-TV (ABC) BOWLING GREEN, KENTUCKY

     Market Description. The Bowling Green DMA consists of eight counties in southcentral Kentucky. Bowling Green is approximately 110 miles south of Louisville, Kentucky and 60 miles north of Nashville, Tennessee. Bowling Green lies between two different geographic regions: the 'Pennyroyal,' a rural area where agriculture and mining are major factors in the economy, and the 'Bluegrass,' a region featuring rich soil and rolling hills on which some of the most prominent thoroughbred horse farms in the world are located. Prominent corporations with facilities in this area include Fruit of the Loom, General Motors Corvette Assembly Division, the Holley Division of Coltec Industries, Eaton Corporation, Lord Corporation, Country Oven Bakery Division of Kroger Stores, Inc. and Hills Pet Products. Bowling Green is also the home of Western Kentucky University with approximately 15,000 students and 2,500 employees.

     Station History and Characteristics. WBKO-TV was originally licensed in 1962 to serve southcentral Kentucky. The Bowling Green market is ranked 182nd in the United States, with approximately 74,740 television households and a population of approximately 185,000. This market has a cable penetration rate of 55%. WBKO-TV is broadcast on VHF channel 13 and is an ABC affiliate. The Company acquired WBKO-TV in 1983. There is one other commercial station in this market, a Fox affiliate which broadcasts on a UHF channel. WBKO-TV also competes to some extent with three stations broadcasting from Nashville, Tennessee.

     Station Performance. According to the Nielsen ratings reports, WBKO-TV was ranked number one in its market with an 8 rating and a 28% share of households viewing television. WBKO-TV currently is the number one ranked news station in this market and broadcasts 19 hours and 30 minutes of local news programming each week, including 30 minutes recently added to the Station's daily 'AM Kentucky' program. WBKO-TV's special value-added local sales efforts in 1997 included 'Children First,' a campaign to raise awareness of children's needs and issues, 'Home and Garden Expo,' and 'Bikes for Kids for Christmas' projects. Further, WBKO-TV supports events such as 'Relay for Life,' which benefits The American Cancer Society, 'The Glasgow Highland Games,' and 'The TransFinancial Balloon Classic.' WBKO-TV's first run and off-network syndicated

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programming includes 'Home Improvement,' 'The Oprah Winfrey Show,' 'Live with
Regis & Kathie Lee' and 'Martha Stewart Living.'

WTOK-TV (ABC) MERIDIAN, MISSISSIPPI

     Market Description. The Meridian DMA consists of seven counties, five of which are in eastern Mississippi and two of which are in western Alabama. Meridian is approximately 150 miles west of Montgomery, Alabama and 90 miles east of Jackson, Mississippi. The Meridian economy, traditionally based on the cattle and timber industries, has recently evolved into a medical and financial hub for eastern Mississippi and western Alabama. In addition, Meridian's favorable industrial climate has lured over 100 manufacturing plants to the area, including Peavey Electronics Corporation, James River Corp., Avery Dennison Stationery Products Division and the Delco-Remy Division of General Motors. There are also many large hospitals in the area, including Rush Foundation Hospital, East Mississippi State Hospital, Riley Memorial Hospital and Jeff Anderson Regional Medical Center, which together employ over 3,800 individuals. Additionally, the opening of a regional shopping mall in 1997 has generated approximately 2,000 jobs. Meridian is also site of the Meridian Naval Air Station, a United States Naval training facility. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. WTOK-TV was originally licensed in 1953 to serve Meridian, Mississippi. The Meridian market is ranked 183rd in the United States, with approximately 67,030 television households and a population of approximately 185,000. This market has a cable penetration rate of 53%. WTOK-TV is broadcast on VHF channel 11 and is an ABC affiliate. The Company acquired WTOK-TV in 1988. The other two commercial stations in the market, affiliates of NBC and CBS, are broadcast on UHF channels with considerably smaller broadcast coverage than WTOK-TV. The CBS affiliate recommenced broadcasting in April 1994 after ceasing operations in April 1992. In August 1995, the CBS and NBC affiliates entered into a local marketing agreement pursuant to which the CBS affiliate manages the NBC affiliate.

     Station Performance. According to the Nielsen ratings reports, WTOK-TV was ranked number one in its market with an 8 rating and a 25% share of households viewing television. WTOK-TV currently is the number one ranked news station in this market and broadcasts 13 hours and 55 minutes of local news programming each week. WTOK-TV's special value-added local sales efforts in 1997 included 'Coats for Kids,' a program to provide for area children in need, 'Children's First Day,' an annual information and entertainment festival and 'Toy-a-thon,' an annual holiday toy drive. In addition, WTOK-TV presents significant local political coverage, including debates, forums and town meetings. WTOK-TV's first run syndicated programming includes 'The Oprah Winfrey Show,' 'Montel Williams,' 'Sally Jessy Raphael' and 'Live with Regis & Kathie Lee.'

WTAP-TV (NBC) PARKERSBURG, WEST VIRGINIA

     Market Description. The Parkersburg DMA consists of three counties, two of which are in western West Virginia and one of which is in eastern Ohio. Parkersburg is located at the confluence of the Little Kanawha and the Ohio rivers, approximately 140 miles from Pittsburgh, Pennsylvania and approximately 75 miles from Charleston, West Virginia. The Parkersburg economy is evenly distributed among the manufacturing and services sectors. A number of prominent companies maintain facilities in the Parkersburg market, including E. I. du Pont de Nemours & Co., General Electric Plastics, Shell Chemical, Ames Company, Nashua Photo, Inc. and Schott Scientific Glass, Inc. The area is also home to the Bureau of Public Debt, the printer for all United States government bonds, as well as several regional educational institutions including West Virginia University at Parkersburg, Ohio Valley College and Marietta State College with an aggregate student population of approximately 5,500.

     Station History and Characteristics. WTAP-TV was originally licensed in 1953 and is the only commercial television station licensed to serve the Parkersburg market. The Parkersburg market is ranked 186th in the United States, with approximately 61,730 television households and a population of approximately 160,000. This market has a cable penetration rate of 78%. WTAP-TV is broadcast on UHF channel 15 and is an NBC affiliate. The Company acquired WTAP-TV in 1979. Other network affiliated stations, including one NBC affiliate, located in Charleston, West Virginia and Columbus, Ohio are carried on cable systems in Parkersburg, but are not part of the Parkersburg DMA.

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     Station Performance. According to the Nielsen ratings reports, WTAP-TV had
a 9 rating and a 28% share of households viewing television. WTAP-TV currently broadcasts 15 hours of local news programming each week. WTAP-TV's special value-added local sales efforts in 1997 included 'Coats for Kids,' a program to provide for area children in need, and 'Back to School Safety Tips' and 'Hunter Safety Tips,' campaigns to teach and promote safety concerns. Further, WTAP-TV presents significant local election coverage, including debates. WTAP-TV's first run and off-network syndicated programming includes 'Wheel of Fortune,' 'Jeopardy,' 'Home Improvement,' 'Seinfeld,' 'The Oprah Winfrey Show,' 'Montel Williams' and 'Live with Regis & Kathie Lee.'

KGWN-TV (CBS) CHEYENNE, WYOMING
KSTF-TV (CBS) SCOTTSBLUFF, NEBRASKA
KTVS-TV (CBS) STERLING, COLORADO

     Market Description. The Cheyenne-Scottsbluff DMA consists of the three counties, two in southeastern Wyoming and one in western Nebraska. Cheyenne, the state capital of Wyoming, is located approximately 100 miles north of Denver, Colorado. The Cheyenne economy is supported primarily by government, transportation, tourism, services and light manufacturing. Significant employers in the area include Union Pacific Railroad, United Medical Center, Veteran's Administration Hospital, Safecard and Frontier Oil Refinery. Cheyenne is also home to the F. E. Warren United States Air Force Base, which employs more than 4,200 people in military and civilian capacities. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     In order to properly serve the Cheyenne-Scottsbluff DMA, KGWN-TV operates two satellite television stations, KSTF-TV in Scottsbluff, Nebraska and KTVS-TV in Sterling, Colorado. Scottsbluff is located in Scotts Bluff County, Nebraska approximately 100 miles northeast of Cheyenne. Sterling is located in Logan County, Colorado approximately 100 miles southeast of Cheyenne. The satellite stations serve sparsely populated rural areas which lack the resources to support full-service broadcast operations unrelated to the parent Station's more populous communities.

     Station History and Characteristics. KGWN-TV, originally licensed in 1954 to serve Cheyenne, Wyoming, also serves Scottsbluff, Nebraska through satellite station KSTF-TV and Sterling, Colorado through satellite station KTVS-TV. Since first going on the air, KGWN-TV has been the only home market station in the city of Cheyenne and Laramie County. The Cheyenne-Scottsbluff market is ranked 195th in the United States with approximately 49,940 television households and a population of approximately 129,000. This market has a cable penetration rate of 73%. KGWN-TV is broadcast on VHF channel 5 and is a CBS affiliate. KSTF-TV, broadcast on VHF channel 10, and KTVS-TV, broadcast on VHF channel 3, are operated as S-2 satellites receiving a substantial portion of their programming from KGWN-TV. However, as S-2 satellites, KSTF-TV and KTVS-TV broadcast some self-produced local programming which is not provided by KGWN-TV. KGWN-TV competes with two other commercial stations in the Cheyenne market, a satellite station of an ABC affiliate in Casper, Wyoming which broadcasts Fox programming in Cheyenne, and a satellite station of an NBC affiliate, both of which satellite stations broadcast on UHF channels. KSTF-TV competes with one other commercial station in the Scottsbluff market, a satellite station of an ABC affiliate which broadcasts on a VHF channel. KTVS-TV competes to some extent with several stations broadcasting from Denver, Colorado.

     Station Performance. According to the Nielsen ratings reports, KGWN-TV was ranked number one in its market with a 5 rating and a 18% share of households viewing television. KGWN-TV currently is the number one news station in this market. Since being acquired in June 1996 by the Company, the Station has added weekday newscasts at 6:30 am, 12:00 noon and 5:00 pm, as well as expanded coverage during the 7:00 to 9:00 am time period. Currently, the Station airs 14 hours and 20 minutes of local news programming per week as opposed to 6 hours and 50 minutes it broadcast each week prior to being acquired by the Company. KGWN-TV's special value-added local sales efforts in 1997 included live and promotional coverage of Cheyenne Frontier Days, a 10-day western celebration featuring the world's largest outdoor rodeo, the live broadcast of the 'Fire in the Sky' Fourth of July celebration and 'Motorsports Shootout,' a car and bike show and festival. Further, KGWN-TV presents the 'Cheyenne Christmas Parade,' 'Christmas Choral Festival' and 'Holiday Shopper,' a direct mail campaign. Since being acquired by the Company, the Station has added 'The Rosie O'Donnell Show' to its first run syndicated programming schedule. KGWN-TV's first run and off-

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network syndicated programming also includes 'Live with Regis & Kathie Lee,'
'Mad About You' and 'Martha Stewart Living.'

KGWC-TV (CBS) CASPER, WYOMING
KGWL-TV (CBS) LANDER, WYOMING
KGWR-TV (CBS) ROCK SPRINGS, WYOMING

     Market Description. The Casper-Riverton DMA consists of five counties in central Wyoming. Casper is located approximately 280 miles southeast of Billings, Montana and 275 miles north of Denver, Colorado. The Casper economy, historically centered on oil and agriculture, has recently diversified with the growth of its service sector. Major employers in the area include the Wyoming Medical Center, Wotco, Inc, Union Pacific Railroad, Safecard and Frontier Oil Refinery. Casper is also home to Casper College and the University of Wyoming-Casper, with an aggregate student population of approximately 4,500.

     In order to properly serve the vast geographic area covered by the Casper-Riverton DMA, KGWC-TV operates two satellite television stations, KGWL-TV in Lander, Wyoming and KGWR-TV in Rock Springs, Wyoming. Lander is located in Freemont County approximately 120 miles west of Casper. Rock Springs is located in Sweetwater County approximately 165 miles southwest of Casper. The satellite stations serve sparsely populated rural areas which lack the resources to support full-service broadcast operations unrelated to the parent Station's more populous communities.

     Station History and Characteristics. KGWC-TV, originally licensed in 1980 to serve Casper, Wyoming, also serves Lander, Wyoming through satellite station KGWL-TV and Rock Springs, Wyoming through satellite station KGWR-TV. The Casper-Riverton market is ranked 200th in the United States, with approximately 47,820 television households and a population of approximately 125,000. This market has a cable penetration rate of 64%. KGWC-TV is broadcast on UHF channel 14 and is a CBS affiliate. KGWL-TV, broadcast on VHF channel 5, and KGWR-TV, broadcast on VHF channel 13, are operated as S-1 satellite stations receiving all of their programming from KGWC-TV. KGWC-TV competes with two other commercial stations in this market, an NBC affiliate which broadcasts on a VHF channel and an ABC/Fox affiliate which broadcasts on a UHF channel. In November 1997, KGWC-TV relocated to a 10,000 square foot leased facility in downtown Casper. The new location includes significant technological improvements in order to better serve the market.

     Station Performance. According to the Nielsen ratings reports, KGWC-TV was ranked number two in its market with a 3 rating and a 10% share of households viewing television. KGWC-TV currently is the number two ranked news station in this market. Currently, the Station airs 6 hours of local news programming per week. KGWC-TV's special value-added local sales efforts in 1997 included sponsorship of the local and state-wide 'Catch a Rising Star' talent contest, 'Celebrate Casper,' a local art festival, and 'The Central Wyoming Fair and Rodeo.' In addition, KGWC-TV produces the annual 'Christmas Parade' and provides coverage of the Wyoming State Wrestling and Basketball tournaments. Since being acquired by the Company, the Station has added 'Wheel of Fortune' and 'The Rosie O'Donnell Show' to its first run syndicated programming schedule and has acquired the rights to air 'The Roseanne Show' beginning in the fall of 1998. KGWC-TV's first run and off-network syndicated programming also includes 'Live with Regis & Kathie Lee,' 'Mad About You' and 'Martha Stewart Living.'

INDUSTRY BACKGROUND

     Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently there are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a broadcast station is granted by the FCC. Television stations can be distinguished by the frequency on which they broadcast. Television stations which broadcast over the very high frequency (VHF) band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency (UHF) band (channels 14-69) of the spectrum because VHF channels typically cover larger geographic areas and operate at a lower transmission cost. However, specific market characteristics such as population densities, geographic features or other factors may determine whether UHF stations are in fact at a competitive disadvantage.

     Television station revenues are primarily derived from local, regional and national advertising and, to a modest extent, from network compensation and revenues from tower rentals and commercial production

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activities. Advertising rates are based upon numerous factors including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time allotted to commercials, the size and demographic make-up of the audience and the availability of alternative advertising media in the market area. The extent of advertising expenditures, which are sensitive to broad economic trends, has historically affected the broadcast industry.

     Whether or not a station is affiliated with one of the four major networks (ABC, CBS, NBC or Fox) may have a significant impact on the composition of the station's programming, revenues, expenses and operations. A typical network affiliate receives a significant portion of its daily programming from the network. This programming, together with cash payments, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time sold during the broadcast of network programming. The Fox network has operating characteristics which are similar to ABC, CBS and NBC, although the hours of network programming produced for Fox affiliates is less than that produced by the other major networks. In addition, UPN and The Warner Bros. Television Network recently have been launched as new television networks. However, neither produce a significant amount of network programming.

     Through the 1970s, network television broadcasting generally enjoyed dominance in viewership and television advertising revenues. FCC regulation evolved to address this dominance, with the focus on increasing competition and diversity of programming in the television broadcasting industry. See
' -- Federal Regulation of Television Broadcasting.'

     Cable television systems were first installed in significant numbers in the late 1960s and early 1970s and were initially used to retransmit broadcast television programming in areas with poor broadcast signal reception. According to the 1998 Television & Cable Factbook, cable television currently passes approximately 93% of all television households nationwide and approximately 69% of such households are cable subscribers. Cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With increased cable penetration, the cable programming share of advertising revenues has increased. Notwithstanding increased cable viewership and advertising, broadcast television remains the dominant distribution system for mass market television advertising. No single cable programming network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. Despite the growth in alternative programming from cable, according to Nielsen, 70% of all prime time television viewing time during the 1997-1998 broadcast season through February 1998 was spent viewing ABC, CBS, NBC, Fox, Warner Bros. or UPN programming.

     Other developments have also affected television programming and delivery. Independent stations have emerged as viable competitors for television viewership share, particularly as the result of the availability of first run network programming from UPN and The Warner Bros. Television Network. In addition, there has been substantial growth in the number of home satellite dish receivers and VCRs, which has further expanded the number of programming alternatives for television audiences. Furthermore, direct broadcast satellite services ('DBS') to homes from satellites became available on a nationwide basis during 1994. See ' -- Competition.'

NETWORK AFFILIATION OF THE STATIONS

     Each of the Stations is affiliated with either ABC, CBS, NBC or Fox pursuant to an affiliation agreement. Each affiliation agreement provides the affiliated Station with the right to broadcast all programs transmitted by the network with which the Station is affiliated. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. In exchange for every hour that a Station elects to broadcast network programming, the network pays the Station a specified fee, which varies with the time of day. Typically, prime-time programming generates the highest hourly rates. Rates are subject to increase or decrease by the network during the term of an affiliation agreement, with provisions for advance notices and the right of termination by the Station in the event of a reduction of rates.

     Each of the Stations' network affiliation agreements currently runs for a period of two to ten years. WYTV, WBKO-TV, WTOK-TV and WHSV-TV, all of which are ABC affiliates, each have a five-year affiliation agreement which expires in 1999. KMIZ(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of its term upon 180 days' advance notice. WHOI(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2005 and which does not provide for renewals. Each of KDLH-TV,

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WIFR-TV, KHQA-TV, WTVY-TV, KGWN-TV, KGWC-TV, KCOY-TV, WIBW-TV, WSAW-TV, WTRF-TV,
KAUZ-TV and KOSA-TV, all of which are CBS affiliates, has a ten-year affiliation agreement which expires in 2005 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. Each of WMTV(TV), WWLP(TV) and WILX-TV, all of which are NBC affiliates, has an affiliation agreement which expires in 2006 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. WTAP-TV, an NBC affiliate, operates under a five-year affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of any term upon 12 months' advance notice.

     In December 1995, the Company entered into new long-term affiliation agreements with CBS effective retroactive to July 1, 1995 on behalf of KDLH-TV, WIFR-TV and KHQA-TV and agreed to extend the term of the affiliation agreement for WTVY-TV from 2004 to 2005. In connection with such arrangements, CBS paid the Company bonus payments of $2.5 million in the fourth quarter of 1995 and $2.5 million in the first quarter of 1996. These payments will be recognized as revenue by the Company at the rate of $0.5 million per year over the ten-year period of the affiliation agreements. The Company also agreed with CBS that, upon the consummation of the Acquisitions, the term of the affiliation agreements of the Stauffer Stations that are CBS affiliates would be extended from 2000 to 2005 and the term of the affiliation agreements of the Brissette Stations that are CBS affiliates would be extended from 2004 to 2005.

     During August 1997, the Company completed the purchase of the television broadcasting licenses and certain equipment of K02NQ and K11TB, two low-power television stations located in Columbia and Jefferson City, Missouri and jointly known as 'Fox 11.' Concurrently with such purchase, the Company entered into a network affiliation agreement for such Stations with Fox which expires July 31, 1999, and automatically continues until terminated by either party upon 120 days' advance notice. These two Stations began operating in September 1997. The primary means of distribution for these Stations is via cable television.

     In addition to its affiliation arrangements, the Company entered into agreements with Fox to broadcast football games of the National Football Conference ('NFC') of the National Football League and certain other Fox programming in non-network time periods for the 1996 and 1997 broadcast seasons. The Company has had similar arrangements with Fox since 1994. In 1997, the Company broadcast the NFC football games and other Fox programming on KHQA-TV, KDLH-TV, WYTV and Fox 11. The Company will broadcast NFC football games in 1998 only on Fox 11.

     Beginning in the fall of 1998, CBS will broadcast football games of the American Football Conference ('AFC') of the National Football League and NBC will no longer broadcast such games. All of the Stations which are CBS affiliates will broadcast AFC football games. CBS and its affiliates (including the Company) recently announced an agreement in principle whereby the affiliates will contribute to CBS's costs for the rights to AFC football games. CBS affiliated stations will forego a portion of their network compensation in exchange for additional commercial inventory during AFC football games and during prime time. The Company believes that the amounts it will realize from the sale of additional commercial inventory are likely to substantially offset or exceed the reduced network compensation from CBS and, as a result, the Company does not believe that this arrangement will have a material adverse effect on the Company.

     In the third quarter of 1997, the Company entered into 10-year agreements with The Warner Bros. Television Network to develop a local cable affiliate called the 'WeB' in each of the Company's 20 markets which are outside of the 100 largest in the U.S., as measured by Nielsen. The WeB is intended to be a 24 hour, seven day a week television channel which will broadcast The Warner Bros. Television Network prime time programming, Warner Bros. children's programming and syndicated programming of Warner Bros. and others. The Company recently entered into an agreement with Tele-Communications, Inc., the largest cable system operator in the United States, for the carriage of WeB programming on Tele-Communications, Inc.'s cable systems in the Company's WeB markets. The Company is currently in negotiations with other cable systems in its markets for the carriage of WeB programming. The WeB is scheduled to begin service by the fall of 1998 in most 100-plus markets. The Company will be responsible for all local sales efforts for the new channels in its markets. The Company does not anticipate a significant effect on operations during 1998 nor does it anticipate that significant capital expenditures will be required in connection with the development of its WeB affiliates.

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ADVERTISING SALES

     Television station revenues are derived primarily from local, regional and national advertising time and, to a lesser extent, from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. Advertising rates are based upon numerous factors including a program's popularity among the viewers an advertiser wishes to target, the number of advertisers competing for the available time, the size and demographic composition of a program's audience and the availability of competing or alternative advertising media in the market area. Because broadcast television stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry and as a result may contribute to a decrease in the revenues of broadcast television stations. The Company seeks to manage its spot inventory efficiently thereby maximizing advertising rates.

     Local Sales. Approximately 56.1% of the gross revenues of the Stations in 1997 came from local and regional advertisers. Local and regional advertising is sold primarily by each Station's professional sales staff. Typical local and regional advertisers include automobile dealerships, retailers, local grocery chains, soft drink bottlers, state lotteries and restaurants. The Company focuses on local advertisers by producing their commercials, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers value-added community identity. The Company's management team monitors sales plans and promotional activities and shares such information among the Stations on a weekly basis.

     National Sales. Approximately 29.1% of the gross revenues of the Stations in 1997 came from national advertisers. Typical national advertisers include automobile manufacturers, consumer goods manufacturers, communications companies, fast food franchisors, national retailers and direct marketers. National advertising time is sold through representative agencies retained by the Company. Nine of the Stations are represented by Katz Communications, Inc., six Stations are represented by Petry Television, Inc., five Stations are represented by Harrington, Righter & Parsons, L.L.P. and three Stations are represented by TeleRep, Inc. The Stations' national sales coordinators actively assist their national sales representatives to induce national advertisers to increase their national spot expenditures designated to the Company's markets.

COMPETITION

     The principal methods of competition in television broadcasting are the development of audience interest through programming and promotions and competition in rates charged to advertisers. Broadcast television stations compete for advertising revenues with other broadcast stations, cable television and all other advertising media in their market areas and generally do not compete with stations in other markets. The Company has generally acquired stations in markets where there are only a limited number of over-the-air television stations competing for local viewership and for local advertising revenues. In two of its markets, the Company owns the only local television station. In four markets, the Company owns one of only two local television stations. In eight markets, the Company owns one of three local television stations. In six markets, the Company owns one of four local television stations. In the Columbia and Jefferson City, Missouri market the Company owns two of five stations, one of the owned stations being the jointly operated low-power stations known in the market as Fox-11. In addition, WTVY-TV competes with two other stations in the Dothan market and with three other stations in the Panama City market.

     Audience. Stations compete for audience on the basis of program popularity which has a direct effect on advertising rates. A significant portion of the Company's daily programming is supplied by the networks. In those time periods, the Stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the Stations with local news and syndicated programs generally purchased for cash and barter and, to a lesser extent, barter-only.

     The development of methods of television transmission of video programming other than over-the-air broadcasting, and in particular the growth of cable television and DBS, have significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming distributed by the cable system. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of

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multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience in small and medium-sized markets.

     The FCC has authorized several entities to construct and launch satellites to deliver DBS to homes from satellites. Three DBS companies provide nationwide service and MCI Communications has acquired the right to launch a fourth DBS satellite server in a joint venture with the parent of Fox. Fox has announced plans to sell its DBS license to a coalition of cable companies.

     Several DBS companies provide signals of out-of-market network affiliated stations to 'unserved households' in the Stations' markets. The legal definition of an 'unserved household' is one that, among other things, cannot receive a specific grade of service from a local broadcast station. Many stations have alleged in litigation that satellite carriers sell these signals to households that are served by local stations. In addition, DBS provider Echostar began providing transmission of local television stations to viewers in the markets in which those stations are licensed and has asked for a change in legislation to permit that service to be provided to 'served' households.

     The FCC has also adopted rules which may significantly increase the number of multipoint distribution service stations ('MDS') (i.e., video service distributed on microwave frequencies which can only be received by special microwave antennae). These MDS stations have launched service in several cities, and several telephone companies have also begun offering MDS service. In addition, the FCC has authorized a 28 GHz microwave cable service that will have the potential to provide up to 100 channels or more of video. The FCC is also licensing low-power television stations which are television stations with coverage areas much smaller than those served by full-power conventional television stations.

     Current technology offers several different methods for transmitting television signals with greatly improved definition, color rendition, sound and wider screen picture. Collectively, these improvements are referred to as digital television or DTV, with the most advanced type of transmission system being high definition television. Intensive research and development efforts have achieved forms of DTV that can be transmitted by existing terrestrial broadcasters in the United States. A number of such proposed systems have been extensively tested by an industry test center under the auspices of an Industry Advisory Committee reporting to the FCC. Following such testing, the major proponents of the competing systems agreed to combine their efforts to produce a single DTV system, and these efforts resulted in technical standards that were submitted to the FCC in 1995. In late 1996, the FCC adopted a technical standard for DTV. The standard will involve the broadcast of DTV on a separate television channel from that used for conventional broadcasting. This separate channel may also be used by broadcasters for data transmission and multi-channel transmission. The FCC has recently assigned licenses to permit television broadcasters to provide DTV services. Although in some cases a DTV channel may provide a station with a smaller geographic service area than its current channel, most stations are expected to obtain DTV service areas that are consistent with their current service areas. At the end of a transition period, each broadcaster is required to return to the FCC one of these two channels. This transition ultimately will permit broadcasters to provide higher quality services to their viewers and may permit broadcasters to compete more effectively with other digital video systems. However, constructing and operating a second television channel will require a substantial capital outlay for all of the Stations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

     In addition, the Balanced Budget Act of 1997 requires (unless the FCC finds that certain requirements have not been met) broadcasters to return their analog channels on an expedited basis by 2006 to permit them to be reauctioned to new licensees. An expedited transition period could require the Company to end analog transmission before all its viewers (particularly those in the smaller markets which the Company serves) have purchased DTV-compatible reception equipment. See 'Risk Factors -- Competition Within the Television Industry; Digital Advanced Television.'

     Programming. Competition for programming involves negotiating with national program distributors or syndicators which sell first run and off-network rerun packages of programming. The Stations compete against other local broadcast stations for exclusive access to first run product (such as 'The Oprah Winfrey Show,' 'Wheel of Fortune' and 'Jeopardy') and for off-network reruns (such as 'Home Improvement,' 'Seinfeld' and 'Mad About You') in their respective markets. Cable systems generally do not compete with local stations for

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programming, although various national cable networks have acquired programs that would have otherwise been offered to local television stations. Competition also occurs for exclusive news stories and features.

     Advertising. The Stations compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising expenditures in the broadcasting industry occurs primarily in individual markets. Generally, television broadcasting stations in one market do not compete with stations in other market areas.

     Management cannot predict the exact nature of the competition it will face in any market since competing stations may change owners, affiliations and/or programming focus at any time. The Company cannot predict the effect the changes in legislation or technology, discussed herein, will have on its operations. In certain markets, construction permits for new stations have been or may be granted.

RATING SERVICE DATA

     All television stations in the United States are grouped into 211 television markets which are ranked in size according to the numbered television households in such markets. Nielsen periodically publishes reports on the estimated audience for the television stations in the various television markets throughout the country. The audience estimates are expressed in terms of the percentage of the total potential audience in a market viewing a particular station (the station's 'rating') and of the percentage of households actually viewing television (the station's 'share'). The ratings reports provide data on the basis of total television households and selected demographic groupings in 15-minute or half-hour increments for a particular market. Each specific geographic market is called a DMA. Every county in the continental United States is assigned to a DMA of a specific television market on an exclusive basis. In larger markets, ratings are determined by a combination of meters connected directly to selected television sets (the results of which are reported on a daily basis) and weekly diaries of television viewing prepared by the actual viewers, while in smaller markets only weekly diaries are completed during four separate four-week periods during the course of any year. These periods are commonly known as 'sweeps periods.' All the Company's markets are measured during these sweeps periods.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     Existing Regulation. Television broadcasting is subject to the jurisdiction of the FCC, pursuant to the Communications Act. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC to issue, renew, revoke and modify broadcasting licenses, regulate the frequency and operating power of stations, determine station location, regulate the equipment used by stations, adopt rules and regulations to carry out the provisions of the Communications Act and to impose certain penalties for violation of the Communications Act. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC.

     License Grant and Renewal. Television broadcasting licenses are usually granted or renewed for the maximum allowable term of eight years. Prior to March 1996, the maximum allowable term was five years. The FCC may revoke a license or renew a license for a period shorter than the maximum allowable term if the FCC finds that the licensee has committed a serious violation of FCC rules, has committed other violations which taken together would constitute a pattern of abuse, or has otherwise failed to serve the public interest. At the time the application is made for renewal of a television license, parties in interest may file petitions to deny renewal, and such parties as well as members of the public may comment upon the service the station has provided during the preceding license term and urge denial of the application. Additionally, if an incumbent licensee fails to meet the renewal standard, and if it does not show other mitigating factors warranting a lesser sanction, the FCC then has the authority to deny the renewal application and consider a competing application.

     In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny are filed against broadcast license renewal applications. All of the Stations are presently operating under licenses expiring on various dates from 1998 to 2006. Currently, WIBW-TV, serving Topeka, Kansas; KAUZ-TV, serving Wichita Falls, Texas; KOSA-TV, serving Odessa, Texas; KGWN-TV, serving Cheyenne, Wyoming; and KGWC-TV, serving Casper, Wyoming, and its satellite stations KGWR-TV, serving Rock Springs, Wyoming, and KGWL-TV, serving Lander, Wyoming, have pending applications for license renewal. The Company is not

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aware of any facts or circumstances that might prevent any of the Stations from having its current license renewed at the end of its respective term or which might prevent the license renewal for WIBW-TV, KAUZ-TV, KOSA-TV, KGWN-TV, KGWC-TV, KGWR-TV or KGWL-TV from being granted.

     The Communications Act prohibits the assignment of a license or the transfer of control of a license without prior approval of the FCC. Under the Communications Act, no license may be held by a corporation of which more than 20% of the capital stock is owned of record, voted or subject to control by aliens, and no corporation may hold the capital stock of another corporation holding broadcast licenses if more than 25% of the capital stock of such parent corporation is owned of record, voted or subject to control by aliens, unless specific FCC authorization is obtained.

     Multiple Ownership Restrictions. The FCC has promulgated a number of rules designed to limit the ability of individuals and entities to own or have an ownership interest above a certain level (an 'attributable interest,' defined more fully below) in broadcast stations, as well as other mass media entities. These rules include limits on the number of television stations that may be owned both on a national and a local basis. On a national basis, FCC rules generally limit any individual or entity from having attributable interests in television stations with an aggregate audience reach exceeding 35% of all United States households.

     The FCC also limits the common ownership of broadcast stations with overlapping service areas, combined local ownership of a newspaper and a broadcast station and combined local ownership of a cable television system and a broadcast television station. The FCC's duopoly rule currently bars an entity from having an attributable interest in television stations in the same market with overlapping Grade B service contours. However, pending resolution of an FCC proceeding that may result in the liberalization of this rule, the FCC may allow an entity to acquire an attributable interest in two stations in different markets with overlapping Grade B contours provided the stations' Grade A contours do not overlap. Based on this interim policy, the FCC has permitted common ownership by the Company of WTRF-TV, serving Wheeling, West Virginia and Steubenville, Ohio, and WYTV, serving Youngstown, Ohio, and of WTRF-TV and WTAP-TV, serving Parkersburg, West Virginia, subject to the outcome of the pending proceeding. In 1996, the FCC granted the Company authority to acquire WMTV(TV), serving Madison, Wisconsin, despite the overlap of Grade B and Grade A contours of that station with the Company's WIFR-TV, serving Rockford, Illinois, pursuant to a temporary waiver of the duopoly rule. Prior to the end of the waiver period in December 1996, the Company requested an extension of the waiver subject to the outcome of the pending proceeding, but has been informed that such relief is not currently available because of the partially overlapping Grade A contours. As an alternative, the Company has filed an application to transfer WMTV(TV) to a trust, which application is pending. The Company may be required to dispose of one of the two Stations to a third party within six months after the processing and the grant of the application. There can be no assurance that the FCC will act to liberalize the rule or that it will do so in time to avoid the Company being required to divest certain Stations in order to eliminate any signal overlap. See 'Risk Factors -- Uncertainties Regarding License Renewals; Possible Need to Divest Stations.' Expansion of the Company's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any changes the FCC may adopt.

     Under the FCC's ownership rules, if a purchaser of the Company's common stock acquires an 'attributable' interest in the Company, a violation of FCC regulations could result if that purchaser owned or acquired an attributable interest in other media properties in a manner prohibited by the FCC's rules. All officers and directors of a licensee, as well as stockholders who own 5% or more of the outstanding voting stock of a licensee (either directly or indirectly), will generally be deemed to have an attributable interest. For certain institutional investors who exert no control or influence over a licensee, the bench-mark is 10% or more of such outstanding voting stock before attribution occurs. Under FCC regulations, debt instruments, non-voting stock and certain limited partnership interests and voting stock held by non-majority stockholders in cases in which there is a single majority stockholder are not generally subject to attribution. The FCC has initiated an inquiry into modifying several of these attribution standards. It is likely that this inquiry will be concluded in 1998; however, there can be no assurance that these rules will be changed.

     To the best of the Company's knowledge, no officer, director or stockholder of the Company holds an interest in another radio or television station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies.

     Regulation of Broadcast Operations. Television broadcasters are subject to FCC regulation in several other areas, including political broadcasting, children's programming, obscene and indecent programming and equal employment opportunities.

     Qualified candidates for Federal elective office have a right to buy advertising time on television stations. Stations may also choose, but are not required, to carry advertising by qualified state or local candidates. When a station carries advertising by one candidate (whether Federal, state, or local), the station must afford 'equal time' for advertising by that candidate's opponent(s). During the last 45 days of a primary campaign and the last 60 days of a general election campaign, stations may not charge political candidates rates any higher than the rate being charged to the most favored commercial advertiser for a spot of the same length and class in the same period. These requirements can have the effect of reducing the revenues that a station might otherwise earn during pre-election periods.

     Television stations must serve the educational and informational needs of children in their overall programming, and must air some programming specifically designed to serve the needs of children 16 years of age or younger. The FCC recently enacted rules which provide that television stations must generally air approximately three hours of core children's programs per week in order to assure routine staff-level approval of FCC license renewals. Core children's programs are defined as regularly scheduled, weekly (or more frequent) programs at least 30 minutes long which air between 7:00 am and 10:00 pm and which have as a significant purpose the educational and informational needs of children 16 years old or younger. Additionally, the FCC recently promulgated rules governing the publicizing of children's programming by broadcasters. Since 1992, FCC rules have limited the amount of commercial matter to no more than 10.5 minutes per hour on weekends and 12 minutes per hour on weekdays in programs originally produced and broadcast primarily for an audience of children 12 years of age and younger.

     Television stations may not air obscene programming at any time, and may not air indecent programming during the morning, afternoon and early evening (6:00 am to 10:00 pm). Material is obscene if it appeals to viewers' prurient interests by depicting sexual conduct in a patently offensive manner and lacks serious literary, artistic, political or scientific value. Material is indecent if it describes in patently offensive terms, sexual or excretory activities or organs.

     Television stations must have an equal employment opportunity ('EEO') policy that prohibits discrimination based on race, color, sex, religion or national origin, and must establish EEO programs that encourage recruitment and hiring of women and minorities. The FCC requires licensees to file regular employment reports with the agency, recruit minority or female applicants for vacancies, maintain records documenting the recruitment of women and minorities, work with local organizations to identify female and minority job candidates, and examine their sources of job referrals to determine if those sources are effective in providing a station with female or minority applicants.

     In all of the foregoing areas, as well as in other matters that affect operations and competition in the television broadcast industry, regulatory policies are subject to change over time and cannot be fully predicted.

     Proposed Legislation and Regulation. The Congress and the FCC currently have under consideration, and may in the future adopt, new rules, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Stations. In addition to the proposed changes set forth above, examples of such matters include policies concerning eliminating certain cross-ownership restrictions, political advertising and programming practices, flexible use of broadcast spectrum, spectrum use fees, the standards to govern evaluation of television programming directed toward children and violent and indecent programming. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as the continued establishment of DBS and wireless cable systems and low-power television stations and the participation of telephone companies in the provision of video programming.

     Implementation of the Cable Act of 1992. The Cable Television Consumer Protection and Competition Act of 1992 (the 'Cable Act') was enacted on October 5, 1992. The Cable Act imposes cable rate regulation, establishes cable ownership limitations, regulates the relationships between cable operators and their program suppliers, regulates signal carriage and retransmission consent and regulates numerous other aspects of the cable television business.

     The signal carriage, or 'must carry,' provisions of the Cable Act require cable operators to carry the signals of local commercial and non-commercial television stations and certain low-power television stations. Systems with 12 or fewer usable activated channels and more than 300 subscribers must carry the signals of at least three local commercial television stations. A cable system with more than 12 usable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of usable activated channels of such system. The Cable Act also includes a retransmission consent provision that requires cable operators and other multi-channel video programming distributors to obtain the consent of broadcast stations prior to carrying them in certain circumstances. The must carry and retransmission consent provisions are related in that a television station must elect once every three years either to waive its right to mandatory, but uncompensated, carriage or to negotiate a grant of retransmission consent to permit the cable system to carry the station's signal.

     In April 1993, a three-judge panel of the United States District Court of the District of Columbia upheld the constitutionality of the legislative must-carry provisions. In June 1994, the Supreme Court ruled that the must-carry provisions were 'content-neutral' and, thus, not subject to strict scrutiny and that Congress' stated interests in preserving the benefits of free, off-air local broadcast television, promoting the widespread dissemination of information from a multiplicity of sources and promoting fair competition in the market for television programming all qualify as important governmental interests. The Court, however, remanded to the lower Federal court with instructions to hold further proceedings with respect to evidence that lack of the must-carry requirements would harm free, off-air broadcasting. In 1995, the lower court again upheld the constitutionality of must-carry requirements after reviewing the required evidence. In its March 31, 1997 decision, the Supreme Court, by a 5 to 4 vote, affirmed the judgment of the district court. The Court concluded that the record supports Congress' judgment that the must-carry provisions serve significant governmental interests, namely preserving the benefits of free, over-the-air local broadcast television, promoting the widespread dissemination of information from a multiplicity of sources and promoting fair competition in the market for television programming.

     Under rules adopted to implement these must carry and retransmission consent provisions, local broadcast stations were required to make their initial elections of must carry or retransmission consent by June 17, 1993, effective October 6, 1993. Stations that failed to elect were deemed to have elected carriage under the must-carry provisions. Other issues addressed in the FCC rules were market designations, the scope of retransmission consent and procedural requirements for implementing the signal carriage provisions. By October 1, 1996, stations were required to make their second election, covering the three-year period from January 1, 1997 to December 31, 1999.

     The Company has entered into agreements for the Stations with substantially all of the local cable system operators which carry the Stations' signals. All of these agreements grant such cable system operators consent to retransmit the Station's signal. These retransmission arrangements do not represent a significant source of revenue for the Company. The terms of these retransmission agreements range from six months to five years. The Stations are currently negotiating with these operators to enter into longer term agreements. The Company cannot predict the outcome of these negotiations. In addition, although the Company expects to be able to renew its current retransmission agreements when such agreements expire, there can be no assurance that such renewals will be obtained.

EMPLOYEES

     The Company currently has approximately 1,300 full-time employees. Approximately 230 of the Company's employees located at WMTV(TV), WILX-TV, WHOI(TV), WTRF-TV, KDLH-TV and WYTV are represented by labor unions under collective bargaining agreements. The collective bargaining agreements expire at various times from 1998 through 2000. There are no unionized employees at the remaining Stations. The Company believes that its relationship with all of its employees, including those represented by labor unions, is satisfactory.

PROPERTIES

     The Company's principal executive offices are located in leased premises in Rockford, Illinois.

     The types of properties required to support each of the Stations include offices, studios and tower and transmitter sites. A station's studio and office are generally located in business districts while tower and transmitter sites are generally located so as to provide maximum signal coverage to each market. The following table contains certain information describing the general character of the properties of the Company.

     MARKET AREA, STATION AND USE      OWNED OR LEASED   APPROXIMATE SIZE(A)      HEIGHT/POWER      EXPIRATION OF LEASE
-------------------------------------- ---------------   -------------------   -------------------  -------------------
Madison, Wisconsin
  WMTV(TV)
     Office and Studio................      Owned             16,485 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                (b)              1,040 ft./955 kw        --
Youngstown, Ohio
  WYTV
     Office and Studio................      Owned             18,964 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                (b)                642 ft./550 kw        --
Springfield and Holyoke, Massachusetts
  WWLP(TV)
     Office and Studio................      Owned             20,000 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                (b)                500 ft./342 kw        --
Lansing, Michigan
  WILX-TV
     Office and Studio................      Owned             13,700 sq. ft.           --                 --
     Tower/Transmitter Site...........     Leased              5,000 sq. ft.        994 ft./309 kw        10/18/98
Peoria and Bloomington, Illinois
  WHOI(TV)
     Office and Studio................      Owned             16,900 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                (b)              640 ft./2,240 kw        --
Santa Barbara, Santa Maria and San
  Luis Obispo, California
  KCOY-TV
     Office and Studio................      Owned             18,000 sq. ft.           --                 --
     Tower/Transmitter Site...........     Leased              1,200 sq. ft.        140 ft./115 kw        12/31/17(c)
Duluth, Minnesota and Superior,
  Wisconsin
  KDLH-TV
     Office and Studio................      Owned             25,000 sq. ft.(d)         --                --
     Tower/Transmitter Site...........      Owned              1,040 sq. ft.        811 ft./100 kw        --
Rockford, Illinois
  WIFR-TV
     Office and Studio................      Owned             13,500 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                (b)                674 ft./562 kw        --
Wausau and Rhinelander, Wisconsin
  WSAW-TV
     Office and Studio................      Owned             24,400 sq. ft.           --                 --
     Tower/Transmitter Site...........    Leased(e)              432 sq. ft.        650 ft./316 kw        08/01/02
Wheeling, West Virginia and
  Steubenville, Ohio
  WTRF-TV
     Office and Studio................      Owned             43,872 sq. ft.(f)         --                --
     Tower/Transmitter Site...........      Owned              2,000 sq. ft.       741 ft. /316 kw        --

                                                  (table continued on next page)

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

(table continued from previous page)

     MARKET AREA, STATION AND USE      OWNED OR LEASED   APPROXIMATE SIZE(A)      HEIGHT/POWER      EXPIRATION OF LEASE
-------------------------------------- ---------------   -------------------   -------------------  -------------------
Topeka, Kansas
  WIBW-TV
     Office and Studio................     Leased             18,774 sq. ft.(g)         --                08/31/98
     Tower/Transmitter Site...........     Leased              2,338 sq. ft.      1,249 ft./316 kw        02/14/62
Wichita Falls, Texas and Lawton,
  Oklahoma
  KAUZ-TV
     Office and Studio................      Owned             13,078 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                (b)              1,028 ft./100 kw        --
Columbia and Jefferson City, Missouri
  KMIZ(TV)
     Office and Studio................      Owned              5,993 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned                875 sq. ft.    1,030 ft./1,580 kw        --
Columbia and Jefferson City, Missouri
  K02NQ (low-power)
     Tower/Transmitter................     Leased                        (h)           60 ft./30 w        09/03/02
  K11TB (low-power)
     Tower/Transmitter................     Leased                        (i)          100 ft./10 w        05/15/00
Odessa and Midland, Texas
  KOSA-TV
     Office and Studio................      Owned             14,222 sq. ft.           --                 --
     Tower/Transmitter Site...........     Leased                930 sq. ft.        726 ft./316 kw        10/31/03
Quincy, Illinois,
  Hannibal, Missouri and Keokuk, Iowa
  KHQA-TV
     Office and Studio................      Owned             18,000 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned              1,200 sq. ft.        804 ft./269 kw        --
Dothan, Alabama and
  Panama City, Florida
  WTVY-TV
     Office and Studio................     Leased             20,440 sq. ft.           --                 12/31/02
     Tower/Transmitter Site...........      Owned              2,500 sq. ft.      1,880 ft./100 kw        --
Harrisonburg, Virginia
  WHSV-TV
     Office and Studio................      Owned              6,720 sq. ft.           --                 --
     Tower/Transmitter Site...........     Leased              2,016 sq. ft.       337 ft./8.32 kw        12/31/01(c)
Bowling Green, Kentucky
  WBKO-TV
     Office and Studio................      Owned             17,598 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned              1,175 sq. ft.        603 ft./316 kw        --
Meridian, Mississippi
  WTOK-TV
     Office and Studio................      Owned             13,188 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned              1,504 sq. ft.        316 ft./316 kw        --
Parkersburg, West Virginia
  WTAP-TV
     Office and Studio................     Leased             17,500 sq. ft.           --                 04/30/05(j)
     Tower/Transmitter Site...........      Owned              3,600 sq. ft.        439 ft./208 kw        --

                                                  (table continued on next page)

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(table continued from previous page)

     MARKET AREA, STATION AND USE      OWNED OR LEASED   APPROXIMATE SIZE(A)      HEIGHT/POWER      EXPIRATION OF LEASE
-------------------------------------- ---------------   -------------------   -------------------  -------------------
Cheyenne, Wyoming
  KGWN-TV
     Office and Studio................      Owned              7,500 sq. ft.           --                 --
     Tower/Transmitter Site...........       (k)               2,646 sq. ft.        620 ft./100 kw        --
Scottsbluff, Nebraska
  KSTF-TV (satellite)
     Office and Studio................      Owned              2,400 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned              2,457 sq. ft.        674 ft./240 kw        --
Sterling, Colorado
  KTVS-TV (satellite)
     Office and Studio................      Owned              3,750 sq. ft.           --                 --
     Tower/Transmitter Site...........      Owned              2,640 sq. ft.       730 ft./60.6 kw
Casper and Riverton,
  Wyoming
  KGWC-TV
     Office and Studio................     Leased             10,000 sq. ft.           --                 03/04/07(l)
     Tower/Transmitter Site...........      Owned              1,692 sq. ft.         235 ft./60 kw        --
Lander, Wyoming
  KGWL-TV (satellite)
     Tower/Transmitter Site...........     Leased                768 sq. ft.         155 ft./30 kw        12/31/07
Rock Springs, Wyoming
  KGWR-TV (satellite)
     Tower/Transmitter Site...........     Leased                400 sq. ft.         100 ft./12 kw        05/22/99

------------

 (a) Approximate size is for building space only and does not include the land on which the facilities are located.

 (b) Tower/Transmitter Site is located at and included within the size of the office and studio premises.

 (c) Occupied pursuant to a Special Use Permit granted by the United States Department of Agriculture Forest Service.

 (d) The Company owns a building of approximately 55,000 sq. ft. in which the offices and studio of KDLH-TV are located and of which approximately 30,000 sq. ft. are leased to third parties.

 (e) Leased together with TAK Communications from the Wisconsin Educational
     Board.

 (f) The Company owns a building of approximately 46,872 sq. ft. in which the offices and studio of WTRF-TV are located and of which approximately 3,000 sq. ft. are leased to a third party.

 (g) The Company leases a building of approximately 23,837 sq. ft. in which the offices and studio of WIBW-TV are located and of which approximately 5,063 sq. ft. are subleased to Stauffer, which owns and operates radio stations WIBW AM and FM.

 (h) The Company leases rooftop space for its tower/transmitter.

 (i) The Company leases space on a tower on which it has mounted a broadcasting antenna.

 (j) The Company has an option to purchase the premises on each of May 1, 2000 and 2005 for $650,000 and $750,000, respectively.

 (k) This property is utilized subject to an easement granted by the State of Wyoming.

 (l) The Company has an option to purchase the premises during the term of the lease at an initial price of $343,721, subject to adjustments.

LEGAL PROCEEDINGS

     In June 1997, an action was commenced in United States District Court in the Southern District of New York against Benedek Broadcasting, along with NBC, ABC, CBS, Fox, the National Association of Broadcasters and another broadcast company and others, alleging violations of Federal antitrust laws. The plaintiff, PrimeTime 24 Joint Venture, is a provider of network programming to satellite home viewers. The plaintiff alleges that Benedek Broadcasting and other defendants illegally misused their market power to insulate themselves from new competition. Plaintiff is seeking recovery of an amount approved at trial, treble damages thereon and reimbursement of its legal fees and expenses. Benedek Broadcasting believes that the plaintiff's claims against it are without merit, and does not anticipate that the lawsuit will have a material effect on the Company's financial condition or results of operations.

     Additionally, the Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company (including in its capacity as successor to Brissette) is not currently a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to each director and executive officer of the Company:

                NAME                     AGE                              POSITION
------------------------------------   -------   -----------------------------------------------------------

A. Richard Benedek..................        59   Chairman, Chief Executive Officer and Director
K. James Yager......................        63   President, Chief Operating Officer and Director
Ronald L. Lindwall..................        52   Senior Vice President-Finance, Chief Financial Officer,
                                                   Treasurer, Secretary and Director
Terrance F. Hurley..................        42   Senior Vice President of Benedek Broadcasting
Raymond P. Maselli..................        57   Senior Vice President of Benedek Broadcasting
Clyde G. Payne......................        62   Senior Vice President of Benedek Broadcasting
Raymond J. Schonbak.................        55   Senior Vice President of Benedek Broadcasting
Keith L. Bland......................        42   Senior Vice President-Planning and Technology of Benedek
                                                   Broadcasting
Mary L. Flodin......................        42   Vice President and Controller of Benedek Broadcasting
Jay Kriegel.........................        57   Director
Paul S. Goodman.....................        44   Director

     Mr. A. Richard Benedek has been engaged in the television broadcasting industry for over 18 years. Mr. Benedek is the Chairman and Chief Executive Officer of the Company, positions he has held since the formation of the Company in 1996. Mr. Benedek has served as Chairman and Chief Executive Officer of Benedek Broadcasting since its formation in January 1979. From the formation of Benedek Broadcasting until March 1995, Mr. Benedek also served as President of Benedek Broadcasting. Additionally, Mr. Benedek has also served as President and Chief Executive Officer of Blue Grass and Youngstown Broadcasting from their formation in January 1980 and September 1982, respectively, until both were merged into Benedek Broadcasting on March 10, 1995 in the Merger. Prior to his activities in the television broadcasting industry, Mr. Benedek was a partner in the investment banking firm of Bear, Stearns & Co. Inc. Mr. Benedek currently serves on the board of directors of the ABC Affiliates Association.

     Mr. K. James Yager has been engaged in the television broadcasting industry for over 38 years. Mr. Yager is the President, Chief Operating Officer and a director of the Company, positions he has held since the formation of the Company in 1996. Mr. Yager has served as President and Chief Operating Officer of Benedek Broadcasting since March 1995. From 1987 until he became President, Mr. Yager served as Executive Vice President of Benedek Broadcasting. Mr. Yager has been a director of Benedek Broadcasting since 1986. Mr. Yager has also served as Vice President of each of Blue Grass and Youngstown from 1990 and 1993, respectively, until the Merger. Mr. Yager was employed by Cosmos Broadcasting from 1960 until 1980, most recently as general manager of its television stations in Columbia, South Carolina and New Orleans, Louisiana. From 1980 until 1986, Mr. Yager was Executive Vice President and Chief Operating Officer of Spartan Radiocasting, which then owned three television stations and four radio stations. Mr. Yager currently serves on the board of directors of each of the National Association of Broadcasters, Broadcast Music, Inc. and the Television Bureau of Advertising.

     Mr. Ronald L. Lindwall is the Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer and a director of the Company, positions he has held since the formation of the Company in 1996. Mr. Lindwall has also held the same positions at Benedek Broadcasting since March 1995. From 1990 until March 1995, Mr. Lindwall served as Senior Vice President, Chief Financial Officer and Treasurer of Benedek Broadcasting. Mr. Lindwall has been a director of Benedek Broadcasting since 1994. Mr. Lindwall has also served as Senior Vice President, Chief Financial Officer and Treasurer of each of Blue Grass and Youngstown from 1990 until the Merger. From 1982 to 1990, Mr. Lindwall was a partner at the accounting firm of McGladrey & Pullen.

     Mr. Terrance F. Hurley has served as Senior Vice President of Benedek Broadcasting since May 1996. From December 1995 until he became Senior Vice President, Mr. Hurley served as Vice President/General Manager of KDLH-TV serving Duluth, Minnesota and Superior, Wisconsin. Mr. Hurley also served as General Manager of KDLH-TV from October 1994 until December 1995 and General Sales Manager of KHQA-TV serving Quincy, Illinois and Hannibal, Missouri from May 1993 until October 1994. From 1991 until May 1993, Mr. Hurley was employed by Dix Communications as the General Sales Manager of KAAL-TV serving Rochester-Austin, Minnesota. Mr. Hurley currently serves on the 100 Plus Committee of the National Association of Broadcasters.

     Mr. Raymond P. Maselli has been Senior Vice President of Benedek Broadcasting since March 1997. Mr. Maselli has been with Benedek Broadcasting as Vice President, General Manager of WYTV in Youngstown, Ohio since 1989. He was the President and General Manager for WGRZ-TV of Buffalo, New York from 1988 to 1989 and Vice President of Sales and Programming for WGRZ-TV from 1983 to 1988. Mr. Maselli started his broadcast career in 1965.

     Mr. Clyde G. Payne has been engaged in the television broadcasting industry for over 30 years. Mr. Payne was promoted to Senior Vice President of Benedek Broadcasting effective March 1997. From March 1995 until February 1997, he served as Divisional Vice President of Benedek Broadcasting. Mr. Payne also served as General Manager of WBKO-TV serving Bowling Green, Kentucky from 1970 until 1997. Mr. Payne was also part owner of WBKO-TV from 1976 until the Station was acquired by Blue Grass in 1983. Mr. Payne has served as chairman of the Arbitron Television Advisory Council and the ABC Affiliates Association, as well as Vice Chairman of the Television Board of the National Association of Broadcasters.

     Mr. Raymond J. Schonbak was hired effective April 1997 to serve as a Senior Vice President of Benedek Broadcasting. Mr. Schonbak was the founder and President of US Broadcast Group LLP of Shelton, Connecticut from 1995 to 1997. He served as the Chief Executive Officer of Triad Communications of San Francisco, California from 1991 to 1995. Prior to that time, Mr. Schonbak held a variety of management positions in the broadcast field beginning in 1970.

     Mr. Keith L. Bland has been engaged in the television broadcasting industry for over 23 years. Mr. Bland has served as Senior Vice President-Planning and Technology of Benedek Broadcasting since January 1996. From March 1995 until January 1996, Mr. Bland served as Vice President and General Manager of WTAP-TV serving Parkersburg, West Virginia. Mr. Bland also served as General Manager of WTAP-TV from January 1990 until March 1995, General Sales Manager of WIFR-TV serving Rockford, Illinois from September 1989 until January 1990 and Local/Regional Sales Manager of WIFR-TV from July 1987 until September 1989.

     Ms. Mary L. Flodin has served as Vice President and Controller of the Company since its formation in 1996. Ms. Flodin has also held the same positions at Benedek Broadcasting since 1990. From 1988 to 1990, Ms. Flodin served as Controller of Benedek Broadcasting. Ms. Flodin has also served as Vice President and Controller of each of Blue Grass and Youngstown from 1990 until the Merger. From 1983 to 1988, Ms. Flodin served in various financial capacities as Vice President of AMCORE Financial, Inc.

     Mr. Jay L. Kriegel has been engaged in the communications industry for over 20 years. Since March 1994, Mr. Kriegel has been a counselor with the public relations firm of Abernathy MacGregor Frank and its predecessor firm. From 1988 to 1994, Mr. Kriegel was Senior Vice President of CBS Inc. Mr. Kriegel has served as a director of Benedek Broadcasting since May 1994 and as a director of the Company since its formation in 1996.

     Mr. Paul S. Goodman has been corporate counsel to Benedek Broadcasting since 1983 and the Company since its formation in 1996. Since April 1993, Mr. Goodman has been a member of the law firm of Shack & Siegel, P.C. From January 1990 to April 1993, Mr. Goodman was a member of the law firm of Whitman & Ransom. Mr. Goodman has served as a director of Benedek Broadcasting since November 1994 and as a director of the Company since its formation in 1996.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and the other five most highly-compensated executives during the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                     -----------------------------------------
                                                                                    OTHER                 ALL
                                                                                   ANNUAL                OTHER
       NAME AND PRINCIPAL POSITION           YEAR    SALARY($)    BONUS($)     COMPENSATION($)     COMPENSATION($)(a)
------------------------------------------   ----    ---------    --------     ---------------     ------------------

A. Richard Benedek, Chairman                 1997      750,000      --             --                    11,218
  and Chief Executive Officer                1996      525,000      --             --                     9,598
                                             1995      475,000      --             --                     8,378

K. James Yager, President and Chief          1997      415,500      --             --                    14,875
  Operating Officer                          1996      406,586      --             --                    15,465
                                             1995      344,950      --             --                    17,826

Ronald L. Lindwall, Senior Vice              1997      174,327     25,000          --                     4,555
  President-Finance, Chief Financial         1996      149,530     25,000          --                     4,458
  Officer, Secretary and Treasurer           1995      107,652     55,000          --                     3,649

Terrance F. Hurley, Senior Vice President    1997      174,327      --             --                     3,530
                                             1996      125,538     25,000          --                     2,573

Raymond P. Maselli, Senior Vice President    1997      174,352      --             --                     7,703

Raymond J. Schonbak, Senior Vice President   1997      182,693      --              99,561(b)             5,544

------------

 (a) Represents the amount of the Company's contribution under its 401(k) plan and life insurance premiums.

 (b) Represents relocation expenses ($63,554), amounts reimbursed for the payment of taxes ($31,116), personal use of Company vehicle and medical insurance.

                            ------------------------

     The following table sets forth the value, at December 31, 1997, of options to purchase common stock of the Company held by the executive officers named in the Summary Compensation Table above.

                         FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                                                    AT FISCAL YEAR-END(#)                  FISCAL YEAR-END($)
                                               -------------------------------      --------------------------------
                    NAME                       EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
--------------------------------------------   ------------      -------------      -------------      -------------
A. Richard Benedek..........................       --                --                 --                 --
K. James Yager..............................      370,000(a)         --                 --                 --
Ronald L. Lindwall..........................       --                --                 --                 --
Terrance F. Hurley..........................       --                --                 --                 --
Raymond P. Maselli..........................       --                --                 --                 --
Raymond J. Schonbak.........................       --                --                 --                 --

------------

 (a) The Company believes the options were not in-the-money as of December 31, 1997. The Options were exercised on January 1, 1998.

DIRECTOR COMPENSATION

     All directors hold office until their successors are duly elected and qualify. Executive officers of the Company are appointed by the Board of Directors and serve at the Board's discretion. In 1997, the Company paid each director who is not an employee of the Company $2,500 per quarter and $500 per Board meeting for his services as a director. No family relationship exists between any of the executive officers or directors of the Company.

EMPLOYMENT AGREEMENTS

     Mr. Benedek is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 2000. During the term of the agreement, Mr. Benedek is to be paid at a rate per annum of not less than $525,000. The employment agreement requires Mr. Benedek to devote substantially all of his business time to the business of Benedek Broadcasting and precludes Mr. Benedek from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement.

     Mr. Yager is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 2000. During the term of the agreement, Mr. Yager is to be paid at a rate per annum of not less than $400,000. The employment agreement requires Mr. Yager to devote his full time to the business of Benedek Broadcasting and precludes Mr. Yager from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement.

     Mr. Lindwall is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 1999. During the term of the agreement, Mr. Lindwall is to be paid at a rate per annum of not less than $150,000. The employment agreement requires Mr. Lindwall to devote his full time to the business of Benedek Broadcasting.

     Mr. Hurley is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 1999. During the term of the agreement, Mr. Hurley is to be paid at a rate per annum of not less than $150,000. The employment agreement requires Mr. Hurley to devote his full time to the business of Benedek Broadcasting and precludes Mr. Hurley from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement and for a period of one year thereafter with respect to designated market areas then served by a television station owned by Benedek Broadcasting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Benedek, Yager and Lindwall, all of whom are executive officers of the Company, serve as directors of the Company. Presently, the Company does not have a compensation committee. Compensation for executive officers is recommended to the Board of Directors by the Chief Executive Officer. In making his compensation recommendations, the Chief Executive Officer considers several criteria, including the Company's performance and growth, industry standards for similarly situated companies and experience and qualitative performance of such executive officers.

     On January 1, 1998, Mr. K. James Yager, the President, Chief Operating Officer and a director of the Company, exercised options to purchase 370,000 shares of Class B Common Stock of the Company for an aggregate exercise price of $555,000. Mr. Yager borrowed the funds necessary to pay the exercise price from the Company, which loan is evidenced by a promissory note which bears interest at the rate of 5.93% per annum and is payable as and when any such shares are sold and in any event no later than December 31, 2007.

                                STOCK OWNERSHIP

     Mr. A. Richard Benedek, the Chairman and Chief Executive Officer of the Company, owns 6,467,600 shares of Class B Common Stock of the Company, representing 87.4% of its outstanding common stock.

     Mr. Stephen Benedek, the son of Mr. A. Richard Benedek, owns 562,400 shares of Class B Common Stock of the Company, representing 7.6% of its outstanding common stock. Mr. Stephen Benedek is not an officer, director or employee of the Company.

     Mr. K. James Yager, the President, Chief Operating Officer and a director of the Company, owns 370,000 shares of Class B Common Stock of the Company, representing 5.0% of its outstanding common stock.

     See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Description of Indebtedness -- Credit Agreement' and ' -- Senior Secured Notes' for a discussion with respect to arrangements which may result in a change in control of Benedek Broadcasting and/or BLC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 1, 1998, Mr. K. James Yager, the President, Chief Operating Officer and a director of the Company, exercised options to purchase 370,000 shares of Class B Common Stock of the Company for an aggregate exercise price of $555,000. Mr. Yager borrowed the funds necessary to pay the exercise price from the Company, which loan is evidenced by a promissory note which bears interest at the rate of 5.93% per annum and is payable as and when any such shares are sold and in any event no later than December 31, 2007.

     Paul S. Goodman, a member of the law firm of Shack & Siegel, P.C., is a director of the Company. During the fiscal year ended December 31, 1997, the Company paid approximately $222,000 for legal services to Shack & Siegel, P.C.

                          DESCRIPTION OF INDEBTEDNESS

CREDIT AGREEMENT

     The Credit Agreement was amended and restated as of December 17, 1997. The material terms of the Credit Agreement are described below.

     As of March 31, 1998, the Term Loans consisted of (i) Term Loan Series A of $77.0 million and (ii) Term Loan Series B of $33.8 million. The Term Loan Facilities provide for quarterly amortization until final maturity on December 31, 2004 (except in 1998 during which amortization will not begin until September 30). Benedek Broadcasting is required to make scheduled amortization payments on the Term Loan Facilities, on an aggregate basis for Series A and Series B Facilities, as follows: during 1998, $2.5 million; during 1999, $11.0 million; during 2000, $13.0 million; during 2001, $13.0 million; duirng 2002, $14.0 million; during 2003, $15.0 million; and during 2004, $42.3 million.

     In addition, Benedek Broadcasting is required to make prepayments on the Term Loans under certain circumstances, including upon certain asset sales and issuance of debt or equity securities by the Company or Benedek Broadcasting. Benedek Broadcasting is also required to make prepayments on the Term Loan Facilities in an amount equal to 50% of Benedek Broadcasting's excess cash flow (as defined). These mandatory prepayments will be applied to prepay, on a pro rata basis, Series A and Series B Facilities. The Term Loan Series A bears interest, at Benedek Broadcasting's option, at a customary base rate plus a spread or at a Eurodollar rate plus a spread. The Term Loan Series B bears interest, at Benedek Broadcasting's option, at a customary base rate plus a spread of 2.25% or at a Eurodollar rate plus a spread of 3.25%. The margins above the customary base rate and the Eurodollar rate at which the Term Loan Series A and Revolving Credit Facility bear interest are subject to reductions at such times as certain leverage ratio performance tests are met.

     Benedek Broadcasting has the ability, subject to a borrowing base and compliance with certain covenants and conditions, to borrow up to an additional $15.0 million for general corporate purposes pursuant to the Revolving Credit Facility. The Revolving Credit Facility has a term expiring December 31, 2003 and is fully revolving until final maturity. The Revolving Credit Facility bears interest, at Benedek Broadcasting's option, at a customary base rate plus a spread or at a Eurodollar rate plus a spread.

     The Term Loans and the Revolving Credit Facility are guaranteed by the Company and are secured by certain of the Company's and Benedek Broadcasting's present and future property and assets. The Term Loans are also guaranteed by BLC and are secured by all of the stock of BLC.

     The Term Loans and the Revolving Credit Facility contain certain financial covenants applicable to the Company and Benedek Broadcasting, including, but not limited to, covenants related to cash interest coverage, maximum leverage ratio and minimum Consolidated Adjusted EBITDA (as defined in the Credit Agreement). In addition, the Term Loans and the Revolving Credit Facility contain other affirmative and negative covenants relating to (among other things) liens, payments on other debt, restricted junior payments (excluding distributions from Benedek Broadcasting to the Company) transactions with affiliates, mergers and acquisitions, sales of assets, guarantees and investments. The Term Loans and the Revolving Credit Facility contain customary events of default for highly-leveraged financings, including certain changes in ownership or control of Benedek Broadcasting or the Company.

     Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, as of March 31, 1998, Benedek Broadcasting could have distributed approximately $188 million to the Company under such limitations.

SENIOR SECURED NOTES

     Benedek Broadcasting currently has outstanding $135.0 million aggregate principal amount of its 11 7/8% Senior Secured Notes due 2005, which were issued in an exchange offer in December 1995. The Senior Secured Notes were issued in exchange for all of Benedek Broadcasting's then outstanding 11 7/8% senior secured notes (the 'Original Notes'). The Original Notes and the Senior Secured Notes exchanged therefor were both issued pursuant to an indenture (the 'Senior Secured Note Indenture') dated as of March 1, 1995, as supplemented by the First Supplemental Indenture dated as of June 6, 1996, among Benedek Broadcasting, BLC, as successor by merger to Benedek Broadcasting Company, L.L.C., and The Bank of New York, as trustee. The Senior Secured Notes are senior secured obligations of Benedek Broadcasting and rank pari passu in right of payment with the Term Loans and Revolving Credit Facility under the Credit Agreement. The Senior Secured Notes are currently guaranteed by BLC and the Company. The Senior Secured Notes will mature on March 1, 2005. The Senior Secured Notes are redeemable at Benedek Broadcasting's option, in whole or in part, at any time after March 1, 2000, at the following redemption prices (expressed as percentages of the principal amount): if redeemed during the 12-month period commencing March 1 of (a) 2000, 105.938%; (b) 2001, 102.969%;
(c) 2002, 101.484%; and (d) 2003 and thereafter, 100.000%.

     So long as the Senior Secured Notes remain outstanding, Benedek Broadcasting will remain subject to the Senior Secured Note Indenture. The Senior Secured Note Indenture contains covenants that, among other things, limit
(i) the issuance of additional indebtedness by Benedek Broadcasting, (ii) the creation of liens on the assets of Benedek Broadcasting and its subsidiaries,
(iii) Benedek Broadcasting from entering into sale and leaseback transactions,
(iv) the issuance of debt and preferred stock by Benedek Broadcasting's subsidiaries, (v) the payment of dividends on, and redemption of, capital stock of Benedek Broadcasting and its subsidiaries and the redemption of certain subordinated obligations of Benedek Broadcasting, (vi) investments in certain affiliates, (vii) sales of assets and subsidiary stock, (viii) transactions with affiliates and (ix) consolidations, mergers and transfers of all or substantially all of Benedek Broadcasting's assets. The Senior Secured Note Indenture also prohibits certain restrictions on distributions from subsidiaries. The Senior Secured Note Indenture also contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Secured Notes or the Senior Secured Note Indenture, a default under certain indebtedness, the imposition of certain final judgements or warrants of attachment and certain events occurring under bankruptcy laws.

     All of the obligations of Benedek Broadcasting under the Senior Secured Notes and the Senior Secured Note Indenture are unconditionally guaranteed by the Company.

SENIOR SUBORDINATED DISCOUNT NOTES

     On June 6, 1996, the Company issued the Senior Subordinated Discount Notes due 2006 for gross proceeds of approximately $90.2 million. Although for Federal income tax purposes a significant amount of OID, taxable as ordinary income, will be recognized by a holder thereof as such discount accretes, no interest will accrue on the Senior Subordinated Discount Notes prior to May 15, 2001. The Senior Subordinated Discount Notes were issued pursuant to an indenture (the 'Senior Subordinated Discount Note Indenture'), among the Company and United States Trust Company of New York, as trustee. The Senior Subordinated Discount Notes are senior subordinated, unsecured obligations of the Company. The payment of principal, premium (if any), interest and all other obligations in respect of the Senior Subordinated Discount Notes are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Debt of the Company, including the Company's guarantee of the obligations of Benedek Broadcasting under the Credit Agreement and the Senior Secured Notes. The Senior Subordinated Discount Notes will rank pari passu with all other senior subordinated indebtedness of the Company which may be incurred in the future. The Senior Subordinated Discount Notes will mature on May 15, 2006 and will be redeemable at the Company's option, in whole or in part, at any time after May 15, 2000, at specified redemption prices. In addition, at any time prior to May 15, 1999, the Company may redeem the Senior Subordinated Discount Notes in part and from time to time, with the net proceeds of certain equity offerings or investments; provided, that at least 75% of the initial aggregate principal amount of the Senior Subordinated Discount Notes remains outstanding after each such redemption.

     The Senior Subordinated Discount Note Indenture contains covenants that, among other things, limit (i) the issuance of additional indebtedness by the Company and its subsidiaries, (ii) the Company and its subsidiaries from entering into sale and leaseback transactions, (iii) the payment of dividends on, and redemption of, capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company, (iv) investments in certain affiliates, (v) the creation of limitations on the payment of dividends and other distributions on the capital stock of its subsidiaries, (vi) sales of assets and subsidiary stock and (vii) transactions with affiliates. The Senior Subordinated Discount Note Indenture also prohibits certain consolidations and mergers and contains customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants, acceleration of certain indebtedness, the imposition of certain final judgments and certain bankruptcy events.

                   DESCRIPTION OF THE EXCHANGEABLE PREFERRED
                         STOCK AND EXCHANGE DEBENTURES

EXCHANGEABLE PREFERRED STOCK

     The summary contained herein of certain provisions of the Existing Exchangeable Preferred Stock and the Exchange Securities to be issued by the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificate of Designation for the Exchangeable Preferred Stock. A copy of the Certificate of Designation has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth under ' -- Certain Definitions' below. Other capitalized terms used herein and not otherwise defined under ' -- Certain Definitions' below are defined in the Certificate of Designation.

GENERAL

     At the consummation of the Exchange Offer, the Company will issue up to 100,000 shares of preferred stock, $0.01 par value per share, designated as '11 1/2% Senior Exchangeable Preferred Stock'. Subject to certain conditions, the Exchangeable Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any dividend payment date on or after the Issue Date. The Exchange Securities, when issued in accordance with the Exchange Offer, will be fully paid and nonassessable and the holders thereof will not have any subscription or preemptive rights in connection therewith. Additionally, the Certificate of Designation authorizes the issuance of additional shares of Exchangeable Preferred Stock (the 'Additional Shares') from time to time to the extent the Company is permitted to do so in accordance with the 'Limitation on Debt' covenant described below (for purposes of this section, references to 'Exchangeable Preferred Stock' include any such Additional Shares). To the extent the Company issues any Additional Shares, such issuance shall be made in increments of not less than 25,000 shares.

RANKING

     The Exchangeable Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as 'Junior Stock'); (ii) subject to certain conditions, on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as 'Parity Stock'); and (iii) subject to certain conditions, junior to each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as 'Senior Stock'). The Company may not authorize any new class of Senior Stock without the approval of the holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. All claims of the holders of the Exchangeable Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any debt of the Company and all other creditors of the Company.

DIVIDENDS

     Holders of the outstanding shares of Exchangeable Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on the Exchangeable Preferred Stock at a rate per annum equal to 11 1/2% of the then effective liquidation preference per share of Exchangeable Preferred Stock, payable quarterly (each such quarterly period being herein called a 'Dividend Period'). In the event that, after May 15, 2003, dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive), holders of Exchangeable

Preferred Stock will be entitled to certain voting rights. See ' -- Voting Rights' below. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year (each a 'Dividend Payment Date'), commencing on August 15, 1998 to holders of record on the February 1, May 1, August 1, and November 1 immediately preceding the relevant Dividend Payment Date.

     If any dividend payable on any Dividend Payment Date on or before May 15, 2003, is not declared or paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date will be added automatically to the liquidation preference of the Exchangeable Preferred Stock on such Dividend Payment Date and will be deemed paid in full and will not accumulate. All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to the foregoing shall be paid pro rata to the holders entitled thereto.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Exchangeable Preferred Stock. If full dividends are not so paid, the Exchangeable Preferred Stock will share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the Exchangeable Preferred Stock. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any shares of the Exchangeable Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Stock or Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

OPTIONAL REDEMPTION

     Except as set forth below, the Exchangeable Preferred Stock will not be redeemed by the Company prior to May 15, 2003. Thereafter, the Exchangeable Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning on May 15 of each of the years set forth below at the following redemption prices plus, without duplication, in each case, an amount in cash equal to all accrued and unpaid dividends to the redemption date:

YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------   ----------

2003..............................................................................     105.750%
2004..............................................................................     103.833
2005..............................................................................     101.917
2006 and thereafter...............................................................     100.000

     In the event of a redemption of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem such shares held by holders of fewer than 1,000 shares (or shares held by holders who would hold less than 1,000 shares as a result of such redemption), as may be determined by the Company.

     The Credit Agreement and the Senior Subordinated Discount Note Indenture restrict the ability of the Company to redeem the Exchangeable Preferred Stock and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to make cash dividends and other transfers to the Company. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, as of March 31, 1998, Benedek Broadcasting could have distributed approximately $188 million to the Company under such limitations. See 'Description of Indebtedness.'

     Notwithstanding the foregoing, until May 15, 2001, the Company may, at its option, redeem up to 25% of the aggregate of (i) the liquidation preference of the Exchangeable Preferred Stock issued less the liquidation preference of Exchangeable Preferred Stock exchanged for Exchange Debentures and (ii) the principal amount of Exchange Debentures issued, at 111.50% of the then effective liquidation preference or principal amount, as applicable, with the net proceeds of one or more Public Equity Offerings or Strategic Investments or a Required Disposition if at least $75,000,000 in liquidation preference or principal amount, as applicable, of such securities remains outstanding after each such redemption; provided, however, that such redemption occurs within 60 days of the date of closing of each such Public Equity Offering, Strategic Investment or Required Disposition.

MANDATORY REDEMPTION

     The Exchangeable Preferred Stock is subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on May 15, 2008, at a price equal to 100.000% of the then effective liquidation preference thereof, plus, without duplication, all accrued and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Exchangeable Preferred Stock.

PROCEDURE FOR REDEMPTION

     On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Exchangeable Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day or when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first-class mail to each holder of record of shares of Exchangeable Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption at its registered address. Shares of Exchangeable Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Exchangeable Preferred Stock must be in compliance with the Certificate of Designation.

EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date, exchange the Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures; provided, however, that: (i) on the date of such exchange there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; (iii) immediately before and immediately after giving effect to such exchange, no Default (as defined in the Exchange Indenture) shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures.

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The exchange of the Exchange Debentures is limited by covenants contained in the
Senior Subordinated Discount Note Indenture and the Credit Agreement, in each case, relating to, among other things, the incurrence of debt.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided, however, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the date of exchange, dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holder of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See
' -- Exchange Debentures.'

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up and including an amount equal to the redemption premium that would have been payable had the Exchangeable Preferred Stock been the subject of an optional redemption on such date or a redemption premium of 5.750% had the Exchangeable Preferred Stock not been subject to an optional redemption on such date), before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the holders of the Exchangeable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Exchangeable Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Exchangeable Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Exchangeable Preferred Stock will exceed its par value. Consequently, there is no restriction upon the surplus of the Company solely because the liquidation preference of the Exchangeable Preferred Stock will exceed its par value, and there are no remedies available to holders of the Exchangeable Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the

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surplus of the Company to an amount less than the difference between the liquidation preference of the Exchangeable Preferred Stock and its par value.

VOTING RIGHTS

     The holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth below, are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation provides that if (i) after May 15, 2003, dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive); (ii) the Company fails to redeem the Exchangeable Preferred Stock on May 15, 2008, or fails to otherwise discharge any redemption obligation with respect to the Exchangeable Preferred Stock; (iii) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under ' -- Change of Control' below or fails to purchase shares of Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer; (iv) a breach or violation of any of the provisions described under the caption
' -- Certain Covenants' occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, or the Company fails to observe any covenant with respect to any such Indebtedness (which failure is not waived by the holders of such Indebtedness within 30 days thereof), if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated or which is the subject of such non-waived default, aggregates $5.0 million or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of a majority of the then outstanding shares of Exchangeable Preferred Stock, voting separately and as a class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchangeable Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through
(v) above is referred to herein as a 'Voting Rights Triggering Event.'

     The Certificate of Designation also provides that the Company will not authorize any class of Senior Stock without the affirmative vote or consent of holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation further provides that the Company may not amend its Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Exchangeable Preferred Stock without the affirmative vote or consent of holders of at least two-thirds of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. Additionally, the Certificate of Designation authorizes the issuance of Additional Shares to the extent the Company is permitted to do so in accordance with the 'Limitation on Debt' covenant described below. The Certificate of Designation also provides that, notwithstanding the foregoing, (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchangeable Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

     Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

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CHANGE OF CONTROL

     The Certificate of Designation provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Exchangeable Preferred Stock in cash pursuant to the offer described below (the 'Change of Control Offer'), at a purchase price equal to 101% of the then effective liquidation preference thereof, plus, without duplication, all accrued and unpaid dividends per share to the Change of Control Payment Date (as defined below), including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date.

     The Certificate of Designation provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the Credit Agreement, the Senior Subordinated Discount Note Indenture or other indebtedness of the Company, then the Company shall either (i) repay all such indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under the Credit Agreement, the Senior Subordinated Discount Note Indenture or such indebtedness required to permit the purchase of the Exchangeable Preferred Stock as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Exchangeable Preferred Stock pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail, postage prepaid, a notice to each holder of Exchangeable Preferred Stock, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the 'Change of Control Payment Date'). Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender such shares of Exchangeable Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the transfer agent may reasonably request, to the transfer agent and registrar for the Exchangeable Preferred Stock at the address specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date.

     A 'Change of Control' is defined as one of the following events:

          (i) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of Issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the 'specified corporation') held by any other corporation (the 'parent corporation') so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation.

          (ii) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that such person shall be deemed to have 'beneficial ownership' of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause
     (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (iii), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the

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     right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The foregoing provisions cannot be waived by the Board of Directors of the Company (except that the Board may approve a new group of directors as described in paragraph (iii) above and thereby prevent the occurrence of such a Change of Control). The provisions relative to the Company's obligation to make an offer to repurchase the Exchangeable Preferred Stock as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Debt are contained in the covenant described under 'Certain Covenants -- Limitation on Debt.' Such restrictions can only be waived with the consent of the holders of two-thirds of the outstanding shares of the Exchangeable Preferred Stock. Except for the limitations contained in such covenant, however, the Certificate of Designation does not contain any covenants or provisions that may afford holders of the outstanding shares of the Exchangeable Preferred Stock protection in the event of a highly leveraged transaction.

     The Senior Secured Note Indenture, the Credit Agreement and the Senior Subordinated Discount Note Indenture contain, and future indebtedness of the Company and Benedek Broadcasting may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchangeable Preferred Stock could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Exchangeable Preferred Stock upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchangeable Preferred Stock, the Company could seek the consent of its lenders to the purchase of Exchangeable Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchangeable Preferred Stock. In such case, the Company's failure to purchase Exchangeable Preferred Stock would constitute a Voting Rights Triggering Event.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rules 13e-4 and 14e-1, in connection with any offer required to be made by the Company to repurchase the Exchangeable Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Certificate of Designation, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Certificate of Designation by virtue thereof.

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CERTAIN COVENANTS

     Set forth below are certain covenants in the Certificate of Designation:

Limitation on Debt.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Issue, directly or indirectly, any Debt; provided, however, that the Company or its Restricted Subsidiaries may Issue Debt if at the date of such Issuance the Cash Flow Leverage Ratio does not exceed 8.75 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Issue the following Debt: (1) Debt of the Company or Benedek Broadcasting issued pursuant to the Revolving Credit Facility under the Bank Credit Agreement (including Guarantees thereof and any letters of credit issued thereunder) or any other agreement or indenture in a principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of
(i) $15.0 million and (ii) 75% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries determined in accordance with GAAP as of the end of the most recent fiscal quarter prior to the date of determination; (2) Debt of the Company or Benedek Broadcasting (including Guarantees thereof and any letters of credit issued thereunder) issued pursuant to the Bank Credit Agreement (other than the Revolving Credit Facility) or any other agreement or indenture in an aggregate principal amount which, when taken together with the principal amount of all other Debt issued pursuant to this clause (2) and then outstanding, does not exceed (A) $110.8 million less (B) the lesser of (i) the aggregate amount of all principal repayments of any Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt) and (ii) the scheduled principal amortization payments to have been made by then under the terms of the Bank Credit Agreement (but without giving effect to any changes to such scheduled principal payments after the Issue Date); (3) Debt owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Issuance of such Debt by the issuer thereof; (4) the Exchangeable Preferred Stock issued in the Offering, the Exchange Debentures and Refinancing Debt of the Company Issued in respect of (A) any Debt permitted by this clause (4) and (B) any Debt relating to the issuance of any Additional Shares pursuant to paragraph (a) above (including the accretion of any original issue discount associated with Debt permitted by this clause (4) and the increase in liquidation preference with respect to any Debt permitted by this clause (4)); (5) Debt (other than Debt described in clause
(1), (2), (3) or (4) of this covenant but including the Debt represented by the Company Pledge Agreement) outstanding on the Issue Date, and Refinancing Debt in respect of any Debt permitted by this clause (5) or by paragraph (a) above; (6) Debt or Preferred Stock of a Subsidiary Issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt or Preferred Stock Issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and Refinancing Debt of such Subsidiary Issued in respect of any Debt of such Subsidiary permitted by this clause (6); provided, however, that after giving effect thereto, except in the case of any Refinancing Debt, the Company and any Restricted Subsidiary could Issue an additional $1.00 of Debt pursuant to paragraph (a) above; (7) Debt consisting of Guarantees by BLC of Permitted Acquisition Debt; and (8) Debt of the Company or any Restricted Subsidiary (in addition to the Debt permitted to be Issued pursuant to paragraph (a) above or in any other clause of this paragraph (b)) in an aggregate principal amount on the date of Issuance which, when added to all other Debt Issued pursuant to this clause (8) and then outstanding, shall not exceed $15.0 million.

Limitation on Restricted Payments.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of, in the case of the Company, any Junior Stock or, in the case of any Restricted Subsidiary, any Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of any such stock (except dividends or distributions payable solely in its Non-Convertible Common Stock or in options, warrants or other rights to purchase its Non-Convertible Common Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary and, if a Restricted Subsidiary is not wholly owned, to the

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other stockholders on a pro rata basis), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Stock of the Company or any Capital Stock of any Restricted Subsidiary (except any such purchases, redemptions, acquisitions or retirements of Capital Stock of a Restricted Subsidiary held by the Company or another Restricted Subsidiary), or (iii) make any Investment in any Affiliate of the Company other than a Restricted Subsidiary or a person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, other acquisition, retirement or Investment being herein referred to as a 'Restricted Payment') if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Voting Rights Triggering Event shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Limitation on Debt' above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (a) the cumulative Operating Cash Flow (whether positive or negative) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment less the product of 1.4 multiplied by the cumulative Consolidated Interest Expense during such period; (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock and other than the Exchangeable Preferred Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of the Subsidiaries for the benefit of their employees or to officers, directors or employees to the extent that the Company or any Subsidiary has outstanding loans or advances to such employees pursuant to clause (v) of the second paragraph of this covenant or clause (iii) of the second paragraph under ' -- Limitations on Transactions with Affiliates' (all such excluded Capital Stock being herein collectively called 'Excluded Stock')); and (c) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Debt of the Company that is by its original terms convertible or exchangeable for Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); provided, however, that, for the purposes of the calculation required by this clause (3), the value of any such Restricted Payment, if other than cash, shall be evidenced by a resolution of the Board of Directors and determined in good faith by the disinterested members of the Board of Directors; provided further, however, that, in the case of a distribution or other disposition by the Company of all or substantially all the assets of a broadcast station or other business unit, the value of any such Restricted Payment shall be determined by an investment banking firm of national prominence that is not an Affiliate of the Company. Notwithstanding the foregoing, the Company shall not declare or pay any cash dividend or make any cash distribution on or in respect of (i) any Senior Stock or Parity Stock prior to May 15, 2003 or (ii) any Junior Stock (including the Seller Junior Discount Preferred Stock and its Common Stock) prior to October 1, 2001.

     (b) The provisions of the preceding paragraph shall not prohibit: (i) any purchase or redemption of Junior Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Junior Stock (other than Redeemable Stock or Exchangeable Stock and other than Excluded Stock); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of the previous paragraph; (ii) any purchase or redemption of Seller Junior Discount Preferred Stock out of the proceeds of the sale of any Additional Shares; provided, however, that without limiting the Company's ability to so purchase or redeem the Seller Junior Discount Preferred Stock, such purchase or redemption shall be included in any subsequent calculation of the amount of Restricted Payments;
(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at any time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) Investments in Non-Recourse Affiliates made in an aggregate amount (which amount shall be reduced by the amount equal to the net reduction in Investments in Non-Recourse Affiliates resulting from payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Non-Recourse Affiliates) from the Issue Date not to exceed $10.0 million; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; or (v) loans or advances to officers and directors of the

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Company (other than a Restricted Holder) (A) in the ordinary course of business in an aggregate amount outstanding not in excess of $1.0 million or (B) the proceeds of which are used to acquire Capital Stock of the Company (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock); provided, however, that such loans and advances shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company other than an encumbrance or restriction with respect to dividends or distributions by Benedek Broadcasting in connection with a senior bank financing, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Issued pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions contained in such Refinancing agreement or amendment are no less favorable to the holders than encumbrances or restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Subsidiary Stock.

     The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 90% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Debt) to prepay, repay or purchase Debt (other than Redeemable Stock) of the Company or Debt (other than Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election to the investment by the Company or any Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or in assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in all cases within 270 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent the Company is entitled pursuant to then existing contractual limitations to receive dividends or distributions from the relevant Restricted Subsidiary and to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A) and (B), to make an offer pursuant to and subject to the conditions contained in the Certificate of Designation to the holders of the Exchangeable Preferred Stock (and to holders of any Parity Stock designated by the Company) to purchase Exchangeable Preferred Stock (and such Parity Stock) at a purchase price of 100% of the liquidation preference thereof (without premium) plus accrued

                                       90


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
and unpaid dividends (or in respect of such Parity Stock such lesser price, if any, as may be provided for by the terms of such other Parity Stock); and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company (other than Debt owed to an Affiliate of the Company) or Debt of any Restricted Subsidiary (other than Debt owed to the Company or an Affiliate of the Company), in each case within 360 days after the later of the receipt of such Net Available Cash and the date the offer described in clause (C) is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. The Company shall not permit any Non-Recourse Subsidiary to make any Asset Disposition unless such Non-Recourse Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets so disposed of. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     In the event of an Asset Disposition that requires the purchase of Exchangeable Preferred Stock (and other Parity Stock) pursuant to clause (ii)(C) above, the Company will be required to purchase Exchangeable Preferred Stock tendered pursuant to an offer by the Company for the Exchangeable Preferred Stock (and other Parity Stock at the purchase price set forth above) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Certificate of Designation. The Company shall not be required to make such an offer to purchase Exchangeable Preferred Stock if the Net Available Cash available therefor is less than $5.0 million for any particular Asset Disposition (which lesser amount shall be carried forward for purposes of determining whether such offer is required with respect to any subsequent Asset Disposition; provided, however, that any such Asset Disposition the proceeds of which do not exceed $1.0 million shall be excluded from the aforementioned calculation).

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchangeable Preferred Stock pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

Limitation on Transactions with Affiliates.

     The Company may not, and may not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or rendering of any service) with any Affiliate of the Company unless the terms of such business, transaction or series of transactions are as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of transactions in arm's length dealings with an unrelated third person; provided, however, that in the case of any transaction or series of related transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of
(i) $1.0 million, the Company shall deliver an Officers' Certificate to the Transfer Agent certifying that the terms of such business, transaction or series of transactions (x) comply with this covenant, (y) have been set forth in writing and (z) have been determined in good faith by the disinterested members of the Board of Directors to satisfy the criteria set forth in this covenant, and (ii) $5.0 million, the Company shall also deliver to the Transfer Agent an opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such business, transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under ' -- Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, indemnity agreements, stock options and stock ownership plans approved by the Board of Directors in the ordinary course of business and consistent with industry practices, (iii) loans or

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
advances to employees of the Company and the Subsidiaries (other than Restricted Holders) (A) in the ordinary course of business in an aggregate amount outstanding not to exceed $5.0 million at any one time outstanding or (B) the proceeds of which are used to acquire from the Company Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries (other than a Restricted Holder) who are not employees of the Company or its Subsidiaries; (v) salaries to employees in the ordinary course of business and consistent with industry practices; and (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; provided, however, that no portion of the minority interest in any such Restricted Subsidiary is owned by an Affiliate (other than the Company or a Wholly Owned Subsidiary) of the Company.

SEC Reports and Other Information.

     Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and thereupon provide the Transfer Agent and holders of the Exchangeable Preferred Stock with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any of the shares of Exchangeable Preferred Stock are outstanding, the Company will make available to any prospective purchaser of the shares of Exchangeable Preferred Stock or beneficial owner of the shares of Exchangeable Preferred Stock in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

SUCCESSOR COMPANY

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such resulting, surviving or transferee person, having in respect of such resulting, surviving or transferee person the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain
Covenants -- Limitation on Debt' above; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee person has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer complies with the Certificate of Designation. The resulting, surviving or transferee person will be the successor company.

     Benedek Broadcasting may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not Benedek Broadcasting) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Company would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain
Covenants -- Limitation on Debt' above; (iv) all of the Capital Stock of the resulting, surviving or transferee person is owned by the Company; and (v) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer complies with the Certificate of Designation.

TRANSFER AGENT AND REGISTRAR

     IBJ Schroder Bank & Trust Company is the transfer agent (the 'Transfer Agent') and registrar for the Exchangeable Preferred Stock.

EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued under the Exchange Indenture by and between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the 'Trustee'). A copy of the Exchange Indenture is available from the Company upon request. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA and to all the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Indenture by reference to the TIA as in effect on the date of the Exchange Indenture. The definitions of certain terms used in the following summary are set forth below under ' -- Certain Definitions.' The Credit Agreement and the Senior Subordinated Discount Note Indenture limit the Company's ability to issue the Exchange Debentures.

     The Exchange Debentures will be general unsecured obligations of the Company and will be limited in the aggregate principal amount to the liquidation preference of the Exchangeable Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the Exchange Date of the Exchangeable Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in ' -- Exchangeable Preferred Stock -- Exchange' or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future senior debt and senior subordinated debt of the Company, including the Senior Subordinated Discount Notes.

     Principal of, and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

     The Exchange Debentures will mature on May 15, 2008. Each Exchange Debenture will bear interest at the rate of 11 1/2% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semiannually in cash (or, on or prior to May 15, 2003, in additional Exchange Debentures, at the option of the Company) in arrears on each May 15 and November 15 commencing with the first such date after the Exchange Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

OPTIONAL REDEMPTION

     Except as set forth below, the Exchange Debentures will not be redeemed by the Company prior to May 15, 2003. Thereafter, the Exchange Debentures will be redeemable, at the Company's option, in a whole at any time or in part from time to time at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus, without duplication, accrued and unpaid interest thereon to the date of redemption, if redeemed during the 12-month period beginning on May 15 of each of the years set forth below, at the following redemption prices, plus, without duplication, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------   ----------

2003..............................................................................     105.750%
2004..............................................................................     103.833
2005..............................................................................     101.917
2006 and thereafter...............................................................     100.000

     The Senior Subordinated Discount Note Indenture and the Credit Agreement restrict the ability of the Company to optionally redeem the Exchange Debentures and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to make cash dividends and other transfers to the Company. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, as of March 31, 1998, Benedek Broadcasting could have distributed approximately $188 million to the Company under such limitations. See 'Description of Indebtedness.'

     Notwithstanding the foregoing, until May 15, 2001, the Company may, at its option, redeem up to 25% of the aggregate of (i) the liquidation preference of the Exchangeable Preferred Stock issued less the liquidation preference of Exchangeable Preferred Stock exchanged for Exchange Debentures and (ii) the principal amount of Exchange Debentures issued, at 111.50% of the then effective liquidation preference or principal amount, as applicable, with the net proceeds of one or more Public Equity Offerings or Strategic Investments or a Required Disposition if at least $75,000,000 in liquidation preference or principal amount, as applicable, of such securities remains outstanding after each such redemption; provided, however, that such redemption occurs within 60 days of the date of the closing of each such Public Equity Offering, Strategic Investment or Required Disposition.

CHANGE OF CONTROL

     The Exchange Indenture will provide that upon the occurrence of a Change of Control (as defined above under ' -- Exchangeable Preferred Stock -- Change of Control'), each holder will have the right to require that the Company repurchase all or a portion of such holder's Exchange Debentures pursuant to the offer described below (the 'Debenture Change of Control Offer'), at a purchase price equal to 101% of the principal amount thereof plus, without duplication, accrued interest, if any, to the date of repurchase.

     The Exchange Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the Exchange Debentures would violate or constitute a default under the Credit Agreement, the Senior Subordinated Discount Note Indenture or other indebtedness of the Company, then the Company shall either (i) repay all such indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents under the Credit Agreement, the Senior Subordinated Discount Note Indenture and any other agreement governing such other indebtedness to permit the repurchase of the Exchange Debentures as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Exchange Debentures pursuant to the provisions described below; provided, however, that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause
(iii) under ' -- Default' below.

     Within 30 days following the date upon which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail, postage prepaid, a notice to each holder of Exchange Debentures, with a copy to the Trustee, which notice shall govern the terms of the Debenture Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the 'Debenture Change of Control Payment Date'). Holders electing to have an Exchange Debenture purchased pursuant to a Debenture Change of Control Offer will be required to surrender the Exchange Debenture, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the Business Day prior to the Debenture Change of Control Payment Date.

     The foregoing provisions cannot be waived by the Board of Directors of the Company (except that the Board may approve a new group of directors as described in paragraph (iii) of the definition of Change of Control contained in ' -- Exchangeable Preferred Stock -- Change of Control' and thereby prevent the occurrence of such a Change of Control). The provisions relative to the Company's obligation to make an offer to repurchase the Exchange Debentures as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Exchange Debentures.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed

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
below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Debt are contained in the covenant described under ' -- Certain Covenants -- Limitation on Debt.' Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Exchange Debentures. Except for the limitations contained in such covenant, however, the Exchange Indenture will not contain any covenants or provisions that may afford holders of the the Exchange Debentures protection in the event of a highly leveraged transaction.

     The Senior Secured Note Indenture, the Senior Subordinated Discount Note Indenture and the Credit Agreement contain, and future indebtedness of the Company and Benedek Broadcasting may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Exchange Debentures could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Exchange Debentures upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Debentures, the Company could seek the consent of its lenders to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Debentures. In such case, the Company's failure to offer to purchase or to purchase tendered Exchange Debentures would constitute an Event of Default under the Exchange Indenture and could, in turn, constitute a default under the Credit Agreement and any future indebtedness. In such circumstances, the subordination provisions in the Exchange Indenture would restrict payments to the holders of the Exchange Debentures.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Exchange Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Exchange Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Exchange Indenture by virtue thereof.

RANKING

     The indebtedness evidenced by the Exchange Debentures will be subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any), interest on and all other obligations in respect of the Exchange Debentures is subordinate in right of payment, as set forth in the Exchange Indenture, to the prior payment in full in cash or cash equivalents of all Senior Debt (including senior subordinated debt), whether outstanding on the Issue Date or thereafter incurred, including the Senior Subordinated Discount Notes and the guarantee of Benedek Broadcasting's obligations under the Credit Agreement and with respect to the Senior Secured Notes.

     As of March 31, 1998, the Company's Senior Debt, which includes the Senior Subordinated Discount Notes, would have been approximately $372.3 million. Although the Exchange Indenture contains limitations on the amount of additional Debt that the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See
' -- Certain Covenants -- Limitation on Debt.'

     Only Debt of the Company that is Senior Debt will rank senior to the Exchange Debentures in accordance with the provisions of the Exchange Indenture. The Exchange Debentures will in all respects rank pari passu with all other subordinated debt of the Company. Unsecured debt is not deemed to be subordinated or junior to secured debt merely because it is unsecured.

     The Company may not pay principal of, premium (if any), interest on, or any other obligation in respect of, the Exchange Debentures or make any deposit pursuant to the provisions described under 'Defeasance' below and may not repurchase, redeem or otherwise retire any Exchange Debentures (collectively, 'pay the Exchange

Debentures') if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash or cash equivalents. However, the Company may pay the Exchange Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. Upon the occurrence and during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Debentures for a period (a 'Payment Blockage Period') commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a 'Blockage Notice') of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Representative of the Designated Senior Debt who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Debt has been repaid in full in cash or cash equivalents). Notwithstanding anything in the foregoing to the contrary, a Blockage Notice may only be given by and, therefore shall only be effective in respect of the Company and the Trustee if given by, (i) the Representative of the Bank Debt if at such time any Bank Debt is outstanding or (ii) if no Bank Debt is outstanding, any other Representative of outstanding Designated Senior Debt. Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Exchange Debentures after the end of such Payment Blockage Period. The Exchange Debentures shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of such Senior Debt before the holders of the Exchange Debentures are entitled to receive any payment, and until the Senior Debt is paid in full in cash or cash equivalents, any payment or distribution to which holders of the Exchange Debentures would be entitled but for the subordination provisions of the Exchange Indenture will be made to holders of such Senior Debt as their interests may appear. The foregoing shall not prohibit the receipt by holders of the Exchange Debentures in such a proceeding prior to the payment in full of the Senior Debt of a distribution of shares of stock or debt securities that are subordinated to the same extent as the Exchange Debentures. If a distribution is made to holders of the Exchange Debentures that, due to the subordination provisions, should not have been made to them, such holders of the Exchange Debentures are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

     If payment of the Exchange Debentures is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Debt or the Representative of such holders of the acceleration.

     For purposes of the subordination provisions in the Exchange Indenture, Senior Debt outstanding under the Bank Credit Agreement shall not be deemed paid in full in cash or cash equivalents at any time unless all letters of credit outstanding under the Bank Credit Agreement which have not been drawn upon at such time are fully cash collateralized or returned undrawn.

     By reason of the subordination provisions contained in the Exchange Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Exchange Debentures, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Exchange Debentures.

CERTAIN COVENANTS

     Set forth below are certain covenants in the Exchange Indenture:

Limitation on Debt.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Issue, directly or indirectly, any Debt; provided, however, that the Company or its Restricted Subsidiaries may Issue Debt if at the date of such Issuance the Cash Flow Leverage Ratio does not exceed 8.75 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Issue the following Debt: (1) Debt of the Company or Benedek Broadcasting Issued pursuant to the Revolving Credit Facility under the Bank Credit Agreement (including guarantees thereof and any letters of credit issued thereunder) or any other agreement or indenture in a principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of
(i) $15.0 million and (ii) 75% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, determined in accordance with GAAP as of the end of the most recent fiscal quarter prior to the date of determination; (2) Debt of the Company or Benedek Broadcasting (including any letters of credit) Issued pursuant to the Bank Credit Agreement (other than the Revolving Credit Facility) or any other agreement or indenture in an aggregate principal amount which, when taken together with the principal amount of all other Debt issued pursuant to this clause (2) and then outstanding, does not exceed (A) $110.8 million less (B) the lesser of (i) the aggregate amount of all principal repayments of any Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such
Debt) and (ii) the scheduled principal amortization payments to have been made by then under the terms of the Bank Credit Agreement (but without giving effect to any changes to such scheduled principal payments after the Issue Date); (3) Debt owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Issuance of such Debt by the issuer thereof; (4) the Exchange Debentures (including any Exchange Debentures issued in lieu of cash interest payments with respect to Exchange Debentures), the Exchangeable Preferred Stock issued in the Offering and Refinancing Debt of the Company Issued in respect of (A) any Debt permitted by this clause (4) and (B) any Debt relating to the issuance of any Additional Shares pursuant to paragraph (a) above (including the accretion of any original issue discount associated with Debt permitted by this clause (4) and the increase in liquidation preference with respect to any Debt permitted by this clause (4)); (5) Debt (other than Debt described in clause (1), (2), (3) or
(4) of this covenant but including the Debt represented by the Company Pledge Agreement) outstanding on the Issue Date, and Refinancing Debt in respect of any Debt permitted by this clause (5) or by paragraph (a) above; (6) Debt or Preferred Stock of a Subsidiary Issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt or Preferred Stock Issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and Refinancing Debt of such Subsidiary Issued in respect of any Debt of such Subsidiary permitted by this clause (6); provided, however, that after giving effect thereto, except in the case of any Refinancing Debt, the Company or any Restricted Subsidiary could Issue an additional $1.00 of Debt pursuant to paragraph (a) above; (7) Debt consisting of Guarantees by BLC of Permitted Acquisition Debt; and (8) Debt of the Company or any Restricted Subsidiary (in addition to the Debt permitted to be Issued pursuant to paragraph (a) above or in any other clause of this paragraph (b)) in an aggregate principal amount on the date of Issuance which, when added to all other Debt Issued pursuant to this clause (8) and then outstanding, shall not exceed $15.0 million.

     (c) Notwithstanding any other provision of this covenant, the Company shall not Issue any Debt under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Exchange Debentures to at least the same extent as such Subordinated Obligations.

Limitation on Liens.

     The Company shall not create, incur or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it securing any Debt that is not Senior Debt, unless contemporaneously therewith

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effective provision is made for securing the Exchange Debentures equally and ratably with such Debt as to such property for so long as such Debt will be so secured.

Limitation on Sale/Leaseback Transactions.

     The Company shall not enter into a Sale/Leaseback Transaction unless (i) the Company would be able to incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction secured by a Lien pursuant to the provisions of the covenants described under ' -- Limitation on Debt' and ' -- Limitation on Liens' above or (ii) the Company receives consideration from such Sale/Leaseback Transaction at least equal to the fair market value of the property subject thereto (which shall be determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors) and elects to treat the assets subject to such Sale/Leaseback Transaction as an Asset Disposition subject to the covenant described under ' -- Limitation on Sales of Assets and Subsidiary Stock' below.

Limitation on Restricted Payments.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary and, if a Restricted Subsidiary is not wholly owned, to the other stockholders on a pro rata basis), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any Restricted Subsidiary (except any such purchases, redemptions, acquisitions or retirements of Capital Stock of a Restricted Subsidiary held by the Company or another Restricted Subsidiary), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment in any Affiliate of the Company other than a Restricted Subsidiary or a person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a 'Restricted Payment') if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Limitation on Debt' above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (a) the cumulative Operating Cash Flow (whether positive or negative) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurred to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment less the product of 1.4 multiplied by the cumulative Consolidated Interest Expense during such period;
(b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock and other than the Exchange Preferred Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of the Subsidiaries for the benefit of their employees or to officers, directors or employees to the extent that the Company or any Subsidiary has outstanding loans or advances to such employees pursuant to clause (vii) of the second paragraph of this covenant or clause (iii) of the second paragraph under ' -- Limitations on Transactions with Affiliates' (all such excluded Capital Stock being herein collectively called 'Excluded Stock')); and (c) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Debt of the Company that is by its original terms convertible or exchangeable for Capital Stock (other than Redeemable Stock, Exchangeable Stock, Senior Stock or Parity Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); provided, however, that, for the purposes of the calculation required by this clause (3), the value of any such Restricted Payment, if other than cash, shall be evidenced by a resolution of the Board of Directors and determined in good faith by the disinterested members of the Board of Directors; provided further, however, that, in the case of a distribution or other disposition by the Company of all or substantially all the

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assets of a broadcast station or other business unit, the value of any such
Restricted Payment shall be determined by an investment banking firm of national prominence that is not an Affiliate of the Company. Notwithstanding the foregoing, the Company shall not declare or pay any cash dividend or make any cash distribution on or in respect of any (i) Senior Stock or Parity Stock prior to May 15, 2003 or (ii) any Junior Stock (including the Seller Junior Discount Preferred Stock and its Common Stock) prior to October 1, 2001.

     (b) The provisions of the preceding paragraph shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Excluded Stock); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of the previous paragraph; (ii) any purchase or redemption of Seller Junior Discount Preferred Stock out of the proceeds of the sale of any Additional Shares; provided, however, that without limiting the Company's ability to so purchase or redeem the Seller Junior Discount Preferred Stock, such purchase or redemption shall be included in any subsequent calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of the Company which is permitted to be Issued pursuant to the covenant described above under ' -- Limitation on Debt'; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described below under ' -- Limitation on Sales of Assets and Subsidiary Stock'; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (v) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at any time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (vi) Investments in Non-Recourse Affiliates made in an aggregate amount (which amount shall be reduced by the amount equal to the net reduction in Investments in Non-Recourse Affiliates resulting from payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Non-Recourse Affiliates) from the Issue Date not to exceed $10.0 million; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; (vii) loans or advances to officers and directors of the Company (other than a Restricted Holder) (A) in the ordinary course of business in an aggregate amount outstanding not in excess of $1.0 million or (B) the proceeds of which are used to acquire Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); provided further, however, that such loans or advances shall be excluded in the calculation of the amount of Restricted Payments; or (viii) the retirement of the Exchangeable Preferred Stock through the issuance of the Exchange Debentures; provided, however, the amount thereof shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company other than an encumbrance or restriction with respect to dividends or distributions by Benedek Broadcasting in connection with a senior bank financing, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Issued pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions contained in such Refinancing agreement or

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amendment are no less favorable to the Debentureholders than encumbrances or restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Subsidiary Stock.

     The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 90% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Debt) to prepay, repay or purchase Senior Debt or Debt (other than Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election to the investment by the Company or any Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or in assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in all cases within 270 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent the Company is entitled pursuant to then existing contractual limitations to receive dividends or distributions from the relevant Restricted Subsidiary and to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to and subject to the conditions contained in the Exchange Indenture to the holders of the Exchange Debentures (and to holders of Debt designated by the Company that is pari passu with the Exchange Debentures) to purchase Exchange Debentures (and such other Debt) at a purchase price of 100% of the principal amount thereof (without premium) plus accrued and unpaid interest (or in respect of such other Debt such lesser price, if any, as may be provided for by the terms of such other Debt); and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of the Company (other than Debt owed to an Affiliate of the Company) or Debt of any Restricted Subsidiary (other than Debt owed to the Company or an Affiliate of the Company), in each case within 360 days after the later of the receipt of such Net Available Cash and the date the offer described in clause (C) is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. The Company shall not permit any Non-Recourse Subsidiary to make any Asset Disposition unless such Non-Recourse Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets so disposed of. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     In the event of an Asset Disposition that requires the purchase of Exchange Debentures (and other Debt that is pari passu with the Exchange Debentures) pursuant to clause (ii)(C) above, the Company will be required to purchase Exchange Debentures tendered pursuant to an offer by the Company for the Exchange Debentures (and other Debt at the purchase price set forth above) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Exchange Indenture. The Company shall not be required to make

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such an offer to purchase Exchange Debentures if the Net Available Cash available therefor is less than $5.0 million for any particular Asset Disposition (which lesser amount shall be carried forward for purposes of determining whether such offer is required with respect to any subsequent Asset Disposition; provided, however, that any such Asset Disposition the proceeds of which do not exceed $1.0 million shall be excluded from the aforementioned calculation).

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

Limitation on Transactions with Affiliates.

     The Company may not, and may not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or rendering of any service) with any Affiliate of the Company unless the terms of such business, transaction or series of transactions are as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of transactions in arm's length dealings with an unrelated third person; provided, however, that in the case of any transaction or series of related transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of
(i) $1.0 million, the Company shall deliver an Officers' Certificate to the Trustee certifying that the terms of such business, transaction or series of transactions (x) comply with this covenant, (y) have been set forth in writing and (z) have been determined in good faith by the disinterested members of the Board of Directors to satisfy the criteria set forth in this covenant, and (ii) $5.0 million, the Company shall also deliver to the Trustee an opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such business, transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under ' -- Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, indemnity agreements, stock options and stock ownership plans approved by the Board of Directors in the ordinary course of business and consistent with industry practices, (iii) loans or advances to employees of the Company and the Subsidiaries (other than Restricted Holders) (A) in the ordinary course of business in an aggregate amount outstanding not to exceed $5.0 million at any one time outstanding or (B) the proceeds of which are used to acquire from the Company Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries (other than a Restricted Holder) who are not employees of the Company or its Subsidiaries; (v) salaries to employees in the ordinary course of business and consistent with industry practices; and (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; provided, however, that no portion of the minority interest in any such Restricted Subsidiary is owned by an Affiliate (other than the Company or a Wholly Owned Subsidiary) of the Company.

SEC Reports and Other Information.

     Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and thereupon provide the Trustee and holders of the Exchange Debentures with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any of the Exchange Debentures are outstanding, the Company will make available to any prospective purchaser of the Exchange Debentures or beneficial owner of the Exchange Debentures in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

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SUCCESSOR COMPANY

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such entity expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Indenture and the Exchange Debentures; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain Covenants -- Limitation on Debt' above; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee person has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Exchange Indenture. The resulting, surviving or transferee person will be the successor company.

     Benedek Broadcasting may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not Benedek Broadcasting) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Company would be able to issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Certain
Covenants -- Limitation on Debt' above; (iv) all of the Capital Stock of the resulting, surviving or transferee person is owned by the Company; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer complies with the Exchange Indenture.

DEFAULTS

     An Event of Default is defined in the Exchange Indenture as (i) a default in payment of interest on the Exchange Debentures when due, continued for 30 days, (ii) a default in the payment of principal of any Exchange Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under ' -- Change of Control' above or under the covenants described under ' -- Certain Covenants' above (in each case, other than a failure to purchase Exchange Debentures), (iv) the failure by the Company to comply for 60 days after notice with any of its other agreements or covenants or any provisions contained in the Exchange Indenture, (v) Debt of the Company, BLC or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $5.0 million and such failure continues for 10 days after notice (the 'cross acceleration provision'), (vi) certain events of bankruptcy, insolvency or reorganization of the Company, BLC or a Significant Subsidiary (the 'bankruptcy provisions'),
(vii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company, BLC or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the 'judgment default provision') or (viii) the Company, Benedek Broadcasting, BLC or a Significant Subsidiary fails to maintain any License or Licenses with respect to a Television Station or Television Stations owned by it which License is necessary for the continued transmission of such Television Station's normal programming and the Operating Cash Flow for the most recently completed four fiscal quarters of the Company of such Television Station or Television Stations exceeds 10% of the Operating Cash Flow of the Company for such period (the 'license maintenance provision'). The notice provided for in clause (iii), (iv) or (v) shall be given to the Company by the Trustee or the holders of 25% in principal amount of the outstanding Exchange Debentures.

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     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Exchange Debentures may declare the principal amount and accrued but unpaid interest on all the Exchange Debentures (collectively, the 'Default Amount') to be due and payable. Upon such a declaration, such Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Default Amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Exchange Debentures. Under certain circumstances, the holders of a majority in principal amount of the outstanding Exchange Debentures may rescind any such acceleration with respect to the Exchange Debentures and its consequences. In addition, if an Event of Default occurs within 12 calendar months after the issuance of the Exchange Debentures and so long as such Event of Default is continuing, the holders of the Exchange Debentures will have the voting rights described under 'Exchangeable Preferred Stock -- Voting Rights.'

     Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Exchange Debenture may pursue any remedy with respect to the Exchange Indenture or the Exchange Debentures unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Exchange Debentures have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 10 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Exchange Debentures have not given the Trustee a direction inconsistent with such request within such 10-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Exchange Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Exchange Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of an Exchange Debenture or that would involve the Trustee in personal liability.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Debentures pursuant to the provisions described under ' -- Optional Redemption' above, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures.

     The Exchange Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Exchange Debentures notice of the Default within 10 days after it occurs. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year and within 45 days after the end of each of the first three fiscal quarters of each year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute a Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Exchange Indenture may be amended with the consent of the holders of two-thirds in principal amount of the Exchange Debentures then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of two-thirds in principal amount of the Exchange Debentures then outstanding. However, without the consent of each holder of an outstanding Exchange Debenture, no amendment may, among other things, (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Debenture, (iii) reduce the principal of or extend the Stated Maturity of any Exchange Debenture, (iv) reduce the premium payable upon the redemption of any Exchange Debenture or change the

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time at which any Exchange Debenture may be redeemed as described under
' -- Optional Redemption' above, (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debenture, (vi) impair the right of any holder of the Exchange Debentures to receive payment of principal of and interest on such holder's Exchange Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Debentures, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) make any change to the subordination provisions of the Exchange
Indenture.

     Without the consent of any holder of the Exchange Debentures, the Company and the Trustee may amend or supplement the Exchange Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Exchange Indenture, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures (provided that the uncertificated Exchange Debentures are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Exchange Debentures are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to or secure the Exchange Debentures, to add to the covenants of the Company for the benefit of the holders of the Exchange Debentures or to surrender any right or power conferred upon the Company or to make any change that does not adversely affect the rights of any holder of the Exchange Debentures or to comply with any requirements of the SEC in connection with the qualification of the Exchange Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Exchange Indenture that adversely affects the rights of any holder of Debt then outstanding unless the holders of such Debt (or their Representative) consents to such change.

     The consent of the holders of the Exchange Debentures is not necessary under the Exchange Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Exchange Indenture becomes effective, the Company is required to mail to holders of the Exchange Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Exchange Debentures, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Exchange Debentures and the Exchange Indenture ('legal defeasance'), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain a registrar and paying agent in respect of the Exchange Debentures. The Company at any time may terminate its obligations under the covenants described under ' -- Certain Covenants' and ' -- Change of Control,' the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the license maintenance provision described under 'Defaults' above and the limitations contained in clauses (iii) and (iv) of the first paragraph or clause (iii) of the second paragraph described under ' -- Successor Company' above ('covenant defeasance').

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default specified in clause (iii),
(v), (vi) (with respect only to Significant Subsidiaries) (vii) or (viii) under ' -- Defaults' above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph or clause (iii) of the second paragraph under ' -- Successor Company' above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the 'defeasance trust') with the Trustee cash in U.S. dollars, U.S. Government Obligations, or a combination thereof that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal, premium (if any) and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Exchange Debentures will not recognize income, gain or loss for Federal income tax

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purposes as a result of such deposit and defeasance and will be subject to
Federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     IBJ Schroder Bank & Trust Company is to be the Trustee under the Exchange Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Debentures.

     The Exchange Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Exchange Indenture or in the TIA), it must eliminate such conflict or resign.

GOVERNING LAW

     The Exchange Indenture provides that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     'Acquired Station' means any Television Station acquired by the Company after the Issue Date.

     'Affiliate' of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of the covenants described under 'Certain Covenants -- Limitation on Restricted Payments,' ' -- Limitation on Transactions with Affiliates' and ' -- Limitation on Sales of Assets and Subsidiary Stock,' (a) control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and (b) beneficial ownership of 5% or more of the voting common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a person shall be deemed to be control of such person; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Disposition' means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a 'disposition') by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, (iii) a disposition of obsolete assets in the ordinary course of business, (iv) for purposes of the covenant described under 'Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock' only, a disposition subject to the covenant described under ' -- Limitation on Restricted Payments,' (v) a disposition subject to the provisions set forth in 'Successor Company' (except to the extent the Company disposes of substantially all (but not all) of its assets, in which event the assets not so disposed of shall be deemed as having been sold by the Company), (vi) a disposition pursuant to the terms of the Company Pledge Agreement or (vii) a disposition by the Company in which and to the extent the Company receives as consideration Capital Stock of a person engaged in, or assets that will be used in, the business of the Company existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of the Company.

     'Attributable Debt' in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate set forth on the face of the Exchange Debentures, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

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     'Average Life' means, as of the date of determination, with respect to any
Debt, the quotient obtained by dividing (i) the sum of the products of (a) the numbers of years from the date of determination to the dates of each successive scheduled principal payment or redemption or similar payment with respect to such Debt multiplied by (b) the amount of such payment, by (ii) the sum of all such payments.

     'Bank Credit Agreement' means the Credit Agreement dated as of December 17, 1997, as amended, among the Company, Benedek Broadcasting, as borrower, the Lenders referred to therein, and Bankers Trust Company, as agent, and all promissory notes, guarantees, security agreements, pledge agreements, deeds of trust, mortgages, letters of credit and other instruments, agreements and documents executed pursuant thereto or in connection therewith, in each case as the same may be amended, supplemented, restated, renewed, refinanced, replaced or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants or other provisions) from time to time.

     'Bank Debt' means all Senior Debt outstanding under the Bank Credit Agreement.

     'BLC' means Benedek License Corporation, a corporation organized under the laws of the State of Delaware, and any successor company.

     'Board of Directors' means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     'Business Day' means each day which is not a Legal Holiday.

     'Capital Lease Obligations' of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     'Capital Stock' of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     'Cash Flow Leverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount outstanding of all Debt of the Company and the Restricted Subsidiaries (including any Debt issued under paragraph (b) of the covenant described under 'Certain Covenants -- Limitation on Debt') at the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination to (ii) Operating Cash Flow for the four fiscal quarters ending on the last day of such fiscal quarter; provided, however, that (1) if the Company or any Restricted Subsidiary has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Cash Flow Leverage Ratio is an Issuance of Debt, or both, Debt as of such date and Operating Cash Flow (including Consolidated Interest Expense) for such period shall be calculated after giving effect on a pro forma basis to such Debt (in the case of Operating Cash Flow, as if such Debt had been Issued on the first day of such period) and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt (in the case of Operating Cash Flow, as if such discharge had occurred on the first day of such period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, (A) the Operating Cash Flow for such period shall be reduced by an amount equal to the Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Operating Cash Flow (if negative), directly attributable thereto for such period (including an adjustment for Consolidated Interest Expense directly attributable to any Debt (the 'Discharged Debt') of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Discharged Debt of such Restricted Subsidiary)) and
(B) Debt for such period shall be reduced by an amount equal to the Discharged Debt, (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Operating Cash Flow for such period shall be calculated after giving pro forma effect thereto (including the Issuance of any Debt) as if such Investment or

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acquisition occurred on the first day of such period and (4) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Operating Cash Flow (including Consolidated Interest Expense) for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     'Code' means the Internal Revenue Code of 1986, as amended.

     'Company Pledge Agreement' means the Amended and Restated Company Pledge Agreement dated as of December 17, 1997 between the Company and Bankers Trust Company.

     'Consolidated Interest Expense' means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt Issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Debt or other obligation of any other person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Redeemable Stock of the Company held by persons other than the Company or a Wholly Owned Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company.

     'Consolidated Net Income' means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income, (ii) any net income of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any person and (v) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenants described under ' -- Exchangeable Preferred Stock -- Certain Covenants -- Limitation on Restricted Payments' and
' -- Exchange Debentures -- Certain Covenants -- Limitation on Restricted Payments' only, there shall be excluded from Consolidated Net Income any dividends, repayments of

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loans or advances or other transfers of assets from a Non-Recourse Affiliate to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenants pursuant to clauses (iv) and (vi), respectively, of paragraph (b) of the applicable covenant.

     'Consolidated Net Worth' of any person means the total of the amounts shown on the balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     'Debentureholder' or 'holder' means the person in whose name an Exchange Debenture is registered on the Registrar's books.

     'Debt' of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations and all Attributable Debt of such person; (iii) all obligations of such person Issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of, in the case of a Subsidiary, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through
(v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any Guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     The amount of Debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     'Default' means any event which is, or after notice or passage of time or both would be, in the case of the Exchangeable Preferred Stock, a Voting Rights Triggering Event and, in the case of the Exchange Debentures, an Event of Default.

     'Designated Senior Debt' means (i) the Bank Debt and the Senior Subordinated Discount Notes and (ii) any other Debt of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Debt as 'Designated Senior Debt' for purposes of the Exchange Debentures.

     'EBITDA' for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense (including the amortization of Program Obligations) and (v) all other noncash charges deducted in the calculation of such Consolidated Net Income (but excluding (a) any noncash charges related to the items described in clauses (i) through (v) of the definition of 'Consolidated Net Income' and (b) any noncash charges to the extent that they require an accrual of or a reserve for cash disbursements for

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any future period), and minus, without duplication, all noncash items (but excluding revenue from barter transactions) that increased such Consolidated Net Income.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Exchange Date' means the date on which the Exchange Debentures are exchanged for the Exchangeable Preferred Stock.

     'Exchangeable Stock' means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     'Existing Station' means (i) each of the 23 Television Stations owned by the Company as of the Issue Date and (ii) each other Television Station acquired by the Company after the Issue Date and the License for which is owned by BLC.

     'Guarantee' means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Hedging Obligations' of any person means the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

     'Interest Rate Protection Agreement' means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     'Investment' in any person means any loan or advance to, any Guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments shall exclude advances to customers and suppliers in the ordinary course of business.

     'Issue' means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary; and the term 'Issuance' has a corresponding meaning. For purposes of the covenant described under 'Certain
Covenants -- Limitation on Debt,' if any Debt Issued by a Non-Recourse Subsidiary thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event shall be deemed for the purpose of such covenant to constitute the Issuance of such Debt by the issuer thereof.

     'Issue Date' means the date on which the Exchangeable Preferred Stock is initially issued.

     'Legal Holiday' means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     'License' means, with respect to any Television Station, any and all licenses and authorizations issued by the Federal Communications Commission with respect to such Television Station.

     'Lien' means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

     'Maximum Amount' as of any date of determination means, with respect to any Acquired Station, the product of (i) the Operating Cash Flow of such Acquired Station for the four recent fiscal quarters ending at least 45 days prior to such date of determination and (ii) the number 5.0; provided, however, that if such Acquired Station is acquired by the Company in connection with an Asset Disposition of an Existing Station, the amount in clause (i) above shall be reduced by the Operating Cash Flow for such period of such Existing Station.

     'Net Available Cash' from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or

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otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve in accordance with generally accepted accounting principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary after such Asset Disposition.

     'Net Cash Proceeds' with respect to any Issuance or sale of Capital Stock, means the cash proceeds of such Issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such Issuance or sale and net of taxes paid or payable as a result thereof.

     'Non-Convertible Common Stock' means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Common Stock shall not include any Redeemable Stock or Exchangeable Stock or, in the case of the Company, any Senior Stock or Parity Stock.

     'Non-Recourse Affiliate' means a Non-Recourse Subsidiary or any other Affiliate of the Company or a Restricted Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Restricted Subsidiary, (ii) only owns properties acquired after the Issue Date and (iii) has no Debt other than Non-Recourse Debt.

     'Non-Recourse Debt' means Debt or that portion of Debt (i) as to which neither the Company nor its Restricted Subsidiaries (A) provide credit support (including any undertaking, agreement or instrument which would constitute
Debt), (B) is directly or indirectly liable or (C) constitute the lender and
(ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Affiliate) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     'Non-Recourse Subsidiary' means a Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Restricted Subsidiary, (ii) only owns properties acquired after the Issue Date and (iii) has no Debt other than Non-Recourse Debt.

     'Officer' means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     'Officers' Certificate' means a certificate signed by two Officers.

     'Operating Cash Flow' for any period means EBITDA for such period less Program Obligation Payments for such period; provided, however, that, when used in the definition of 'Maximum Amount' with respect to a Television Station, all references to the Company and Restricted Subsidiaries and consolidated subsidiaries used in the definitions of 'EBITDA' and 'Program Obligation Payments' and the definitions used therein shall be deemed to refer to such Television Station.

     'Opinion of Counsel' means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     'Parent' means any person that beneficially owns, directly or indirectly, all the Voting Stock of the Company.

     'Permitted Acquisition Debt' means Debt of the Company or any Restriced Subsidiary Issued to finance all or any portion of the cost of the acquisition of an Acquired Station, where the License for such Acquired Station is owned by BLC, and Refinancing Debt in respect of such Debt; provided, however, that the aggregate amount of such Permitted Acquisition Debt with respect to any Acquired Station shall not exceed the Maximum Amount with respect to such Acquired Station.

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     'Permitted Holders' shall mean (i) A. Richard Benedek; (ii) family members or relatives of A. Richard Benedek; (iii) any trusts created for the benefit of the persons described in clauses (i), (ii) or (iv) of this paragraph or any trust for the benefit of any trust; (iv) in the event of the death or incompetence of any person described in clauses (i) or (ii) of this paragraph such person's estate, executor, administrator, committee or other personal representative or beneficiaries; or (v) any Affiliate of A. Richard Benedek.

     'Permitted Investments' shall mean (i) investments in direct obligations of the United States of America maturing within 90 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, and (iii) investments in commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 90 days from the date of acquisition thereof.

     'person' means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Preferred Stock' as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     'principal' of any debt security means the principal amount of such debt security plus the premium, if any, payable on such debt security which is due or overdue or is to become due at the relevant time.

     'Program Obligation Payments' means, for any period of calculation, an amount equal to the aggregate amount paid in cash by or on behalf of the Company and the Restricted Subsidiaries during such period with respect to, or on account of, Program Obligations.

     'Program Obligations' means the obligations of the Company and the Restricted Subsidiaries with respect to the acquisition of the right to broadcast films and other programming material, payable in a form other than barter.

     'Public Equity Offering' means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     'Redeemable Stock' means the Exchangeable Preferred Stock and any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Exchangeable Preferred Stock or the Exchange Debentures, as the case may be.

     'Refinance' means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to Issue indebtedness in exchange or replacement for, such Debt. 'Refinanced' and 'Refinancing' shall have correlative meanings.

     'Refinancing Debt' means Debt that Refinances any Debt of the Company or any Restricted Subsidiary existing on the Issue Date or Issued in compliance with the Certificate of Designation or, after the Exchange Date, the Exchange Indenture; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Issued that is equal to or greater than the Average Life of the Debt being Refinanced and (iii) such Refinancing Debt has an aggregate principal amount (or if Issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Issued with original issue discount, the aggregate accreted value) then outstanding or committed under the Debt being Refinanced (plus the amount of any premium or penalty paid, whether pursuant to terms of the instrument governing such Debt or by reason of any tender premium therefor, and plus the amount of any expenses incurred by the Company or any Subsidiary in connection with such Refinancing (including without limitation underwriting discounts or commissions)); provided further, however, that Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of a Non-Recourse Subsidiary.

     'Representative' means any trustee, agent or representative (if any) for an issue of Debt of the Company.

     'Required Disposition' means the disposition of either WMTV(TV), serving Madison, Wisconsin, or WIFR-TV, serving Rockford, Illinois, as such disposition may be required pursuant to an order of the FCC.

                                      111


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     'Restricted Holder' means a Permitted Holder or a person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and will be deemed to include each person included in such person) that owns, directly or indirectly, 10% or more of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this definition a person shall be deemed to have ownership of all shares (a) that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and (b) of a corporation held by any other corporation (the 'parent corporation') if such person is the owner, directly or indirectly, of more than 10% of the total voting power of the Voting Stock of such parent corporation.

     'Restricted Subsidiary' shall mean any Subsidiary that is not a Non-Recourse Subsidiary.

     'Sale/Leaseback Transaction' means any arrangement relating to a property owned as of the date of the Exchange Indenture whereby the Company or a Restricted Subsidiary transfers such property to a person and leases it back from such person.

     'SEC' means the Securities and Exchange Commission.

     'Senior Debt' means (i) all obligations of the Company now or hereafter existing under the Bank Credit Agreement, including principal of, premium, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-petition interest is allowed as a claim in such proceeding) on Debt outstanding under the Bank Credit Agreement, reimbursement obligations of the Company with respect to any letters of credit outstanding under the Bank Credit Agreement and any obligations thereunder for fees, expenses and indemnities,
(ii) Debt of the Company, whether outstanding on the Issue Date or thereafter issued and accrued and unpaid interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and
(B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Exchange Debentures; provided, however, that Debt shall not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company,
(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), or (iv) that portion of any Debt which at the time of Issuance is Issued in violation of the Exchange Indenture.

     'Significant Subsidiary' means (i) any domestic Subsidiary of the Company (other than a Non-Recourse Subsidiary) which at the time of determination either
(A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 3% of the Company's total assets on a consolidated basis as of such date, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 3% of the Company's total revenues on a consolidated basis for such period, (ii) any foreign Subsidiary of the Company (other than a Non-Recourse Subsidiary) which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (iii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). 'Defaulting Subsidiary' means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clause (vi), (vii) or (viii) of the first paragraph under ' -- Defaults' has occurred and is continuing.

     'Stated Maturity' means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption

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
provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     'Strategic Equity Investor' means any person that is, or is a controlled Affiliate of any person that is, engaged in the broadcasting business; provided, however, that Strategic Equity Investor shall not include any Affiliate of the Company.

     'Strategic Investment' means a sale by the Company or Parent of its common stock to one or more Strategic Equity Investors.

     'Subordinated Obligation' means any Debt of the Company (whether outstanding on the date of the Exchange Indenture or thereafter Issued) which is expressly subordinate or junior in right of payment to the Exchange Debentures.

     'Subsidiary' means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company,
(ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

     'Television Station' means any group of assets which constitutes all or substantially all of the assets which would be necessary to carry on the business of a commercial television broadcast station and which, when purchased by a single purchaser would (together with any necessary licenses, authorizations, working capital and operating location) be substantially sufficient to allow such purchaser to carry on such business.

     'TIA' means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Exchange Indenture.

     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     'Voting Stock' of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     'Wholly Owned Subsidiary' means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

REGISTRATION RIGHTS

     Holders of the Exchange Securities are not entitled to any registration rights with respect to the Exchange Securities. Under the Registration Rights Agreement, the Company has agreed to use its best efforts to consummate the Exchange Offer by September 11, 1998 for the benefit of the Holders of shares of Existing Exchangeable Preferred Stock. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of shares of Existing Exchangeable Preferred Stock.

     In the event that applicable interpretations of the staff of the SEC in letters issued to third parties do not permit the Company to effect the Exchange Offer, or if any Holder of shares of Existing Exchangeable Preferred Stock is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Securities in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of shares of Existing Exchangeable Preferred Stock or the Exchange Securities, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until three years after the date of original issuance of the Existing Exchangeable Preferred Stock. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of shares of Existing Exchangeable Preferred Stock or the Exchange Securities, as the case may be. A Holder that sells such shares of Exchangeable Preferred Stock pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil

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
liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Class A Common Stock, par value $0.01 per share, 25,000,000 shares of Class B Common Stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. The Company currently has outstanding 7,400,000 shares of Class B Common Stock, 100,000 shares of Existing Exchangeable Preferred Stock and 450,000 shares of Seller Junior Discount Preferred Stock. In addition, the Company has 600,000 shares of Class A Common Stock reserved for issuance upon exercise of the Initial Warrants. For a description of the Exchangeable Preferred Stock, see 'Description of the Exchangeable Preferred Stock and Exchange Debentures.'

COMMON STOCK

     The following description of the Common Stock of the Company does not purport to be complete and is subject to, and is qualified in its entirety by the provisions of its Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock (payable in shares of Class B Common Stock).

     Voting Rights. Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) at such time as any class of Common Stock of the Company is subject to Rule 13e-3 promulgated under the Exchange Act, with respect to any 'going private' transaction between the Company and any Permitted Holder and (ii) as otherwise provided by law. A 'going private' transaction is any 'Rule 13e-3 Transaction,' as such term is defined in Rule 13e-3.

     The holders of the Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed 'going private' transaction with any Permitted Holder, with each share of Class A Common Stock and Class B Common Stock entitled to one vote.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of Common Stock.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors.

     Other Provisions. Each share of Class B Common Stock is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock at any time. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party other than a Permitted Holder, subject to compliance with FCC rules and regulations. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

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
SELLER JUNIOR DISCOUNT PREFERRED STOCK

     The following description of the Seller Junior Discount Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by the Certificate of Designation therefor. A copy of the Certificate of Designation for the Seller Junior Discount Preferred Stock has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Ranking. The Seller Junior Discount Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) junior to the Existing Exchangeable Preferred Stock and each class of Capital Stock or series of Preferred Stock established after the issuance of the Seller Junior Discount Preferred Stock by the Board of Directors of the Company (including the Exchangeable Preferred Stock), the terms of which expressly provide that such class or series will rank senior to the Seller Junior Discount Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company; (ii) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established after the issuance of the Seller Junior Discount Preferred Stock by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Seller Junior Discount Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company; and (iii) subject to certain conditions, on a parity with each other class of Capital Stock or series of Preferred Stock established after the issuance of the Seller Junior Discount Preferred Stock by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Seller Junior Discount Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. All claims of the holders of the Seller Junior Discount Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any debt of the Company, holders of any senior preferred stock, including the Exchangeable Preferred Stock when issued, the Existing Exchangeable Preferred Stock, and, except with respect to declared and unpaid dividends, all other creditors of the Company. The Certificate of Designation for the Seller Junior Discount Preferred Stock contains limitations on the issuance of additional Preferred Stock by the Company. See ' -- Voting Rights.'

     Dividends. Holders of the Seller Junior Discount Preferred Stock are entitled to receive out of any funds legally available therefor, dividends on the Seller Junior Discount Preferred Stock at a rate per annum equal to the Dividend Rate (as defined) of the then effective liquidation value per share of Seller Junior Discount Preferred Stock, payable (i) during the period from the issuance thereof on June 6, 1996 (the 'Seller Junior Discount Preferred Stock Issue Date') through, but not including, the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, quarterly, and (ii) thereafter, semi-annually. The term 'Dividend Rate' means (i) for the period from the Seller Junior Discount Preferred Stock Issue Date through (but not including) the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, 7.92% per annum, (ii) for the period from the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date through (but not including) the seventh anniversary of the Seller Junior Discount Preferred Stock Issue Date, 15% per annum, and (iii) from the seventh anniversary of the Seller Junior Discount Preferred Stock Issue Date and thereafter, 18% per annum; provided, however, that during any period during which any dividend is not paid, the Seller Junior Discount Preferred Stock is not redeemed in accordance with the terms of the Certificate of Designation therefor or the Company takes any action in violation of such Certificate of Designation, the Dividend Rate shall be the Dividend Rate determined in accordance with clauses (i) through (iii) above plus 2% per annum. Dividends on the Seller Junior Discount Preferred Stock are cumulative from the Seller Junior Discount Preferred Stock Issue Date. Through and including the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, dividend payments thereon may not be made in cash and will instead be added automatically to the liquidation preference of the Seller Junior Discount Preferred Stock on the dividend payment date and will be deemed paid in full and will not accumulate.

     Liquidation. The Seller Junior Discount Preferred Stock when issued had an aggregate liquidation preference of $45.0 million. As of March 31, 1998, the aggregate liquidation preference of the Seller Junior Discount Preferred Stock was $51.9 million. Holders of the Seller Junior Discount Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Company, will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Seller Junior Discount Preferred Stock (initially $100 per share, $115.34 per share as of March 31, 1998, and subject to increase to the extent dividends thereon accrue prior to the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date), plus, without duplication, accrued and unpaid dividends, thereon, before any

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distribution is made on any Common Stock of the Company or any securities which are junior to the Seller Junior Discount Preferred Stock. If the assets of the Company are insufficient to permit payment of the full preferential amounts payable to holders of the Seller Junior Discount Preferred Stock and holders of any other class of securities that rank on par thereto upon liquidation, dissolution or winding-up of the affairs of the Company, each holder of Seller Junior Discount Preferred Stock and such parity securities will share equally and ratably in any distribution of assets of the Company in proportion to the respective preferential amounts to which they are entitled.

     Mandatory Redemption. The Seller Junior Discount Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on July 1, 2008, at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

     Optional Redemption. The Seller Junior Discount Preferred Stock is redeemable (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor), in whole or in part at any time at the option of the Company, at the redemption price equal to the sum of the liquidation value per share redeemed plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

     Voting Rights. The holders of Seller Junior Discount Preferred Stock have no voting rights, except as required by law; provided, however, that the holders of Seller Junior Discount Preferred Stock, voting separately as a class, shall have the right to elect one director to the Board of Directors of the Company in addition to the number to be elected by the holders of the Company's Common Stock or any other shares of Preferred Stock of the Company upon the failure by the Company to pay dividends for any six consecutive quarterly dividend periods or three consecutive semi-annual periods or the failure of the Company to discharge any mandatory redemption or repayment obligation with respect to the Seller Junior Discount Preferred Stock; provided further, however, that without the affirmative vote of the holders of at least a majority of the outstanding Seller Junior Discount Preferred Stock, neither the Company nor any of its subsidiaries may, after the Seller Junior Discount Preferred Stock Issue Date, incur any indebtedness (other than Refinancing indebtedness which includes any redemption premium and transaction expenses in connection therewith) if, on the date of such incurrence, after giving effect to the incurrence of such indebtedness, the cash flow leverage ratio of the Company (defined in the same manner as in the Senior Secured Note Indenture as to Benedek Broadcasting) exceeds 8.5 to 1.0; provided that the Company and its subsidiaries may incur indebtedness, without regard to such cash flow leverage ratio, if, after giving effect to such incurrence, the aggregate amount of all indebtedness of the Company and its subsidiaries outstanding which was incurred at such time or times as the cash flow leverage ratio exceeded 8.5 to 1.0, does not exceed 150% of the consolidated net interest expense for the four quarter period ending as of the end of the fiscal quarter ending immediately prior thereto. Preferred Stock (which includes any Preferred Stock of a subsidiary of the Company) that is senior or pari passu in ranking to the Seller Junior Discount Preferred Stock or that is junior in ranking thereto but is mandatorily redeemable within one year prior to the mandatory redemption date of the Seller Junior Discount Preferred Stock is considered indebtedness (and interest thereon is considered interest expense) for purposes of the foregoing limitations. The Seller Junior Discount Preferred Stock is not considered indebtedness for purposes of the foregoing limitation. The Exchangeable Preferred Stock, when issued, will be considered indebtedness for purposes of the foregoing limitation. Indebtedness is not deemed incurred for this purpose upon either (i) the issuance of additional Preferred Stock on account of then existing payment-in-kind preferred stock as a payment of dividends (such as dividends on the Existing Exchangeable Preferred Stock or, when issued, the Exchangeable Preferred Stock) or (ii) the accretion of discount with respect to indebtedness (such as accretion of discount on the Notes).

WARRANTS

     The Company has outstanding 600,000 Initial Warrants, each Warrant to acquire one share of Class A Common Stock of the Company, at an initial exercise price of $0.01 per share. Upon the redemption of the Old Exchangeable Preferred Stock, the Contingent Warrants which were then outstanding were required to be returned to the Company for cancellation and they have no further force or effect.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE PURSUANT TO THE EXCHANGE OFFER, OWNERSHIP AND DISPOSITION OF EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

     The following discussion sets forth the material anticipated Federal income tax consequences of the exchange pursuant to the Exchange Offer, ownership and disposition of the Exchangeable Preferred Stock and the Exchange Debentures (for purposes of this tax discussion, collectively, the 'Securities') by a person that is a 'U.S. holder' and that obtains such Securities pursuant to the Exchange Offer and by holders that receive Exchange Debentures upon an exchange by the Company of such Debentures for Exchangeable Preferred Stock. A 'U.S. holder' is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate, the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust if both a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to a holder's decision to participate in the Exchange Offer and it is not intended to be applicable to all categories of holders, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding securities as part of a hedging or conversion transaction or straddle and foreign persons, may be subject to special rules. In addition, the summary is limited to persons that will hold the Securities as 'capital assets' (generally, property held for investment) within the meaning of Section 1221 of the Code and is not applicable to holders who own, directly or through attribution, stock in the Company. Holders should note that this discussion is not binding on the Internal Revenue Service (the 'Service') and there can be no assurance that the Service will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the Service on any tax matters relating to the Securities.

     ALL PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER (IN PARTICULAR, HOLDERS THAT ARE NOT U.S. HOLDERS) ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE, PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

EXCHANGEABLE PREFERRED STOCK

DISTRIBUTIONS IN GENERAL

     Dividends on the Exchangeable Preferred Stock will be taxable for Federal income tax purposes as ordinary dividend income to the extent paid out of the current or accumulated earnings and profits of the Company as determined for Federal income tax purposes. To the extent that the amount of such a distribution exceeds the current and accumulated earnings and profits of the Company, such excess will be treated as a nontaxable recovery of the holder's basis in the stock in respect of which the distribution is made (to the extent thereof), with any remaining excess treated as gain from the sale or exchange of such stock.

     Although it is possible that cash dividends will be paid on or prior to May 15, 2003, it is not expected that the Company will pay any dividends on the Exchangeable Preferred Stock in cash for any period ending on or prior to May 15, 2003. Any unpaid dividends will accrue and compound and will be payable upon the optional or mandatory redemption of the Exchangeable Preferred Stock or the exchange of Exchange Debentures for Exchangeable Preferred Stock. The tax treatment of such accruing and compounding dividends ('Accrued Dividends') is not free from doubt. Under current law, it would appear that Accrued Dividends would not be treated as having been received by holders of the Exchangeable Preferred Stock until such Accrued Dividends were actually paid in cash (and would then be taxable for Federal income tax purposes as a dividend to the extent of the Company's current and accumulated earnings and profits at such time). The legislative history to the 1990 amendments to Section 305(c) of the Code, however, grants the Service authority to issue regulations (possibly with retroactive effect) which would treat such Accrued Dividends as part of the redemption price of the stock. If Accrued Dividends were included in the redemption price of the Exchangeable Preferred Stock, a

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holder would be required to take such Accrued Dividends into account in determining the amount that constitutes an excessive redemption price for purposes of Section 305(c) of the Code. It is possible that the Service may interpret existing law as requiring that Accrued Dividends be included in the redemption price of the Exchangeable Preferred Stock. The effect of such treatment could be to treat such holder as having received such Accrued Dividends as constructive distributions at the time they accrue, rather than at the time they are paid in cash. Until regulations requiring such treatment with respect to accrued Dividends are issued, however, the Company intends to take the position that Accrued Dividends on Exchangeable Preferred Stock need not be treated as received by a holder until such time as such Accrued Dividends are actually paid to such holder in cash and will report to the Service on that basis. Until such time as the Company has earnings and profits, any constructive distribution would be nontaxable and from an overall standpoint would not affect the U.S. holder's tax basis in his or her Exchangeable Preferred Stock.

     The Company intends to take the position that the Company's option to redeem the Exchangeable Preferred Stock or the mandatory redemption of the Exchangeable Preferred Stock does not give rise to constructive distributions.

     PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX TREATMENT OF ACCRUED DIVIDENDS.

DIVIDENDS TO CORPORATE STOCKHOLDERS

     In general, an actual or constructive distribution that is treated as a dividend for Federal income tax purposes and that is made to a corporate stockholder with respect to the Exchangeable Preferred Stock will (subject to certain holding period or other limitations contained in Section 246A of the
Code) qualify for the 70% dividends-received deduction. Holders should note, however, that the Company does not currently have any accumulated earnings and profits and that there can be no assurance regarding the amount of current or accumulated earnings and profits of the Company in the future. As a result, there can be no assurance that the dividends received deduction will apply to distributions on the Exchangeable Preferred Stock (including Accrued Dividends).

     Under Section 1059 of the Code, the tax basis of Exchangeable Preferred Stock that has been held by a corporate stockholder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the payment of such actual or constructive dividend) is reduced (but not below zero) by the nontaxed portion of an 'extraordinary dividend' for which a dividends-received deduction is allowed. In addition, such holder will recognize gain (generally treated as gain from a sale or exchange of the underlying stock) immediately to the extent that such non-taxed portion of any extraordinary dividend exceeds the holder's adjusted tax basis for the stock. Generally, an 'extraordinary dividend' is a dividend that (1) equals or exceeds 5% of the holder's adjusted basis in the Exchangeable Preferred Stock (treating all dividends having ex-dividend dates within an 85-day dividend period as a single dividend) or (2) exceeds 20% of the holder's basis in the Exchangeable Preferred Stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the Exchangeable Senior Preferred Stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests.

     CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP AND DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK.

     A corporate stockholder's liability for alternative minimum tax may be affected by the portion of dividends received which such corporate stockholder deducts (pursuant to the dividends-received deduction) in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of current earnings and profits (with certain adjustments, but determined without regard to the dividends-received deduction), over alternative minimum taxable income (determined without regard to this earnings and profits adjustment or the alternative tax net operating loss deduction, but taking into account the dividends-received deduction).

SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION

     Upon a sale, redemption or other taxable disposition of Exchangeable Preferred Stock (including an exchange of Exchange Debentures for Exchangeable Preferred Stock), a holder generally will recognize capital

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gain or loss for Federal income tax purposes (except to the extent of cash payments received on the disposition that are attributable to declared dividends, which will be treated in the same manner as distributions described above under 'Distributions in General') in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or other taxable disposition (the 'amount realized') and (2) the holder's adjusted tax basis in the stock being disposed of. Such capital gain or loss will be long-term capital gain or loss if the stock had been held by the holder for more than one year at the time of the disposition. This discussion assumes that a redemption for cash or exchange of Exchange Debentures for Exchangeable Preferred Stock will not be treated as a dividend for Federal income tax purposes. Pursuant to recently enacted legislation, in the case of a holder who is an individual, any capital gain recognized on the disposition of the Exchangeable Preferred Stock will generally be subject to United States Federal income tax at a rate of (i) 20%, if the holder's holding period in such Exchangeable Preferred Stock was more than 18 months at the time of such sale or exchange, or (ii) 28%, if the holder's holding period in such Exchangeable Preferred Stock was more than one year, but not more than 18 months, at the time of such sale or exchange. Notwithstanding the foregoing, it is possible that the Service may require a holder to treat amounts received upon the redemption of Exchangeable Preferred Stock or the exchange of Exchange Debentures for Exchangeable Preferred Stock that are attributable to Accrued Dividends (and not previously treated as received by a holder as a constructive distribution as described above under 'Distributions in General') as a constructive distribution, regardless of whether the Company declares a dividend of such Accrued Dividends in connection with such redemption or exchange. In such case, such amount would be taxable for Federal income tax purposes as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits for Federal income tax purposes at such time (and any amounts in excess thereof would be taxable as described above under 'Distributions in General').

     A holder's initial tax basis in the Exchangeable Preferred Stock will equal the purchase price of the Exchangeable Preferred Stock. Thereafter, such initial tax basis will be (i) increased by the amount (if any) of any constructive distributions the holder is treated as having received pursuant to the rules described above under 'Distributions in General,' and (ii) decreased by the portion of any (actual or constructive) distribution that is treated as a tax-free recovery of basis as described above under 'Distributions in General' and 'Dividends to Corporate Stockholders.'

     If the Company elects to exchange Exchange Debentures for Exchangeable Preferred Stock on a dividend date, the amount realized on the exchange will depend on whether the Exchange Debentures and/or the Exchangeable Preferred Stock is traded on an established market (as defined in applicable Treasury Regulations) at the time of the exchange. The amount realized will equal (i) the fair market value of the Exchange Debentures as of the exchange date if the Exchange Debentures are traded on an established market at such time or (ii) the fair market value of the Exchangeable Preferred Stock as of the exchange date if such Exchangeable Preferred Stock is traded on an established market at such time but the Exchange Debentures are not. If neither the Exchangeable Preferred Stock nor the Exchange Debentures are so traded, the amount realized will equal the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the relevant 'applicable Federal rate.' (The applicable Federal rate is a rate announced monthly by the Treasury that is intended to reflect the average yield of United States government obligations.) If neither the Exchange Debentures nor the Exchangeable Preferred Stock is so traded and the yield on the Exchange Debentures is less than the applicable Federal rate, the amount realized will equal the present value as of the exchange date of all payments to be made on the Exchange Debentures, discounted at the applicable Federal rate. It cannot be determined at the present time whether the Exchangeable Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established market within the meaning of the Treasury Regulations.

     Depending upon a holder's particular circumstances, the tax consequences of holding Exchange Debentures (described below) may be less advantageous than the tax consequences of holding Exchangeable Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends-received deduction that may be available to corporate holders and because, as discussed below, since the Exchange Debentures permit the distribution of Additional Exchange Debentures (as defined) in lieu of the payment of interest in cash, such Exchange Debentures will be issued with OID (as defined).

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     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE
LIKELIHOOD OF CAPITAL GAIN TREATMENT (IN WHOLE OR PART) ON THE REDEMPTION OF EXCHANGEABLE PREFERRED STOCK OR THE EXCHANGE OF EXCHANGEABLE PREFERRED STOCK FOR EXCHANGE DEBENTURES.

EXCHANGE DEBENTURES

CONSEQUENCES OF OWNING EXCHANGE DEBENTURES

     The consequences of owning Exchange Debentures will depend in part upon the facts existing at the time of issuance, as described below. Accordingly, the ultimate Federal income tax treatment of the ownership of the Exchange Debentures may differ substantially from that described below. If any Exchange Debentures are issued, the Company will report to holders on a timely basis the reportable amount of original issue discount ('OID') and interest income with respect to the Exchange Debentures, based on its understanding of then applicable law.

INTEREST

     Stated interest payable on the Exchange Debentures will, subject to the discussion below related to stated interest on the Exchange Debentures issued prior to May 15, 2003, generally be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued, in accordance with the U.S. holder's method of accounting for Federal income tax purposes.

     PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF OWNING EXCHANGE DEBENTURES.

ORIGINAL ISSUE DISCOUNT

     For Federal income tax purposes, when a debt instrument is issued at a discount, the amount of such discount ('original issue discount' or OID) is treated as interest income, and the holder of such instrument must include such OID in his income for the period during which the OID accrues even if no cash attributable to such OID income is received until maturity, redemption or other disposition of the debt instrument.

     The amount of OID, if any, on a debt instrument, such as the Exchange Debentures, is the difference between its 'issue price' and its 'stated redemption price at maturity' (subject, generally, to a de minimis exception). The portion of any such OID that is to be accrued (and included in income) with respect to a debt instrument with a maturity of more than one year generally will be determined for each accrual period during the term of such debt instrument under the constant yield method, applied by (i) multiplying the adjusted issue price of the debt instrument at the beginning of the accrual period by its yield to maturity, and (ii) subtracting from that product the amount of any interest payments made during that accrual period that are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ('qualified stated interest'). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year during which the holder held the debt instrument. Under these rules, a U.S. holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

     The 'issue price' of each debt instrument in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The 'stated redemption price at maturity' of a debt instrument equals the sum of all payments to be made on such debt instrument other than qualified stated interest. The 'adjusted issue price' of a debt instrument at the beginning of any accrual period is equal to its issue price increased by all previously accrued OID and reduced by the amount of all previous payments made on such debt instrument (other than payments of qualified stated interest). Generally, the tax basis of the debt instrument in the hands of the holder will be increased and decreased, respectively, by the same amounts.

     In the case of a debt instrument, such as the Exchange Debentures, issued for property, such as the Exchangeable Preferred Stock, the issue price for such debt instrument will depend on whether such property or the debt instrument is publicly traded. In general, the issue price of such a debt instrument will be determined in

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the same manner that the amount realized is determined on such exchange (see discussion above under ' -- Exchangeable Preferred Stock -- Sale, Redemption or Other Taxable Disposition').

     Because interest on the Exchange Debentures issued prior to May 15, 2003 can, at the option of the Company, be paid in cash or in Additional Exchange Debentures, such Exchange Debentures will not be treated as having qualified stated interest and will therefore be treated, for Federal income tax purposes, as having been issued with OID. Under the provisions of the Treasury Regulations dealing with OID (the 'OID Regulations') (i) the distribution of additional Exchange Debentures in lieu of the payment of interest in cash ('Additional Exchange Debentures') will not be treated as the payment of interest and, accordingly, (ii) an Exchange Debenture and all Additional Exchange Debentures that could be issued with respect thereto (if all interest payments that could be satisfied in Additional Exchange Debentures were satisfied in Additional Exchange Debentures) will be treated as a single OID obligation. Accordingly, under the provisions of the OID Regulations (i) the stated redemption price at maturity of an Exchange Debenture will be equal to the sum of all cash payments due on such Exchange Debenture and on all Additional Exchange Debentures that could be issued with respect to such Exchange Debenture or Additional Exchange Debentures (if all interest payments that could be satisfied in Additional Exchange Debentures were satisfied in Additional Exchange Debentures), (ii) each Exchange Debenture will be issued with OID in an amount equal to the excess of such stated redemption price at maturity over the issue price of such Exchange Debenture and (iii) no interest payment on the Exchange Debenture or on any Additional Exchange Debentures distributed with respect thereto will be treated as qualified stated interest and therefore no such interest will be included in income when paid (because equivalent amounts will be included in income as OID). In addition, special rules may apply in determining the yield to maturity of such Exchange Debentures which may affect the amount of OID reported. The amount of such OID, if any, on the Exchange Debentures will depend on numerous factors, including the period of time during which the Company may pay interest on such debentures through the issuance of Additional Exchange Debentures, and therefore will not be able to be calculated prior to the time such Exchange Debentures are issued.

     In addition, an Exchange Debenture (including an Exchange Debenture issued on or after May 15, 2003) will be treated as having OID (subject to the possible application of the statutory de minimis rule discussed above) if the issue price for such Exchange Debenture is less than its stated redemption price at maturity. As discussed above, the issue price for the Exchange Debentures will depend upon certain factors which may not be determinable until their issuance. As a result, the Company cannot now accurately determine whether, and to what extent, the Exchange Debentures will be treated as having OID under this principle.

     The Company is required to furnish to the Service, and will furnish annually to the record holders of the Exchange Debentures (other than corporations and other exempt recipients), certain information returns with respect to OID accruing during the calendar year. Because this information will be based upon the adjusted issue price of the Exchange Debentures as if the holder were the original holder of the Exchange Debentures, subsequent holders who purchase Exchange Debentures for an amount other than the adjusted issue price for such Exchange Debentures or on a date other than the end of an accrual period for the Exchange Debentures will be required to determine for themselves the amount of OID, if any, that they are required to report.

     POTENTIAL PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE POTENTIAL APPLICATION OF THE OID RULES TO THEIR OWNERSHIP OF THE EXCHANGE DEBENTURES.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     Pursuant to Section 163 of the Code, a portion of the OID accruing on certain debt instruments will be treated as a dividend eligible for the dividends-received deduction, and the corporation issuing such debt instrument will not be entitled to deduct such portion of the OID and will be allowed to deduct the remainder of the OID only when paid.

     This treatment would apply to 'applicable high yield discount obligations' ('AHYDO'), that is, debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the 'applicable Federal rate' and have 'significant' OID. A debt instrument is treated as having 'significant' OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument

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before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. Because the amount of OID attributable to the Exchange Debentures will be determined at the time such Exchange Debentures are issued and the applicable Federal rate at the time the Exchange Debentures are issued is not predictable, it is impossible to determine at the present time whether the Exchange Debentures will be treated as an AHYDO.

     If the Exchange Debentures are treated as AHYDO's, a holder would be treated as receiving dividend income (to the extent of the Company's current and accumulated earnings and profits) solely for purposes of the dividends-received deduction in an amount equal to the 'disqualified portion' of the OID of such AHYDO. The 'disqualified portion' of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the 'total return' (the excess of all payments to be made with respect to the Exchange Debenture obligation over its issue price) on the Exchange Debenture that bears the same ratio to the Exchange Debenture's total return as the 'disqualified yield' (the extent to which the yield exceeds the applicable Federal rate plus 6%) bears to the Exchange Debenture's yield to maturity. To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above. The Company's deduction for OID will be substantially deferred with respect to an Exchange Debenture that is treated as an AHYDO. In addition, such deduction will be disallowed to the extent that yield on such AHYDO exceeds the applicable Federal rate by more than 6%.

SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION OF EXCHANGE DEBENTURES

     Generally, any sale, redemption or other taxable disposition of Exchange Debentures by a holder will result in taxable gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or disposition and (ii) the holder's adjusted tax basis in such Exchange Debentures. The adjusted tax basis of a holder in such Exchange Debentures will equal the issue price of such Exchange Debentures, increased by any OID on the Exchange Debentures previously included in such holder's income, and reduced by any payments (other than qualified stated interest) previously made on the Exchange Debentures. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Exchange Debentures had been held by the holder for more than one year at a time of the sale, redemption or disposition and subject to tax as described above under ' -- Exchangeable Preferred Stock -- Sale, Redemption or Other Taxable Disposition.'

NON-U.S. HOLDERS

     The following is a summary of certain Federal income tax consequences that may be relevant to a beneficial owner of the Exchangeable Preferred Stock or the Exchange Debentures that is not a U.S. holder (a 'Non-U.S. holder'). This summary deals only with Non-U.S. holders that are holders of the Exchangeable Preferred Stock or the Exchange Debentures and that hold the Exchangeable Preferred Stock or the Exchange Debentures as capital assets. It does not address the tax considerations applicable to Non-U.S. holders if income or gain in respect of the Exchangeable Preferred Stock or the Exchange Debentures is effectively connected with the conduct of a trade or business in the United States.

EXCHANGEABLE PREFERRED STOCK

     Distributions received by a Non-U.S. holder in respect of the Exchangeable Preferred Stock, to the extent considered dividends for United States Federal income tax purposes (see ' -- Exchangeable Preferred Stock -- Distributions in General'), generally will be subject to United States Federal withholding tax at a 30% rate (or a lower rate prescribed by an applicable income tax treaty). In the event that withholding tax is collected on distributions that are not considered dividends because the Company has no earnings and profits, Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

     Constructive distributions on the Exchangeable Preferred Stock (see
' -- Exchangeable Preferred Stock -- Distributions in General') may be subject to United States Federal withholding tax in each of the years in which the distributions are deemed to have occurred and in advance of the receipt of cash attributable to such distributions. Prospective participants in the Exchange Offer are urged to consult their own tax advisors with respect to the application of the withholding tax rules to constructive distributions on the Exchangeable Preferred Stock.

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EXCHANGE DEBENTURES

     Generally, payments of interest (which for purposes of this discussion includes OID) made with respect to the Exchange Debentures to a Non-U.S. holder will not be subject to United States Federal income or withholding tax, provided that (i) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to the Company through stock ownership and (iii) the Non-U.S. holder complies with certain applicable certification requirements.

SALE, EXCHANGE OR OTHER DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK OR THE EXCHANGE DEBENTURES

     Any capital gain realized on the sale, exchange, retirement or other disposition of Exchangeable Preferred Stock or an Exchange Debenture by a Non-U.S. holder will not be subject to United States Federal income or withholding taxes unless such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and meets certain additional requirements.

     Non-U.S. holders to whom the above exemptions do not apply may nonetheless be able to avail themselves of an applicable income tax exemption from United States Federal income and withholding tax. Such persons should consult with their tax advisors regarding the potential applicability to them of an income tax treaty exemption.

BACKUP WITHHOLDING

     In general, a noncorporate holder of Securities will be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends, interest or OID accrued with respect to, or the proceeds of a sale, exchange or redemption of, Securities, as the case may be, if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's Federal income tax liabilities.

     Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's United States Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

EXCHANGE OFFER

     The exchange of Exchange Securities for shares of Existing Exchangeable Preferred Stock pursuant to the Exchange Offer will not be treated as an 'exchange' for Federal income tax purposes because the Exchange Securities will not be considered to differ materially in kind or extent from the Existing Exchangeable Preferred Stock. Rather, the Exchange Securities received by a holder will be treated as a continuation of the Existing Exchangeable Preferred Stock in the hands of such holder. As a result, there will be no Federal income tax consequences to holders exchanging the Existing Exchangeable Preferred Stock for the Exchange Securities pursuant to the Exchange Offer. The aforementioned statement is based upon an opinion of Whitman Breed Abbott & Morgan LLP, tax counsel to the Company, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. If, however, the exchange of the Existing Exchangeable Preferred Stock for the Exchange Securities were treated as an 'exchange' for Federal income tax purposes, such exchange would constitute a recapitalization for Federal income tax purposes. Holders exchanging the Existing Exchangeable Preferred Stock pursuant to such recapitalization would not recognize any gain or loss upon the exchange.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF EXCHANGEABLE PREFERRED STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE PURSUANT TO THE EXCHANGE OFFER, OWNERSHIP AND DISPOSITION OF EXCHANGEABLE PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                         BOOK-ENTRY; DELIVERY AND FORM

GENERAL

     The Exchange Securities will be issued in the form of one or more shares of Exchange Securities in global form ('Global Exchangeable Preferred Stock'). If Exchange Debentures are issued, the Company intends to have the Exchange Debentures issued in the form of one or more registered Exchange Debentures in global form ('Global Exchange Debentures'). The Global Exchangeable Preferred Stock and Global Exchange Debentures are sometimes referred to herein as the 'Global Securities.' Exchange Securities or Exchange Debentures in definitive form ('Certificated Exchangeable Preferred Stock' and 'Certificated Global Debentures,' respectively, and sometimes referred to collectively as 'Certificated Securities') will not be issued except in the circumstances described below when Certificated Securities are distributed to the beneficial owners of the Global Securities.

     Upon issuance of the Global Exchangeable Preferred Stock, The Depository Trust Company ('DTC') or its nominee will credit, on its book-entry registration and transfer system, the number of shares of Exchange Securities represented by such Global Exchangeable Preferred Stock to the accounts of institutions that have accounts with DTC or its nominee ('participants'). Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to participants' interests) for such Global Securities, or by participants or persons that hold interests through participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Securities.

     So long as DTC is the registered holder of any Global Securities, DTC will be considered the sole owner and holder of the Securities, represented by such Global Securities for all purposes under the Certificate of Designation and the Exchange Indenture, as the case may be. No beneficial owner of an interest in any Global Securities will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Certificate of Designation and the Exchange Indenture, as applicable).

     Except in the circumstances referred to below, owners of beneficial interests in Global Securities will not be entitled to have such Global Securities or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Securities or any Securities represented thereby for any purpose under the Certificate of Designation or the Exchange Indenture.

     Global Securities shall be exchangeable for corresponding Certificated Securities registered in the name of persons other than DTC or its nominee only if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as depository for any of the Global Securities or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) with respect to the Global Exchangeable Preferred Stock only, there shall have occurred and be continuing a Voting Rights Triggering Event (as defined in the Certificate of Designation), (C) with respect to the Global Exchange Debentures only, there shall have occurred and be continuing an Event of Default (as defined in the Exchange Indenture) or (D) the Company executes and delivers, in the case of the Global Exchangeable Preferred Stock, the Transfer Agent and Registrar therefor, or in the case of the Global Exchange Debentures, the Trustee under the Exchange Indenture, an order that the Global Exchangeable Preferred Stock or Global Exchange Debentures, as the case may be, shall be so exchangeable. Any Certificated Securities will be issued only in fully registered form. Any Certificated Securities so issued will be registered in such names and in such denominations as DTC shall request.

     Any payment on or in respect of the Exchange Securities or the Exchange Debentures will be made available by the Company to DTC or its nominee, as the case may be, as the registered owner of the Global Exchangeable Preferred Stock and the Global Exchange Debentures. The Company expects that DTC or its nominee, upon receipt of any payment on or in respect of any Global Security, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests therein as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants. Neither the Company nor any of its agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Unless and until exchanged in whole or in part for Certificated Securities in definitive form, the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC as depository of any such nominee to a successor of DTC or a nominee of such successor.

THE CLEARING SYSTEM

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

SETTLEMENT

     Investors electing to hold their shares of Exchange Securities through DTC will follow settlement practices applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

     All payments with respect to the Exchange Securities and the Exchange Debentures, as the case may be, will be made by the Company by wire transfer in same-day funds. The Global Securities will trade in the Same-Day Funds Settlement System of DTC until maturity. Secondary market trading between DTC participants (other than the depositaries) will be settled in same-day funds using the procedures applicable to United States corporate debt obligations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Existing Exchangeable Preferred Stock where such shares of Existing Exchangeable Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until                 , all dealers effecting
transactions in the Exchange Securities may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in its Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify holders of the Exchangeable Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Securities will be passed on for the Company by Shack & Siegel, P.C., New York, New York. Paul S. Goodman, a member of the firm of Shack & Siegel, P.C., is a director of the Company, Benedek Broadcasting and BLC. Certain tax matters with respect to the Exchange Securities will be passed on for the Company by Whitman Breed Abbott & Morgan LLP, tax counsel to the Company.

                                    EXPERTS

     The Consolidated Financial Statements and Schedule of the Company included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent accountants to the extent and for the periods indicated in their reports appearing elsewhere herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Benedek Communications Corporation and Subsidiaries
     Independent Auditor's Report..........................................................................    F-2
     Consolidated Balance Sheets as of December 31, 1996 and 1997..........................................    F-3
     Consolidated Statements of Operations for the Three Years Ended December 31, 1997.....................    F-4
     Consolidated Statements of Stockholder's Deficit for the Three Years Ended December 31, 1997..........    F-5
     Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1997.....................    F-6
     Notes to Consolidated Financial Statements............................................................    F-8

     Consolidated Balance Sheets as of March 31, 1998 (Unaudited)..........................................   F-24
     Consolidated Statements of Operations for the Three Months Ended March 31, 1998 (Unaudited)...........   F-25
     Consolidated Statement of Stockholders' Deficit for the Three Months Ended
       March 31, 1998 (Unaudited)..........................................................................   F-26
     Consolidated Statements of Cash Flows for the Three Months Ended
       March 31, 1998 (Unaudited)..........................................................................   F-27
     Notes to Consolidated Financial Statements (Unaudited)................................................   F-28

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Rockford, Illinois

     We have audited the accompanying consolidated balance sheets of Benedek Communications Corporation and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholder's deficit, and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Benedek Communications Corporation and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN, LLP

Rockford, Illinois
February 7, 1998

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                          ----------------------
                                                                                            1996          1997
                                                                                          --------      --------
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                           SHARE AND PER SHARE
                                                                                                  DATA)
                                    ASSETS (Note G)
Current Assets
     Cash and cash equivalents.........................................................   $  8,091      $  2,648
     Receivables
          Trade, less allowance for doubtful accounts of $484 and $472 for 1996 and
            1997.......................................................................     23,744        25,004
          Due from seller..............................................................        474         --
          Other........................................................................        385         1,729
     Current portion of program broadcast rights.......................................      4,428         4,869
     Prepaid expenses..................................................................      1,453         1,659
     Deferred income taxes.............................................................      1,333         1,004
                                                                                          --------      --------
          Total current assets.........................................................     39,908        36,913
                                                                                          --------      --------
Property and equipment (Note D)........................................................     84,021        73,811
                                                                                          --------      --------
Intangible assets (Note E).............................................................    354,622       345,588
                                                                                          --------      --------
Other Assets
     Program broadcast rights, less current portion (Note H)...........................      2,298         1,796
     Deferred loan costs...............................................................     13,386        10,216
     Land held for sale................................................................        109           109
     Other.............................................................................        671            62
                                                                                          --------      --------
                                                                                            16,464        12,183
                                                                                          --------      --------
                                                                                          $495,015      $468,495
                                                                                          --------      --------
                                                                                          --------      --------
                         LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
     Current maturities of notes payable...............................................   $ 14,015      $ 13,480
     Current program broadcast rights payable..........................................      6,120         6,762
     Accounts payable and accrued expenses (Note I)....................................     15,369        13,477
     Deferred revenue..................................................................        707           683
                                                                                          --------      --------
               Total current liabilities...............................................     36,211        34,402
                                                                                          --------      --------
Long-Term Obligations
     Notes and leases payable (Note G).................................................    344,219       357,437
     Program broadcast rights payable (Note H).........................................      1,592         1,353
     Deferred revenue..................................................................      4,435         3,760
     Deferred income taxes (Note K)....................................................     54,600        41,895
                                                                                          --------      --------
                                                                                           404,846       404,445
                                                                                          --------      --------
Exchangeable redeemable senior preferred stock liquidation preference 1996 $65,257,
  1997 $75,610 (Note F)................................................................     58,462        73,660
                                                                                          --------      --------
Seller junior discount preferred stock (Note F)........................................     47,057        50,896
                                                                                          --------      --------
Commitments (Note H, J)
Stockholder's Deficit (Note C, F, L)
     Common stock, Class A $0.01 par value 25,000,000 authorized none issued or
      outstanding......................................................................      --            --
     Common stock, Class B $0.01 par value 25,000,000 authorized, 7,030,000 issued and
      outstanding......................................................................         70            70
     Additional paid-in capital........................................................    (35,347)      (40,192)
     Accumulated deficit...............................................................    (16,284)      (54,786)
                                                                                          --------      --------
                                                                                           (51,561)      (94,908)
                                                                                          --------      --------
                                                                                          $495,015      $468,495
                                                                                          --------      --------
                                                                                          --------      --------

   The accompanying notes are an integral part of the consolidated financial statements.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                   1995        1996        1997
                                                                                 --------    --------    --------
                                                                                 (IN THOUSANDS, EXCEPT SHARE AND
                                                                                         PER SHARE DATA)

Net revenues..................................................................   $ 50,329    $ 96,386    $127,073
                                                                                 --------    --------    --------
Operating expenses:
     Selling, technical and program expenses..................................     21,199      43,759      60,385
     General and administrative...............................................      7,850      14,844      19,618
     Depreciation and amortization............................................      5,042      20,220      31,380
     Corporate................................................................      1,575       2,695       3,787
                                                                                 --------    --------    --------
                                                                                   35,666      81,518     115,170
                                                                                 --------    --------    --------
          Operating income....................................................     14,663      14,868      11,903
                                                                                 --------    --------    --------
Financial income (expense):
     Interest expense: (Note A)
          Cash interest.......................................................    (15,160)    (22,841)    (28,996)
          Other interest......................................................       (712)     (8,130)    (19,374)
                                                                                 --------    --------    --------
                                                                                  (15,872)    (30,971)    (48,370)
     Interest income..........................................................        397         282         130
                                                                                 --------    --------    --------
                                                                                  (15,475)    (30,689)    (48,240)
                                                                                 --------    --------    --------
          (Loss) before income tax benefit and extraordinary item.............       (812)    (15,821)    (36,337)
Income tax benefit (Note K)...................................................      --          4,664      12,027
                                                                                 --------    --------    --------
          (Loss) before extraordinary item....................................       (812)    (11,157)    (24,310)
Extraordinary item, gain on early extinguishment of debt (Note G).............      6,864       --          --
                                                                                 --------    --------    --------
          Net income (loss)...................................................      6,052     (11,157)    (24,310)
Preferred stock dividends and accretion.......................................      --         (9,519)    (19,037)
                                                                                 --------    --------    --------
Net income (loss) applicable to common stock..................................   $  6,052    $(20,676)   $(43,347)
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------
Basic and diluted earnings (loss) per common share:
     Loss before extraordinary item...........................................   $  (0.12)   $  (2.94)   $  (6.17)
     Extraordinary item.......................................................       0.98       --          --
                                                                                 --------    --------    --------
Earnings (loss) per common share..............................................   $   0.86    $  (2.94)   $  (6.17)
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------
Weighted-average common shares outstanding....................................   7,030,000   7,030,000   7,030,000
                                                                                 ---------   ---------   ---------
                                                                                 ---------   ---------   ---------

   The accompanying notes are an integral part of the consolidated financial statements.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                              ADDITIONAL
                                                                    COMMON     PAID-IN      ACCUMULATED
                                                                    STOCK      CAPITAL        DEFICIT       TOTAL
                                                                    ------    ----------    -----------    --------
                                                                                    (IN THOUSANDS)

Balance at December 31, 1994.....................................    $ 70      $  2,253      $ (44,939)    $(42,616)
     Net income..................................................    --          --              6,052        6,052
                                                                    ------    ----------    -----------    --------
Balance at December 31, 1995.....................................    $ 70      $  2,253      $ (38,887)    $(36,564)
     Allocation of proceeds from sale of exchangeable redeemable
       senior preferred stock to initial warrants................    --           9,000         --            9,000
     Accretion to exchangeable redeemable senior preferred stock
       (Note F)..................................................    --          (2,205)        --           (2,205)
     Financial costs related to the sale of preferred stock......    --          (3,322)        --           (3,322)
     Reclassification of accumulated deficit due to change in
       income tax status.........................................    --         (41,073)        41,073        --
     Dividends on preferred stock................................    --          --             (7,313)      (7,313)
     Net (loss)..................................................    --          --            (11,157)     (11,157)
                                                                    ------    ----------    -----------    --------
Balance at December 31, 1996.....................................    $ 70      $(35,347)     $ (16,284)    $(51,561)
     Accretion to exchangeable redeemable senior preferred stock
       (Note F)..................................................    --          (4,845)        --           (4,845)
     Dividends on preferred stock................................    --          --            (14,192)     (14,192)
     Net (loss)..................................................    --          --            (24,310)     (24,310)
                                                                    ------    ----------    -----------    --------
Balance at December 31, 1997.....................................    $ 70      $(40,192)     $ (54,786)    $(94,908)
                                                                    ------    ----------    -----------    --------
                                                                    ------    ----------    -----------    --------

   The accompanying notes are an integral part of the consolidated financial statements.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEARS ENDED DECEMBER 31,
                                ------------------------------------------------
                                     1995             1996             1997
                                --------------   --------------   --------------
                                                 (IN THOUSANDS)
Cash flows from operating
  activities
     Net income (loss)........     $  6,052        $  (11,157)       $(24,310)
          Adjustments to
            reconcile net
            income (loss) to
            net cash provided
            by operating
            activities:
               Amortization of
                 program
                 broadcast
                 rights.......        2,162             4,399           6,401
               Depreciation
                 and
               amortization...        3,297            13,839          20,971
               (Gain) on early
                extinguishment
                 of debt......       (6,864)          --              --
               Amortization
                 and write-off
                 of
                 intangibles
                 and deferred
                 loan costs...        2,425             7,617          15,779
               Amortization of
                 note
                 discount.....      --                  6,870          13,275
               Payment of
                 deferred and
                 contingent
                 interest.....       (4,406)          --              --
               Payment of
                 prepayment
                 premiums.....       (2,749)          --              --
               Deferred income
                 taxes........      --                 (4,759)        (12,376)
               Other..........           32           --                  610
     Changes in operating
       assets and liabilities,
       net of effects of
       acquisitions:
               Receivables....       (4,574)             (722)         (2,603)
               Due to
                 sellers......      --                  2,188            (153)
               Prepaid
                 expenses and
                 other........          (48)             (266)           (206)
               Payments on
                 program
                 broadcast
                 rights
                 payable......       (2,132)           (3,318)         (5,937)
               Accounts
                 payable and
                 accrued
                 expenses.....        4,738             3,566          (2,281)
               Deferred
                 revenue......        4,750              (414)           (699)
               Deferred and
                 contingent
                 interest
                 payable......          567           --              --
                                --------------   --------------   --------------
                   Net cash
                    provided
                    by
                    operating
                    activities..      3,250            17,843           8,471
                                --------------   --------------   --------------
Cash flows from investing
  activities
     Purchase of property and
       equipment..............       (1,479)           (4,165)         (6,174)
     Proceeds from sale of
       equipment..............          426               207             103
     Payment for acquisition
       of stations............      (26,699)         (322,082)        --
     Deposit on acquisition
       and acquisition
       costs..................       (3,225)          --              --
     Purchase of other
       assets.................      --                   (671)           (211)
     Other....................            5                79         --
                                --------------   --------------   --------------
                  Net cash
                   (used
                   in)
                   investing
                   activities..     (30,972)         (326,632)         (6,282)
                                --------------   --------------   --------------
Cash flows from financing
  activities
     Principal payments on
       notes payable..........      (96,351)           (3,647)        (14,864)
     Proceeds from issuance of
       preferred stock........      --                105,000         --
     Proceeds from long-term
       borrowing..............      135,000           218,178          10,000
     Payment of debt and
       preferred stock
       acquisition costs......       (5,876)          (12,319)         (2,768)
                                --------------   --------------   --------------
                  Net cash
                   provided
                   by (used
                   in) financing
                   activities...     32,773           307,212          (7,632)
                                --------------   --------------   --------------
Increase (decrease) in cash
  and cash equivalents........     $  5,051        $   (1,577)       $ (5,443)
Cash and cash equivalents:
     Beginning................        4,617             9,668           8,091
                                --------------   --------------   --------------
     Ending...................     $  9,668        $    8,091        $  2,648
                                --------------   --------------   --------------
                                --------------   --------------   --------------

                                  (Continued)

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEARS ENDED DECEMBER 31,
                                ------------------------------------------------
                                     1995             1996             1997
                                --------------   --------------   --------------
                                                 (IN THOUSANDS)

Supplemental Disclosure of
  Cash Flow Information:
     Cash payments for
       interest...............     $ 13,654        $   20,945        $ 30,489
     Cash payments for income
       taxes..................      --                --                  432
                                --------------   --------------   --------------
                                --------------   --------------   --------------
Supplemental Schedule of
  Noncash Investing and
  Financing Activities:
     Acquisition of program
       broadcast rights.......     $  2,558        $    4,630        $  6,340
     Notes payable incurred
       for purchase of
       equipment..............          197             1,067           4,271
     Equipment acquired by
       barter transactions....          332               161             388
     Dividends accrued on
       redeemable preferred
       stock..................      --                  7,313          14,192
     Accretion to exchange
       redeemable senior
       preferred stock........      --                  2,205           4,845
                                --------------   --------------   --------------
                                --------------   --------------   --------------
     Acquisition of stations:
          Cash purchase
            price.............     $ 26,699        $  322,082        $--
                                --------------   --------------   --------------
                                --------------   --------------   --------------
          Net working capital
            acquired,
            excluding cash of
            $536 in 1996......     $--             $    9,982        $--
          Property and
            equipment acquired
            at fair market
            value.............        7,533            72,578         --
          Intangible assets
            acquired..........       21,306           300,559         --
          Deferred income
            taxes assumed.....      --                (58,026)        --
          Other, net..........         (140)              214         --
                                --------------   --------------   --------------
                                     28,699           325,307         --
          Less: Application of
            advance to
            affiliate.........       (2,000)          --              --
          Less: Amount paid in
            1995..............      --                 (3,225)        --
                                --------------   --------------   --------------
                                   $ 26,699        $  322,082        $--
                                --------------   --------------   --------------
                                --------------   --------------   --------------

   The accompanying notes are an integral part of the consolidated financial statements.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(NOTE A) -- NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Benedek Communications Corporation (the 'Company') is a holding company with minimal operations other than from its wholly-owned subsidiary, Benedek Broadcasting Corporation ('Benedek Broadcasting'). Benedek Broadcasting owns and operates twenty-three television stations (the 'Stations') located throughout the United States. The operating revenues of the Stations are derived primarily from the sale of advertising time and, to a lesser extent, from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. The Stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.

BASIS OF PRESENTATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary, Benedek Broadcasting and its wholly-owned subsidiary, Benedek License Corporation ('BLC'). All significant intercompany items and transactions have been eliminated in consolidation.

     The Company was formed on April 10, 1996. Benedek Broadcasting and the Company had identical stock ownership, so the capitalization of the Company by the stockholder of Benedek Broadcasting was accounted for in a manner similar to pooling-of-interests accounting. These consolidated financial statements include the consolidated financial statements of Benedek Broadcasting for the period prior to June 6, 1996 recast to reflect the difference in par value of the Company's and Benedek Broadcasting's stock.

SIGNIFICANT ACCOUNTING POLICIES
(1) Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and the accompanying notes. Actual results could differ from those estimates.

(2) Cash equivalents and concentration

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     At various times during the periods, the Company had cash and cash equivalents on deposit with a financial institution in excess of federal depository insurance limits. The Company has not experienced any credit losses on these deposits.

(3) Revenues

     Revenue related to the sale of advertising, network compensation and contracted time is recognized at the time of broadcast. Net revenues are shown net of agency and national representatives commissions.

     Deferred revenues primarily relate to compensation due from the network and national sales representatives at the inception of the network affiliation agreement and the national sales representative agreements, respectively. These revenues are recognized over the life of the agreement on a straight-line method. Since these payments are earned over the life of the respective agreements, the network affiliation payment is recognized over ten years and the national sales representative payments are recognized over five years.

(4) Barter transactions

     Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and merchandise or services received are charged to expense (or

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

capitalized as appropriate) when received or used. The transactions are recorded at the fair market value of the asset or service received.

(5) Program broadcast rights and liabilities

     Program broadcast rights represent rights for the telecast of feature length motion pictures, series produced for television and other films, and are presented at the lower of amortized cost or net realizable value. Each agreement is recorded as an asset and liability when the license period begins and the program is available for its first showing. Program broadcast rights are amortized on a straight-line method over the life of the contract, which is included in selling, technical and program expenses. The agreements are classified between current and long-term assets according to the estimated time of future usage. The related liability is classified between current and long-term on the basis of the payment terms.

(6) Deferred loan and acquisition costs

     Deferred loan costs are amounts incurred in connection with long-term financing. The costs are amortized on a straight-line method over the terms of the related debt security. Costs incurred in connection with long-term financing which is not consummated are expensed at the point in time when the negotiation on the financing ceases. Costs incurred in connection with the issuance of preferred stock are included in stockholder's deficit as a permanent reduction of additional paid-in capital.

     Acquisition costs are amounts incurred in connection with acquiring additional television stations. Costs incurred in connection with acquisitions which are not consummated are expensed at the point of time when the negotiation on the acquisition ceases. The acquisition costs related to successful acquisitions are treated as part of the purchase price and are allocated to the assets purchased.

(7) Property and equipment and intangible assets

     (a) Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated ranges of useful lives:

                                                                                          YEARS
                                                                                         --------

Buildings and improvements............................................................       5-40
Towers................................................................................       5-12
Transmission equipment................................................................       3-10
Other equipment.......................................................................        1-5

     Gains and losses on the disposition of property and equipment are insignificant and included in depreciation and amortization on the consolidated statement of operations.

     (b) Intangible assets, which include FCC licenses, network affiliation agreements and goodwill, have been recorded at cost and are amortized over 40 years using the straight-line method.

     (c) The Company reviews its property and equipment and intangibles annually to determine potential impairment by comparing the carrying value of the assets with the undiscounted anticipated future cash flows of the related property before interest charges. If the future cash flows are less than the carrying value, the Company would obtain an appraisal on the property and adjust the carrying value of the assets to the appraisal value if the appraisal value is less than the carrying value.

(8) Other interest expense

     Other interest expense includes interest due to the increase in the warrants to purchase Benedek Broadcasting common stock (which were redeemed in 1995), contingent equity value, accrued interest added to long-term debt balances, deferred loan cost amortization and write offs, financing costs not consummated, and accretion of discounts.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) Income taxes

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Reference should also be made to (Note K) regarding a change in tax status in 1996 and the recording of deferred taxes upon change in status.

     The Company and its subsidiaries file a consolidated federal income tax return.

(10) Interest rate cap agreement

     Interest rate cap agreements are used to manage interest rate exposure by hedging certain liabilities. Income and expense are accrued under the terms of the agreement based on the expected settlement payments and are recorded as a component of interest income or expense. The premium paid for the interest rate cap is being amortized on a straight line method.

(11) Employee benefits

     The Company has a defined contribution plan covering all eligible employees. The Company's contribution is at the discretion of the Board of Directors.

     The Company self-insures for health benefits which are provided to all full-time employees with specified periods of service. Insurance coverage is maintained by the Company for claims in excess of specific and annual aggregate limits.

     Benedek Broadcasting has elected to continue accounting for stock-based compensation under Accounting Principles Board Opinion No. 25.

(12) Earnings (loss) per common share

     The FASB has issued Statement No. 128, Earnings per Share, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing income before extraordinary items and net income adjusted for dividends declared on preferred stock (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations.

     The Company initially applied Statement No. 128 for the year ended December 31, 1997. The Statement requires restatement of prior years per share information, however, the adoption of this Statement did not have any effect on the computation in prior years. The Company has no present dilutive per share amounts as the effect of the potential stock instruments consisting of the stock options, initial warrants and contingent warrants would be anti-dilutive.

(NOTE B) -- ACQUISITIONS, RELATED PARTY AND BUSINESS COMBINATIONS

     On June 6, 1996, the Company completed two acquisitions. These acquisitions included (i) the assets of the television broadcasting division of Stauffer Communications, Inc., consisting of five television stations for a

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

total purchase price of $54,500,000 and (ii) all the issued and outstanding capital stock of Brissette Broadcasting Corporation which owned and operated eight television stations for a purchase price of $270,000,000.

     On March 31, 1995, the Company acquired substantially all the assets of WTVY-TV, a television station serving Dothan, Alabama and Panama City, Florida, for an aggregate purchase price of approximately $28,699,000.

     These acquisitions have been accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired stations are included in the consolidated financial statements since the date of the respective acquisitions. The purchase price has been allocated to the acquired assets and liabilities based on their relative fair values as of the closing date. The excess of the purchase price over the net assets received from these acquisitions is being amortized on a straight-line method over a period of 40 years.

     The pro forma results of operations and earnings per share for the year ended December 31, 1996 assuming the acquisitions had taken place on January 1, 1996, is as follows:

                                                                                           YEAR ENDED
                                                                                        DECEMBER 31, 1996
                                                                                        -----------------
                                                                                         (IN THOUSANDS,
                                                                                        EXCEPT SHARE AND
                                                                                         PER SHARE DATA)

Net revenue..........................................................................       $ 126,165
Operating expenses...................................................................         111,226
Financial expenses...................................................................          41,334
                                                                                        -----------------
     (Loss) before income tax benefit and extraordinary item.........................         (26,395)
Income tax benefit...................................................................           8,809
                                                                                        -----------------
     Net (loss)......................................................................       $ (17,586)
Preferred stock dividends and amortization...........................................          17,345
                                                                                        -----------------
     Net (loss) applicable to common shares..........................................       $  34,931
                                                                                        -----------------
                                                                                        -----------------
Basic and diluted earnings (loss) per common share:
     Loss before extraordinary item..................................................       $   (4.97)
                                                                                        -----------------
     Extraordinary item..............................................................        --
     Loss per common share...........................................................       $   (4.97)
                                                                                        -----------------
                                                                                        -----------------
Weighted-average common shares outstanding...........................................       7,030,000

(NOTE C) -- RELATED PARTY TRANSACTIONS AND SUBSEQUENT EVENT
(1) Benedek License Corporation

     On April 18, 1996, Benedek Broadcasting formed BLC for the purpose of holding the licenses and authorizations issued by the FCC in connection with the operations of the Stations. Concurrently with the acquisitions described in (Note B), Benedek Broadcasting Company, L.L.C., which had been formed in 1995 for the same purposes and which was holding the licenses of the nine Stations then owned by Benedek Broadcasting, was merged into BLC with the result that all licenses of the Stations after the merger and acquisitions discussed in (Note B) are owned by BLC. This was accounted for in a manner similar to that in pooling-of-interests accounting.

(2) Stock option agreements

     In 1988 and 1995, the Company granted options whereby a key employee could exercise these options to purchase 130,784 shares and 239,216 shares of common stock, Class B, at exercise prices of $1.58 per share and $4.12 per share, respectively, which was the fair market values on the respective grant dates. These options entitled the key employee to shares representing 5% of the outstanding common stock, Class B, of the Company after giving effect to the issuance thereof and before the conversion of the initial or the contingent warrants. The

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1988 and 1995 options were exercisable at any time and expire in 1998 and 2004, respectively. As permitted under generally accepted accounting principles, the Company accounts for the options under the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for the grant of the options. Had compensation cost been determined based on the fair value method proscribed in FASB Statement No. 123, the reported net income (loss) and basic earnings (loss) per common share would have been as follows:

                                                              NET INCOME
                                                                (LOSS)          BASIC
                                                              APPLICABLE       EARNINGS
                        YEAR ENDED                            TO COMMON        (LOSS)
                       DECEMBER 31,                             STOCK         PER SHARE
---------------------------------------------------------   --------------    ---------
                                                            (IN THOUSANDS)
   1995..................................................      $  5,668        $  0.81
   1996..................................................       (20,676)         (2.94)
   1997..................................................       (43,347)         (6.17)

     In determining the pro forma amounts, the fair value per share for each option for the 1995 grant was estimated to be $2.68 per share at the grant date by using the Black-Scholes option-pricing model with the following assumptions: no dividends will be paid on the common stock, Class B; a risk-free interest rate of 6.3%; an expected life of nine years; and an expected price volatility of 45%.

     No options had been exercised prior to January 1, 1998 and all options granted were outstanding at December 31, 1997. The following summarizes the options outstanding, exercisable and the average exercise prices at the end of each year.

                                                                              WEIGHTED
                YEAR ENDED                     OPTIONS        OPTIONS         AVERAGE
               DECEMBER 31,                  OUTSTANDING    EXERCISABLE    EXERCISE PRICE
------------------------------------------   -----------    -----------    --------------

   1994...................................     130,784        130,784          $ 1.58
   1995...................................     370,000        370,000            3.22
   1996...................................     370,000        370,000            3.22
   1997...................................     370,000        370,000            3.22

     On January 1, 1998, the Company changed the exercise price for the options to $1.50 per share based upon a method of valuation chosen by the Company. Additionally, on January 1, 1998, the key employee exercised options to purchase 370,000 shares of common stock, Class B, of the Company for an aggregate exercise price of $555,000. The key employee borrowed the funds necessary to pay the exercise price from the Company, which loan is evidenced by a promissory note which bears interest at the rate of 5.93% per annum and is payable on December 31, 2007.

(3) Director Fees

     The Company paid fees of approximately $567,000, $1,062,000 and $222,000 during the years ended December 31, 1995, 1996 and 1997, respectively, to the law firm of Shack & Siegel, P.C., a partner of which serves as a director to the Company, Benedek Broadcasting and BLC.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE D) -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1997
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)

Land and improvements...........................................................   $  5,823    $  5,820
Buildings and improvements......................................................     25,243      25,834
Towers..........................................................................     14,772      15,058
Transmission and studio equipment...............................................     68,157      70,252
Office equipment................................................................      7,026       8,139
Records and tapes...............................................................        144         145
Transportation equipment........................................................      2,236       2,640
Construction in progress........................................................        470       4,106
                                                                                   --------    --------
                                                                                    123,871     131,994
Less accumulated depreciation and amortization..................................     39,850      58,183
                                                                                   --------    --------
                                                                                   $ 84,021    $ 73,811
                                                                                   --------    --------
                                                                                   --------    --------

(NOTE E) -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1997
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)

Goodwill........................................................................   $167,631    $163,774
FCC licenses....................................................................    123,539     120,525
Network affiliations............................................................     61,508      59,857
Other...........................................................................      1,944       1,432
                                                                                   --------    --------
                                                                                   $354,622    $345,588
                                                                                   --------    --------
                                                                                   --------    --------

     Intangible assets are recorded net of accumulated amortization of $19,729,000 and $29,569,000 as of December 31, 1996 and 1997, respectively.

(NOTE F) -- REDEEMABLE EQUITY SECURITIES AND DISCOUNT NOTES

     Concurrent with the acquisitions described in (Note B), the Company entered into the following financing transactions, the net proceeds of which were contributed by the Company to Benedek Broadcasting to finance the acquisitions.

     (1) The Company sold 60,000 Units in a private placement, which generated proceeds of $60,000,000. Each Unit consisted of (i) ten shares of Exchangeable Redeemable Senior Preferred Stock, (ii) ten Initial Warrants, and (iii) 14.8 Contingent Warrants.

          (i) Senior Preferred Stock -- The Company issued 600,000 shares of 15% Exchangeable Redeemable Senior Preferred Stock due 2007 (the 'Senior Preferred Stock'), with an initial liquidation preference equal to the proceeds received of $60,000,000. Of these proceeds, $9,000,000 was allocated to the initial warrants described in (ii) below. The Senior Preferred Stock is being accreted to its initial liquidation preference of $60,000,000 using the effective interest method from June 5, 1996 to July 1, 2000. The Company has the option to pay dividends quarterly at 15% of the then effective liquidation preference on any dividend payment date occurring on or before July 1, 2001 either in cash or by adding such dividends to the then effective liquidation preference. The Company also has the option to immediately redeem these shares, in whole or in part, at predetermined redemption prices. If redeemed prior to July 1, 2000, the redemption

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     price is 115% of the then effective liquidation preference. Since it is management's intention to redeem the Senior Preferred Stock prior to such date, the amount of the redemption premium payable at such time is being accreted as a constructive distribution from June 5, 1996 to July 1, 2000. The Senior Preferred Stock is exchangeable into debentures (the 'Exchange Debentures') at the Company's option, subject to certain conditions, in whole on any scheduled dividend payment date. The Senior Preferred Stock has been registered with the Securities and Exchange Commission pursuant to a registration statement declared effective in October 1996.

          (ii) Initial Warrants -- The Company issued 600,000 initial warrants (the 'Initial Warrants') which expire on July 1, 2007. Each Initial Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $0.01 per share. The value of the Initial Warrants at the date of issuance was $9,000,000 which was allocated to paid-in capital.

          (iii) Contingent Warrants -- The Company issued 888,000 contingent warrants (the 'Contingent Warrants'), each warrant to acquire one share of Class A Common Stock at an exercise price of $0.01 per share. The Contingent Warrants were issued to an escrow agent and are not outstanding. The Contingent Warrants are not separable from the Senior Preferred Stock and will not be delivered out of escrow unless the Senior Preferred Stock is not redeemed on or prior to July 1, 2000. Since it is management's intention to redeem the Senior Preferred Stock prior to any release of the Contingent Warrants from escrow, no allocation of the proceeds was made to the Contingent Warrants.

     (2) Junior Preferred Stock -- The Company issued 450,000 shares of Seller Junior Discount Preferred Stock due July 1, 2008 (the 'Junior Preferred Stock') with an aggregate liquidation preference equal to the proceeds of $45,000,000. Dividends are payable to the holders of the Junior Preferred Stock at 7.92% per annum, cumulative until the fifth anniversary of the issuance thereof and thereafter at increasing rates up to 18%. Since the Company intends to redeem the Junior Preferred Stock prior to the fifth anniversary, dividends are being accrued at the initial rate. The dividends on the Junior Preferred Stock are cumulative. Prior to June 1, 2001, dividend payments on the Junior Preferred Stock are not permitted to be made in cash and instead will be added automatically to the liquidation preference and as a result will be deemed paid in full and will not accumulate. The Junior Preferred Stock is subject to mandatory redemption in whole on July 1, 2008 and the Company has the option to redeem these shares in whole or in part at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

     (3) Discount Notes -- The Company issued Senior Subordinated Discount Notes due 2006 (the 'Discount Notes') in the principal amount of $170,000,000. These Discount Notes were issued at a discount of $79,822,000 which generated gross proceeds of $90,178,000. The Discount Notes mature on May 15, 2006 and yield 13.25% per annum with no cash interest accruing prior to May 15, 2001. Thereafter, cash interest will accrue until maturity payable semiannually, commencing November 15, 2001. On or after May 15, 2000, the Discount Notes are redeemable at the option of the Company, in whole or in part, at predetermined redemption prices and under specified conditions. The Discount Notes are subordinated to all Senior Debt of the Company. The Discount Notes contain various restrictive covenants. The Discount Notes have been registered with the Securities and Exchange Commission pursuant to a registration statement declared effective in October 1996.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes these activities from June 5, 1996 through December 31, 1997 as follows:

                                                                          SENIOR       JUNIOR
                                                                         PREFERRED    PREFERRED    DISCOUNT
                                                                           STOCK        STOCK       NOTES
                                                                         ---------    ---------    --------
                                                                                   (IN THOUSANDS)

Issuance of preferred stock...........................................    $51,000      $45,000     $  --
Issuance of Discount Notes............................................      --           --          90,178
Accrued dividends.....................................................      5,257        2,057        --
Accretion of initial discount and redemption prepayment premium.......      2,205        --           --
Accretion of note discount............................................      --           --           6,870
                                                                         ---------    ---------    --------
Balance at December 31, 1996..........................................     58,462       47,057       97,048
Accrued dividends.....................................................     10,353        3,839        --
Accretion of initial discount and redemption prepayment premium.......      4,845        --           --
Accretion of note discount............................................      --           --          13,275
                                                                         ---------    ---------    --------
Balance at December 31, 1997..........................................    $73,660      $50,896     $110,323
                                                                         ---------    ---------    --------
                                                                         ---------    ---------    --------

     Since the Company derives all of its operating income and cash flow from Benedek Broadcasting, the Company's ability to pay its obligations including (i) interest on and principal of the Discount Notes, (ii) redemption of and cash dividends on the Senior Preferred Stock, and (iii) redemption of and cash dividends on the Junior Preferred Stock will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation.

NOTE G -- NOTES PAYABLE, INTEREST RATE CAP AND GAIN ON EXTINGUISHMENT OF DEBT

(1) Notes payable

     (a) Term Loans and Revolver. As part of the financing transactions described in Note F on June 6, 1996, Benedek Broadcasting entered into a new credit agreement which included two Term Loan Facilities in an initial aggregate principal amount of $128,000,000. This agreement was amended and restated as of December 17, 1997 to convert the existing Term Loans to new Term Loans, to modify certain financial covenants and ratios, to increase the revolving credit facility to $15,000,000 and to replace certain parties to the agreement. Associated with this amendment and change in lead banks, fees of $3,631,000 were written off to other interest expense.

     The outstanding principal balance at December 17, 1997 of $100,817,000 was converted to (1) Term Loan (A) of $77,000,000 at the bank's base rate plus the Applicable Margin or the Eurodollar rate plus the Applicable Margin (currently 8.69%) and (ii) Term Loan (B) of $33,817,000 at the bank's base rate plus 2.25% per annum or the Eurodollar rate plus 3.25% per annum (currently 9.19%). Applicable Margin is determined as a per annum percentage ranging from 0.75% to 2.75% by reference to the Leverage Ratio on such date. Interest is payable, at Benedek Broadcasting's option, on either a one, two, three or six month period, subject to certain conditions. Each Term Loan Facility provides for quarterly principal payments until final maturity on December 31, 2004.

     The credit agreement also includes a Revolving Credit Facility of $15,000,000 which bears interest at the bank's base rate plus the Applicable Margin or the Eurodollar rate plus the Applicable Margin. At December 31, 1997, the outstanding balance on the revolver was $10,000,000 at 8.69%. The unused portion of the Revolving Credit Facility bears interest at 0.5% per annum, paid quarterly.

     The credit agreement contains several mandatory principal prepayment or permanent reductions of Revolving Loan Commitment provisions of which none were applicable at December 31, 1997. The Term Loan

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Facilities also contain various restrictive covenants and require compliance with certain financial ratios and covenants.

     The Credit Agreement currently prohibits the Company from making cash payments with respect to dividends on the Senior Preferred Stock and interest on the Exchange Debentures, as applicable, at any time.

     The Term Loan Facilities and the Revolving Credit Facility are guaranteed by the Company and secured by certain of the Company's and Benedek Broadcasting's present and future property and assets. The Term Loan Facilities are also guaranteed by BLC and are collateralized by all of the stock of BLC which is also collateral on the Senior Secured Notes which have an equal position in the stock of BLC to the Term Loan Facilities.

     (b) Senior Secured Notes. During 1995, Benedek Broadcasting issued $135,000,000 of 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes'). The net proceeds of the Senior Secured Notes were used, together with available cash to (i) refinance certain indebtedness, (ii) finance the acquisition of WTVY-TV ('the Dothan Station'), and (iii) pay fees and expenses in connection with the offering. The Senior Secured Notes have been registered with the Securities and Exchange Commission in a registration statement declared effective in November 1995.

     The Senior Secured Notes bear interest at the rate of 11 7/8% payable semiannually on March 1 and September 1 of each year and mature in March 2005. The Senior Secured Notes may be redeemed by Benedek Broadcasting in whole or in part after March 1, 2000 subject to certain prepayment premiums. The Senior Secured Notes contain various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and the sales of assets, among others.

     The Senior Secured Notes are collateralized by all of the stock of BLC, which is also collateral on the Term Loan Facilities which have an equal position in the stock of BLC to the Senior Secured Notes. The Senior Secured Notes are also collateralized by certain agreements and contract rights related to the Stations which includes network affiliation agreements and certain general intangibles.

     (c) Other Notes. Other notes payable consist of multiple financing agreements requiring monthly payments including interest ranging from 2.9% to 15.8% maturing from 1998 through 2002 collateralized by various assets of Benedek Broadcasting.

     Notes payable consist of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1997
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)

Senior Secured Notes............................................................   $135,000    $135,000
Revolving Credit Facility.......................................................      --         10,000
Term Loan A.....................................................................     67,500      77,000
Term Loan B.....................................................................     57,500      33,817
Discount Notes -- see (Note F) for terms........................................     97,048     110,323
Other...........................................................................      1,186       4,777
                                                                                   --------    --------
                                                                                    358,234     370,917
Less current maturities.........................................................     14,015      13,480
                                                                                   --------    --------
                                                                                   $344,219    $357,437
                                                                                   --------    --------
                                                                                   --------    --------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1997, the notes provide for annual reductions as follows:

                                YEAR ENDING DECEMBER 31,                                    (IN THOUSANDS)
-----------------------------------------------------------------------------------------

         1998............................................................................      $ 13,480
         1999............................................................................        11,870
         2000............................................................................        13,787
         2001............................................................................        13,825
         2002............................................................................        15,315
         Thereafter......................................................................       302,640
                                                                                            --------------
                                                                                               $370,917
                                                                                            --------------
                                                                                            --------------

(2) Interest rate cap

     The Company entered into an interest rate cap agreement which matures in May 1998, to reduce the impact of changes in interest rates on its floating-rate long-term debt. That agreement effectively entitles the Company to receive from a financial institution the amount, if any, by which the London Interbank Offer Rate (LIBOR) exceeds 7.36% on a notional amount totaling $125,000,000 subject to an amortization schedule. The $207,000 premium paid for this interest rate cap is being amortized ratably to interest expense over the 18-month term of the cap, and is reported as an other asset in the accompanying consolidated balance sheets. LIBOR at December 31, 1997 was 5.94%.

     Although the Company is exposed to credit loss in the event of nonperformance by the counterparty on the interest rate cap, management does not expect nonperformance by the counterparty. (Note M) describes the methods and assumptions used in estimating the fair value of these instruments, and provides a summary of the carrying amount and fair values of all of the Company's financial instruments.

(3) Gain on early extinguishment of debt

     In 1995, the Company recognized an extraordinary gain on early extinguishment of debt consisting of subordinated capital notes issued in 1986 with detachable stock purchase warrants. The extraordinary gain of approximately $11,128,000 was reduced by losses of approximately $1,140,000 from unrecognized deferred loan costs, approximately $2,749,000 of prepayment premiums and contingent payments, and $375,000 of unamortized debt discount, related to the existing debt.

(NOTE H) -- PROGRAM BROADCAST RIGHTS PAYABLE

(1) Program broadcast rights and program broadcast rights payable consist of the following:

                                                                                 PROGRAM        PROGRAM
                                                                                BROADCAST      BROADCAST
                                                                                 RIGHTS      RIGHTS PAYABLE
                                                                                ---------    --------------
                                                                                      (IN THOUSANDS)

Balance at December 31, 1995.................................................    $ 2,263        $  2,675
     Contracts acquired......................................................      8,862           8,355
     Amortization............................................................     (4,399)        --
     Payments................................................................      --             (3,318)
                                                                                ---------    --------------
Balance at December 31, 1996.................................................    $ 6,726        $  7,712
     Contracts acquired......................................................      6,340           6,340
     Amortization............................................................     (6,401)        --
     Payments................................................................      --             (5,937)
                                                                                ---------    --------------
Balance at December 31, 1997.................................................    $ 6,665        $  8,115
                                                                                ---------    --------------
                                                                                ---------    --------------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) The current maturities of program broadcast rights payable consist of the following:

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1996      1997
                                                                              ------    ------
                                                                               (IN THOUSANDS)

Program contracts, due in varying installments through 2000................   $7,712    $8,115
Less current maturities....................................................    6,120     6,762
                                                                              ------    ------
Long-term portion..........................................................   $1,592    $1,353
                                                                              ------    ------
                                                                              ------    ------

     The maturities of the program contracts are as follows:

                      YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------   (IN THOUSANDS)

         1998........................................................       $6,762
         1999........................................................          960
         2000........................................................          383
         2001........................................................           10
                                                                           -------
                                                                            $8,115
                                                                           -------
                                                                           -------

     In addition, the Company has entered into noncancellable commitments for future program broadcast rights aggregating approximately $12,822,000 as of December 31, 1997 with future payments as follows:

                      YEAR ENDING DECEMBER 31,                          (IN THOUSANDS)
---------------------------------------------------------------------   --------------

         1998........................................................      $  1,410
         1999........................................................         4,449
         2000........................................................         3,320
         2001........................................................         2,129
         2002........................................................         1,514
                                                                        --------------
                                                                           $ 12,822
                                                                        --------------
                                                                        --------------

(NOTE I) -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1996       1997
                                                                           -------    -------
                                                                             (IN THOUSANDS)

Trade payables..........................................................   $ 1,364    $ 1,754
Barter, net.............................................................       443         85
Compensation and benefits...............................................     4,329      4,084
Interest................................................................     7,240      5,747
Other...................................................................     1,993      1,807
                                                                           -------    -------
                                                                           $15,369    $13,477
                                                                           -------    -------
                                                                           -------    -------

(NOTE J) -- LEASES

     The Company leases land, office space and office and transportation equipment under agreements which expire from 1998 through 2004 and require various minimum annual rentals. The leases also require payment of the normal maintenance, real estate taxes and insurance on the properties. The Company has the option to acquire one of the leased premises on each of May 1, 2000 and 2005 for $650,000 and $750,000, respectively.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The approximate total minimum rental commitments at December 31, 1997 under these leases are due as follows:

                      YEAR ENDING DECEMBER 31,                          (IN THOUSANDS)
---------------------------------------------------------------------   --------------

         1998........................................................       $1,060
         1999........................................................          754
         2000........................................................          467
         2001........................................................          368
         2002........................................................          348
         Thereafter..................................................          507
                                                                           -------
                                                                            $3,504
                                                                           -------
                                                                           -------

     Total rental expense under these agreements and other monthly rentals for the years ended 1995, 1996 and 1997 was approximately $626,000, $1,064,000 and $1,416,000, respectively.

     The Company is a lessor of certain portions of its real property to various organizations. Total rental income under these agreements for the years ended 1995, 1996 and 1997 was approximately $324,000, $680,000 and $1,030,000, respectively.

(NOTE K) -- INCOME TAX MATTERS AND CHANGE IN TAX STATUS

     Prior to the consummation of the acquisitions and the related financing in 1996, Benedek Broadcasting, with the consent of its stockholder, elected to be taxed under sections of federal and state income tax law, which provided that, in lieu of corporation income taxes, the stockholder separately accounted for Benedek Broadcasting's income, deductions, losses and credits. Due to the structure of the financing for the acquisitions, the election to be taxed as an 'S' Corporation automatically terminated and Benedek Broadcasting became subject to federal and state income taxes. As a result, Benedek Broadcasting recognized a net deferred tax asset of approximately $3,550,000. Concurrent with the change in tax status the accumulated deficit of $41,073,000 which existed on that date was reclassified to additional paid-in capital.

     The deferred tax assets and liabilities, resulting primarily from the acquisitions explained in (Note B) consist of the following components:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1996        1997
                                                                                    --------    --------
                                                                                       (IN THOUSANDS)

Deferred tax assets:
     Loss carryforwards..........................................................   $  3,769    $  7,360
     Receivable allowances and accruals..........................................      1,050       1,003
     Network agreements..........................................................      2,057       1,777
     Original issue discount.....................................................      2,722       8,058
                                                                                    --------    --------
                                                                                       9,598      18,198
                                                                                    --------    --------
Deferred tax liabilities:
     Property and equipment......................................................     14,307      11,748
     Intangibles.................................................................     48,558      47,341
                                                                                    --------    --------
                                                                                      62,865      59,089
                                                                                    --------    --------
     Net deferred tax liability..................................................   $(53,267)   $(40,891)
                                                                                    --------    --------
                                                                                    --------    --------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The income tax benefit consisted of the following:

                                                                                        DECEMBER 31,
                                                                                      -----------------
                                                                                       1996      1997
                                                                                      ------    -------
                                                                                       (IN THOUSANDS)

Current tax expense................................................................   $  (95)   $  (349)
Deferred tax benefit...............................................................    4,759     12,376
                                                                                      ------    -------
                                                                                      $4,664    $12,027
                                                                                      ------    -------
                                                                                      ------    -------

     Under the provisions of the Internal Revenue Code, the Company and its subsidiaries have approximately $18,400,000 of actual net operating loss carryforwards available to offset future tax liabilities which expire in 2007 through 2011.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                                                    YEARS ENDED
                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                              1995      1996      1997
                                                                             ------    ------    ------

Computed 'expected' income tax benefit....................................    (35.0)%   (35.0)%   (35.0)%
Increase (decrease) resulting from:
     State income taxes, net of federal effect............................     --        (5.0)     (5.0)
     (Income) loss allocated to stockholder due to 'S' corporation
       status.............................................................    (36.2)      5.2      --
     Nondeductible amortization and expenses..............................     71.2       7.1       5.1
     Other, net...........................................................     --        (1.8)      1.8
                                                                             ------    ------    ------
Effective tax rate........................................................     --       (29.5)%   (33.1)%
                                                                             ------    ------    ------
                                                                             ------    ------    ------

(NOTE L) -- PREFERRED STOCK

     The Board of Directors of the Company has authorized 2,500,000 shares of preferred stock of which 1,050,000 was issued in conjunction with the financing discussed in (Note F). The Board has the right and ability to set the terms and preferences of the preferred stock. The Board has not set the terms and preferences of the remaining 1,450,000 unissued shares.

(NOTE M) -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been estimated by the Company using available market information and appropriate valuation methodologies as discussed below. Considerable judgment was required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could realize in a current market exchange.

     Cash and cash equivalents, current receivables, current payables, the interest rate cap agreement have carrying values which approximate fair value because of the short-term nature of those instruments. The floating rate long-term debt carrying amount approximates fair value because the interest rate fluctuates with the bank's lending rate.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table shows the carrying amounts and estimated fair values of other financial instrument liabilities and other off-balance sheet activities at December 31, 1996 and 1997:

                                                                   1996                      1997
                                                          ----------------------    ----------------------
                                                          CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                           AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                          --------    ----------    --------    ----------
                                                                           (IN THOUSANDS)

     Program broadcast rights payable..................   $  7,712     $   7,552    $  8,115     $   7,967
     Other notes payable...............................      1,186         1,186       4,777         4,777
     Senior Secured Notes..............................    135,000       138,375     135,000       153,900
     Discount Notes....................................     97,048        97,750     110,323       130,475
     Senior Preferred Stock............................     58,462        58,462      73,660        73,660
     Junior Preferred Stock............................     47,057        31,711      50,896        37,306
     Initial Warrants..................................      7,826         2,800       6,874           900

     The fair value of program broadcast rights payable and other notes payable were estimated using the discounted cash flow method.

     The fair value of the Discount Notes and Senior Secured Notes was estimated using readily available quoted market prices.

     The fair value of the Senior Preferred Stock approximates carrying value based upon discounting the contractual cash flows including the redemption prepayment premium related to the optional redemption right that the Company intends to exercise, using estimated market discount rates which reflect the interest rate and other risks inherent in the instrument.

     The fair value of the Junior Preferred Stock is estimated using discounted cash flow analyses, based on the interest rate, preferences and other risks inherent in the instrument.

     The fair value of the Initial Warrants as of December 31, 1996 was estimated as 7.5% of the multiple of the broadcast cash flow less interest bearing debt. The fair value of the Initial Warrants as of December 31, 1997 was estimated based on a method of valuation chosen by the Company.

     The fair value of the Contingent Warrants was not estimated because it is management's intention to redeem the Senior Preferred Stock prior to any release of the Contingent Warrants from escrow.

     The above fair value estimates were made at a discrete point in time based on relevant market information and other assumptions about the financial instruments. As no active market exists for a significant portion of the Company's financial instruments, fair value estimates were based on judgments regarding current economic conditions, future expected cash flows, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be calculated with precision. Changes in assumptions could significantly affect these estimates.

(NOTE N) -- YEAR 2000 ISSUE

     The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing an implementation plan to resolve the issue. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     Based on the review of the computer systems, management does not believe the cost of remediation will be material to the Company's financial statements.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE O) -- PENDING ADOPTION OF ACCOUNTING STANDARDS

     The FASB (Financial Accounting Standards Board) has issued two new pronouncements that the Company will be required to adopt for its year ending December 31, 1998. These pronouncements are not expected to have a significant impact on the Company's financial statements.

     FASB Statement No. 130 'Reporting Comprehensive Income' establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that a company (a) classify terms of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company currently has no items of comprehensive income.

     FASB Statement No. 131 'Disclosures about Segments of an Enterprise and Related Information' establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        UNAUDITED FINANCIAL INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                            MARCH 31, 1998
                                                                                  -----------------------------------
                                                                                              (UNAUDITED)
                                                                                    (IN THOUSANDS, EXCEPT SHARE AND
                                                                                            PER SHARE DATA)
                                    ASSETS
Current assets:
     Cash and cash equivalents.................................................                $   3,095
     Receivables
          Trade, net...........................................................                   21,705
          Other................................................................                      875
     Current portion of program broadcast rights...............................                    3,644
     Prepaid expenses..........................................................                    2,199
     Deferred income taxes.....................................................                    1,000
                                                                                             -----------
          Total current assets.................................................                   32,518
                                                                                             -----------
Property and equipment.........................................................                   71,200
                                                                                             -----------
Intangible assets..............................................................                  342,893
                                                                                             -----------
Other assets
     Program broadcast rights, less current portion............................                    1,477
     Deferred loan costs.......................................................                    9,772
     Land held for sale........................................................                      109
     Other.....................................................................                       78
                                                                                             -----------
                                                                                                  11,436
                                                                                             -----------
                                                                                               $ 458,047
                                                                                             -----------
                                                                                             -----------

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Current maturities of notes payable.......................................                $  18,888
     Current program broadcast rights payable..................................                    5,419
     Accounts payable and accrued expenses.....................................                    8,141
     Deferred revenue..........................................................                      681
                                                                                             -----------
          Total current liabilities............................................                   33,129
                                                                                             -----------
Long-term obligations
     Notes and leases payable..................................................                  358,640
     Program broadcast rights payable..........................................                    1,099
     Deferred revenue..........................................................                    3,586
     Deferred income taxes.....................................................                   38,074
                                                                                             -----------
                                                                                                 401,399
                                                                                             -----------
Exchangeable redeemable senior preferred stock.................................                   77,863
                                                                                             -----------
Seller junior discount preferred stock.........................................                   51,904
                                                                                             -----------
Stockholders' deficit:
     Common stock, Class A $0.01 par value, 25,000,000 authorized none issued
       or outstanding..........................................................                     --
     Common stock, Class B $0.01 par value, 25,000,000 authorized, 7,400,000
       issued and outstanding for 1998.........................................                       74
     Additional paid-in capital................................................                  (40,999)
     Accumulated deficit.......................................................                  (64,760)
     Stockholder's note receivable (Note B)....................................                     (563)
                                                                                             -----------
                                                                                                (106,248)
                                                                                             -----------
                                                                                               $ 458,047
                                                                                             -----------
                                                                                             -----------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ---------------------
                                                                                              1997         1998
                                                                                            --------     --------
                                                                                                 (UNAUDITED)
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                             SHARE AND PER SHARE
                                                                                                    DATA)

Net revenues............................................................................    $ 28,078     $ 30,695
                                                                                            --------     --------
Operating expenses:
     Selling, technical and program expenses............................................      14,690       15,400
     General and administrative.........................................................       4,716        5,233
     Depreciation and amortization......................................................       7,747        7,788
     Corporate..........................................................................         696        1,377
                                                                                            --------     --------
                                                                                              27,849       29,798
                                                                                            --------     --------
          Operating income..............................................................         229          897
                                                                                            --------     --------
Financial income (expense):
     Interest expense:
          Cash interest.................................................................      (7,076)      (6,851)
          Other interest................................................................      (3,608)      (4,021)
                                                                                            --------     --------
                                                                                             (10,684)     (10,872)
     Interest income....................................................................          40           34
                                                                                            --------     --------
                                                                                             (10,644)     (10,838)
                                                                                            --------     --------
          (Loss) before income tax benefit..............................................     (10,415)      (9,941)
Income tax benefit......................................................................       3,776        3,810
                                                                                            --------     --------
               Net (loss)...............................................................      (6,639)      (6,131)
Preferred stock dividends and accretion.................................................      (4,376)      (5,210)
                                                                                            --------     --------
Net (loss) applicable to common stock...................................................    $(11,015)    $(11,341)
                                                                                            --------     --------
                                                                                            --------     --------
Basic and diluted (loss) per common share:
     (Loss) per common share............................................................     $(1.57)      $(1.53)
                                                                                             ------       ------
                                                                                             ------       ------
Weighted-average common shares outstanding..............................................    7,030,000    7,400,000
                                                                                            ---------    ---------
                                                                                            ---------    ---------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       THREE MONTHS ENDED MARCH 31, 1998

                                                               ADDITIONAL                   STOCKHOLDER'S
                                                     COMMON     PAID-IN      ACCUMULATED        NOTE
                                                     STOCK      CAPITAL        DEFICIT       RECEIVABLE       TOTAL
                                                     ------    ----------    -----------    ------------    ---------
                                                                               (UNAUDITED)
                                                                              (IN THOUSANDS)

Balance at December 31, 1997......................    $ 70      $(40,192)     $ (54,786)      $ --          $ (94,908)
     Accretion to exchangeable redeemable senior
       preferred stock............................    --          (1,366)        --             --             (1,366)
     Dividends on preferred stock.................    --          --             --             --             (3,843)
     Stock options exercised in exchange for note
       (Note B)...................................       4           559         --               (563)        --
     Net (loss)...................................    --          --             (6,131)        --             (6,131)
                                                     ------    ----------    -----------    ------------    ---------
Balance at March 31, 1998.........................    $ 74      $(40,999)     $ (64,760)      $   (563)     $(106,248)
                                                     ------    ----------    -----------    ------------    ---------
                                                     ------    ----------    -----------    ------------    ---------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  THREE MONTHS
                                                                                                ENDED MARCH 31,
                                                                                               ------------------
                                                                                                1997       1998
                                                                                               -------    -------
                                                                                                  (UNAUDITED)
                                                                                                 (IN THOUSANDS)

Cash flows from operating activities
     Net (loss).............................................................................   $(6,639)   $(6,131)
          Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
               Amortization of program broadcast rights.....................................     1,559      1,698
               Depreciation and amortization................................................     5,290      5,357
               Amortization and write-off of intangibles and deferred loan costs............     2,948      2,924
               Amortization of note discount................................................     3,117      3,543
               Deferred income taxes........................................................    (4,005)    (3,817)
               Other........................................................................       (18)       (83)
          Changes in operating assets and liabilities:
               Receivables..................................................................     3,558      4,153
               Due to sellers...............................................................       (52)     --
               Prepaid expenses and other...................................................      (620)      (540)
               Payments on program broadcast rights payable.................................    (1,422)    (1,752)
               Accounts payable and accrued expenses........................................    (5,597)    (5,081)
               Deferred revenue.............................................................      (189)      (175)
                                                                                               -------    -------
                    Net cash provided by (used in) operating activities.....................    (2,070)        96
                                                                                               -------    -------
Cash flows from investing activities
     Purchase of property and equipment.....................................................      (572)    (2,015)
     Proceeds from sale of equipment........................................................         4         54
     Other..................................................................................        (2)     --
                                                                                               -------    -------
     Net cash (used in) investing activities................................................      (570)    (1,961)
                                                                                               -------    -------
Cash flows from financing activities
     Principal payments on notes payable....................................................      (108)    (2,255)
     Net financing fees incurred by parent..................................................     --         --
     Proceeds from long-term borrowing......................................................     --         4,601
     Payment of debt and preferred stock acquisition costs..................................      (479)       (34)
                                                                                               -------    -------
                    Net cash provided by (used in) financing activities.....................      (587)     2,312
                                                                                               -------    -------
                    Increase (decrease) in cash and cash equivalents........................    (3,227)       447
          Cash and cash equivalents:
               Beginning....................................................................     8,091      2,648
                                                                                               -------    -------
               Ending.......................................................................   $ 4,864    $ 3,095
                                                                                               -------    -------
                                                                                               -------    -------
Supplemental disclosure of cash flow information:
     Cash payments for interest.............................................................   $11,373    $10,785
     Cash payments for income taxes.........................................................       254         15
                                                                                               -------    -------
                                                                                               -------    -------
Supplemental schedule of noncash investing and financing activities:
     Acquisition of program broadcast rights................................................   $   219    $   155
     Notes payable incurred for purchase of equipment.......................................       759        722
     Equipment acquired by barter transactions..............................................        24         80
     Dividends accrued on redeemable preferred stock........................................     3,379      3,843
     Accretion to exchange redeemable senior preferred stock................................       997      1,366
Stock options exercised in exchange for note receivable.....................................     --           563
                                                                                               -------    -------
                                                                                               -------    -------

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(NOTE A) -- NATURE OF BUSINESS AND BASIS OF PRESENTATION

NATURE OF BUSINESS:

     Benedek Communications Corporation (the 'Company') is a holding company with minimal operations other than from its wholly-owned subsidiary, Benedek Broadcasting Corporation ('Benedek Broadcasting'). Benedek Broadcasting owns and operates twenty-three television stations (the 'Stations') located throughout the United States. The operating revenues of the Stations are derived primarily from the sale of advertising time and, to a lesser extent, from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. The Stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.

BASIS OF PRESENTATION:

     The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary, Benedek Broadcasting and its wholly-owned subsidiary, Benedek License Corporation ('BLC'). All significant intercompany items and transactions have been eliminated in consolidation.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the financial position as of March 31, 1998 and the results of operations for the three months ended March 31, 1998 have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1997.

(NOTE B) -- STOCK OPTION AGREEMENTS

     In 1988 and 1995, the Company granted options whereby a key employee could exercise these options to purchase 130,784 shares and 239,216 shares of common stock, Class B, at exercise prices of $1.58 per share and $4.12 per share, respectively, which was the fair market values on the respective grant dates. These options entitled the key employee to shares representing 5% of the outstanding common stock, Class B, of the Company after giving effect to the issuance thereof and before the conversion of the initial or the contingent warrants. The 1988 and 1995 options were exercisable at any time and expire in 1998 and 2004, respectively. As permitted under generally accepted accounting principles, the Company accounts for the options under the provisions of APB Option No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for the grant of the options.

     On January 1, 1998, the Company changed the exercise price for the options to $1.50 per share based upon a method of valuation chosen by the Company. Additionally, on January 1, 1998, the key employee exercised options to purchase 370,000 shares of common stock, Class B, of the Company for an aggregate exercise price of $555,000. The key employee borrowed the funds necessary to pay the exercise price from the Company, which loan is evidenced by a promissory note which bears interest at the rate of 5.93% per annum, is payable as and when such shares are sold and in any event no later than on December 31, 2007, and is included as an addition to paid-in capital.

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(NOTE C) -- PENDING ADOPTION OF ACCOUNTING STANDARDS

     The FASB (Financial Accounting Standards Board) has issued two new pronouncements that the Company will be required to adopt for its year ending December 31, 1998. These pronouncements are not expected to have a significant impact on the Company's financial statements.

     FASB Statement No. 130 'Reporting Comprehensive Income' establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that a company (a) classify terms of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company currently has no items of comprehensive income.

     FASB Statement No. 131 'Disclosures about Segments of an Enterprise and Related Information' establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

_____________________________________      _____________________________________

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Available Information................................      4
Disclosure Regarding Forward-Looking Statements......      4
Certain Definitions..................................      5
Market and Industry Data.............................      6
Summary..............................................      7
Risk Factors.........................................     18
Use of Proceeds......................................     25
Selected Financial Data..............................     26
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................     29
The Exchange Offer...................................     39
Business.............................................     46
Management...........................................     75
Stock Ownership......................................     78
Certain Relationships and Related Transactions.......     78
Description of Indebtedness..........................     79
Description of the Exchangeable Preferred Stock and
  Exchange Debentures................................     81
Description of Capital Stock.........................    114
Certain Federal Income Tax Consequences..............    117
Book-Entry; Delivery and Form........................    124
Plan of Distribution.................................    125
Legal Matters........................................    126
Experts..............................................    126
Index to Financial Statements........................    F-1

  UNTIL        , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

_____________________________________      _____________________________________


                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          11 1/2% SENIOR EXCHANGEABLE
                                PREFERRED STOCK
                                      FOR
                          11 1/2% SENIOR EXCHANGEABLE
                                PREFERRED STOCK
                                       OF

                             BENEDEK COMMUNICATIONS
                                  CORPORATION

                               ------------------
                                   PROSPECTUS
                               ------------------

_____________________________________      _____________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the 'GCL') and by the Certificate of Incorporation of the Registrant. The Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by Section 145 of the GCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and (ii) advance expenses to any and all said persons, and that such indemnification and advances shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation of the Registrant provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the GCL, as amended and supplemented.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers whereby the Registrant will, in general, indemnify such directors and executive officers, to the extent permitted by the Registrant's Certificate of Incorporation or the laws of the State of Delaware, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
   3.1    -- Certificate of Incorporation of Benedek Communications Corporation, as amended, incorporated by reference to Exhibit 3.1 to Benedek Communications Corporation's Registration Statement on Form S-4, File No.
            333-09529, filed on August 2, 1996 (the 'S-4 Registration Statement').
   3.2    -- By-laws of Benedek Communications Corporation, incorporated by reference to Exhibit 3.2 to the S-4
            Registration Statement.
   3.3    -- Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other
            Special Rights of 11 1/2% Senior Exchangeable Preferred Stock and Qualifications, Limitations and
            Restrictions thereof.
   3.4    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
            Series C Junior Discount Preferred Stock and Qualifications, Limitations and Restrictions thereof, incorporated by reference to Exhibit 3.4 to the S-4 Registration Statement.
   4.1    -- Indenture dated as of May 15, 1996 between Benedek Communications Corporation and United States Trust
            Company of New York, relating to the 13 1/4% Senior Subordinated Discount Notes due 2006, incorporated by reference to Exhibit 4.1 to the S-4 Registration Statement.
   4.2    -- Form of 13 1/4% Senior Subordinated Discount Note due 2006 (included in Exhibit 4.1 hereof), incorporated by reference to Exhibit 4.2 to the S-4 Registration Statement.
   4.3    -- Indenture dated as of March 1, 1995 between Benedek Broadcasting Corporation and The Bank of New York,
            relating to the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting Corporation, incorporated by reference to Exhibit 4.3 to the S-4 Registration Statement.
   4.4    -- Form of 11 7/8% Senior Secured Note due 2005 of Benedek Broadcasting Corporation (included in Exhibit 4.3 hereof), incorporated by reference to Exhibit 4.4 to the S-4 Registration Statement.
   4.5    -- First Supplemental Indenture dated as of June 6, 1996 among Benedek Broadcasting Corporation, Benedek
            License Corporation and The Bank of New York, incorporated by reference to Exhibit 4.3 to Benedek
            Broadcasting Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
   4.6    -- Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other
            Special Rights of 11 1/2% Senior Exchangeable Preferred Stock and Qualifications, Limitations and
            Restrictions thereof (filed as Exhibit 3.3 hereof).

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
   4.7    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
            Series C Junior Discount Preferred Stock and Qualifications, Limitations and Restrictions thereof (filed as Exhibit 3.4 hereof), incorporated by reference to Exhibit 4.6 to the S-4 Registration Statement.
   4.8    -- Warrant Agreement dated as of June 5, 1996 between the Registrant and IBJ Schroder Bank & Trust Company with respect to Class A Common Stock of the Registrant, incorporated by reference to Exhibit 4.7 to the
            S-4 Registration Statement.
   4.9    -- Form of Exchange Debenture relating to the 11 1/2% Exchange Debentures which may be issued, under certain circumstances, in exchange for the 11 1/2% Senior Exchangeable Preferred Stock of Benedek Communications
            Corporation.
   5      -- Opinion of Shack & Siegel, P.C., counsel for Benedek Communications Corporation.
   8      -- Opinion of Whitman Breed Abbott & Morgan LLP, tax counsel for Benedek Communications Corporation.
  10.1    -- Purchase Agreement dated as of May 7, 1998 among Benedek Communications Corporation, TD Securities (USA)
            Inc. and BT Alex. Brown Incorporated.
  10.2    -- Exchange and Registration Rights Agreement dated as of May 7, 1998 among Benedek Communications
            Corporation, TD Securities (USA) Inc. and BT Alex. Brown Incorporated with respect to the 11 1/2% Senior
            Exchangeable Preferred Stock of Benedek Communications Corporation.
  10.3    -- Warrant Agreement dated as of June 5, 1996 between Benedek Communications Corporation and IBJ Schroder
            Bank & Trust Company (filed as Exhibit 4.8 hereof), incorporated by reference to Exhibit 10.5 to the S-4
            Registration Statement.
  10.4    -- Common Stock Registration Rights Agreement dated as of June 5, 1996 among Benedek Communications
            Corporation, Goldman, Sachs & Co. and BT Securities Corporation, incorporated by reference to Exhibit 10.7 to the S-4 Registration Statement.
  10.5    -- Amended and Restated Credit Agreement dated as of December 17, 1997 among Benedek Communications
            Corporation, Benedek Broadcasting Corporation, the Lenders listed therein and Bankers Trust Company, as
            Agent, incorporated by reference to Exhibit 10.8 to Benedek Communications Corporation's Annual Report on
            Form 10-K for the fiscal year ended December 31, 1997 (the '1997 10-K').
  10.6    -- Amended and Restated Guaranty dated as of December 17, 1997 by Benedek Communications Corporation in
            favor of Bankers Trust Company, incorporated by reference to Exhibit 10.9 to the 1997 10-K.
  10.7    -- Amended and Restated Guaranty dated as of December 17, 1997 by Benedek License Corporation in favor of
            Bankers Trust Company, incorporated by reference to Exhibit 10.10 to the 1997 10-K.
  10.8    -- Amended and Restated Pledge Agreement dated as of December 17, 1997 between Benedek Communications
            Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.11 to the 1997 10-K.
  10.9    -- Amended and Restated Security Agreement dated as of December 17, 1997 between Benedek Communications
            Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.12 to the 1997 10-K.
  10.10   -- Amended and Restated Accounts Receivable Security Agreement dated as of December 17, 1997 between Benedek
            Broadcasting Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.13 to the 1997
            10-K.
  10.11   -- Amended and Restated Acquired Assets Security Agreement dated as of December 17, 1997 between Benedek
            Broadcasting Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.14 to the 1997
            10-K.
  10.12   -- Amended and Restated Tangible Assets Security Agreement dated as of December 17, 1997 between Benedek
            Broadcasting Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.15 to the 1997
            10-K.
  10.13   -- Amended and Restated Collateral Account Agreement dated as of December 17, 1997 between Benedek
            Communications Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.16 to the
            1997 10-K.
  10.14   -- Master Assignment Agreement dated as of December 17, 1997 among Benedek Communications Corporation,
            Benedek Broadcasting Corporation, Canadian Imperial Bank of Commerce, New York Agency, and the Financial
            Institutions listed therein, incorporated by reference to Exhibit 10.17 to the 1997 10-K.
  10.15   -- Form of Indemnity Agreement between Benedek Communications Corporation and each of its executive officers and directors, incorporated by reference to Exhibit 10.14 to the S-4 Registration Statement.

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
  10.16   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and A. Richard
            Benedek, incorporated by reference to Exhibit 10.16 to the S-4 Registration Statement.
  10.17   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and K. James
            Yager, incorporated by reference to Exhibit 10.17 to the S-4 Registration Statement.
  10.18   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and Ronald L.
            Lindwall, incorporated by reference to Exhibit 10.19 to the S-4 Registration Statement.
  10.19   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and Terrance F.
            Hurley, incorporated by reference to Exhibit 10.20 to the S-4 Registration Statement.
  12      -- Statement of computation of ratio of earnings to fixed charges.
  21      -- Subsidiaries of Benedek Communications Corporation.
  23.1    -- Consent of Shack & Siegel, P.C. (included in Exhibit 5 hereof).
  23.2    -- Consent of McGladrey & Pullen, LLP.
  23.3    -- Consent of Whitman Breed Abbott & Morgan LLP (included in Exhibit 8 hereof).
  24.1    -- Power of Attorney of Benedek Communications Corporation (included on page II-5 hereof).
  99.1    -- Form of Letter of Transmittal relating to the 11 1/2% Senior Exchangeable Preferred Stock.
  99.2    -- Form of Notice of Guaranteed Delivery relating to the 11 1/2% Senior Exchangeable Preferred Stock.
  99.3    -- Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the
            11 1/2% Senior Exchangeable Preferred Stock.
  99.4    -- Form of Letter to Clients relating to the 11 1/2% Senior Exchangeable Preferred Stock.

     (b) Financial Statement Schedules:

     The following consolidated financial statement schedule is included in Part II of this Registration Statement and should be read in conjunction with the consolidated financial statements and notes thereto:

           Independent Auditors Report
           Schedule II -- Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (g)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 9, 1998.

                                          BENEDEK COMMUNICATIONS CORPORATION
                                          (Registrant)

                                          By: ______/s/ RONALD L. LINDWALL______
                                                    RONALD L. LINDWALL,
                                            SENIOR VICE PRESIDENT-FINANCE, CHIEF
                                              FINANCIAL OFFICER AND TREASURER

                               POWER OF ATTORNEY

     Each person whose signature to this Registration Statement appears below hereby appoints K. James Yager and Ronald L. Lindwall, and each of them acting singly, as his attorney-in-fact to sign in his behalf individually and in the capacity as stated below and to file all amendments and post-effective amendments to the Registration Statement, which amendment or amendments may make such changes and additions to the Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                         TITLE                              DATE
------------------------------------------  ---------------------------------------------   -------------------

          /s/ A. RICHARD BENEDEK            Chairman, Chief Executive Officer (Principal       June 9, 1998
------------------------------------------    Executive Officer) and Director
            A. RICHARD BENEDEK

            /s/ K. JAMES YAGER              President, Chief Operating Officer and             June 9, 1998
------------------------------------------    Director
              K. JAMES YAGER

          /s/ RONALD L. LINDWALL            Senior Vice President-Finance, Chief               June 9, 1998
------------------------------------------    Financial Officer, Treasurer (Principal
            RONALD L. LINDWALL                Financial and Principal Accounting Officer)
                                              and Director

             /s/ JAY KRIEGEL                Director                                           June 9, 1998
------------------------------------------
               JAY KRIEGEL

           /s/ PAUL S. GOODMAN              Director                                           June 9, 1998
------------------------------------------
             PAUL S. GOODMAN

              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

Independent Auditors Report................................................................................   S-2
Schedule II -- Valuation and Qualifying Accounts...........................................................   S-3

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Benedek Communications Corporation and Subsidiaries
Rockford, Illinois

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and are not a part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ McGLADREY & PULLEN, LLP

Rockford, Illinois
February 7, 1998

                                                                     SCHEDULE II

              BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                 ADDITIONS
                                                    BALANCE AT     BALANCES      CHARGED TO                    BALANCE AT
                                                    BEGINNING     ACQUIRED IN    COSTS AND      DEDUCTIONS       END OF
                                                    OF PERIOD     ACQUISITIONS    EXPENSES     DESCRIBED(1)      PERIOD
                                                    ----------    -----------    ----------    ------------    ----------

Deducted from asset account -- allowance for
  doubtful accounts:
     Year ended December 31, 1995................    $ 100,268      $--           $201,382       $ 52,627       $ 249,023
     Year ended December 31, 1996................      249,023       86,458        403,843        255,804         483,519
     Year ended December 31, 1997................      483,519       --            231,479        243,347         471,652

------------

(1) Uncollectible accounts written off, net of recoveries

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------

   3.1    -- Certificate of Incorporation of Benedek Communications Corporation, as amended, incorporated by reference to Exhibit 3.1 to Benedek Communications Corporation's Registration Statement on Form S-4, File No.
            333-09529, filed on August 2, 1996 (the 'S-4 Registration Statement').
   3.2    -- By-laws of Benedek Communications Corporation, incorporated by reference to Exhibit 3.2 to the S-4
            Registration Statement.
   3.3    -- Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other
            Special Rights of 11 1/2% Senior Exchangeable Preferred Stock and Qualifications, Limitations and
            Restrictions thereof.
   3.4    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
            Series C Junior Discount Preferred Stock and Qualifications, Limitations and Restrictions thereof, incorporated by reference to Exhibit 3.4 to the S-4 Registration Statement.
   4.1    -- Indenture dated as of May 15, 1996 between Benedek Communications Corporation and United States Trust
            Company of New York, relating to the 13 1/4% Senior Subordinated Discount Notes due 2006, incorporated by reference to Exhibit 4.1 to the S-4 Registration Statement.
   4.2    -- Form of 13 1/4% Senior Subordinated Discount Note due 2006 (included in Exhibit 4.1 hereof), incorporated by reference to Exhibit 4.2 to the S-4 Registration Statement.
   4.3    -- Indenture dated as of March 1, 1995 between Benedek Broadcasting Corporation and The Bank of New York,
            relating to the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting Corporation, incorporated by reference to Exhibit 4.3 to the S-4 Registration Statement.
   4.4    -- Form of 11 7/8% Senior Secured Note due 2005 of Benedek Broadcasting Corporation (included in Exhibit 4.3 hereof), incorporated by reference to Exhibit 4.4 to the S-4 Registration Statement.
   4.5    -- First Supplemental Indenture dated as of June 6, 1996 among Benedek Broadcasting Corporation, Benedek
            License Corporation and The Bank of New York, incorporated by reference to Exhibit 4.3 to Benedek
            Broadcasting Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
   4.6    -- Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other
            Special Rights of 11 1/2% Senior Exchangeable Preferred Stock and Qualifications, Limitations and
            Restrictions thereof (filed as Exhibit 3.3 hereof).
   4.7    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
            Series C Junior Discount Preferred Stock and Qualifications, Limitations and Restrictions thereof (filed as Exhibit 3.4 hereof), incorporated by reference to Exhibit 4.6 to the S-4 Registration Statement.
   4.8    -- Warrant Agreement dated as of June 5, 1996 between the Registrant and IBJ Schroder Bank & Trust Company with respect to Class A Common Stock of the Registrant, incorporated by reference to Exhibit 4.7 to the
            S-4 Registration Statement.
   4.9    -- Form of Exchange Debenture relating to the 11 1/2% Exchange Debentures which may be issued, under certain circumstances, in exchange for the 11 1/2% Senior Exchangeable Preferred Stock of Benedek Communications
            Corporation.
   5      -- Opinion of Shack & Siegel, P.C., counsel for Benedek Communications Corporation.
   8      -- Opinion of Whitman Breed Abbott & Morgan LLP, tax counsel for Benedek Communications Corporation.
  10.1    -- Purchase Agreement dated as of May 7, 1998 among Benedek Communications Corporation, TD Securities (USA)
            Inc. and BT Alex. Brown Incorporated.
  10.2    -- Exchange and Registration Rights Agreement dated as of May 7, 1998 among Benedek Communications
            Corporation, TD Securities (USA) Inc. and BT Alex. Brown Incorporated with respect to the 11 1/2% Senior
            Exchangeable Preferred Stock of Benedek Communications Corporation.
  10.3    -- Warrant Agreement dated as of June 5, 1996 between Benedek Communications Corporation and IBJ Schroder
            Bank & Trust Company (filed as Exhibit 4.8 hereof), incorporated by reference to Exhibit 10.5 to the S-4
            Registration Statement.
  10.4    -- Common Stock Registration Rights Agreement dated as of June 5, 1996 among Benedek Communications
            Corporation, Goldman, Sachs & Co. and BT Securities Corporation, incorporated by reference to Exhibit 10.7 to the S-4 Registration Statement.
  10.5    -- Amended and Restated Credit Agreement dated as of December 17, 1997 among Benedek Communications
            Corporation, Benedek Broadcasting Corporation, the Lenders listed therein and Bankers Trust Company, as
            Agent, incorporated by reference to Exhibit 10.8 to Benedek Communications Corporation's Annual Report on
            Form 10-K for the fiscal year ended December 31, 1997 (the '1997 10-K').
  10.6    -- Amended and Restated Guaranty dated as of December 17, 1997 by Benedek Communications Corporation in
            favor of Bankers Trust Company, incorporated by reference to Exhibit 10.9 to the 1997 10-K.

EXHIBIT
  NO.                                                     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
  10.7    -- Amended and Restated Guaranty dated as of December 17, 1997 by Benedek License Corporation in favor of
            Bankers Trust Company, incorporated by reference to Exhibit 10.10 to the 1997 10-K.
  10.8    -- Amended and Restated Pledge Agreement dated as of December 17, 1997 between Benedek Communications
            Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.11 to the 1997 10-K.
  10.9    -- Amended and Restated Security Agreement dated as of December 17, 1997 between Benedek Communications
            Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.12 to the 1997 10-K.
  10.10   -- Amended and Restated Accounts Receivable Security Agreement dated as of December 17, 1997 between Benedek
            Broadcasting Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.13 to the 1997
            10-K.
  10.11   -- Amended and Restated Acquired Assets Security Agreement dated as of December 17, 1997 between Benedek
            Broadcasting Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.14 to the 1997
            10-K.
  10.12   -- Amended and Restated Tangible Assets Security Agreement dated as of December 17, 1997 between Benedek
            Broadcasting Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.15 to the 1997
            10-K.
  10.13   -- Amended and Restated Collateral Account Agreement dated as of December 17, 1997 between Benedek
            Communications Corporation and Bankers Trust Company, incorporated by reference to Exhibit 10.16 to the
            1997 10-K.
  10.14   -- Master Assignment Agreement dated as of December 17, 1997 among Benedek Communications Corporation,
            Benedek Broadcasting Corporation, Canadian Imperial Bank of Commerce, New York Agency, and the Financial
            Institutions listed therein, incorporated by reference to Exhibit 10.17 to the 1997 10-K.
  10.15   -- Form of Indemnity Agreement between Benedek Communications Corporation and each of its executive officers and directors, incorporated by reference to Exhibit 10.14 to the S-4 Registration Statement.
  10.16   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and A. Richard
            Benedek, incorporated by reference to Exhibit 10.16 to the S-4 Registration Statement.
  10.17   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and K. James
            Yager, incorporated by reference to Exhibit 10.17 to the S-4 Registration Statement.
  10.18   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and Ronald L.
            Lindwall, incorporated by reference to Exhibit 10.19 to the S-4 Registration Statement.
  10.19   -- Employment Agreement dated as of June 6, 1996 between Benedek Broadcasting Corporation and Terrance F.
            Hurley, incorporated by reference to Exhibit 10.20 to the S-4 Registration Statement.
  12      -- Statement of computation of ratio of earnings to fixed charges.
  21      -- Subsidiaries of Benedek Communications Corporation.
  23.1    -- Consent of Shack & Siegel, P.C. (included in Exhibit 5 hereof).
  23.2    -- Consent of McGladrey & Pullen, LLP.
  23.3    -- Consent of Whitman Breed Abbott & Morgan LLP (included in Exhibit 8 hereof).
  24.1    -- Power of Attorney of Benedek Communications Corporation (included on page II-5 hereof).
  99.1    -- Form of Letter of Transmittal relating to the 11 1/2% Senior Exchangeable Preferred Stock.
  99.2    -- Form of Notice of Guaranteed Delivery relating to the 11 1/2% Senior Exchangeable Preferred Stock.
  99.3    -- Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the
            11 1/2% Senior Exchangeable Preferred Stock.
  99.4    -- Form of Letter to Clients relating to the 11 1/2% Senior Exchangeable Preferred Stock.